     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 10, 1998

                                                      REGISTRATION NO. 333-47289
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            DEL MONTE FOODS COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


            DELAWARE                           6719                          13-3542950
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER IDENTIFICATION
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)                  NO.)


                                   ONE MARKET
                            SAN FRANCISCO, CA 94105
                                 (415) 247-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                               WILLIAM R. SAWYERS
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                            DEL MONTE FOODS COMPANY
                                   ONE MARKET
                            SAN FRANCISCO, CA 94105
                                 (415) 247-3000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                          COPIES OF CORRESPONDENCE TO:

                             GREGG F. VIGNOS, ESQ.
                             THERESA G. MORAN, ESQ.
                         PILLSBURY MADISON & SUTRO LLP
                             235 MONTGOMERY STREET
                        SAN FRANCISCO, CALIFORNIA 94104
                                 (415) 983-1000
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JULY 10, 1998


PROSPECTUS
                       OFFER TO EXCHANGE ALL OUTSTANDING
                     12 1/2% SENIOR DISCOUNT NOTES DUE 2007
                                      FOR
                SERIES B 12 1/2% SENIOR DISCOUNT NOTES DUE 2007
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                                       OF

                            DEL MONTE FOODS COMPANY
                                                                [DEL MONTE LOGO]

                            ------------------------


     Del Monte Foods Company, a Delaware corporation ("DMFC" and, together with its subsidiaries, the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," and together with this Prospectus, the "Exchange Offer"), to exchange its Series B 12 1/2% Senior Discount Notes Due 2007 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus is a part, for the outstanding
12 1/2% Senior Discount Notes Due 2007 (the "Initial Notes" and, together with the Exchange Notes, the "Notes") of DMFC.



     The Notes will be general, senior, unsecured obligations of DMFC. DMFC is a holding company with substantially all of its assets consisting of the stock of Del Monte Corporation, a New York corporation and wholly owned subsidiary of DMFC ("DMC") and, therefore, the Notes will be effectively subordinated to all outstanding indebtedness and other liabilities, including trade payables, of DMFC's subsidiaries. As of March 31, 1998, after giving effect to the Contadina Acquisition (as defined herein) and related financings, the Company had approximately $1.2 billion of indebtedness and other liabilities, including trade payables, outstanding, of which $1.1 billion was indebtedness and other liabilities, including trade payables, of DMC. The Company has not issued, and currently does not have any firm or pending arrangements or agreements to issue, any significant additional indebtedness to which the Notes would either be ranked pari passu in right of payment or be senior. The Indenture contains covenants limiting the incurrence of additional Indebtedness (as defined herein), other than Permitted Indebtedness (as defined herein), by DMFC and its Restricted Subsidiaries (as defined herein), except if no Default or Event of Default would occur or be continuing at the time of or as a result of such incurrence and after occurrence of such Indebtedness the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 1:75 to 1:0. See "Description of the Notes -- Certain Covenants."



     DMFC will accept for exchange any and all Initial Notes that are validly tendered on or prior to 12:00 midnight, New York City time, on the date the
Exchange Offer expires, which will be             , 1998, unless the Exchange
Offer is extended (the "Expiration Date"). The exchange of Exchange Notes for the Initial Notes will be made as soon as practicable after the close of the Exchange Offer. DMFC will accept for exchange all Initial Notes tendered and not validly withdrawn pursuant to the Exchange Offer and will deliver to the Trustee (as defined herein) for cancellation all Initial Notes so accepted for exchange. DMFC shall cause the Trustee to authenticate and deliver to each holder of the Initial Notes the Exchange Notes equal in principal amount to the Initial Notes of such holder so accepted for exchange. The Exchange Offer is not conditioned upon any minimum principal amount of Initial Notes being tendered for exchange. See "The Exchange Offer." DMFC has agreed to pay the expenses of the Exchange Offer.


                                                        (Continued on next page)


     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL DMFC ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF INITIAL NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.


     SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE EXCHANGE NOTES.

                            ------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS             , 1998

(Continued from cover page)


     The Exchange Notes will be obligations of DMFC issued pursuant to the Indenture (as defined herein) under which the Initial Notes were issued. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Initial Notes except that the Exchange Notes will not contain terms with respect to transfer restrictions and the Exchange Notes have been registered under the Securities Act. See "The Exchange Offer."



     The Exchange Notes will have original issue discount ("OID"), and U.S. holders of the Exchange Notes (including cash basis holders) will be required to include such OID in income as interest income on a constant yield basis, generally in advance of the receipt of the cash payments to which such income is attributable and generally in increasing amounts until December 15, 2002. Any amount of OID included will increase a holder's tax basis in the Exchange Notes. See "Certain U.S. Federal Income Tax Considerations."



     The Exchange Notes will mature on December 15, 2007, unless previously redeemed. Interest payable in cash will not commence to accrue on the Notes prior to December 15, 2002. Commencing June 15, 2003, interest on the Notes will be payable in cash semi-annually in arrears on June 15 and December 15 at a rate of 12 1/2% per annum. The Notes will be redeemable, in whole or in part, at the option of the Company on or after December 15, 2002, at the redemption prices set forth herein. In addition, prior to December 15, 2000, the Company, at its option, may redeem up to 35% of the aggregate principal amount at maturity of the Notes originally issued with the Cash Net Proceeds (as defined herein) of one or more Public Equity Offerings (as defined herein), if any, on the date of redemption; provided that at least 65% of the aggregate principal amount at maturity of Notes originally issued remains outstanding immediately after any such redemption. The Company has recently filed a registration statement with the Securities and Exchange Commission relating to the public sale of its common stock (the "Offering") and intends to use part of the proceeds thereof to redeem a portion of the Exchange Notes. See "Capital Stock of DMFC."



     Upon a Change of Control (as defined herein), (i) the Company will have the option, at any time prior to December 15, 2002, to redeem the Notes, in whole, but not in part, at a redemption price equal to 101% of the Accreted Value thereof plus the Applicable Premium (as defined herein), together with Liquidated Damages (as defined herein), if any, to the date of redemption and
(ii) if the Company does not so redeem the Notes or if such Change of Control occurs after December 15, 2002, each holder of the Notes will have the right to require the Company to repurchase such holder's Notes at a price equal to 101% of the Accreted Value plus accrued interest and Liquidated Damages, if any. In addition, in certain circumstances, the Company would be obligated to offer to repurchase the Notes at 100% of the Accreted Value plus accrued interest and Liquidated Damages, if any, in the event of certain Asset Sales (as defined herein). See "Description of the Notes -- Change of Control." Except with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Exchange Notes to require that the Company repurchase the Exchange Notes in the event of a takeover, recapitalization or similar transaction. DMFC's ability to make interest and principal payments on the Notes is dependent upon the receipt of sufficient funds from its subsidiaries. There can be no assurance that the Company will have sufficient funds necessary to repurchase the Notes.



     The Exchange Notes are being offered hereunder to satisfy certain obligations of DMFC contained in the Registration Agreement (as defined herein). Based on existing interpretations of the Securities Act by the staff of the Securities and Exchange Commission ("Commission") set forth in several no-action letters to third parties, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available May 13, 1988), Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993) (collectively, the "Exchange Offer No-Action Letters"), and subject to the immediately following sentence, DMFC believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of the Initial Notes who is an "affiliate" (as defined in Rule 405 under the Securities Act) of DMFC or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretation by the staff of the Commission set forth in the above mentioned no-action letters, (ii) will not be able to tender its Initial Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Initial Notes unless such sale or transfer is made pursuant to an exemption from such requirements.


     Each holder of the Initial Notes (other than certain specified holders) who wishes to exchange the Initial Notes for Exchange Notes in the Exchange Offer is required to represent to DMFC that (i) it is not an affiliate (as defined in Rule 405 under the Securities Act) of DMFC, (ii) any Exchange Notes to be received by it were acquired in the ordinary course of its business, (iii) it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and (iv) such holder is not engaged in and does not intend to engage in a distribution of the Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. DMFC has agreed that, starting on the Expiration Date and ending on the close of business on the 180th day following the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "The Exchange Offer" and "Plan of Distribution."


     Until             , 1998 all dealers effecting transactions in the
registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

     The Initial Notes and the Exchange Notes constitute new issues of securities with no established public trading market. The Initial Notes, however, have traded on the National Association of Securities Dealers, Inc.'s PORTAL Market. Any Initial Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Initial Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, and tendered but unaccepted, Initial Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Initial Notes will continue to be subject to the existing restrictions on transfer thereof and DMFC will have no further obligation to such holders to provide for the registration under the Securities Act of the Initial Notes except under certain limited circumstances. See "The Exchange Offer." No assurance can be given as to the liquidity of the trading market for either the Initial Notes or the Exchange Notes.

     DMFC will not receive any proceeds from this offering, and no underwriter is being utilized in connection with the Exchange Offer. See "Use of Proceeds."

     Under the terms of the Indenture under which the Initial Notes were issued, and under which the Exchange Notes are to be issued, the Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Notes remain outstanding, it will furnish to the holders of the Notes and file with the Commission all reports and other information as it would be required to file with the Commission by Section 13(a) or 15(d) under the Exchange Act if it were subject thereto.


     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM THE GENERAL COUNSEL AT ONE MARKET, SAN FRANCISCO, CALIFORNIA 94105, (415) 247-3000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER.

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                            ------------------------

     Del Monte(R) and Contadina(R) are the principal registered trademarks of the Company. The Company's other trademarks include Fruit Cup(R), FreshCut(TM), Snack Cups(R), Fruit Naturals(R), Orchard Select(R), Fruit Smoothie Blenders(TM) and Del Monte Lite(R).
                            ------------------------

                           FORWARD-LOOKING STATEMENTS

     Certain statements in this Prospectus under the captions "Prospectus Summary," "Risk Factors," "Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performances or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: general economic and business conditions; weather conditions; crop yields; industry trends; competition; raw material costs and availability; the loss of significant customers; changes in business strategy or development plans; availability, terms and deployment of capital; Year 2000 compliance; changes in, or the failure or inability to comply with, governmental regulations, including, without limitation, environmental regulations; industry trends and capacity and other factors referenced in this Prospectus. See "Risk Factors." These forward-looking statements speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to the Company and the Exchange Offer, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits thereto, and the reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Regional Offices of the Commission at 7 World Trade Center, 14th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus ("Prospectus"). Unless the context otherwise requires, "DMFC" means Del Monte Foods Company, the issuer of the Notes, and the parent of DMC, "DMC" means Del Monte Corporation, and, unless stated otherwise or the context otherwise requires, the "Company" or "Del Monte" means DMFC and DMC, together with their direct and indirect subsidiaries. References herein to fiscal years and quarters are to the Company's fiscal year (which ends on June 30) and related fiscal quarters (which end on the last Sunday of September, December and March). Unless otherwise indicated, references herein to U.S. market share data are to case volume sold through retail grocery stores (excluding warehouse clubs and supermarkets) with at least $2 million in sales and are based upon data provided to the Company by A.C. Nielsen Company ("ACNielsen"), an independent market research firm. Such data is made publicly available by ACNielsen at prescribed rates. Market share data for canned vegetables and solid tomato products include only those categories in which the Company competes. Such data for canned fruit include those categories in which the Company competes other than the "specialty" category, which has been an insignificant portion of the Company's operations. References to the "Contadina Acquisition" are to the Company's acquisition of certain assets comprising Nestle USA, Inc.'s ("Nestle") U.S. business of manufacturing and marketing certain canned tomato products ("Contadina"). Market share data for canned solid tomato products is pro forma for both Del Monte and Contadina sales.


                                  THE COMPANY

GENERAL


     The Company, a branded marketer of premium quality, nutritious food products, is the largest producer and distributor of canned vegetables and canned fruit in the United States, with pro forma net sales of $1.1 billion and $1.4 billion for the nine months ended March 31, 1998 and the fiscal year ended June 30, 1997, respectively. Management believes that the Company's principal brand, Del Monte, which has been in existence since 1892, has the highest unaided brand awareness of any canned food brand in the United States. Del Monte brand products are found in substantially all national grocery chains and independent grocery stores throughout the United States. As the brand leader in three major processed food categories (canned vegetables, fruit and solid tomato products), the Company has a full-line, multi-category presence that management believes provides it with a substantial competitive advantage in selling to the retail grocery industry. The Contadina Acquisition contributes another established brand and positions the Company as the branded market leader in the high margin canned solid tomato products category and establishes a strong presence for the Company in the branded paste-based tomato products category. See "Business -- Company Products."



     The Company sells its products to national grocery chains and wholesalers through a nationwide sales network consisting primarily of independent food brokers. The Company's direct sales force also sells to warehouse club stores, selected mass merchandisers, such as Wal-Mart and Kmart, and larger mass merchandising outlets that include full grocery sections, such as Wal-Mart Supercenters and Kmart's SuperKs. In addition, the Company sells its products to the foodservice industry, food processors and the military through different independent food brokers. The Company also exports a small percentage of its products to certain foreign countries directly and through independent exporters based in the United States. See "Business -- Sales, Marketing and Distribution."



     The Company operates 15 production facilities in California, the Midwest, Washington and Texas, as well as six strategically located distribution centers. The Company has over 2,500 contracts to purchase vegetables and fruit from individual growers and cooperatives located in various geographic regions of the United States, principally California, the Midwest, the Northwest and Texas. This diversity of sourcing helps insulate the Company from localized disruptions during the growing season, such as weather conditions, that can affect the price and supply of vegetables, fruit and tomatoes. See "Business -- Supply and Production.".

     In April 1997, the Company completed a recapitalization as a result of which Texas Pacific Group, a private investment group, obtained a controlling interest in the Company. Under a new senior management team introduced in connection with the Recapitalization (as defined herein), the Company began implementing a new business strategy designed to increase sales and improve operating margins by: (i) increasing market share and distribution of high margin value-added products; (ii) introducing product and packaging innovations;
(iii) increasing penetration of high growth distribution channels, such as supercenters and warehouse clubs; (iv) achieving cost savings through investments in new and upgraded production equipment and plant consolidations; and (v) completing strategic acquisitions.


COMPETITIVE STRENGTHS


     Management believes that the following elements contribute to the Company's position as a leading branded producer, marketer and distributor of canned vegetables, fruit and tomato products in the United States and provide a solid foundation for the Company's business strategy.



- STRONG BRAND NAME RECOGNITION AND LEADING MARKET SHARES -- The Del Monte brand name, which has been in existence since 1892, is one of the leading brand names in the food industry. Based on the ability of consumers to name the Del Monte brand when asked to identify companies that manufacture canned foods, management believes that the Del Monte brand has the highest unaided brand awareness of any canned food brand in the United States. The Company recently acquired the Contadina brand, an established national brand with a strong reputation for quality. For the 52 weeks ended March 28, 1998, the Company's 19.5% market share of canned vegetables was larger than the combined market shares of the Company's two largest branded competitors, and its 41.9% market share of canned fruit was larger than the combined market shares of all other branded competitors. The Company, including its Contadina business, had a pro forma 16.3% market share in the high margin solid segment of the canned tomato market for the 52 weeks ended March 28, 1998. See "Business -- Company Products."



                                                     MARKET SHARE FOR THE 52 WEEKS ENDED
                                                                MARCH 28, 1998
                                            ------------------------------------------------------
                                              MARKET                      NEXT LEADING BRANDED
                 CATEGORY                   POSITION(A)   PERCENTAGE   COMPETITOR'S PERCENTAGE(A)
                 --------                   -----------   ----------   ---------------------------
Canned vegetables.........................      #1           19.5%     13.2% (Green Giant)
Canned fruit..............................      #1           41.9%     11.4% (Libby's)
Canned solid tomato products(b)...........      #1           16.3%     11.2% (Hunt's)


---------------

(a) Excludes private label.

(b) Pro forma to include Contadina sales.


- TECHNICAL EXPERTISE AND LOW COST PRODUCTION ADVANTAGES -- The Company has significant experience in developing new products and packaging alternatives and in engineering efficient food processing operations. These capabilities are leveragable across many food categories. The Company has developed proprietary vegetable seed varieties, which increase harvest and cannery recoveries and improve flavor and quality. The Company benefits from many long-term relationships with experienced, geographically diverse growers who work with the Company to maximize yields of raw product. These relationships also help to ensure a consistent supply of raw product. As a result of its technical expertise, proprietary seed varieties and raw product sourcing diversity, as well as its modern processing equipment and labeling, packaging, warehousing and distribution efficiencies, management believes that the Company is one of the lowest cost producers of canned vegetables, fruit and tomatoes in the United States. See "Business -- Company Products" and "Business -- Supply and Production."


- PREFERRED SUPPLIER STATUS -- Competitive pressures in the retail food industry are causing many retailers to prefer large suppliers such as the Company that are able to provide consumer-favored brands, full product lines and sophisticated inventory and category management programs. Del Monte anticipated this trend and has developed proprietary software tools to assist its customers and promote sales of its products. Del Monte's proprietary category management system is designed to address retailers' efforts to maximize profitability of shelf space dedicated to canned food categories. A substantial majority of the Company's customers that have employed Del Monte's category management system have increased the relative amount of shelf space dedicated to the Company's products as compared to competing products. The Company's proprietary vendor-managed inventory software allows Del Monte to manage directly its customers' inventories of the Company's products. This inventory management software is designed to reduce customers' overhead costs and to enable them to achieve lower average inventory levels while enhancing the Company's opportunities to sell its products. Retailers also rely on Del Monte's in-depth knowledge as the leading branded marketer in the canned fruit, vegetable and tomato categories, and they seek the Company's advice on marketing and promoting these categories. Finally, Del Monte has strong, well-developed relationships with all major participants in the retail grocery trade. The Company believes that these relationships will become increasingly important as consolidation among grocery retailers continues. The Company is seeking to use its category knowledge, customer relationships and software tools, along with its multi-category product line that can readily be ordered and shipped on a full truck-load basis, in order to become the preferred supplier in its product categories. See "Business -- Sales, Marketing and Distribution."



- EXTENSIVE NATIONAL SALES AND DISTRIBUTION SYSTEM -- The Company's extensive sales and distribution network is responsible for the distribution of finished goods to over 2,400 customer destinations nationwide. This network enables the Company to compete with other national brands and regional competitors, and to introduce new products on a regional or national basis. The Company operates six strategically located distribution centers offering customers a variety of services, including electronic data interchange and direct store shipments. Management believes that the Company's distribution system makes an important contribution to the Company's success and provides the Company with a competitive advantage over regional and private label competitors. See "Business -- Sales, Marketing and Distribution."



- EXPERIENCED MANAGEMENT TEAM -- Richard G. Wolford and Wesley J. Smith, the Company's Chief Executive Officer and Chief Operating Officer, respectively, are veteran senior managers with extensive food industry experience. Mr. Wolford has 30 years of experience in the food industry, 20 of which were with Dole. He was president of Dole Packaged Foods from 1982 to 1987, and during Mr. Wolford's tenure at Dole, Dole experienced increased profitability, sales volume and market share. Mr. Wolford played a key role in redefining the Dole brand and expanding the range of products sold under the brand. From 1988 to 1996, he was Chief Executive Officer of HK Acquisition Corp. where he developed food industry investments with venture capital investors and managed the investor-owned companies. Mr. Smith has 25 years of experience in the food industry, 23 of which were at Dole, where he oversaw the building of Dole's domestic fresh pineapple business and the restructuring of Dole's sizable Hawaiian operations. In addition, Mr. Smith was responsible for establishing Dole's juice business with minimal capital investment. See "Management."


BUSINESS STRATEGY

     Following the consummation of the Recapitalization in 1997, the Company implemented a new business strategy designed to increase sales and improve operating margins. The key elements of this new business strategy are discussed below.

- LEVERAGE BRAND EQUITY TO INCREASE SALES AND MARKET SHARE OF HIGH MARGIN PRODUCTS -- The Company plans to leverage the Del Monte and Contadina brand names and its strong relationships with customers to increase sales of its existing product lines, focusing specifically on high margin products, such as its specialty fruits and vegetables, diced tomatoes and its Fruit Cup line, where the Company has historically had either low market share or low household penetration relative to its overall category position.

- FOCUS ON CONSUMPTION-DRIVEN MARKETING STRATEGY -- To enhance its ability to leverage its brand equity, the Company has refocused its marketing efforts and promotional strategy. To leverage its brand strength, the Company has increased consumer-targeted marketing programs, primarily through the distribution of free-standing coupon inserts, and has established clearly differentiated product positioning that emphasizes the Company's premium quality. The Company increased spending on consumer promotions from $12 million in fiscal 1996 to $46 million in fiscal 1997 and anticipates that its consumer spending in fiscal

  1998 and 1999 will be generally consistent with levels of consumer spending in fiscal 1997. The Company has also improved the effectiveness of its trade promotion strategy. The Company has implemented performance-based programs under which trade spending, which consists of the costs of promotional activities with grocery chains and other customers, such as special displays, discounts and advertisements, is managed based on retailers' sales of the Company's products to consumers rather than on purchases from the Company. The Company believes that this performance-based strategy, coupled with the Company's category management capabilities, will continue to increase sales and reduce costs.



- IMPROVE PROFITABILITY THROUGH NEW PRODUCTS AND PACKAGING -- The Company is emphasizing new higher margin products and line extensions designed to leverage the Company's presence in its current product categories and to capitalize on its food technology expertise. The Company has successfully introduced flavored diced tomatoes, two lines of flavored canned fruit, Orchard Select, a premium fruit product packaged in glass, and Fruit Smoothie Blenders, a flavored fruit drink. These products extend the Company's traditional product lines and appeal to consumers' demands for high quality, convenient and nutritious food products. The Company is evaluating introductions of other new products packaged in glass and plastic to further expand its presence in the market beyond the processed food aisle.



- INCREASE PENETRATION OF HIGH-GROWTH DISTRIBUTION CHANNELS -- Changes in the retail grocery environment have resulted in substantial growth of alternative retailers such as warehouse clubs, mass merchandisers and supercenters. The Company believes it is well-positioned to benefit from these changes because these vendors generally seek leading brand name products that generate high inventory turnover. In addition, vendors in this category generally are attracted to large, technologically sophisticated suppliers such as the Company that have the ability to meet their stringent inventory and shelf management requirements. Based on internal estimates and the broad range of products supplied by the Company to such retailers, the Company believes it is currently the leading supplier of canned vegetables and fruit to Wal-Mart's Sam's Club, and is a major supplier to PriceCostco. Based on such estimates, the Company also believes it is currently the leading supplier of canned vegetables, fruit and solid tomato products as a group to Wal-Mart Supercenters.



- IMPLEMENT FURTHER COST SAVINGS -- The Company is aggressively pursuing cost reduction opportunities, which have already contributed to an increase in Adjusted EBITDA margins (excluding the results of Divested Operations (as defined below)) from 6.9% in 1995 to 10.2% in 1997 and 10.0% for the nine months ended March 31, 1998. Management's strategy is to improve profitability through the implementation of capital projects that offer rapid returns on investment, and through plant consolidations and increased operating efficiencies. The Company has announced plans to consolidate, over the next three fiscal years, six existing fruit and tomato operations in California into four facilities, including one large state-of-the-art facility acquired as part of the Contadina Acquisition. The Company continually evaluates its production facilities and believes that further consolidations may be warranted in the future. In addition, the Company plans to continue to invest in new, state-of-the-art production equipment to increase production efficiencies and strengthen its position as a low cost producer.



- COMPLETE STRATEGIC ACQUISITIONS -- The Company will pursue strategic acquisitions when there are opportunities to leverage the Company's key strengths in product development, food processing, marketing, sales and distribution. In evaluating potential acquisition candidates, the Company seeks, among other things: (i) strong brands, including those in new product lines, that can be expanded by leveraging the Company's technical and manufacturing expertise and/or its sales and distribution systems; (ii) new products that can achieve growth through re-branding; and (iii) economies of scale in manufacturing, distribution and capacity utilization. The Contadina Acquisition, for example, adds a leading national brand which strengthens the Company's market share in key tomato segments and allows the Company to realize cost savings through plant consolidations. The Contadina Acquisition also allows the Company to introduce new branded retail products and to increase sales to the branded foodservice market. The Company continuously reviews acquisition opportunities and at any time may be engaged in discussions with respect to an acquisition that may be material to its operations. No agreement, understanding or arrangement has been reached, however, with respect to any such acquisition. The Company believes that any acquisition would likely require the incurrence of additional debt, which could exceed amounts available under the

Bank Financing (as defined herein). As a result, completion of an acquisition could require the consent of the lenders under the Bank Financing and the amendment of the terms thereof, including for purposes of permitting the
  Company's compliance with its covenants thereunder.


THE RECAPITALIZATION

     On April 18, 1997, TPG Shield Acquisition Corporation ("Shield"), an affiliate of the Company's majority shareholder, was merged with and into DMFC (the "Merger"), with DMFC surviving. In connection with the Merger, DMC repaid substantially all of its funded debt obligations (the "Debt Retirement").


     Cash funding requirements for the Recapitalization were $809 million, and were satisfied through: (i) cash equity investment by Texas Pacific Group ("TPG") and other investors of $161 million; (ii) $380 million of borrowings under a senior secured term loan facility among DMFC, as guarantor, DMC, as borrower, and Bank of America National Trust and Savings Association ("BofA") and Bankers Trust Company ("BTCo."), as agents, each an affiliate of an Initial Purchaser (the "Term Loan Facility"); (iii) $119 million of borrowings under a senior secured revolving credit facility among DMFC, as guarantor, DMC, as borrower, BofA and BTCo., as agents, and other lenders party thereto (the "Revolving Credit Facility" and, together with the Term Loan Facility, the "Bank Financing"); (iv) $147 million from the net proceeds of the issuance and sale of 12 1/4% Senior Subordinated Notes due 2007 (the "DMC Notes") by DMFC, as issuer of a senior subordinated guarantee, and DMC, as issuer; and (v) $2 million of proceeds from the sale of a surplus property.


     The above described transactions are herein referred to collectively as the "Recapitalization."

  CONTADINA ACQUISITION


     On December 19, 1997, the Company completed the Contadina Acquisition for a total of $197 million, comprised of a base price of $177 million and an estimated working capital adjustment of approximately $20 million. The consideration was paid solely in cash. The purchase price was subject to adjustment based on the final calculation of net working capital as of the closing date. Nestle provided its calculation of the net working capital, which resulted in a payment to the Company of $2 million, and therefore a reduction in the purchase price to a total of $195 million. The Contadina Acquisition also included the assumption of certain liabilities of approximately $5 million, consisting primarily of liabilities in respect of reusable packaging materials, employee benefits and product claims. The Contadina Acquisition was accounted for using the purchase method of accounting. See "--Summary Historical Financial Data of Contadina," "Unaudited Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources -- Financing Activities -- 1998 Activity -- Contadina Acquisition."


                              TEXAS PACIFIC GROUP


     TPG was founded by David Bonderman, James G. Coulter and William S. Price III in 1992 to pursue public and private investment opportunities. TPG's other investments include such branded consumer products companies as Beringer Wine Estates Holdings, Inc., Ducati Motors S.p.A., Favorite Brands International Inc. and J. Crew Group, Inc. Other TPG portfolio companies include America West Airlines, Belden & Blake Corporation, Denbury Resources, Genesis ElderCare, Paradyne, Virgin Entertainment, and Vivra Specialty Partners. In addition, the principals of TPG led the $9 billion reorganization of Continental Airlines in 1993. Prior to the Equity Contribution, TPG owned 78% of the common equity of the Company.

                            ------------------------


     DMFC was incorporated under the laws of the State of Maryland in 1989 and reincorporated under the laws of the State of Delaware in 1998. DMC was incorporated under the laws of the State of New York in 1978. Each of DMFC and DMC maintains its principal executive office at One Market, San Francisco, California 94105, and their telephone number is (415) 247-3000. DMFC is the parent company of DMC.

                               THE EXCHANGE OFFER

REGISTRATION RIGHTS

  AGREEMENT...................   The Initial Notes were issued on December 17,
                                 1997 to Bear, Stearns & Co. Inc., BancAmerica
                                 Robertson Stephens and BT Alex. Brown
                                 Incorporated (the "Initial Purchasers"). The
                                 Initial Purchasers placed the Initial Notes with institutional investors in transactions exempt from the registration requirements of the Securities Act pursuant to Sections 4(2) thereof and Regulations S thereunder and applicable state securities laws. In connection therewith, DMFC and the Initial Purchasers entered into the Registration Rights Agreement
                                 (as defined herein), providing, among other things, for the Exchange Offer. See "The
                                 Exchange Offer."


THE EXCHANGE OFFER............   Exchange Notes are being offered in exchange
                                 for an equal principal amount of Initial Notes.
                                 As of the date hereof, $230,000,000 aggregate principal amount at maturity of Initial Notes is outstanding. Initial Notes may be tendered only in integral multiples of $1,000.

RESALE OF EXCHANGE NOTES......   Based on interpretations by the staff of the
                                 Commission, as set forth in no-action letters issued to third parties, including the Exchange
                                 Offer No-Action Letters, DMFC believes that the
                                 Exchange Notes issued pursuant to the Exchange
                                 Offer may be offered for resale, resold or otherwise transferred by each holder thereof
                                 (other than a broker-dealer who acquires such Exchange Notes directly from DMFC for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act and other than any holder that is an "affiliate" (as defined under Rule 405 of the Securities Act) of DMFC) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder is not engaged in, and does not intend to engage in, a distribution of such Exchange Notes and has no arrangement with any, person to participate in a distribution of such Exchange Notes. By tendering the Initial Notes in exchange for Exchange Notes, each holder, other than a broker-dealer, will represent to DMFC that: (i) it is not an affiliate (as defined in Rule 405 under the Securities Act) of DMFC; (ii) it is not a broker-dealer tendering Initial Notes acquired for its own account directly from DMFC; (iii) any Exchange
                                 Notes to be received by it were acquired in the ordinary course of its business; and (iv) it is not engaged in, and does not intend to engage in, a distribution of such Exchange Notes and has no arrangement or understanding to participate in a distribution of the Exchange
                                 Notes. If a holder of Initial Notes is engaged in or intends to engage in a distribution of the Exchange Notes or has any arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, such holder may not rely on the applicable interpretations of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

                                 Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. DMFC have agreed that they will make this Prospectus available to any Participating Broker-Dealer for a period of time not to exceed 180 days after the Registration Statement is declared effective (subject to extension under certain circumstances) for use in connection with any such resale. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the Exchange Notes prior to offering or selling such Exchange Notes. DMFC has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the Exchange Notes for offer or sale under the securities or "blue sky" laws of such jurisdictions as may be necessary to permit the holders of Exchange Notes to trade the Exchange Notes without any restrictions or limitations under the securities laws of the several states of the United States.

CONSEQUENCES OF FAILURE TO
  EXCHANGE INITIAL NOTES......   Upon consummation of the Exchange Offer,
                                 subject to certain exceptions, holders of Initial Notes who do not exchange their Initial
                                 Notes for Exchange Notes in the Exchange Offer will no longer be entitled to registration rights and will not be able to offer or sell their Initial Notes, unless such Initial Notes are subsequently registered under the
                                 Securities Act (which, subject to certain limited exceptions, the Company will have no obligation to do), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "Risk
                                 Factors -- Consequences of Exchange and Failure to Exchange" and "The Exchange Offer -- Terms of the Exchange Offer."

EXPIRATION DATE...............   5:00 p.m., New York City time, on             ,
                                 1998 (30 calendar days following the
                                 commencement of the Exchange Offer), unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

INTEREST ON THE EXCHANGE
NOTES.........................   The Exchange Notes will accrue interest at the
                                 applicable per annum rate set forth on the cover page of this Prospectus, from (A) the later of (i) the last interest payment date on which interest was paid on the Initial Notes surrendered in exchange therefor or (ii) if the Initial Notes are surrendered for exchange on a date subsequent to the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment or (B) if no interest has been paid on the Initial Notes, from December 15, 2002. Interest on the Exchange Notes is payable on June 15 and December 15 of each year commencing June 15, 2003.

CONDITIONS TO THE EXCHANGE

  OFFER.......................   The Exchange Offer is not conditioned upon any
                                 minimum principal amount of Initial Notes being tendered for exchange. However, the Exchange
                                 Offer is subject to certain customary
                                 conditions, including that (i) the Exchange
                                 Offer does not violate an applicable law or applicable interpretation of law by the Commission, (ii) no action is proceeding or threatened that would materially impair the Company's ability to proceed with the Exchange
                                 Offer, (iii) no material adverse development has occurred in an existing action or proceeding with respect to the Company, and
                                 (iv) all necessary governmental approvals shall have been received, which may be waived by DMFC. See "The Exchange Offer -- Conditions."
                                 Except for the requirements of applicable federal and state securities laws, there are no federal or state regulatory requirements to be complied with or obtained by DMFC in connection with the Exchange Offer.


PROCEDURES FOR TENDERING
INITIAL
  NOTES.......................   Each holder of Initial Notes wishing to accept
                                 the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Initial
                                 Notes to be exchanged and any other required documentation to the Exchange Agent (as defined herein) at the address set forth herein or effect a tender of Initial Notes pursuant to the procedures for book-entry transfer as provided for herein. See "The Exchange Offer --
                                 Procedures for Tendering" and "-- Book Entry
                                 Transfer."

GUARANTEED DELIVERY
PROCEDURES....................   Holders of Initial Notes who wish to tender
                                 their Initial Notes and whose Initial Notes are not immediately available or who cannot deliver their Initial Notes and a properly completed
                                 Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Initial Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery
                                 Procedures."

WITHDRAWAL RIGHTS.............   Tenders of Initial Notes may be withdrawn at
                                 any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Initial Notes, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein under "The Exchange Offer --
                                 Exchange Agent" prior to 5:00 p.m., New York
                                 City time, on the Expiration Date.

ACCEPTANCE OF INITIAL NOTES
AND
  DELIVERY OF EXCHANGE
  NOTES.......................   Subject to certain conditions, any and all
                                 Initial Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New

                                 York City time, on the Expiration Date will be accepted for exchange. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

CERTAIN TAX CONSIDERATIONS....   The exchange of Exchange Notes for Initial
                                 Notes should not be a sale or exchange or otherwise a taxable event for Federal income tax purposes. See "Certain U.S. Federal Income
                                 Tax Considerations."

EXCHANGE AGENT................   Bankers Trust Company is serving as exchange
                                 agent (the "Exchange Agent") in connection with the Exchange Offer.

FEES AND EXPENSES.............   All expenses incident to consummation of the
                                 Exchange Offer and compliance with the
                                 Registration Rights Agreement will be borne by DMFC. See "The Exchange Offer -- Fees and
                                 Expenses."

USE OF PROCEEDS...............   There will be no cash proceeds payable to DMFC
                                 from the issuance of the Exchange Notes
                                 pursuant to the Exchange Offer. See "Use of Proceeds."

                               THE EXCHANGE NOTES

ISSUER........................   Del Monte Foods Company (the "Company").

THE NOTES.....................   $230 million aggregate principal amount at
                                 maturity of 12 1/2% Senior Discount Notes due
                                 2007. The Exchange Notes will be entitled to the benefits of the same Indenture that governs the Initial Notes and that will govern the Exchange Notes. The form and terms of the Exchange Notes are the same in all material respects as the form and terms of the Initial
                                 Notes, except that the Exchange Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof. See "Description of the Notes."

MATURITY DATE.................   December 15, 2007.

ISSUE PRICE...................   $545.76 per $1,000 principal amount at maturity
                                 of the Notes.

YIELD TO MATURITY.............   12 1/2% per annum (computed on a semiannual
                                 bond-equivalent basis), calculated from
                                 December 17, 1997. Interest payable in cash will not commence to accrue prior to December
                                 15, 2002, and will be payable on each June 15 and December 15 thereafter until maturity, commencing June 15, 2003.

ORIGINAL ISSUE DISCOUNT.......   Each Note will have an Original Issue Discount
                                 (as defined herein) for United States federal income tax purposes equal to the excess of all required principal and interest payments over the amount of the Issue Price of such Note.
                                 Prospective purchasers of Notes should be aware that, even though periodic cash payments of interest on the Notes will not commence until June 15, 2003, accrued Original Issue Discount will be includable, periodically, in a holder's gross income for United States federal income tax purposes even if in advance of the receipt of cash payments to which such income is attributable, regardless of the holder's regular method of accounting. See "Certain U.S.
                                 Federal Income Tax Considerations" and "Risk
                                 Factors -- Original Issue Discount."

OPTIONAL REDEMPTION...........   The Notes may be redeemed at the option of the
                                 Company in whole or from time to time in part at any time on and after December 15, 2002 at the redemption prices set forth herein on the date of redemption. Notwithstanding the foregoing, prior to December 15, 2002, upon a Change of Control (as defined herein) the Company will have the option to redeem the Notes, in whole, but not in part, at a redemption price equal to the Accreted Value
                                 (as defined herein) on the date of redemption, plus the Applicable Premium (as defined herein) and Liquidated Damages, if any. In addition, prior to December 15, 2000, the Company may redeem up to 35% of the original aggregate principal amount at maturity of the Notes with the Cash Net Proceeds (as defined herein) of one or more Public Equity Offerings (as defined herein) at a redemption price of 112.5% of Accreted Value, plus Liquidated Damages, if any; provided that at least 65% of the original aggregate principal amount at maturity of the Notes remains outstanding immediately thereafter.

                                 The Company has recently filed a registration statement with the Commission relating to the public sale of its common stock and intends to use part of the proceeds therefrom to redeem a portion of the Exchange Notes. See "Description of the Notes -- Optional Redemptions."

REDEMPTION UPON CHANGE OF
  CONTROL AT HOLDERS'
  OPTION......................   If, upon a Change of Control, the Company does
                                 not redeem the Notes as described under
                                 "Description of the Notes -- Optional
                                 Redemption upon a Change of Control prior to December 15, 2002", each holder of the Notes will have the right to require the Company to repurchase all or a portion of such holder's
                                 Notes at a price equal to 101% of Accreted
                                 Value plus accrued interest and Liquidated
                                 Damages, if any, on the date of repurchase.


RANKING AND HOLDING COMPANY
STRUCTURE.....................   The Notes will be general, senior, unsecured
                                 obligations of the Company and will rank pari passu in right of payment with all future senior indebtedness of the Company, including the guarantee by DMFC of the Bank Financing, and senior to all future subordinated indebtedness of the Company, including DMFC's guarantee of the DMC Notes. Substantially all of the Company's consolidated liabilities
                                 (other than the Notes) are liabilities of its subsidiaries. DMFC is a holding company and therefore the Notes will be effectively subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries, including trade payables. As of March 31, 1998, the outstanding indebtedness and other liabilities, including trade payables, of such subsidiaries were approximately $1.1 billion. See "Risk
                                 Factors -- Holding Company Structure;
                                 Limitations on Access to Cash Flow" and
                                 "Description of the Notes."


CERTAIN COVENANTS.............   The indenture governing the Notes (the
                                 "Indenture") will limit, among other things,
                                 (i) the incurrence of additional debt and the issuance of capital stock by the Company and its subsidiaries, (ii) the payment of dividends on the capital stock of the Company and its subsidiaries and the redemption or repurchase of the capital stock of the Company and its subsidiaries, (iii) the sale of assets and subsidiary stock, (iv) transactions with affiliates, (v) the creation of liens on the assets of the Company and its subsidiaries and
                                 (vi) consolidations, mergers and transfers of all or substantially all of the Company's assets. The foregoing limitations and prohibitions, however, are subject to a number of qualifications. See "Description of the Notes -- Certain Covenants."

USE OF PROCEEDS...............   The Company will not receive any proceeds from
                                 the Exchange Offer, and no underwriter is being utilized in connection with the Exchange Offer.
                                 See "Use of Proceeds."

                                  RISK FACTORS


     Prospective investors in the Notes should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate specific factors, including among others, (i) the potential consequences of failure to participate in the Offer, (ii) the degree of leverage of the Company and the holding company structure of the Company, (iii) the effect of restrictive debt covenants, and (iv) the lack of a public market for the Exchange Notes, for risks attendant to an investment in the Notes or tendering of the Initial Notes for the Exchange Notes offered hereby. See "Risk Factors."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA


     In April 1997, the Company completed the Recapitalization. The cash funding requirements for the Recapitalization aggregated $809 million and were funded primarily through a combination of an equity investment by TPG and certain other investors, bank financing and other indebtedness. See "Description of Existing Indebtedness" and Notes D and E to the audited consolidated financial statements of the Company as of and for the year ended June 30, 1997 appearing elsewhere herein.



     In December 1997, the Company completed the Contadina Acquisition for a total purchase price of $197 million, comprised of a base price of $177 million and an estimated net working capital adjustment of $20 million. The consideration was paid solely in cash. The purchase price was subject to adjustment based on the final calculation of net working capital as of the closing date. Nestle provided its estimate of the net working capital, which resulted in a payment to the Company of $2 million, and therefore a reduction in the purchase price to a total of $195 million. The Contadina Acquisition also included the assumption of certain liabilities of approximately $5 million, consisting primarily of liabilities in respect of reusable packaging materials, employee benefits and product claims. The Contadina Acquisition was accounted for using the purchase method of accounting.



     The following table presents summary historical and pro forma financial data of the Company. The summary historical consolidated financial data presented below as of June 30, 1995, 1996 and 1997 and for the years then ended and as of March 31, 1998 and for the nine months then ended were derived from the audited consolidated financial statements of the Company. The summary historical consolidated financial data presented below as of March 31, 1997 and for the nine months then ended was derived from the unaudited interim financial statements of the Company. Such historical financial information should be read in conjunction with the consolidated financial statements of the Company and the related notes thereto included elsewhere in this Prospectus. The unaudited pro forma statements of operations information was prepared by the Company as if the Contadina Acquisition, the Recapitalization and related financings had occurred as of July 1, 1996 and should be read in conjunction with the pro forma financial information set forth under "Unaudited Pro Forma Financial Data." The unaudited pro forma statements of operations information does not purport to represent what the Company's results of operations actually would have been if the Contadina Acquisition and the Recapitalization had occurred as of the date indicated or what such results will be for any future periods.


                                                     FISCAL YEAR ENDED JUNE 30,                  NINE MONTHS ENDED MARCH 31,
                                           ----------------------------------------------   -------------------------------------
                                                        ACTUAL                 PRO FORMA            ACTUAL             PRO FORMA
                                           --------------------------------   -----------   -----------------------   -----------
                                            1995       1996         1997         1997          1997         1998         1998
                                           ------   ----------   ----------   -----------   ----------   ----------   -----------
                                                    (RESTATED)   (RESTATED)                 (RESTATED)   (RESTATED)

                                                                               (IN MILLIONS)
STATEMENTS OF OPERATIONS DATA:
Net sales(a).............................  $1,527     $1,305       $1,217     $    1,373       $936      $      968   $    1,060
Cost of products sold(a).................   1,183        984          819            953(b)     634             655(b)        726(b)
                                           ------     ------       ------     ----------       ----      ----------   ----------
Gross profit.............................     344        321          398            420        302             313          334
Selling, advertising, administrative and
  general expense(a).....................     264        239          327(c)         361        235             249          274
Acquisition expenses.....................      --         --           --             --         --               7            7
                                           ------     ------       ------     ----------       ----      ----------   ----------
Operating income.........................      80         82           71             59         67              57           53
Interest expense.........................      76         67           52             93         37              58           72
Loss (gain) on sale of divested
  assets(d)..............................      --       (123)           5              5          5              --           --
Other (income) expense(e)................     (11)         3           30             30         --              (1)          (1)
                                           ------     ------       ------     ----------       ----      ----------   ----------
Income (loss) before income taxes,
  minority interest, extraordinary item
  and cumulative effect of accounting
  change.................................      15        135          (16)           (69)        25              --          (18)
Provision for income taxes...............       2         11           --             --          2              --           --
Minority interest in earnings of
  subsidiary.............................       1          3           --             --         --              --           --
                                           ------     ------       ------     ----------       ----      ----------   ----------
Net income (loss) before extraordinary
  item and cumulative effect of
  accounting change......................      12        121          (16)           (69)        23              --          (18)
Extraordinary loss(f)....................       7         10           42             42          4              --           --
Cumulative effect of accounting
  change(g)..............................      --          7           --             --         --              --           --
                                           ------     ------       ------     ----------       ----      ----------   ----------
Net income (loss)........................  $    5     $  104       $  (58)    $     (111)      $ 19      $       --   $      (18)
                                           ======     ======       ======     ==========       ====      ==========   ==========

                                                     FISCAL YEAR ENDED JUNE 30,                  NINE MONTHS ENDED MARCH 31,
                                           ----------------------------------------------   -------------------------------------
                                                        ACTUAL                 PRO FORMA            ACTUAL             PRO FORMA
                                           --------------------------------   -----------   -----------------------   -----------
                                            1995       1996         1997         1997          1997         1998         1998
                                           ------   ----------   ----------   -----------   ----------   ----------   -----------
                                                    (RESTATED)   (RESTATED)                 (RESTATED)   (RESTATED)

                                                                               (IN MILLIONS)
OTHER DATA:
Adjusted EBITDA(h).......................  $   76     $   92       $  119                      $ 85      $       97
Adjusted EBITDA margin(h)................     6.9%       8.6%        10.2%                      9.5%           10.0%
Cash flows provided by operating
  activities.............................  $   63     $   60       $   25                      $ 26      $        9   $
Cash flows provided by (used in)
  investing activities...................     (21)       170           37                        39            (205)
Cash flows provided by (used in)
  financing activities...................     (44)      (224)         (63)                      (65)            195
Depreciation and amortization(i).........      35         26           24     $       30         18              20   $       23
Capital expenditures.....................      24         16           20             30         12              15           20
SELECTED RATIOS:
Ratio of earnings to fixed charges(j)....     1.2x       2.8x          --             --        1.5x            1.0x          --
Deficiency of earnings to cover fixed
  charges(j).............................      --         --       $   16     $       69         --              --   $       18





                                                                          JUNE 30,                    MARCH 31,
                                                              --------------------------------   -------------------
                                                                           ACTUAL                      ACTUAL
                                                              --------------------------------   -------------------
                                                               1995       1996         1997         1997       1998
                                                              ------   ----------   ----------   ----------   ------
                                                                       (RESTATED)   (RESTATED)   (RESTATED)   (RESTATED)

                                                                                  (IN MILLIONS)
BALANCE SHEET DATA:
Working capital.............................................  $   99     $  209       $  118       $ 186      $  220
Total assets................................................     960        736          667         739         928
Total debt, including current maturities....................     576        373          610         310         770
Redeemable preferred stock..................................     215        213           32         213          32
Stockholders' deficit.......................................    (393)      (288)        (398)       (243)       (354)



Note: Financial data under the columns marked "restated" reflect the information from the Company's restated financial statements.

---------------

(a) In fiscal 1997, merchandising allowances primarily relating to in-store displays, store advertising and store coupons, which previously were recorded as cost of products sold, have been reclassified to selling expense. Such merchandising allowances totaled $106 million, $100 million, $143 million and $101 million in the fiscal years ended June 30, 1995, 1996 and 1997 and the nine months ended March 31, 1997, respectively. In addition, certain military distributor allowances, which previously were treated as a reduction in net sales, have been reclassified to selling expense. Such military distributor allowances amounted to $1 million, $1 million, $2 million and $2 million in fiscal years ended June 30, 1995, 1996 and 1997 and the nine months ended March 31, 1997, respectively. All financial information has been restated to conform to this presentation.



(b) For the pro forma fiscal year ended June 30, 1997 and the historical nine months ended March 31, 1998, includes $4 million and $2 million, respectively, of inventory step-up as part of the purchase price allocation relating to the Contadina Acquisition. For the pro forma nine months ended March 31, 1998, excludes $2 million of inventory step-up as part of the purchase price allocation relating to the Contadina Acquisition.



(c) In connection with the Recapitalization, which was consummated on April 18, 1997, expenses of approximately $25 million were incurred primarily for management incentive payments and, in part, for severance payments.



(d) In November 1995, the Company sold its pudding business for $89 million, net of $4 million of related transaction fees. The sale resulted in a gain of $71 million. In March 1996, the Company sold its 50.1% ownership interest in Del Monte Pacific Resources Limited ("Del Monte Philippines") for $100 million, net of $2 million of related transaction fees. The sale resulted in a gain of $52 million. In the fiscal quarter ended December 1996, the Company sold its Mexican, Central American and Carribean subsidiaries (collectively "Del Monte Latin America"). The combined sales price of $50 million, reduced by $2 million of related transaction expenses, resulted in a loss of $5 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General."



(e) In fiscal 1995, other income includes the Company's receipt of proceeds of a $30 million letter of credit, reduced by $4 million of related transaction expenses, as a result of the termination of a merger agreement with Grupo Empacador de Mexico, S.A. de C.V. In fiscal 1997, $22 million of expenses were incurred in conjunction with the Recapitalization, primarily for legal, investment advisory and management fees.


(f) In June 1995, the Company refinanced its then-outstanding revolving credit facility, term loan and senior secured floating rate notes. In conjunction with this debt retirement, capitalized debt issue costs of $7 million were written off and accounted for as an extraordinary loss. In December 1995 and April 1996, the Company prepaid part of its term loan and senior secured notes. In conjunction with the early debt retirement, the Company recorded an extraordinary loss of $10 million for the early retirement of debt. The extraordinary loss consisted of a $5 million prepayment premium and a $5 million write-off of capitalized debt issue costs related to the early retirement of debt. In fiscal 1997, $42 million of expenses related to the early retirement of debt and to the Recapitalization was charged to net income. In September 1996, the Company repurchased outstanding debt, in conjunction with which capitalized debt issue costs of $4 million, net of a discount on such debt, were written off and accounted for as an extraordinary loss. In conjunction with the refinancing of debt that occurred at the time of the Recapitalization, the Company recorded a $38 million extraordinary loss related to the early retirement of debt. The $38 million extraordinary loss consisted of previously capitalized debt issue costs of approximately $19 million and a premium payment and a term loan make-whole payment aggregating to $19 million.

(g) Effective July 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The cumulative effect of adopting SFAS No. 121 resulted in a charge to fiscal 1996 net earnings of $7 million.


(h) Adjusted EBITDA represents EBITDA (income (loss) before provision for income taxes, minority interest, extraordinary item, cumulative effect of accounting change and depreciation and amortization expense, plus interest expense) before special charges and other one-time and non-cash charges, less gains (losses) on sales of assets and the results of the Divested Operations. Adjusted EBITDA should not be considered in isolation from, and is not presented as an alternative measure of, operating income or cash flow from operations (as determined in accordance with GAAP). Adjusted EBITDA as presented may not be comparable to similarly titled measures reported by other companies. Since the Company has undergone significant structural changes during the periods presented, management believes that this measure provides a meaningful measure of operating cash flow (without the effects of working capital changes) for the core and continuing business of the Company by normalizing the effects of operations that have been divested and of one-time charges or credits. For fiscal 1995, Adjusted EBITDA excludes $26 million received in connection with a terminated transaction, $4 million paid by the Company to terminate its alliance with PCP (as defined herein) and $7 million related to the termination of a management equity plan. For fiscal 1996, other one-time charges include $3 million for relocation costs and $6 million of costs associated with a significant headcount reduction. For fiscal 1997, Adjusted EBITDA excludes $47 million of expenses incurred in connection with the Recapitalization and $7 million related to the recognition of an other than temporary impairment of a long-term equity investment. For the nine months ended March 31, 1998, historical and pro forma one-time and non-cash charges consist of $7 million of severance accruals and $3 million of stock compensation expense. Historical one-time charges for the nine months ended March 31, 1998 also include $7 million of expenses incurred in connection with the Contadina Acquisition and $2 million of inventory step-up due to the purchase price allocation related to the Contadina Acquisition. Adjusted EBITDA margin is calculated as Adjusted EBITDA as a percentage of net sales (excluding net sales of Divested Operations of $417 million, $233 million and $48 million for the years ended June 30, 1995, 1996 and 1997, respectively, and $43 million for the nine months ended March 31, 1997). See tabular presentation under "Selected Consolidated Financial Data."



(i) Depreciation and amortization exclude amortization of $5 million of deferred debt issuance costs in each of fiscal years 1995, 1996 and 1997. Depreciation and amortization exclude amortization of $4 million and $3 million of deferred debt issuance costs in the nine-month periods ended March 31, 1997 and 1998, respectively. Pro forma depreciation and amortization exclude amortization of $5 million and $3 million of pro forma deferred debt issuance costs for fiscal 1997 and for the nine-month period ended March 31, 1998, respectively.



(j) For purposes of determining the ratio of earnings to fixed charges and the deficiency of earnings to cover fixed charges, earnings are defined as income (loss) before extraordinary item, cumulative effect of accounting change and provision for income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance costs) and the interest component of rent expense.

                 SUMMARY HISTORICAL FINANCIAL DATA OF CONTADINA


     The following table presents summary historical financial data of Contadina for purchased product lines for the year ended December 31, 1996 and the period from January 1, 1997 through December 18, 1997 derived from the audited financial statements for those periods, and summary financial data for the nine months ended September 30, 1996 and 1997.



     Contadina was not operated as a separate business unit and, as such, it did not have regularly prepared financial statements. The Company has obtained and prepared financial information of Contadina for the year ended December 31, 1996, the period ended December 18, 1997, and the nine-month periods ended September 30, 1996 and 1997.





                                                                                    NINE MONTHS ENDED
                                                                 JANUARY 1, 1997      SEPTEMBER 30,
                                               YEAR ENDED            THROUGH        -----------------
                                            DECEMBER 31, 1996   DECEMBER 18, 1997   1996        1997
                                            -----------------   -----------------   -----       -----
                                                                  (IN MILLIONS)
Net sales................................         $160                $162          $112        $108
Cost of products sold(a).................          151                 163           108         112
                                                  ----                ----          ----        ----
     Gross margin........................            9                  (1)            4          (4)
Selling, advertising, administrative and
  general expense(b).....................           20                  26            19          19
                                                  ----                ----          ----        ----
Operating loss...........................          (11)                (27)          (15)        (23)
Interest expense(c)......................            6                   6             4           4
                                                  ----                ----          ----        ----
     Net loss before taxes...............         $(17)               $(33)         $(19)       $(27)
                                                  ====                ====          ====        ====
OTHER DATA:
Depreciation and amortization............         $ 12                $ 13          $  8        $  8
Capital expenditures.....................           10                   8             7           7


---------------

(a) Cost of products sold includes royalty expense of $5 million for both the year ended December 31, 1996 and the period ended December 18, 1997 and $3 million for each of the nine-month periods ended September 30, 1996 and 1997. Under a royalty agreement with Nestle S.A., royalties were charged for the license of the Contadina trademarks. This expense will not be incurred as part of the on-going operations of Contadina subsequent to the date of the Contadina Acquisition. Cost of products sold also includes an allocation by Nestle for certain fixed distribution costs which included, without limitation, costs of utilizing outside storage facilities and costs for utilizing centralized distribution and storage facilities of $5 million, $7 million, $5 million and $5 million for the year ended December 31, 1996, the period ended December 18, 1997, and the nine-month periods ended September 30, 1996 and 1997, respectively. The Company believes that, as part of on-going operations of Contadina subsequent to the Contadina Acquisition, it will experience distribution costs of a similar nature to those allocated by Nestle in its cost allocation but at a significantly reduced level; however, no assurances can be given in this regard.



(b) Selling, advertising, administrative and general expense included an allocation by Nestle for marketing and other general expenses which include, without limitation, all selling costs, including direct sales force and brokerage expenses; costs for utilizing centralized distribution and storage facilities; costs associated with marketing services; and general and administrative costs associated with support services such as finance, legal, human resources and information systems. For the year ended December 31, 1996, the period ended December 18, 1997, and the nine-month periods ended September 30, 1996 and 1997, allocated marketing expense was $8 million, $10 million, $7 million and $8 million, respectively. The Company believes that it will experience operating costs of a similar nature to those charged by Nestle in its cost allocations, but at a significantly reduced level; however, no assurances can be given in this regard. Other general expenses allocated by Nestle were $4 million, $10 million, $7 million and $8 million for the year ended December 31, 1996, the period ended December 18, 1997, and the nine month periods ended September 30, 1996 and 1997, respectively.



(c) Represents an allocation charged to Contadina by Nestle based on the end-of-month working capital balance at an intercompany rate equal to 7% for all periods.

                                  RISK FACTORS


     Before tendering their Initial Notes for the Exchange Notes offered hereby, holders of Initial Notes and prospective purchasers of the Notes should carefully consider all of the information in this Prospectus, including the risk factors set forth below.


CONSEQUENCES OF EXCHANGE AND FAILURE TO EXCHANGE

     Holders of Initial Notes who do not exchange their Initial Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Initial Notes as set forth in the legend thereon as a consequence of the issuance of the Initial Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Initial Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom. The Company does not intend to register the Initial Notes under the Securities Act. In addition, any holder of Initial Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Initial Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Initial Notes could be adversely affected. See "The Exchange Offer."

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT


     The Company is highly leveraged. As of March 31, 1998, the Company had approximately $1.2 billion of indebtedness (including trade payables) and its stockholders' deficit was $354 million. In addition, subject to the restrictions contained in the Bank Financing, the Company and its subsidiaries may incur additional senior or other indebtedness from time to time to finance acquisitions or capital expenditures or for other general corporate purposes. As a result of seasonal working capital requirements, the Company's borrowings fluctuate significantly during the year, generally peaking in September and October. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



     The degree to which the Company is leveraged could have important consequences to the Holders of the Notes, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes may be impaired; (ii) a significant portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations; (iii) significant amounts of the Company's borrowings will be at variable rates of interest, which could result in higher interest expense; (iv) the terms of the Bank Financing contain financial and/or restrictive covenants, the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company; (v) the indebtedness outstanding under the Bank Financing is secured and matures prior to the maturity of the Notes; (vi) the DMC Notes mature prior to the maturity of the Notes; (vii) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; and (viii) the Company's substantial degree of leverage may limit its flexibility to adjust to changing market conditions, reduce its ability to withstand competitive pressures and make it more vulnerable to a downturn in general economic conditions or its business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Existing Indebtedness."


     The Company's ability to make scheduled payments or to refinance its debt obligations will depend upon its future financial and operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control. There can be no assurance that the Company's operating results, cash flow and capital resources will be sufficient for payment of its indebtedness in the future. In the absence of such operating results and resources, the Company could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations, and there can be no assurance as to the timing of such sales or the proceeds that the Company could realize therefrom. In addition, because the Company pays interest on certain of its indebtedness at floating rates, an increase in interest rates could adversely affect, among other things, the Company's ability to meet its debt service obligations. If the Company is unable to service its indebtedness, it will be forced to adopt an alternative strategy that may include actions such as reducing or delaying planned expansion and capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all.


HOLDING COMPANY STRUCTURE; LIMITATIONS ON ACCESS TO CASH FLOW


     DMFC is a holding company with no substantial business operations or assets (other than the capital stock of DMC) of its own. DMFC's assets consist primarily of its ownership interests in DMC. The Notes will be effectively subordinated to all existing and future indebtedness and other liabilities of DMFC's subsidiaries because DMFC's right to receive the assets of any such affiliates upon their liquidation or reorganization will be subordinated by operation of law to the claims of such subsidiaries' creditors (including trade creditors), except to the extent that DMFC is itself recognized as a creditor of any such affiliate, in which case the claims of DMFC would still be subordinated to any indebtedness of such affiliate that is senior in right of payment to DMFC's claim. DMFC's subsidiaries have substantial indebtedness and other liabilities. As of March 31, 1998, DMFC's subsidiaries had $1.1 billion of indebtedness outstanding (including trade payables). The instruments governing indebtedness of the Company, including, without limitation, the DMC Notes and the Bank Financing, severely limit the ability of the Company's subsidiaries to distribute to the Company any cash or other assets, which could materially and adversely affect the ability of the Company to service the Notes, when they require payment of interest in cash commencing June 15, 2003, upon acceleration, at maturity or otherwise. If the Company is unable to service its obligations on the Notes as required, it may have to refinance the Notes or otherwise raise additional funding with regard to which there can be no assurance that the Company will be able to do so on acceptable terms, if at all. In addition, future borrowings by the Company's subsidiaries can be expected to contain further restrictions or prohibitions on the payment of dividends by such subsidiaries to DMFC. See "Description of the Notes."


COMPETITION


     While many companies compete in the domestic canned vegetable, fruit and tomato product categories, only a small number of well-established companies operate on both a national and a regional basis with single or multiple branded product lines. The Company faces substantial competition throughout its product lines from these and other companies. Certain of these competitors have greater financial resources and flexibility than the Company. Several of the Company's product lines are sensitive to competition from regional brands, and many of the Company's product lines compete with imports, private label products and fresh alternatives. While no single private label competitor has greater market share than the Company in its principal product categories, for the 52 weeks ended March 28, 1998, private label competition as a group represented 43.8%, 39.7% and 30.7% of canned vegetable, fruit and solid tomato product sales, respectively. Furthermore, the Company cannot predict the pricing or promotional actions by its competitors or their effects on the Company's ability to market and sell its products. There can be no assurance that the Company's sales volume or market shares would not be adversely affected by negative consumer reaction to its higher prices. The categories of the canned food industry in which the Company competes have in the past been affected by processing over-capacity. Although the Company believes that recent consolidation among certain participants in those categories may result in capacity rationalization, there can be no assurance that the Company's results will not be adversely affected by industry over-capacity in the future or that crop supply levels will not change so as to create an imbalance of supply and demand in future periods.


RISKS RELATING TO IMPLEMENTATION OF BUSINESS STRATEGY

     The Company's ability to implement its business strategy and improve its operating results will depend in part on its ability to realize substantial cost savings through operating efficiencies and to achieve additional penetration and market share for its high margin products. No assurance can be given that the Company will be able to achieve such goals or that, in implementing cost saving measures, it will not impair its ability to respond rapidly or efficiently to changes in the competitive environment. In such circumstances, the Company's results of operations and financial condition could be materially adversely affected.



     The Company's strategy also depends on its ability to increase distribution of its products through warehouse clubs, such as Wal-Mart's Sam's Clubs and PriceCostco, and mass merchandisers, such as Wal-Mart Supercenters. The Company does not enter into long-term agreements with these entities, which make purchases depending on their inventory levels. If the Company's relationship with any of these entities should deteriorate, such entity could immediately cease purchases of the Company's products. The loss of such sales and resulting possible adverse market perception could materially adversely affect the Company's results of operations and financial condition.



     Although the Company intends to pursue strategic acquisitions, completion of any acquisition could require the consent of the lenders under the Bank Financing and the amendment of the terms thereof, including for purposes of permitting the Company's compliance with its covenants thereunder. There can be no assurance as to whether, or the terms on which, the lenders under the Bank Financing would grant such consent. In addition, to the extent that the Company completes strategic acquisitions, it will be subject to risks associated with the integration of the acquired businesses into the Company's operations, including the integration of personnel, production and financial and information systems. The timing and number of acquisitions could increase the difficulty in addressing these risks. Failure of the Company to integrate any acquired business adequately could adversely affect the Company's results of operations and financial condition.


RISKS RELATING TO CONTADINA


     Contadina was not operated as a separate business unit and, as such, it did not have regularly prepared financial statements. Contadina's books and records have been audited only for the fiscal year ended December 31, 1996 and the period ended December 18, 1997. Financial information presented herein concerning Contadina has of necessity required estimation by the Company, and no assurance can be given that results of the acquired business for these periods, if the business had been operated as an independent entity, would not vary materially.


     The Contadina Acquisition has been accounted for using the purchase method. This accounting treatment requires all purchased assets to be recorded on the Company's books based upon their fair value. Accordingly, the inventory of Contadina acquired in the Contadina Acquisition was recorded on the Company's books at fair value (generally higher than the recorded cost). The Company expects to report a lower gross margin upon future sales of the revalued inventory.


     The full benefits of the acquisition of Contadina's assets will require coordination of operations, the implementation of appropriate operational, financial and management systems and controls in order to operate effectively and efficiently, and the integration of the Contadina business into the Company's administrative, finance and marketing organizations. This will require substantial attention from the Company's management team. The diversion of management attention, as well as any other difficulties which may be encountered in the transition and integration process, could have an adverse impact on the revenue and operating results of the Company. In addition, there can be no assurance that the Company will be successful in integrating the operations of Contadina, or that any planned benefits will be realized.


SEVERE WEATHER CONDITIONS AND NATURAL DISASTERS


     Severe weather conditions and natural disasters, such as floods, droughts, frosts, earthquakes or pestilence, may affect the supply of one or more of the Company's products. For example, the Company's peach and pear growing regions experienced a compressed summer 1997 harvesting season due to adverse weather. This shortened time frame for harvesting caused an increase in the use of cold storage for peaches and pears until processing capacity became available. In addition, smaller fruit size lowered raw product recoveries and cooler weather than normal resulted in late plantings for some vegetables, lower field yields and lower recoveries. Furthermore, competing manufacturers of canned vegetable, fruit or tomato products may be affected differently depending on the location of their principal sources of supply. If the supply of any of the Company's products is adversely affected by weather conditions, there can be no assurance that the Company will be able to obtain sufficient supplies from other sources. In particular, the Company's tomato and fruit production is concentrated in the San Joaquin Valley of California. In the winter and spring of 1997-98, certain areas in California, including some of the Company's growing regions, have experienced substantial rainfall as a result of the "El Nino" phenomenon. The Company believes that the 1998 California fruit and tomato harvests and raw product recoveries are likely to be somewhat reduced as a result of these weather conditions and that the Company is likely to incur increased cost of products sold. Such circumstances may also adversely affect the Company's sales volumes and inventory levels. Historically, significant weather-related shortages in fruit, vegetable and tomato harvests have resulted in price increases that have offset increases in raw product costs and reductions in sales volumes. While the Company believes that the overall effects of the El Nino phenomenon will not be material to its financial condition and results of operations, no assurance can be given that the Company will be able to achieve price increases sufficient to offset any reduction in sales volume or increase in its cost of products sold.



SEASONALITY OF PRODUCTION AND SALES



     The Company is not a continuous manufacturer, but has a production period that is limited to approximately three to four months during the summer each year. As a result, the Company's working capital requirements are also seasonal and are most significant in the first and second fiscal quarters. If the Company were to experience an unexpected plant shutdown or any other interference with its production schedule, the Company's results of operations and financial condition could be materially adversely affected.



     The Company's historical net sales have exhibited seasonality, with the second and third fiscal quarters having the highest net sales, principally due to increased sales during the holiday period in the United States extending from November through December, as well as in anticipation of the Easter holiday. Net sales in the first fiscal quarter have historically been affected principally by lower levels of promotional activity and the availability of fresh produce. Although the Company believes that these seasonal fluctuations are relatively predictable and that the Company's sources of liquidity are adequate to ensure the availability of working capital, there can be no assurance that seasonal trends in the Company's business will not adversely affect the Company's results of operations or financial condition in the future.



DIFFICULTY IN COMPLYING WITH GOVERNMENTAL REGULATIONS; LIABILITIES ASSOCIATED WITH ENVIRONMENTAL COMPLIANCE



     As a result of its agricultural, food processing and canning activities, the Company is subject to certain environmental laws and regulations. Many of these laws and regulations are becoming increasingly stringent and compliance with them is becoming increasingly expensive. The Company has been named as a potentially responsible party ("PRP") and may be liable for environmental investigation and remediation costs at certain designated "Superfund Sites" under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), or under similar state laws. Based on available information, the Company is defending itself in these actions as appropriate, and believes that none of the matters will have a material adverse impact on the Company's financial position or results of operations. There can be no assurance that such will be the case or that the Company will not be identified as a PRP at additional sites in the future or that additional remediation requirements will not be imposed on properties currently or previously owned or operated by the Company. In addition, there can be no assurance that other sites to which the Company has sent waste will not be identified for investigation or proposed for listing under CERCLA or similar state laws. In addition, under the Federal Food, Drug and Cosmetic Act and the Food Quality Protection Act of 1996, the U.S. Environmental Protection Agency (the "EPA") is involved in a series of regulatory actions relating to the evaluation and use of pesticides in the food industry, and there can be no assurance that the effect of such actions and any future actions on the availability and use of pesticides would not have a material adverse impact on the Company's financial position or results of operations. See
"Business -- Governmental Regulation" and "-- Environmental Compliance."

CONTROL BY TPG


     TPG and its affiliates, through their ownership of voting stock or through other contractual arrangements, has the ability to influence substantially and possibly to control the management and policies of the Company, as well as the determination of matters requiring stockholder approval. See "Capital Stock of DMFC" and "Certain Relationships and Related Transactions."



     The Company currently has, and will continue to have, contractual relationships with TPG, including a Transaction Advisory Agreement and a Management Advisory Agreement, each relating to certain services to be provided by TPG to the Company. See "Certain Relationships and Related Transactions."


LIMITATION ON CHANGE OF CONTROL

     Upon a Change of Control, (i) the Company will have the option, at any time prior to December 15, 2002, to redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, plus the Applicable Premium, through the date of redemption, and (ii) if the Company does not so redeem the Notes or if such Change of Control occurs after December 15, 2002, each Holder of the Notes will have the right to require the Company to repurchase such Holder's Notes at a price equal to 101% of the Accreted Value thereof to the date of repurchase, plus accrued and unpaid interest, if any. The Change of Control purchase feature of the Notes may in certain circumstances discourage or make more difficult a sale or takeover of the Company. In particular, a Change of Control of the Company or certain of its subsidiaries may cause an acceleration of, or require an offer to repurchase under, the DMC Notes and other indebtedness, if any, in which case such indebtedness would be required to be repaid in full before repurchase of the Notes. See "Description of Existing Indebtedness" and "Description of the Notes -- Change of Control." The inability to repay such indebtedness, if accelerated, and to purchase all of the tendered Notes would constitute an event of default under the Indenture. There can be no assurance that the Company will have funds available to repurchase the Notes upon the occurrence of a Change of Control.

RESTRICTIVE DEBT COVENANTS


     The Company is subject to a number of significant covenants under its indebtedness that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, incur guarantee obligations, repay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, enter into capital leases, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, make capital expenditures, engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. In addition, under the Bank Financing, the Company is required to comply with specified financial ratios and tests, including minimum EBITDA (as defined in the Bank Financing), minimum net worth, minimum fixed charge coverage and maximum leverage ratios. Substantially all of the assets of the Company have been pledged to secure the indebtedness of the Company. See "Description of Existing Indebtedness" and "Description of the Notes."



     Compliance with such restrictions could impair the Company's ability to fund its capital expenditures on a timely basis. Moreover, the Company's ability to comply with such covenants may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any of such covenants could result in a default, which would permit the acceleration of such indebtedness and the termination of the commitments of the Company's senior lenders to make further extensions of credit. Such senior lenders could also foreclose against collateral securing indebtedness owed them. If the Company's obligations under the Bank Financing were accelerated and the lenders' commitments terminated, the Company would be required to repay all amounts outstanding under the Bank Financing and would have no credit facility available to finance its seasonal working capital or other cash requirements. As a result, particularly if lenders were to foreclose on the Company's assets, the Company's business prospects, results of operations and financial condition would be materially and adversely affected.

BRAND RISK


     The Company has licensed the Del Monte brand name to various unaffiliated companies internationally and, for certain products, within the United States. The common stock and certain debt securities of one licensee, Fresh Del Monte Produce N.V., are publicly traded in the United States. Acts or omissions by these unaffiliated companies may adversely affect the value of the Del Monte brand name or the trading prices for the Exchange Notes. In addition, press and other third party announcements or rumors relating to any of these licensees may adversely affect the market prices for the Exchange Notes and demand for the Company's products, even though the events announced or rumored may not relate to the Company, which in turn could materially adversely affect the Company's results of operations and financial condition. See "Business -- Intellectual Property."


ORIGINAL ISSUE DISCOUNT

     The Initial Notes were issued at a substantial discount from their principal amount at maturity. For United States Federal income tax purposes, the difference between the issue price (the initial price at which the Initial Notes are sold) and the stated principal amount at maturity of each Note constitutes original issue discount ("Original Issue Discount"). Holders of the Notes will be required to include Original Issue Discount in income periodically over the term of the Notes before receipt of the cash or other payment attributable to such income.

     For United States Federal income tax purposes, each Holder of a Note must generally include in gross income a portion of the Original Issue Discount in each taxable year during which the Note is held in an amount equal to the Original Issue Discount that accrues on the Note during such period, determined by using a constant yield to maturity method. The Original Issue Discount included in income for each year will be calculated under a compounding formula that will result in the allocation of less Original Issue Discount to the earlier years of the term of the Note and more Original Issue Discount to later years. Any amount included in income as Original Issue Discount will increase a Holder's tax basis in the Note.

ABSENCE OF A PUBLIC MARKET FOR THE EXCHANGE NOTES

     Prior to the Exchange Offer there was no public market for the Exchange Notes. If such a market were to develop, the Exchange Notes could trade at prices that may be higher or lower than their Accreted Value. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation of the Exchange Notes on the Nasdaq Stock Market's National Market or otherwise. The Company has been advised by the Initial Purchasers that they currently intend to make a market in the Exchange Notes, as permitted by applicable laws and regulations, after consummation of the Exchange Offer. The Initial Purchasers are not obligated, however, to make a market in the Exchange Notes, and any such market making activity may be discontinued at any time without notice at the sole discretion of the Initial Purchasers. There can be no assurance as to the liquidity of the public market for the Exchange Notes or that any active public market for the Exchange Notes will develop or continue. If an active public market does not develop or continue, the market price and liquidity of the Exchange Notes may be adversely affected.

                               THE EXCHANGE OFFER

     The summary herein of certain provisions of the Registration Rights Agreement entered into between DMFC and the Initial Purchasers as of December 17, 1997 (the "Registration Rights Agreement") does not purport to be complete and reference is made to the provisions of the Registration Rights Agreement, which has been filed as an exhibit to the Registration Statement and a copy of which is available as set forth under the heading "Available Information."

TERMS OF THE EXCHANGE OFFER

  General

     In connection with the issuance of the Initial Notes pursuant to a Purchase Agreement dated as of December 9, 1997, by and among DMFC and the Initial Purchasers, the Initial Purchasers and their respective assignees became entitled to the benefits of the Registration Rights Agreement.


     Under the Registration Rights Agreement, DMFC are required to file within 75 days after December 19, 1997 (the date the Contadina Acquisition closed (the "Acquisition Date")), the Registration Statement of which this Prospectus is a part for a registered exchange offer with respect to an issue of new notes identical in all material respects to the Initial Notes except that the new notes shall contain no restrictive legend thereon. Under the Registration Rights Agreement, DMFC is required to use its best efforts to (i) cause the Registration Statement to become effective within 150 days after the Acquisition Date, (ii) keep the Exchange Offer open for at least 30 days (or longer if required by applicable law) after the date that notice of the Exchange Offer is mailed to holders of the Initial Notes and (iii) consummate the Exchange Offer on or prior to the 30th day following the date on which the Registration Statement is declared effective by the Commission. The Exchange Offer being made hereby, if commenced and consummated within the time periods described in this paragraph, will satisfy those requirements under the Registration Rights Agreement.



     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, all Initial Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. Exchange Notes of the same class will be issued in exchange for an equal principal amount of outstanding Initial Notes accepted in the Exchange Offer. Initial Notes may be tendered only in integral multiples of $1,000. This Prospectus, together with the Letter of Transmittal, is being sent
to all registered holders as of July   , 1998. The Exchange Offer is not
conditioned upon any minimum principal amount of Initial Notes being tendered in exchange. However, the obligation to accept Initial Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth herein under "-- Conditions."


     Initial Notes shall be deemed to have been accepted as validly tendered when, as and if the Trustee has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Initial Notes for the purposes of receiving the Exchange Notes and delivering Exchange Notes to such holders.

     Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, including the Exchange Offer No-Action Letters, DMFC believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by each holder thereof (other than a broker-dealer who acquires such Exchange Notes directly from DMFC for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act and other than any holder that is an "affiliate" (as defined in Rule 405 under the Securities Act) of
DMFC) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder is not engaged in, and does not intend to engage in, a distribution of such Exchange Notes and has no arrangement with any person to participate in a distribution of such Exchange Notes. By tendering the Initial Notes in exchange for Exchange Notes, each holder, other than a broker-dealer, will represent to DMFC that: (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business; (ii) it is not engaged in, and does not intend to engage in, a distribution of such Exchange Notes and has no arrangement or understanding to participate in a distribution of the Exchange Notes; and (iii) it is not an affiliate (as defined in Rule 405 under the Securities Act) of DMFC. If a holder of Initial Notes is engaged in or intends to engage in a distribution of the Exchange Notes or has any arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, such holder may not rely on the applicable interpretations of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. DMFC has agreed that it will make this Prospectus available to any Participating Broker-Dealer for a period of time not to exceed 180 days after the Registration Statement is declared effective (subject to extension under certain circumstances) for use in connection with any such resale. See "Plan of Distribution."

     In the event that (i) any changes in law or the applicable interpretations of the staff of the Commission do not permit DMFC to effect the Exchange Offer,
(ii) the Exchange Offer is not consummated within 180 days of the Acquisition Date, (iii) in certain circumstances, certain holders of unregistered Exchange Notes so request, or (iv) in the case of any of holder of Initial Notes that participates in the Exchange Offer, such holder does not receive Exchange Notes on the date of the exchange that may be sold without restriction under the federal securities laws (other than due solely to the status of such holder as an affiliate of DMFC within the meaning of the Securities Act), then in the case of clauses (i) through (iv) of this sentence, DMFC shall (x) promptly deliver to the holders of Initial Notes and the Trustee written notice thereof and (y) at their sole expense, (a) as promptly as practicable, file with the Commission a shelf registration statement (the "Shelf Registration Statement") covering resales of the Initial Notes, (b) use their best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use their best efforts to keep effective the Shelf Registration Statement until the earlier of two years after Issue Date (subject to extension under certain circumstances) or such time as all of the applicable Initial Notes have been sold thereunder. DMFC will, in the event that a Shelf Registration Statement is filed, provide to each holder of the Initial Notes copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Exchange Notes. A holder that sells Initial Notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations).

     If DMFC fails to comply with the above provision or if the Registration Statement or the Shelf Registration Statement (in the event the Shelf Registration Statement is required to be filed pursuant to the circumstances described above) fails to become effective, then, as liquidated damages, additional interest (the "Additional Interest" or "Liquidated Damages") shall become payable in respect of the Initial Notes as follows:

          (i) if (A) neither the Registration Statement nor the Shelf Registration Statement is filed with the Commission within 75 days following the Acquisition Date or (B) notwithstanding that DMFC has consummated or will consummate an Exchange Offer, DMFC is required to file a Shelf Registration Statement and such Shelf Registration Statement is not filed on or prior to the date required by the Registration Rights Agreement, then commencing on the day after either such required filing date, Additional Interest shall accrue on the Accreted Value (determined pursuant to the Registration Rights Agreement) of the Initial Notes at a rate of .50% per annum for the first 90 days immediately following each such filing date, such Additional Interest rate increasing by an additional .50% per annum at the beginning of each subsequent 90-day period; or

          (ii) if (A) neither the Registration Statement nor a Shelf Registration Statement is declared effective by the Commission within 150 days following the Acquisition Date or (B) notwithstanding that DMFC has consummated or will consummate an Exchange Offer, DMFC is required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the Commission on or prior to the 150th day following the Acquisition Date, then, commencing on the day after either such required effective date, Additional Interest shall accrue on the Accreted Value (determined pursuant to the Registration Rights Agreement) of the Initial Notes at a rate of .50% per annum for the first 90 days immediately following such date, such Additional Interest rate increasing by an additional .50% per annum at the beginning of each subsequent 90-day period; or

          (iii) if (A) DMFC has not exchanged Exchange Notes for all Initial Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to the 30th day after the date on which the Registration Statement was declared effective or (B) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of the Issue Date (other than after such time as all Initial Notes have been disposed of thereunder), then Additional Interest shall accrue on the Accreted Value (determined pursuant to the Registration Rights Agreement) of the Initial Notes at a rate of .50% per annum for the first 90 days commencing on (x) the 30th day after such effective date, in the case of (A) above, or (y) the day such Shelf Registration Statement ceases to be effective in the case of (B) above, such Additional Interest rate increasing by an additional .50% per annum at the beginning of each subsequent 90-day period;

provided, however, that the Additional Interest rate on the Initial Notes may not exceed in the aggregate 1.0% per anum; provided, further, however, that (1) upon the filing of the Registration Statement or a Shelf Registration Statement (in the case of clause (i) above), (2) upon the effectiveness of the Registration Statement or a Shelf Registration Statement (in the case of clause
(ii) above), or (3) upon the exchange of Exchange Notes for all Initial Notes tendered (in the case of clause (iii)(A) above), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (iii)(B) above), Additional Interest on the Initial Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

     Any amounts of Additional Interest due pursuant to clause (i), (ii) or
(iii) above will be payable in cash on the original interest payment dates specified with respect to the Initial Notes.

     Upon consummation of the Exchange Offer, subject to certain exceptions, holders of Initial Notes who do not exchange their Initial Notes for Exchange Notes in the Exchange Offer will no longer be entitled to registration rights and will not be able to offer or sell their Initial Notes, unless such Initial Notes are subsequently registered under the Securities Act (which, subject to certain limited exceptions, the Company will have no obligation to do), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "Risk
Factors -- Consequences of Exchange and Failure to Exchange."

  Expiration Date; Extensions; Amendments; Termination

     The term "Expiration Date" shall mean             , 1998 (30 calendar days
following the commencement of the Exchange Offer), unless the Exchange Offering is extended if and as required by applicable law, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

     In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and may notify the holders of the Initial Notes by means of mail of an announcement or by means of a press release or other public announcement prior to 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

     DMFC reserves the right (i) to delay acceptance of any Initial Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not permit acceptance of Initial Notes not previously accepted if any of the conditions set forth herein under "-- Conditions" shall have occurred and shall not have been waived by DMFC (if permitted to be waived), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Initial Notes. If any material change is made to terms of the Exchange Offer, the Exchange Offer shall remain open for a minimum of an additional five business days, if the Exchange Offer would otherwise expire during such period. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Exchange Agent. If the Exchange Offer is amended in a manner determined by DMFC to constitute a material change, DMFC will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Initial Notes of such amendment including providing public announcement, or giving oral or written notice to the holders of the Initial Notes. A material change in the terms of the Exchange Offer could include, among other things, a change in the timing of the Exchange Offer, a change in the Exchange Agent, and other similar changes in the terms of the Exchange Offer.


     Without limiting the manner in which DMFC may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, DMFC shall have no obligation to publish, advertise, or otherwise communicate any such public announcement.

  Interest on the Exchange Notes

     The Exchange Notes will accrue interest payable in cash at the applicable per annum rate set forth on the cover page of this Prospectus, from (A) the later of (i) the last interest payment date on which interest was paid on the Initial Notes surrendered in exchange therefor or (ii) if the Initial Notes are surrendered for exchange on a date subsequent to the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment or (B) if no interest has been paid on the Initial Notes, from December 15, 2002. Interest on the Exchange Notes is payable on June 15 and December 15 of each year commencing June 15, 2003.

  Procedures for Tendering

     To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, or an Agent's Message together with the Initial Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) certificates for such Initial Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Initial Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility" or "DTC") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF INITIAL NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND-DELIVERY SERVICE. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR INITIAL NOTES SHOULD BE SENT TO THE COMPANY. Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering Initial Notes which are the subject of such Book-Entry Conformation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that DMFC may enforce such agreement against such participant.

     The tender by a holder of Initial Notes will constitute an agreement between such holder and DMFC in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Only a holder of Initial Notes may tender such Initial Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Initial Notes are registered on the books of DMFC or any other person who has obtained a properly completed bond power from the registered holder.

     Any beneficial owner whose Initial Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Initial Notes, either make appropriate arrangements to register ownership of the Initial Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution") unless the Initial Notes tendered pursuant thereto are tendered (i) by a registered holder (or by a participant in DTC whose name appears on a security position listing as the owner) who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal and the Exchange Notes are being issued directly to such registered holder (or deposited into the participant's account at DTC) or (ii) for the account of an Eligible Institution.

     If the Letter of Transmittal is signed by the recordholder(s) of the Initial Notes tendered thereby, the signature must correspond with the name(s) written on the face of the Initial Notes without alteration, enlargement or any change whatsoever. If the Letter of Transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the Initial Notes.

     If the Letter of Transmittal is signed by a person other than the registered holder of any Initial Notes listed therein, such Initial Notes must be endorsed or accompanied by bond powers and a proxy which authorize such person to tender the Initial Notes on behalf of the registered holder, in each case as the name of the registered holder or holders appears on the Initial Notes.

     If the Letter of Transmittal or any Initial Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by DMFC, evidence satisfactory to DMFC of their authority to so act must be submitted with the Letter of Transmittal.

     A tender will be deemed to have been received as of the date when the tendering holder's duly signed Letter of Transmittal accompanied by Initial Notes (or a timely confirmation received of a book-entry transfer of Initial Notes into the Exchange Agent's account at DTC with an Agent's Message) or a Notice of Guaranteed Delivery from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Initial Notes tendered pursuant to a Notice of Guaranteed Delivery by an Eligible Institution will be made only against delivery of the Letter of Transmittal (and any other required documents) and the tendered Initial Notes (or a timely confirmation received of a book-entry transfer of Initial Notes into the Exchange Agent's account at DTC) with the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Initial Notes will be determined by DMFC in its sole discretion, which determination will be final and binding. DMFC reserves the absolute right to reject any and all Initial Notes not properly tendered or any Initial Notes which, if accepted, would, in the opinion of DMFC or its counsel, be unlawful. DMFC also reserves the absolute right to waive any conditions of the Exchange Offer or irregularities or defects in tender as to particular Initial Notes. DMFC's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Initial Notes must be cured within such time as DMFC shall determine. Neither DMFC, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Initial Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Initial Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Initial Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holders of such Initial Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, DMFC reserves the right in its sole discretion, subject to the provisions of the Indenture, to (i) purchase or make offers for any Initial Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "-- Expiration Date; Extensions; Amendments; Termination," to terminate the Exchange Offer in accordance with the terms of the Registration Rights Agreement and (ii) to the extent permitted by applicable law, purchase Initial Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

  Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all Initial Notes properly tendered will be accepted, promptly after the Expiration Date, and the Exchange Notes will be issued promptly after acceptance of the Initial Notes. See "-- Conditions" below. For purposes of the Exchange Offer, Initial Notes shall be deemed to have been accepted as validly tendered for exchange when, as and if DMFC has given oral or written notice thereof to the Exchange Agent.

     In all cases, issuance of Exchange Notes for Initial Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Initial Notes or a timely Book-Entry Confirmation of such Initial Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Initial Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Initial Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or nonexchanged Initial Notes will be returned without expense to the tendering holder thereof (or, in the case of Initial Notes tendered by book-entry transfer procedures described below, such nonexchanged Initial Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

  Book-Entry Transfer

     The Exchange Agent will make a request to establish an account with respect to the Initial Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Initial Notes by causing the Book-Entry Transfer Facility to transfer such Initial Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Initial Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an Agent's Message or the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "-- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. All references in this Prospectus to deposit or delivery of Initial Notes shall be deemed to include the Book-Entry Transfer Facility's book-entry delivery method.

  Guaranteed Delivery Procedures

     If a registered holder of the Initial Notes desires to tender such Initial Notes, and the Initial Notes are not immediately available, or time will not permit such holder's Initial Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis and an Agent's Message delivered, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by DMFC (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Initial Notes and the amount of Initial Notes tendered, stating that the tender is being made thereby and guaranteeing that within five business days after the Expiration Date the certificates for all physically tendered Initial Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) the certificates for all physically tendered Initial Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

  Withdrawal of Tenders

     Except as otherwise provided herein, tenders of Initial Notes may be withdrawn at any time prior to 5:00 p.m., New York City time on the business day prior to the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent prior to 5:00 p.m., New York City time on the business day prior to the Expiration Date at one of the addresses set forth below under "-- Exchange Agent" and prior to acceptance for exchange thereof by DMFC. Any such notice of withdrawal must (i) specify the name of the person having tendered the Initial Notes to be withdrawn (the "Depositor"), (ii) identify the Initial Notes to be withdrawn (including, if applicable, the registration number or numbers and total principal amount of such Initial Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Initial Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Initial Notes to register the transfer of such Initial Notes into the name of the Depositor withdrawing the tender, (iv) specify the name in which any such Initial Notes are to be registered, if different from that of the Depositor and (v) if applicable because the Initial Notes have been tendered pursuant to the book-entry procedures, specify the name and number of the participant's account at DTC to be credited, if different than that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Initial Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Initial Notes which have been tendered for exchange which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Initial Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Initial Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Initial Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Initial Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" and "-- Book-Entry Transfer" above at any time on or prior to the Expiration Date.

CONDITIONS


     Notwithstanding any other term of the Exchange Offer, Initial Notes will not be required to be accepted for exchange, nor will Exchange Notes be issued in exchange for any Initial Notes, and DMFC may terminate or amend the Exchange Offer as provided herein before the acceptance of such Initial Notes, if (i) because of any change in law, or applicable interpretations thereof by the Commission, DMFC determines that it is not permitted to effect the Exchange Offer, (ii) an action is proceeding or threatened that would materially impair the Company's ability to proceed with the Exchange Offer, (iii) there has been a material adverse development in an existing action or proceeding with respect to the Company, or (iv) not all necessary governmental approvals have been received. DMFC has no obligation to, and will not knowingly, permit acceptance of tenders of Initial Notes from affiliates of DMFC (within the meaning of Rule 405 under the Securities Act) or from any other holder or holders who are not eligible to participate in the Exchange Offer under applicable law or interpretations thereof by the Commission, or if the Exchange Notes to be received by such holder or holders of Initial Notes in the Exchange Offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the "blue sky" or securities laws of substantially all of the states of the United States.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Initial Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The costs of the Exchange Offer and the unamortized expenses related to the issuance of the Initial Notes will be amortized over the term of the Exchange Notes.

EXCHANGE AGENT

     Bankers Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

            By Mail                   By Overnight Mail or Courier:                       By Hand
            -------                   -----------------------------                       -------
  BT Services Tennessee, Inc.          BT Services Tennessee, Inc.                 Bankers Trust Company
      Reorganization Unit           Corporate Trust and Agency Group         Corporate Trust and Agency Group
        P.O. Box 292737                    Reorganization Unit                   Receipt & Delivery Window
   Nashville, TN 37229-2737              648 Grassmere Park Road             123 Washington Street, 1st Floor
                                           Nashville, TN 37211                      New York, NY 10006

                     Facsimile Transmission: (615) 835-3701
                      Confirm by Telephone: (615) 835-3572

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by DMFC. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by officers and regular employees of the Company.

     DMFC will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. DMFC, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. DMFC may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Initial Notes, and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer will be paid by DMFC, including fees and expenses of the Exchange Agent and Trustee and accounting, legal, printing and related fees and expenses.

     DMFC will pay all transfer taxes, if any, applicable to the exchange of Initial Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Initial Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Initial Notes tendered, or if tendered Initial Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Initial Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

                                USE OF PROCEEDS

     There will be no cash proceeds payable to the Company from the issuance of the Exchange Notes pursuant to the Exchange Offer. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Initial Notes in like principal amount, the terms of which are identical in all material respects to the Exchange Notes. The Initial Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any increase in the indebtedness of the Company.

                                 CAPITALIZATION


     The following table sets forth the actual unaudited capitalization of the Company at March 31, 1998. This table should be read in conjunction with the "Unaudited Pro Forma Financial Data," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto of the Company included elsewhere in this Prospectus.



                                                          (IN MILLIONS)
                                                          -------------
                                                           (UNAUDITED)
Total debt, including current portion:
  Revolving Credit Facility(1)..........................      $  68
  Term Loan Facility(2).................................        429
  12 1/4% Senior Subordinated Notes of DMC(3)...........        147
  12 1/2% Senior Discount Notes offered hereby(4).......        126
                                                              -----
          Total debt, including current portion.........        770
Redeemable preferred stock(5)...........................         32
Stockholders' deficit...................................       (354)
                                                              -----
          Total capitalization..........................      $ 448
                                                              =====


---------------


(1) The total capacity under the Revolving Credit Facility as of March 31, 1998 was $350 million. "Description of Existing Indebtedness."



(2) The Company amended the existing loan documents to increase the amount of this facility by $50 million in order to consummate the Contadina Acquisition.



(3) Excludes $9 million of accrued interest payable.



(4) Excludes $2 million of accrued interest payable.



(5) Net of unamortized discount of $3 million and excludes accreted dividends aggregating approximately $5 million as of March 31, 1998.

                       UNAUDITED PRO FORMA FINANCIAL DATA


     On April 18, 1997, the Company completed the Recapitalization. In connection with the Recapitalization, the Company repaid substantially all of its funded debt obligations existing immediately before the Recapitalization. On December 19, 1997, the Company acquired Contadina for $177 million, plus an estimated working capital adjustment of approximately $20 million. The consideration was paid solely in cash. The purchase price was subject to adjustment based on the final calculation of net working capital as of the closing date. Nestle provided its calculation of the net working capital, which resulted in a payment to the Company of $2 million, and therefore a reduction in the purchase price to a total of $195 million. The following Unaudited Pro Forma Statements of Operations were prepared by the Company as if the Contadina Acquisition, the Recapitalization and related financings had occurred as of July 1, 1996. The Unaudited Pro Forma Statements of Operations do not purport to represent what the Company's results of operations actually would have been if the Contadina Acquisition and the Recapitalization had occurred as of the dates indicated or what such results will be for any future periods.


     The unaudited pro forma financial data are based on the historical financial statements of the Company and the assumptions and adjustments described in the accompanying notes. The Company believes that such assumptions are reasonable. The unaudited pro forma financial data should be read in conjunction with the consolidated financial statements of the Company and the accompanying notes thereto appearing elsewhere in this Prospectus.


     Contadina was not operated as a separate business unit and, as such, it did not have regularly prepared financial statements. The Company has obtained and prepared financial information of Contadina for the year ended December 31, 1996, the period ended December 18, 1997 and the nine-month periods ended September 30, 1996 and 1997. Due to the limited information available to the Company, the Company has prepared the Unaudited Pro Forma Statement of Operations for the year ended June 30, 1997 using Contadina historical financial information for the 12-month period ended September 30, 1997 derived from the audited financial statements for the year ended December 31, 1996 appearing elsewhere in this Prospectus and unaudited financial data for the nine-month periods ended September 30, 1996 and 1997 appearing under "Summary Historical Financial Data of Contadina." The Unaudited Pro Forma Statement of Operations for the nine-month period ended March 31, 1998 includes the historical revenues and expenses of Contadina from July 1, 1997 through December 18, 1997 (the results of operations of Contadina since the date of acquisition have been included in the historical Company revenues and expenses for the nine-month period ended March 31, 1998). Such historical financial information includes allocations by Nestle for certain operating costs including, without limitation, costs of utilizing outside storage facilities; all selling costs including, without limitation, direct sales force and brokerage expenses; costs for utilizing centralized distribution and storage facilities; costs associated with marketing services; and general and administrative costs associated with support services such as finance, legal, human resources and information systems. The Company believes that it will experience operating costs of a similar nature to those charged by Nestle in its cost allocations but at a significantly reduced level; however, no assurances can be given in this regard. See "Risk
Factors -- Risks Relating to Contadina."

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS


                            YEAR ENDED JUNE 30, 1997



                                                 HISTORICAL
                                       ------------------------------     PRO FORMA
                                        DEL MONTE     CONTADINA(A)(B)    ADJUSTMENTS     PRO FORMA
                                       -----------    ---------------    -----------    -----------
                                       (RESTATED)
                                                              (IN MILLIONS)
Net sales............................  $     1,217         $156             $ --        $     1,373
Cost of products sold (excluding               819          155              (25)(c)            949
  inventory step-up).................
Inventory step-up (d)................           --           --                4                  4
                                       -----------         ----             ----        -----------
  Gross profit.......................          398            1               21                420
Selling, advertising, administrative           327(e)        20               14(e)             361
  and general expense................
                                       -----------         ----             ----        -----------
OPERATING INCOME (LOSS)..............           71          (19)               7                 59
Interest expense.....................           52            6               35(f)              93
Loss on sale of divested assets......            5           --               --                  5
Other expense........................           30(g)        --               --                 30
                                       -----------         ----             ----        -----------
LOSS BEFORE INCOME TAXES AND                   (16)         (25)             (28)               (69)
  EXTRAORDINARY ITEM.................
Provision for income taxes...........           --           --               --                 --
                                       -----------         ----             ----        -----------
LOSS BEFORE EXTRAORDINARY ITEM.......  $       (16)        $(25)            $(28)       $       (69)
                                       ===========         ====             ====        ===========
OTHER DATA:
Depreciation and amortization (h)....  $        24                                      $        30
Capital expenditures.................           20                                               30


                            See accompanying notes.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS


                        NINE MONTHS ENDED MARCH 31, 1998



                                                         HISTORICAL
                                                ----------------------------    PRO FORMA
                                                DEL MONTE    CONTADINA(A)(B)   ADJUSTMENTS    PRO FORMA
                                                ----------   ---------------   -----------   -----------
                                                (RESTATED)
                                                                     (IN MILLIONS)
Net sales.....................................  $      968        $ 92            $ --       $     1,060
Cost of products sold.........................         655          91             (18)(c)           728
Inventory step-up(d)..........................          --          --              (2)               (2)
                                                ----------        ----            ----       -----------
     Gross profit.............................         313           1              20               334
Selling, advertising, administrative and               249          13              12(e)            274
  general expense.............................
Acquisition expenses..........................           7          --              --                 7
                                                ----------        ----            ----       -----------
OPERATING INCOME (LOSS).......................          57         (12)              8                53
Interest expense..............................          58           3              11(f)             72
Other income..................................          (1)         --              --                (1)
                                                ----------        ----            ----       -----------
INCOME (LOSS) BEFORE INCOME TAXES.............          --         (15)             (3)              (18)
Provision for income taxes....................          --          --              --                --
                                                ----------        ----            ----       -----------
INCOME (LOSS).................................  $       --        $(15)           $ (3)      $       (18)
                                                ==========        ====            ====       ===========

OTHER DATA:
Depreciation and amortization (h).............  $       20                                   $        23
Capital expenditures..........................          15                                            20


                            See accompanying notes.

             NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS


     The Unaudited Pro Forma Statements of Operations reflect the adjustments for the Contadina Acquisition, the Recapitalization and related financings as if such events had occurred as of July 1, 1996.



     On December 19, 1997, the Company acquired the Contadina canned tomato business, including the Contadina trademark worldwide, capital assets and inventory, from Nestle and Contadina Services, Inc. for a total purchase price of $197 million, comprised of a base price of $177 million and an estimated net working capital adjustment of $20 million. The consideration was paid solely in cash. The purchase price was subject to adjustment based on the final calculation of net working capital as of the closing date. Nestle provided its calculation of the net working capital, which resulted in a payment to the Company of $2 million, and therefore a reduction in the purchase price to a total of $195 million. The Contadina Acquisition also included the assumption of certain liabilities of approximately $5 million, consisting primarily of liabilities in respect of reusable packaging materials, employee benefits and product claims. In connection with the Contadina Acquisition, approximately $7 million of acquisition-related expenses were incurred.



     The Contadina Acquisition was accounted for using the purchase method of accounting. The allocation of purchase price to the assets acquired and liabilities assumed has been made using estimated fair values that include values based on independent appraisals and management estimates. These estimates may be subject to adjustment to reflect actual amounts, primarily in the case of accrued liabilities. Any subsequent adjustments are expected to occur by the 1998 fiscal year-end and are not expected to be material. Allocation of the $195 million purchase price is as follows: inventory $95 million, prepaid expenses $5 million, property, plant and equipment $84 million, intangibles $16 million and accrued liabilities $5 million.



(a) The historical financial information for Contadina for the 12-month period ended September 30, 1997 was derived from the audited financial statements appearing elsewhere in this Prospectus and unaudited financial data appearing under "Summary Historical and Financial Data of Contadina." The historical financial data provided to the Company includes certain allocated expenses for functions and services provided by Nestle. Such allocated expenses are comprised of, without limitation, costs of utilizing outside storage facilities; all selling costs including, without limitation, direct sales force and brokerage expenses; costs for utilizing centralized distribution and storage facilities; costs associated with marketing services; and general and administrative costs associated with support services such as finance, legal, human resources and information systems and interest expense. The additional operating cost allocations were $25 million and $17 million, and the interest allocations were $6 million and $3 million for the 12-month period ended September 30, 1997 and the nine-month period ended March 31, 1998, respectively.



(b) Represents the historical revenue and expenses of Contadina from October 1, 1996 through September 30, 1997 and July 1, 1997 through December 18, 1997 for the Unaudited Pro Forma Statements of Operations for the year ended June 30, 1997 and the nine months ended March 31, 1998, respectively. As described in note (a) above, pro forma statement of operations data for the 12-month period ending September 30, 1997 for Contadina has been derived using Contadina's results of operations for the nine-month periods ended September 30, 1996 and 1997 and the year ended December 31, 1996. Contadina's results of operations for the period from July 1, 1997 to September 30, 1997 are accordingly presented in both the pro forma statement of operations for the year ended June 30, 1997 and the pro forma statement of operations for the nine months ended March 31, 1998. Net sales included in both periods amount to $37 million, and the net loss included in both periods is $8 million. There were no significant transactions or unusual events occurring during the three-month period ended September 30, 1997, nor were there any significant transactions or unusual events omitted by not including the period from July 1, 1996 to September 30, 1996.

(c) Adjustment to cost of products sold reflects the following:



                                                                    NINE MONTHS
                                                      YEAR ENDED       ENDED
                                                       JUNE 30,      MARCH 31,
                                                         1997           1998
                                                      ----------    ------------
                                                            (IN MILLIONS)
Reclassification of Contadina trade promotion
  costs.............................................     $(14)          $(13)
Reduction in depreciation expense arising from fair
  value adjustment for property, plant and equipment
  acquired..........................................       (6)            (2)
Elimination of royalties to Nestle S.A. for
  trademark license.................................       (5)            (3)
                                                         ----           ----
                                                         $(25)          $(18)
                                                         ====           ====



     Trade promotion costs for Contadina were reclassified from cost of products sold to selling, advertising, general and administrative expense to conform with Del Monte's classification of such costs.



     The expense represented by Contadina's historical charge to cost of products sold for royalties due to Nestle S.A. has been replaced by amortization of trademark recorded as selling, advertising, general and administrative expense which treatment is more representative of the continuing costs associated with the use of the Contadina trademark.



(d) Represents the cost of products sold related to the sales of the inventory acquired from Contadina which was written-up by the Company to estimated fair value as part of the preliminary purchase price allocation relating to the Contadina Acquisition.



(e) Adjustment to selling, advertising, administrative and general expense reflects the following:



                                                                    NINE MONTHS
                                                      YEAR ENDED       ENDED
                                                       JUNE 30,      MARCH 31,
                                                         1997           1998
                                                      ----------    ------------
                                                            (IN MILLIONS)
Reclassification of Contadina trade promotion
  costs.............................................     $ 14           $ 13
Elimination of amortization of Nestle goodwill......       (1)            (1)
Amortization of intangible acquired.................        1             --
                                                         ----           ----
                                                         $ 14           $ 12
                                                         ====           ====



     Selling, advertising, administrative and general expense for the year ended June 30, 1997 includes $25 million of one-time charges incurred in connection with the Recapitalization primarily for management incentive payments and, in part, for severance payments.

(f) Represents adjustments necessary to reflect pro forma interest expense and amortization of deferred financing expense as shown below based upon pro forma debt levels and applicable interest rates. The table below presents pro forma interest expense, including the respective interest rates and related fees and pro forma amortization of deferred financing costs.



                                                YEAR ENDED                         NINE MONTHS ENDED
                                               JUNE 30, 1997                        MARCH 31, 1998
                                    -----------------------------------   -----------------------------------
                                    INTEREST    PRINCIPAL     INTEREST    INTEREST    PRINCIPAL     INTEREST
                                     RATE(1)    BALANCE(2)   EXPENSE(3)    RATE(1)    BALANCE(2)   EXPENSE(3)
                                    ---------   ----------   ----------   ---------   ----------   ----------
                                                        (IN MILLIONS, EXCEPT PERCENTAGES)
Revolving Credit Facility.........     7.82%      $  220        $18          7.68%      $ 228         $13
Tranche A of Term Loan Facility...     7.82          200         16          8.13         197          12
Tranche B of Term Loan Facility...     8.57          230         20          8.61         249          15
DMC Notes.........................    12.25          150         18         12.25         150          15
Del Monte Notes...................    12.50          129         16         12.50         145          14
                                                                ---                                   ---
  Pro forma interest expense......                               88                                    69
Pro forma amortization of deferred
  financing costs.................                                5                                     3
                                                                ---                                   ---
  Total pro forma interest
    expense.......................                              $93                                   $72
                                                                ===                                   ===


    -------------------

    (1) Average of month-end interest rates.



    (2) Average of month-end principal balances.



    (3) Represents product of average month-end interest rate and average month-end principal balance for the applicable period.



(g) For the year ended June 30, 1997, includes $22 million of one-time expenses incurred in connection with the Recapitalization.



(h) Historical depreciation and amortization exclude amortization of $5 million and $3 million of deferred debt issue costs for fiscal 1997 and for the nine-month period ended March 31, 1998, respectively. Pro forma depreciation and amortization excludes amortization of $5 million and $3 million of pro forma deferred debt issue costs for fiscal 1997 and for the nine-month period ended March 31, 1998, respectively.

                      SELECTED CONSOLIDATED FINANCIAL DATA



     The following table sets forth historical consolidated financial information of the Company. The statement of operations data for each of the fiscal years in the four-year period ended June 30, 1996 and the balance sheet data as of June 30, 1993, 1994, 1995 and 1996 have been derived from consolidated financial statements of the Company audited by Ernst & Young LLP, independent auditors. The statement of operations data for the year ended June 30, 1997 and the nine months ended March 31, 1998, and the balance sheet data as of June 30, 1997 and March 31, 1998, have been derived from consolidated financial statements of the Company audited by KPMG Peat Marwick LLP, independent auditors. The selected consolidated financial data presented below as of March 31, 1997 and the nine months then ended was derived from the unaudited interim financial statements of the Company. The financial data presented below as of March 31, 1997 and for the nine months then ended, in the opinion of management, reflect all adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of such data and which have been prepared in accordance with the same accounting principles followed in the presentation of the Company's audited financial statements for the fiscal year ended June 30, 1997. Operating results for the nine months ended March 31, 1998 are not necessarily indicative of results to be expected for the full fiscal year. The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements of the Company and related notes and other financial information included elsewhere in this Prospectus.



                                                                                                           NINE MONTHS
                                                          FISCAL YEAR ENDED JUNE 30,                     ENDED MARCH 31,
                                             ----------------------------------------------------    -----------------------
                                              1993      1994      1995       1996         1997          1997         1998
                                             ------    ------    ------   ----------   ----------    ----------   ----------
                                                                          (RESTATED)   (RESTATED)    (RESTATED)   (RESTATED)
                                                                              (IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Net sales(a)...............................  $1,556    $1,500    $1,527     $1,305       $1,217         $936         $968
Cost of products sold(a)...................   1,213     1,208     1,183        984          819          634          655
                                             ------    ------    ------     ------       ------         ----         ----
Gross profit...............................     343       292       344        321          398          302          313
Selling, advertising, administrative and
  general expense(a).......................     286       225       264        239          327(b)       235          249
Special charges(c).........................     140        --        --         --           --           --           --
Acquisition expenses.......................      --        --        --         --           --           --            7
                                             ------    ------    ------     ------       ------         ----         ----
Operating income (loss)....................     (83)       67        80         82           71           67           57
Interest expense...........................      68        61        76         67           52           37           58
Loss (gain) on sale of divested
  assets(d)................................     (13)      (13)       --       (123)           5            5           --
Other (income) expense(e)..................       4         8       (11)         3           30           --           (1)
                                             ------    ------    ------     ------       ------         ----         ----
Income (loss) before income taxes, minority
  interest, extraordinary item and
  cumulative effect of accounting change...    (142)       11        15        135          (16)          25           --
Provision for income taxes.................      10         3         2         11           --            2           --
Minority interest in earnings of
  subsidiary...............................       8         5         1          3           --           --           --
                                             ------    ------    ------     ------       ------         ----         ----
Net income (loss) before extraordinary item
  and cumulative effect of accounting
  change...................................    (160)        3        12        121          (16)          23           --
Extraordinary loss(f)......................      --        --         7         10           42            4           --
Cumulative effect of accounting
  change(g)................................      28        --        --          7           --           --           --
                                             ------    ------    ------     ------       ------         ----         ----
Net income (loss)..........................  $ (188)   $    3    $    5     $  104       $  (58)        $ 19         $ --
                                             ======    ======    ======     ======       ======         ====         ====

                                                                                                         NINE MONTHS
                                                          FISCAL YEAR ENDED JUNE 30,                   ENDED MARCH 31,
                                              --------------------------------------------------   ------------------------
                                               1993     1994     1995       1996         1997         1997          1998
                                              ------   ------   ------   ----------   ----------   ----------    ----------
                                                                         (RESTATED)   (RESTATED)   (RESTATED)    (RESTATED)
                                                                              (IN MILLIONS)
OTHER DATA:
Gross margin(a).............................    22.0%    19.5%    22.5%      24.6%        32.7%       32.3%          32.3%
Adjusted EBITDA:(h)
  EBIT......................................  $  (74)  $   72   $   91     $  202       $   36       $  62         $   58
  Depreciation and amortization(i)..........      59       35       35         26           24          18             20
  EBITDA of Divested Operations.............     (50)     (39)     (35)       (22)          --          --             --
  Special charges(c)........................     140       --       --         --           --          --             --
  Asset write-down/impairment(j)............      --        1       --         --            7          --             --
  Loss (gain) on sale of Divested
    Operations(d)...........................     (13)     (13)      --       (123)           5           5             --
  Terminated transactions(k)................      --        1      (22)        --           --          --             --
  Benefit costs(l)..........................      --        6        7         --           --          --             10
  Headcount reduction and relocation(m).....      --       --       --          9           --          --             --
  Recapitalization
    expenses(b)(e)..........................      --       --       --         --           47          --             --
  Expenses of Contadina Acquisition(n)......      --       --       --         --           --          --              7
  Contadina inventory
    write-up(n).............................      --       --       --         --           --          --              2
                                              ------   ------   ------     ------       ------       -----         ------
    Adjusted EBITDA.........................  $   62   $   63   $   76     $   92       $  119       $  85         $   97
                                              ======   ======   ======     ======       ======       =====         ======
Adjusted EBITDA margin(h)...................     5.4%     5.7%     6.9%       8.6%        10.2%        9.5%          10.0%
Cash flows provided by operating
  activities................................  $   61   $   28   $   63     $   60       $   25       $  26         $    9
Cash flows provided by (used in) investing
  activities................................      (2)      55      (21)       170           37          39           (205)
Cash flows provided by (used in) financing
  activities................................     (55)     (83)     (44)      (224)         (63)        (65)           195
Capital expenditures........................      34       36       24         16           20          12             15
SELECTED RATIOS:
Ratio of earnings to fixed charges(o).......      --      1.2x     1.2x       2.8x          --         1.5x           1.0x
Deficiency of earnings to cover fixed
  charges(o)................................  $  142       --       --         --       $   16          --             --



                                                                     JUNE 30,                               MARCH 31,
                                                --------------------------------------------------   -----------------------
                                                 1993     1994     1995       1996         1997         1997         1998
                                                ------   ------   ------   ----------   ----------   ----------   ----------
                                                                           (RESTATED)   (RESTATED)   (RESTATED)   (RESTATED)
                                                                               (IN MILLIONS)
BALANCE SHEET DATA:
Working capital...............................  $   92   $   88   $   99     $  209       $  118        $186        $  220
Total assets..................................   1,066      936      960        736          667         739           928
Total debt, including current maturities......     624      569      576        373          610         310           770
Redeemable preferred stock....................     216      215      215        213           32         213            32
Stockholders' deficit.........................    (385)    (384)    (393)      (288)        (398)       (243)         (354)



Note: Financial data under the columns marked "restated" reflect the information from the Company's restated financial statements.

---------------

(a) In fiscal 1997, merchandising allowances primarily relating to in-store displays, store advertising and store coupons, which previously were recorded as a cost of products sold, have been reclassified to selling expense. Such merchandising allowances totaled $113 million, $67 million, $106 million, $100 million, $143 million and $101 million in the fiscal years ended June 30, 1993, 1994, 1995, 1996 and 1997, and the nine months ended March 31, 1997, respectively. In addition, certain military distributor allowances, which previously were treated as a reduction in net sales, have been reclassified to selling expense. Such military distributor allowances amounted to $1 million, $1 million, $1 million, $1 million, $2 million and $2 million in fiscal years ended June 30, 1993, 1994, 1995, 1996 and 1997, and the nine months ended March 31, 1997, respectively. All financial information has been restated to conform to this presentation.



(b) In connection with the Recapitalization, which was consummated on April 18, 1997, expenses of approximately $25 million were incurred primarily for management incentive payments and, in part, for severance payments.

(c) In June 1993, the Company recorded special charges of $140 million, which included $115 million for permanent impairment of acquisition-related intangible assets, including goodwill, and $25 million for facility consolidations.


(d) The Company sold its equity investment in Del Monte International in the fiscal quarter ended March 31, 1993 and recognized a $13 million gain. The Company sold its can manufacturing operations in the fiscal quarter ended December 31, 1993 and recognized a $13 million gain. In November 1995, the Company sold its pudding business for $89 million, net of $4 million of related transaction fees. The sale resulted in a gain of $71 million. In March 1996, the Company sold its 50.1% ownership interest in Del Monte Philippines for $100 million, net of $2 million of related transaction fees. The sale resulted in a gain of $52 million. In the fiscal quarter ended December 1996, the Company sold Del Monte Latin America. The combined sales price of $50 million, reduced by $2 million of related transaction expenses, resulted in a loss of $5 million.


(e) In fiscal 1995, other income includes the Company's receipt of proceeds of a $30 million letter of credit, reduced by $4 million of related transaction expenses, as a result of the termination of a merger agreement with Grupo Empacador de Mexico, S.A. de C.V. In fiscal 1997, $22 million of expenses were incurred in conjunction with the Recapitalization, primarily for legal, investment advisory and management fees.


(f) In June 1995, the Company refinanced its then-outstanding revolving credit facility, term loan and senior secured floating rate notes. In conjunction with this debt retirement, capitalized debt issue costs of $7 million were written off and accounted for as an extraordinary loss. In December 1995 and April 1996, the Company prepaid part of its term loan and senior secured notes. In conjunction with the early debt retirement, the Company recorded an extraordinary loss of $10 million for the early retirement of debt. The extraordinary loss consisted of a $5 million prepayment premium and a $5 million write-off of capitalized debt issue costs related to the early retirement of debt. In fiscal 1997, $42 million of expenses related to the early retirement of debt and to the Recapitalization was charged to net income. In September 1996, the Company repurchased outstanding debt, in conjunction with which capitalized debt issue costs of $4 million, net of a discount on such debt, were written off and accounted for as an extraordinary loss. In conjunction with the refinancing of debt that occurred at the time of the Recapitalization, the Company recorded a $38 million extraordinary loss related to the early retirement of debt. The $38 million extraordinary loss consisted of previously capitalized debt issue costs of approximately $19 million and a premium payment and a term loan make-whole payment aggregating $19 million.


(g) Effective July 1, 1992, the Company adopted SFAS No. 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pensions." The Company elected to recognize this change in accounting on the immediate recognition basis. The cumulative effect of adopting SFAS No. 106 resulted in a charge to fiscal 1993 net earnings of $28 million. Effective July 1, 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The cumulative effect of adopting SFAS No. 121 resulted in a charge to fiscal 1996 net earnings of $7 million.


(h) Adjusted EBITDA represents EBITDA (income (loss) before provision for income taxes, minority interest, extraordinary item, cumulative effect of accounting change and depreciation and amortization expense, plus interest expense) before special charges and other one-time and non-cash charges, less gains (losses) on sales of assets and the results of the Divested Operations. Adjusted EBITDA should not be considered in isolation from, and is not presented as an alternative measure of, operating income or cash flow from operations (as determined in accordance with GAAP). Adjusted EBITDA as presented may not be comparable to similarly titled measures reported by other companies. Since the Company has undergone significant structural changes during the periods presented, management believes that this measure provides a meaningful measure of operating cash flow (without the effects of working capital changes) for the core and continuing business of the Company by normalizing the effects of operations that have been divested and one-time charges or credits. Adjusted EBITDA margin is calculated as Adjusted EBITDA as a percentage of net sales (excluding net sales of Divested

     Operations of $402 million, $399 million, $417 million, $233 million and $48 million for the years ended June 30, 1993, 1994, 1995, 1996 and 1997, respectively, and $43 million for the nine months ended March 31, 1997).



(i) Depreciation and amortization exclude amortization of $8 million, $5 million, $5 million, $5 million and $5 million of deferred debt issuance costs for fiscal 1993, 1994, 1995, 1996 and 1997, respectively. Depreciation and amortization exclude amortization of $4 million and $3 million of deferred debt issuance costs in the nine-month periods ended March 31, 1997 and 1998, respectively.



(j) In fiscal 1994 and fiscal 1997, non-cash charges include $1 million related to write-offs of labels due to new labeling laws and $7 million related to the recognition of an other than temporary impairment of a long-term equity investment, respectively.



(k) In fiscal 1994, one-time charges of $1 million relate to a terminated transaction. In fiscal 1995, one-time charges and credits include $26 million received in connection with a terminated transaction and $4 million paid by the Company to terminate its alliance with PCP.



(l) In fiscal 1994 and 1995, one-time and non-cash charges include $6 million of benefit plan charges and $7 million related to the termination of a management equity plan, respectively. In the nine months ended March 31, 1998, one-time and non-cash charges include $3 million of stock compensation and related benefit expense and $7 million of severance and benefit costs.



(m) In fiscal 1996, other one-time charges include $3 million for relocation costs and $6 million of costs associated with a significant headcount reduction.



(n) For the nine months ended March 31, 1998, one-time charges include $7 million of acquisition-related expenses incurred in connection with the Contadina Acquisition and $2 million of inventory step-up due to the purchase price allocation related to the Contadina Acquisition.



(o) For purposes of determining the ratio of earnings to fixed charges and the deficiency of earnings to cover fixed charges, earnings are defined as income (loss) before extraordinary item, cumulative effect of accounting change and provision for income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance costs) and the interest component of rent expense.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     This discussion summarizes the significant factors affecting the consolidated operating results, financial condition and liquidity of the Company during the nine-month periods ended March 31, 1997 and 1998, and the three-year period ended June 30, 1997. This discussion should be read in conjunction with the unaudited consolidated financial statements for the nine-month period ended March 31, 1997 and the audited consolidated financial statements of the Company for the nine-month period ended March 31, 1998 and for the three-year period ended June 30, 1997, including the notes thereto, appearing elsewhere in this Prospectus.


GENERAL


     The Company reports its financial results on a July 1 to June 30 fiscal year basis to coincide with its inventory production cycle, which is highly seasonal. Raw product is harvested and packed primarily in the months of June through October, during which time inventories rise to their highest levels. At the same time, consumption of canned products drops, reflecting, in part, the availability of fresh alternatives. This situation affects operating results as sales volumes, revenues and profitability decline during this period. Results over the remainder of the fiscal year are affected by many factors including industry supply and the Company's share of that supply. See "-- Seasonality."



     Consistent with the Company's strategy to generate growth through acquisitions, the Company consummated the Contadina Acquisition in December 1997. The Contadina Acquisition contributes another established brand and positions the Company as the branded market leader in the high margin canned solid tomato category. The Contadina Acquisition also establishes a strong presence for the Company in the branded paste-based tomato products category, which includes tomato paste, tomato sauce and pizza sauce. The Company believes that Contadina's strong brand recognition, particularly in paste-based tomato products, complements the Company's brand leadership in canned solid tomato products and will enhance the Company's market share and household penetration. See "Prospectus Summary -- Summary Historical Financial Data of Contadina" and "Unaudited Pro Forma Financial Data."



     In addition to diversifying further the Company's revenue base, the Contadina Acquisition will expand the Company's processing scale, which the Company believes will result in production cost efficiencies. Moreover, among the facilities acquired by the Company is a state-of-the-art manufacturing facility at Hanford, California. As part of its efforts to consolidate production, tomato production at the Company's Modesto, California facility is expected to be transferred to Hanford following the summer 1998 pack. The Modesto facility would then be converted to a fruit processing facility and would assume the production currently conducted at the Company's San Jose and Stockton facilities in California, which are expected to be closed after the summer 1999 and 2000 packs, respectively. It is anticipated that these properties will be sold in the year following closure. In connection with these actions, the Company recorded charges of $7 million in the third quarter of fiscal 1998, principally relating to severance. The Company anticipates that it will incur material additional charges as a result of these plant closures, including the effects of adjusting the assets' remaining useful lives to accelerate the depreciation thereof, the costs to remove and dispose of those assets and ongoing fixed costs to be incurred during the Modesto plant reconfiguration and until the sale of the San Jose and Stockton properties. See Note N to the consolidated financial statements for the nine-month period ended March 31, 1998. The Company is continuing to evaluate its production facilities and believes that further consolidations may be appropriate. In conjunction with the purchase price allocation relating to the Contadina Acquisition, the Company has stepped up the value of the purchased inventory. Such step-up is estimated to be $4 million.



     Commencing in 1996, the Company has sought to leverage its brand and price leadership to improve sales and operating margins and, to that end, increased prices for many of its fruit and vegetable products in that year. As a result, the Company experienced an anticipated volume loss and market share decline. In the case of its fruit operations, the Company lost 3.3 percentage points of market share during fiscal 1996. However, the Company's significantly improved margins generally offset the effects of the lower volume, and the Company's market share recovered by year-end 1997 to achieve an increase of 5.1 percentage points of market share during 1997, a level higher than that experienced prior to the price increases. In the case of its vegetable operations, the Company lost 3.8 percentage points of market share during fiscal 1996 and 0.1 of a percentage point of market share during fiscal 1997. The Company coupled these price increases with a new marketing strategy that emphasizes consumption-driven trade promotion programs, as well as consumer-targeted promotions such as advertising and coupons, to encourage retailers to use store advertisements, displays and consumer-targeted promotions, rather than periodic price-only promotions. The Company plans to continue to emphasize its status as a price leader and, in 1997, in connection with the Recapitalization, began implementing a new business strategy designed to improve sales and operating margins by: (i) increasing market share and household penetration of high margin value-added products; (ii) introducing product and packaging innovations; (iii) increasing penetration of high growth distribution channels, such as supercenters and warehouse clubs; (iv) achieving cost savings through operating efficiencies, plant consolidations and investments in new and upgraded production equipment; and (v) completing strategic acquisitions.



     In fiscal 1995, Del Monte terminated an exclusive supply agreement with Pacific Coast Producers, an unaffiliated grower co-operative ("PCP"), to purchase substantially all of PCP's tomato and fruit production. Since terminating its agreement with PCP, the Company on occasion buys from and sells to PCP a limited amount of product on a spot basis. During fiscal 1996 and the first half of fiscal 1997, the Company sold its pudding business, its 50.1% interest in Del Monte Philippines and all of its interest in Del Monte Latin America. At the end of fiscal 1997, a distribution agreement expired under which Del Monte sold certain products for Yorkshire Dried Fruits and Nuts, Inc. ("Yorkshire") at cost. These events are collectively referred to as the "Divested Operations."



     The following table sets forth the net proceeds received by the Company in connection with the sale of the Divested Operations and, for the periods indicated, the net sales generated by the Divested Operations prior to disposition by the Company:



                                                            NET PROCEEDS      NET SALES FROM DIVESTED
                                          FISCAL YEAR     FROM DISPOSITION/     OPERATIONS PRIOR TO
          DIVESTED OPERATION             ENDED JUNE 30,      TERMINATION      DISPOSITION/TERMINATION
          ------------------             --------------   -----------------   -----------------------
                                                                         (IN MILLIONS)
Del Monte pudding business.............       1996              $  89                  $  15(a)
                                              1995                 --                     47
Del Monte Philippines .................       1996                100(b)                 102(b)
                                              1995                 --                    142
Del Monte Latin America................       1997                 48(c)                  17(c)
                                              1996                 --                     55
                                              1995                 --                     65
PCP....................................       1996                 --                     26(d)
                                              1995                 --(d)                 124(d)
Yorkshire..............................       1997                 --(e)                  31(e)
                                              1996                 --                     35
                                              1995                 --                     39


---------------


(a) The Company divested its pudding business in November 1995.


(b) In connection with the sale, which was consummated in March 1996, the Company entered into an eight-year supply agreement with the acquiror.


(c) The Company divested its Latin American operations in the second quarter of fiscal 1997.


(d) The Company entered into a consent decree with the U.S. Federal Trade Commission (the "FTC") pursuant to which the Company agreed to terminate its supply agreement with PCP. The Company terminated that supply agreement in June 1995. The Company sold the remaining inventory during fiscal 1996.


(e) The Company's distribution agreement with Yorkshire expired in June 1997.

    RESULTS OF OPERATIONS


     The following table sets forth, for the periods indicated, certain items from the Company's consolidated statements of operations, expressed as percentages of the Company's net sales for such periods:





                                             FISCAL YEAR                    NINE MONTHS
                                            ENDED JUNE 30,                ENDED MARCH 31,
                                    ------------------------------    ------------------------
                                     1995      1996        1997          1997          1998
                                    ------    ------    ----------    ----------    ----------
                                                        (RESTATED)    (RESTATED)    (RESTATED)
Net sales.......................       100%      100%      100%          100%          100%
Cost of products sold...........        78        76        67            68            68
                                       ---       ---    -------       -------       -------
Gross profit....................        22        24        33            32            32
Selling, advertising,
  administrative and general
  expense and other expense.....        17        18        27            25            26
                                       ---       ---    -------       -------       -------
Operating income................         5%        6%        6%            7%            6%
                                       ---       ---    -------       -------       -------
                                       ---       ---    -------       -------       -------
Interest expense................         5%        5%        4%            4%            6%
                                       ---       ---    -------       -------       -------
                                       ---       ---    -------       -------       -------



     The following tables set forth, for the periods indicated, the Company's net sales by product category, expressed in dollar amounts and as percentages of the Company's total net sales for such periods:



                                                  FISCAL YEAR              NINE MONTHS
                                                 ENDED JUNE 30,          ENDED MARCH 31,
                                           --------------------------    ----------------
                                            1995      1996      1997      1997      1998
                                           ------    ------    ------    ------    ------
                                                           (IN MILLIONS)
NET SALES:
Canned vegetables(a)...................    $  441    $  402    $  437     $336      $358
Canned fruit(a)........................       394       367       431      335       343
Tomato products(a).....................       211       217       229      168       211
Canned pineapple(a)....................        66        72        65       50        50
Other(b)...............................       219        89        41       33         6
                                           ------    ------    ------     ----      ----
          Subtotal domestic............     1,331     1,147     1,203      922       968
Latin America..........................        65        55        17       17        --
Philippines............................       180       142        --       --        --
Intercompany sales.....................       (49)      (39)       (3)      (3)       --
                                           ------    ------    ------     ----      ----
          Total net sales..............    $1,527    $1,305    $1,217     $936      $968
                                           ======    ======    ======     ====      ====



                                                  FISCAL YEAR              NINE MONTHS
                                                 ENDED JUNE 30,          ENDED MARCH 31,
                                           --------------------------    ----------------
                                            1995      1996      1997      1997      1998
                                           ------    ------    ------    ------    ------
AS A PERCENTAGE OF NET SALES:
Canned vegetables(a)...................        29%       31%       36%      36%       37%
Canned fruit(a)........................        26        28        35       36        35
Tomato products(a).....................        14        16        19       18        22
Canned pineapple(a)....................         4         6         5        5         5
Other(b)...............................        14         7         4        3         1
                                              ---       ---       ---     ----      ----
          Subtotal domestic............        87        88        99       98       100
Latin America..........................         4         4         1        2        --
Philippines............................        12        11        --       --        --
Intercompany sales.....................        (3)       (3)       --       --        --
                                              ---       ---       ---     ----      ----
          Total........................       100%      100%      100%     100%      100%
                                              ---       ---       ---     ----      ----
                                              ---       ---       ---     ----      ----


---------------
(a) Includes sales of the entire product line across each channel of distribution, including sales to grocery chains, warehouse clubs, supercenters, mass merchandisers and other grocery retailers, as well as the Company's foodservice, food ingredients, export and vegetable private label businesses and military sales.

(b) Includes dried fruit, gel and pudding cups and certain other retail products, as well as the Company's private label fruit and tomato businesses, which were discontinued in fiscal 1995 with the termination of the alliance with PCP.

SEASONALITY


     The Company's quarterly operating results have varied in the past and are likely to vary in the future based upon a number of factors. The Company's historical net sales have exhibited seasonality, with the second and third fiscal quarters having the highest net sales. These two quarters reflect increased sales of the Company's products during the holiday period in the United States extending from late November through December, as well as sales associated with the Easter holiday. Net sales in the first fiscal quarter have historically been affected by lower levels of promotional activity, the availability of fresh produce and other factors. Quarterly gross profit primarily reflects fluctuations in sales volumes and is also affected by the overall product mix. The Company's fruit operations have a greater percentage of annual sales and cost of sales in the first fiscal quarter, as compared to its vegetable and tomato operations, due principally to increased sales of fruit cups during the "back to school" period. The Company's vegetable and fruit operations have a greater percentage of annual sales and cost of sales in the second and third fiscal quarters, principally due to the year-end holiday season in the United States, and sales of ketchup and related cost of sales typically increase in the fourth fiscal quarter. Selling, advertising, general and administrative expenses tend to be greater in the first half of the fiscal year, reflecting promotional expenses relating to the "back to school" period and the year-end holiday season, while Easter is the only major holiday in the second half of the fiscal year.



     During the early 1990s, the markets for the Company's principal canned vegetable and fruit products were in a position of stable demand and excess supply. This excess supply primarily resulted from overplanting and abundant harvests of raw product, combined with processing over-capacity. During such periods of industry oversupply, pressure was placed on absolute volumes and gross margins. The Company, as well as certain of its competitors, implemented vegetable plant closures in an attempt to reduce processing over-capacity. The summer 1995 pack was below average for both vegetables and fruit due to flooding in the Midwest and heavy rains in California during the winter and spring of 1995. As a result, inventory levels during fiscal 1996 were lower than in previous years, leaving industry supply for vegetables and fruit in a balanced-to-tight position. The summer 1996 pack was slightly below average for fruit, while tomato production was slightly higher than expected. Vegetable production during the summer of 1996 was above average. This, coupled with an industry decrease in sales, resulted in higher than expected carry-in inventories (inventories on hand at the start of a packing season) of vegetables. In response, planned vegetable plantings were decreased for summer 1997 which resulted in higher vegetable costs. In addition, cooler weather than normal resulted in late plantings for some vegetables causing lower recoveries, while smaller fruit size lowered raw product fruit recoveries. These conditions have had very little impact on the Company's supply of product available for sale, however, since carry-in inventories were adequate to cover shortfalls from the summer 1997 harvest.


     The weather conditions which existed during the summer of 1995 resulted in reduced acreage yields and production recoveries of fruits and vegetables which negatively impacted the Company's production costs in fiscal 1996. During fiscal 1996, the Company's management developed a strategy to increase prices. These price increases resulted in volume and market share decreases for the Company during fiscal 1996 as competitors sold greater volume because their prices remained below the Company's. Despite the reduced market share, the Company's profitability was significantly higher in the fourth quarter of fiscal 1996 as a result of higher net selling prices. These price increases were applied to all product lines in fiscal 1997. Although the Company's aggregate volumes decreased in fiscal 1997 as compared to fiscal 1996, the Company regained and exceeded prior year fruit market share while vegetable market share was maintained and profitability growth continued due to these higher net selling prices. Profitability growth and market share may be unfavorably affected in the future due to the market dynamics of available supply and competitors' pricing.


     In the winter and spring of 1997-98, certain areas in California, one of the Company's principal growing regions for tomatoes and fruit, experienced substantial rainfall as a result of the "El Nino" phenomenon. The Company believes that the 1998 California fruit and tomato harvests and raw product recoveries are likely to be somewhat reduced as a result of these weather conditions and that the Company is likely to incur increased cost of products sold. Such circumstances may also adversely affect the Company's sales volumes and inventory levels. Historically, significant weather-related shortages in fruit, vegetable and tomato harvests have resulted in price increases that have offset increases in raw product costs and reductions in sales volumes. While the Company believes that the overall effects of the El Nino phenomenon will not be material to its financial condition and results of operations, no assurance can be given that the Company will be able to achieve price increases sufficient to offset any reduction in sales volume or increase in its cost of products sold.



NINE MONTHS ENDED MARCH 31, 1998 VS. NINE MONTHS ENDED MARCH 31, 1997



  Contadina Acquisition



     On December 19, 1997, the Company completed the Contadina Acquisition for a total of $197 million, comprised of a base price of $177 million and an estimated working capital adjustment of approximately $20 million. The consideration was paid solely in cash. The purchase price was subject to adjustment based on the final calculation of net working capital as of the closing date. Nestle provided its calculation of the net working capital, which resulted in a payment to the Company of $2 million, and therefore a reduction in the purchase price to a total of $195 million. The Contadina Acquisition also included the assumption of certain liabilities of approximately $5 million, consisting principally of liabilities in respect of reusable packaging materials, employee benefits and product claims. Results of operations for the nine months ended March 31, 1998 include $7 million of acquisition expenses related to the Contadina Acquisition. The Contadina Acquisition was accounted for using the purchase method of accounting. See "Prospectus Summary -- Summary Historical Financial Data of Contadina," "Unaudited Pro Forma Financial Data" and "-- Liquidity and Capital Resources -- Financing Activities -- 1998
Activity -- Contadina Acquisition."



  Net Sales



     Consolidated net sales for the nine months ended March 31, 1998 increased by $32 million, or 3.4%, from the nine months ended March 31, 1997 due to higher sales across all businesses and the Contadina Acquisition. Net sales, after adjusting for the effect of the Divested Operations, were $968 million for the nine months ended March 31, 1998 as compared to $893 million for the nine months ended March 31, 1997, an increase of $75 million or 8.4%. Fruit volume and net sales increased slightly for the nine months ended March 31, 1998 as compared to the nine months ended March 31, 1997, primarily due to an increase in retail fruit cup sales and sales of flavored fruits, which were introduced in 1997. Due to competitive pricing pressures in the fruit foodservice market, the gains in retail fruit sales in the nine months ended March 31, 1998 were partially offset by volume and sales declines in the foodservice business. The vegetable business experienced an increase of 6.3% and 6.5% in sales volumes and net sales, respectively, for the nine months ended March 31, 1998 as compared to the nine months ended March 31, 1997. The increase in sales volumes and net sales for the vegetable business has been affected by the Company's use of an effective mix of targeted trade and consumer promotions in addressing competitive discounting by other manufacturers. The tomato business also experienced an increase in sales volumes and net sales for the nine months ended March 31, 1998 as compared to the nine months ended March 31, 1997, primarily due to the Contadina Acquisition.



  Cost of Products Sold and Gross Profit



     Gross margin was 32.3% for both of the nine-month periods ended March 31, 1997 and 1998. Gross margin (excluding the Divested Operations) was 32.3% and 33.5% for the nine months ended March 31, 1998 and 1997, respectively. Costs increased for the nine months ended March 31, 1998 as compared to the comparable prior period. However, these increased costs were offset in part by a favorable sales mix of higher margin products. Increased costs for the nine months ended March 31, 1998 reflect primarily an increase in processing costs caused by a compressed harvesting season for fruit which resulted in the increased use of cold storage until processing capacity became available. Also affecting costs were reduced plantings for some vegetables and lower fruit raw product recoveries due to adverse weather conditions. Adverse harvesting conditions did not materially affect the Company's supply of product available for sale, however, since inventory balances at the end of fiscal 1997 were adequate to cover shortfalls in production in fiscal 1998. In addition, $2 million of inventory step-up resulting from the purchase price allocation related to the Contadina Acquisition has been included in cost of products sold.

  Selling, Advertising, Administrative and General Expense



     Selling, advertising, administrative and general expense as a percentage of net sales (excluding the Divested Operations) was 25.7% and 26.0% for the nine months ended March 31, 1998 and 1997, respectively. Selling, advertising, administrative and general expense for the nine months ended March 31, 1998 increased to $249 million from $235 million for the nine months ended March 31, 1997. The Company addressed competitive discounting in the marketplace in its vegetable and tomato businesses by increasing spending on an effective mix of targeted trade and consumer promotions. In addition, in the third quarter of fiscal 1998, the Company recorded accruals of $7 million for severance and related benefit costs of employees to be terminated in connection with a plant consolidation plan. As previously disclosed, management has implemented a plan to consolidate the Company's manufacturing operations.



  Interest Expense



     The 56.8% increase in interest expense for the nine months ended March 31, 1998 as compared to the nine months ended March 31, 1997 was due primarily to higher outstanding debt balances resulting from the Recapitalization, which occurred in the fourth quarter of fiscal 1997.



  Provision for Income Taxes



     There was no provision for income taxes for the nine months ended March 31, 1998 as compared to a provision of $2 million for the nine months ended March 31, 1997 because of the utilization of net operating loss carryforwards for which no benefit has been recognized and because of a change in the valuation allowance.



  Net Income



     Net income for the nine months ended March 31, 1998 decreased by $19 million as compared to the nine months ended March 31, 1997. The decrease in net income was primarily due to the plant consolidation severance accrual of $7 million and the increase in interest expense over the comparable prior period.


THREE YEARS ENDED JUNE 30, 1997

  Net Sales


     Consolidated net sales for fiscal 1996 decreased $222 million or 15% from the prior year due to lower volumes in domestic operations. Net sales for the domestic operations (excluding the Divested Operations) were $1,072 million for fiscal 1996 as compared to $1,110 million for fiscal 1995, a decrease of $38 million or 3%. The Company increased retail fruit and vegetable prices; however, these price increases were not immediately followed by the competition and resulted in lower sales volumes as compared to the prior year. In fiscal 1996, the Company's market share for Del Monte brand vegetables was 20.4% versus 24.1% for the previous year, and the Company's market share for Del Monte brand fruit was 35.5% versus 38.8% for the previous year. Consolidated net sales for fiscal 1997 decreased by $88 million or 7% from fiscal 1996. This decrease was attributable to the absence of the Divested Operations. Net sales for the domestic operations, after adjusting for the effect of Divested Operations, increased by $97 million from $1,072 million in fiscal 1996 to $1,169 million in fiscal 1997 due to higher prices across all product lines. The retail vegetable and fruit businesses increased prices in the second half of fiscal 1996. The export and foodservice businesses each increased fruit prices at the beginning of fiscal 1997. Generally balanced industry supplies of fruit and the Company's emphasis on consumer promotions were contributing factors towards realizing the higher prices. Volume increases in the fruit business were more than offset by volume decreases in the vegetable and tomato businesses. The volume decrease in the Company's vegetable business reflects, in part, an overall decline in canned vegetable consumption. In fiscal 1997, the Company's market share for Del Monte brand vegetable products was 20.3% versus 20.4% in the previous year, while the Company's market share for Del Monte brand fruit products was 40.5% compared to 35.5% for the previous year.


     Del Monte Philippines' net sales for the first nine months of fiscal 1996, until the Company's sale of its interest in this joint venture, accounted for 8% of consolidated net sales for the year ended June 30, 1996. Del Monte Latin America's net sales for fiscal 1996 (4% of consolidated sales in fiscal 1996) decreased

$10 million or 15% even though volumes were at approximately the same level as the prior year period. This decrease was primarily due to the significant Mexican peso devaluation.


  Cost of Products Sold and Gross Profit



     Gross margin was 22.5%, 24.6% and 32.7% in fiscal 1995, 1996 and 1997, respectively. Domestic gross margin (excluding the Divested Operations) was 26.4%, 26.4% and 33.8% in fiscal 1995, 1996 and 1997, respectively. Higher selling prices, changes in marketing strategy and relatively stable costs resulted in significantly higher gross profit margin than in prior years. In fiscal 1996, higher manufacturing costs were offset by price increases across all major product lines.


     Del Monte Philippines' gross margins were 11.8% and 17.4% in fiscal 1995 and 1996, respectively. Gross margins for Del Monte Latin America were 23.8% and 24.3% in fiscal 1995 and 1996, respectively. The increases in fiscal 1996 resulted primarily from opportunistic price increases due to inflationary conditions in Mexico with a lag in increases of cost of goods sold due to seasonal packing.


  Selling, Advertising, Administrative and General Expense



     Selling, advertising, administrative and general expense as a percentage of net sales (excluding the Divested Operations) was 21.2%, 19.8% and 27.5% in fiscal 1995, 1996 and 1997, respectively. Selling, advertising, administrative and general expense for fiscal 1997 increased significantly due to the Recapitalization and the change in marketing strategy. Expenses incurred primarily for management incentive payments and, in part, for severance payments incurred related to the Recapitalization were approximately $25 million. Marketing spending increased as the Company placed more emphasis on consumer promotion programs versus discounts from retailers' list prices than in the prior year.


     Included in general and administrative expenses are research and development costs of $6 million, $6 million and $5 million for fiscal 1995, 1996 and 1997, respectively. Research and development spending in fiscal 1995, 1996 and 1997 remained focused on strategic spending to maintain the existing business and to develop product line extensions.

  Interest Expense

     The 12% decrease in interest expense for fiscal 1996 compared to fiscal 1995 resulted from lower net borrowings under the Company's revolving credit facility and lower outstanding debt balances resulting in part from the sale of the Divested Operations. Interest expense decreased 22% in fiscal 1997 compared to fiscal 1996. This decrease was due to the lower outstanding debt balances during the first nine months of fiscal 1997 (before the Recapitalization).

  Other (Income) Expense


     Other income for fiscal 1995 reflects the Company's receipt of the proceeds of a $30 million letter of credit (reduced by $4 million of related transaction expenses) as a result of the termination of the merger agreement with Grupo Empacador de Mexico, S.A. de C.V. in September 1994. Other expense for fiscal 1997 increased due to $22 million of expenses incurred in the Recapitalization (primarily legal, investment advisory and management fees). Also included in fiscal 1997 other expense is $7 million relating to the recognition of an other than temporary impairment of a long-term equity investment. Such impairment was recognized as a result of the deteriorating financial condition of the investee company, the lack of payment of dividends by such company over a 15-month period and the planned sale of such company in connection with which its majority investors ascribed no value to the Company's equity investment.


  Provision for Income Taxes

     The tax provision increased to $11 million in fiscal 1996 from $2 million in fiscal 1995 primarily due to alternative minimum tax and state income tax as a result of the sales of divested assets in fiscal 1996. There was no tax provision in fiscal 1997 compared to a provision of $11 million in fiscal 1996. This decrease was primarily due to the expenses of the Recapitalization. As of June 30, 1997, the Company had $84 million in net operating loss carryforwards for tax purposes, which will expire between 2008 and 2012.

  Extraordinary Loss

     In June 1995, the Company refinanced its then-outstanding revolving credit facility, term loan and senior notes. The net proceeds of the pudding business sale and proceeds of the Del Monte Philippines sale were used for the early retirement of debt. In conjunction with this early debt retirement, in the second and fourth quarters of fiscal 1996, $5 million in capitalized debt issue costs were written off and $5 million primarily related to a prepayment premium were charged to income, both of which have been accounted for as an extraordinary item. In conjunction with the debt retirement, capitalized debt issue costs of $7 million were written off and accounted for as an extraordinary loss as required by generally accepted accounting principles. In conjunction with an exchange offer, capitalized debt issue costs of approximately $4 million, net of a discount, were charged to net income in fiscal 1997 and accounted for as an extraordinary loss. In conjunction with the refinancing of debt that occurred at the time of the Recapitalization, previously capitalized debt issue costs of approximately $19 million and a note premium and a term loan make-whole aggregating $19 million were charged to fiscal 1997 net income and accounted for as an extraordinary loss.

  Cumulative Effect of Accounting Change

     Effective July 1, 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The cumulative effect of adopting SFAS No. 121 resulted in a charge to fiscal 1996 net earnings of $7 million.


  Net Income



     Net income for fiscal 1996 increased by $99 million from fiscal 1995 due to the $123 million gain on sale of the Company's pudding business and Del Monte Philippines in fiscal 1996. Net income for fiscal 1997 decreased by $162 million as compared to fiscal 1996 primarily due to expenses associated with the Recapitalization of $85 million and loss on the sale of Del Monte Latin America of $5 million in fiscal 1997.


RECENTLY ISSUED ACCOUNTING STANDARDS

     In October 1996, the AICPA Accounting Standards Executive Committee issued Statement of Position ("SOP") No. 96-1 "Environmental Remediation Liabilities." The SOP provides guidance with respect to the recognition, measurement and disclosure of environmental remediation liabilities. SOP No. 96-1 is required to be adopted for fiscal years beginning after December 15, 1996. The Company has adopted SOP 96-1 for the first quarter of fiscal year 1998 and, based on current circumstances, does not believe the effect of adoption will be material.

     The Financial Accounting Standards Board (the "FASB") recently issued SFAS No. 129, "Disclosure of Information about Capital Structure"; SFAS No. 130, "Reporting Comprehensive Income"; SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information"; and SFAS No. 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits." The Company believes the effect of adoption of these statements will not be material.

YEAR 2000


     In the first quarter of fiscal 1998, the Company contracted with its information services outsourcing provider, Electronic Data Systems Corporation ("EDS"), to implement substantially all of the Company's Year 2000 compliance project. EDS maintains and operates most of the Company's software applications and also owns and operates a significant portion of the related hardware. The Company's compliance project is expected to be completed by June 1999. The total cost of the project is not material to the Company's expected cash outlays and is being funded through operating cash flow. The Company is expensing all costs associated with these system changes as the costs are incurred. The Company is also conducting inquiries regarding the Year 2000 compliance programs of its key suppliers and selected customers. No assurance can be given that the Company's suppliers and customers will all be Year 2000 compliant. The Company cannot predict to what extent its operations may be adversely affected if they are not compliant.

LIQUIDITY AND CAPITAL RESOURCES


     The Company's primary cash requirements are to fund debt service, finance seasonal working capital needs and make capital expenditures. Internally generated funds and amounts available under the Revolving Credit Facility are the Company's primary sources of liquidity. See Note D to the Company's consolidated financial statements as of and for the nine months ended March 31, 1998.



     Management believes that cash flow from operations and availability under the Revolving Credit Facility will provide adequate funds for the Company's working capital needs, planned capital expenditures and debt service obligations for at least the next 12 months. The Revolving Credit Facility is the Company's only revolving credit facility. See "-- Financing Activities -- 1997 Activity -- Bank Financing" and "Description of Existing Indebtedness."



     The Company's ability to fund its cash requirements and to remain in compliance with all of the financial covenants under its debt agreements depends on its future operating performance and cash flow, which, in turn, are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond its control. The Company actively considers various means of reducing inventory levels to improve cash flow.



     As part of its business strategy, the Company continuously reviews acquisition opportunities. No agreement has been reached, however, with respect to any such transaction. The Company believes that any acquisition would likely require the incurrence of additional debt, which could exceed amounts available under the Bank Financing. As a result, completion of any such acquisition could require the consent of the lenders under the Bank Financing and the amendment of the terms thereof, including for purposes of permitting the Company's compliance with its covenants thereunder. There can be no assurance as to whether, or the terms on which, the lenders under the Bank Financing would grant such consent.


  Operating Activities


     The working capital position of the Company is seasonally affected by the growing cycle of the vegetables, fruit and tomatoes it processes. Substantially all inventories are produced during the harvesting and packing months of June through October and depleted through the remaining seven months. Accordingly, working capital requirements fluctuate significantly. The Company uses funds from its Revolving Credit Facility, which currently provides for a $350 million line of credit, to finance the seasonal working capital needs of its operations. See "Description of Existing Indebtedness."



     Cash provided by operating activities in the nine months ended March 31, 1998 was $9 million as compared to $26 million for the same period in fiscal 1997. The increase in inventories (excluding the acquired Contadina inventory) at March 31, 1998 from June 30, 1997 reflects the seasonal inventory buildup. The increase in accounts payable and accrued expenses from June 30, 1997 to March 31, 1998 primarily reflects accrued expenses resulting from higher levels of trade and consumer promotions and accruals remaining from the peak production period. As of March 31, 1998, $68 million was outstanding under the Revolving Credit Facility, compared to $82 million at June 30, 1997.



     Cash provided by operating activities decreased by $3 million in fiscal 1996 over fiscal 1995 primarily due to a decrease in inventories and in accounts receivable offset by a decrease in accounts payable and accrued expenses. The decrease in inventories resulted from high carry-over inventories from fiscal 1995 versus low inventory levels at the end of fiscal 1996 due to a tight industry supply of certain inventory items. The decrease in accounts receivable resulted primarily from a decrease in sales activity during June 1996 as compared to June 1995. The decrease in accounts payable and accrued expenses was due primarily to a decrease in amounts payable to PCP due to the termination of a joint venture at the end of fiscal 1995 and a decrease in marketing accruals due to a change in marketing strategy during fiscal 1996. Also affecting accrued expenses in fiscal 1996 was a charge to an accrual established in fiscal 1993 to implement multi-year cost savings measures. The decrease occurred as costs associated with fiscal 1996 consolidation efforts were charged to this accrual. In fiscal 1997, cash provided by operations decreased by $35 million over fiscal 1996 primarily due to various expenses associated with the Recapitalization, as well as an increase in inventories due to lower sales volume during the year than anticipated.

  Investing Activities


     The increase of $191 million in cash provided by investing activities in fiscal 1996 versus fiscal 1995 and the decrease of $133 million in cash provided by investing activities in fiscal 1997 versus fiscal 1996 was principally due to net cash proceeds from the sale of the Company's pudding business ($85 million) and the sale of the Company's interest in Del Monte Philippines ($98 million) in fiscal 1996. The effect of the fiscal 1996 divested asset sales was partially offset in fiscal 1997 by the sale of Del Monte Latin America ($48 million).



     Capital expenditures for fiscal 1997 were $20 million including approximately $1 million for environmental compliance. The Company expects that capital expenditures during fiscal 1998 will be approximately $35 million as the Company implements a new program which is intended to generate cost savings by introducing new equipment that would result in general production efficiencies. Approximately $15 million of such amount had been spent through March 1998. The Company also plans an aggregate of approximately $136 million of additional capital expenditures through 2001, of which $54 million, $58 million and $24 million is expected to be spent in fiscal 1999, 2000 and 2001, respectively. In fiscal 1999, the Company intends to spend approximately $28 million in connection with its plans to consolidate processing operations and $6 million for general manufacturing improvements. Of the anticipated capital expenditures for fiscal 2000, the Company plans to spend approximately $32 million in connection with its plans to consolidate processing operations. In addition to the foregoing, the Company budgets certain amounts for ordinary repairs and maintenance. The Company continually evaluates its capital expenditure requirements, and such plans are subject to change depending on market conditions, the Company's cash position, the availability of alternate means of financing and other factors. Capital expenditures are expected to be funded from internally generated cash flows and by borrowing from available financing sources.


  Financing Activities -- 1998 Activity


     The Refinancing. On April 15, 1998, the Company and Bank of America National Trust and Savings Association ("BofA"), BancAmerica Robertson Stephens and Bankers Trust Company entered into a commitment letter relating to the amendment and restatement of the Bank Financing (the "Refinancing"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. For a description of additional terms of the Bank Financing, as well as the proposed terms of the amended and restated Bank Financing, see "Description of Existing Indebtedness."



     Contadina Acquisition. In connection with the $195 million Contadina Acquisition, the Company issued discount notes with an aggregate principal amount at maturity of $230 million and received gross proceeds of approximately $126 million. These Notes accrue interest at 12.50% payable on each June 15 and December 15, which will be accreted through December 15, 2002, after which time interest is required to be paid in cash until maturity. The Initial Notes mature on December 15, 2007.



     In connection with the Contadina Acquisition, the Company also amended the Bank Financing and certain related debt covenants to permit additional funding under the existing Term B loan in an amount of $50 million, thus increasing the aggregate amount outstanding under the Term Loan Facility to $430 million. Amortization of such additional Term B loan amount is incremental to the scheduled amortization of the previously existing Term B loan. Such additional amortization will begin on a quarterly basis in the second quarter of fiscal 1999 in the amount of $0.5 million on an annual basis with such amortization increasing in the fourth quarter of fiscal 2004, through the third quarter of fiscal 2005, to approximately $12 million per quarter.


  Financing Activities -- 1997 Activity


     The Recapitalization. On February 21, 1997, DMFC entered into a merger agreement (the "Merger Agreement"), which was amended and restated as of April 14, 1997, with TPG and Shield. On April 18, 1997, DMFC was recapitalized through the merger of Shield with and into DMFC, with DMFC being the surviving corporation. By virtue of the Recapitalization, shares of DMFC's preferred stock having an implied value of approximately $14 million held by certain of DMFC's stockholders who remained investors were cancelled and were converted into the right to receive new DMFC Common Stock. All other shares of DMFC stock were cancelled and were converted into the right to receive cash consideration. In connection with the

Recapitalization, DMC repaid substantially all of its funded debt obligations existing immediately before the Recapitalization. In the Recapitalization, the common stock and preferred stock of Shield was converted into new shares of Common Stock and Preferred Stock, respectively, of DMFC.


     Cash funding requirements for the Recapitalization totaled $809 million and included repayment of $158 million of then outstanding notes, $113 million of the then-existing term loan, and $30 million of the then-existing revolving credit facility. In addition, $422 million was paid to former shareholders as cash consideration for their shares and approximately $86 million was paid in other fees and expenses. These cash funding requirements were satisfied through the following: (i) a cash equity investment by TPG and other investors of $126 million in Common Stock; (ii) a cash equity investment by TPG and other investors of $35 million in shares of redeemable preferred stock and warrants to purchase Common Stock; (iii) $380 million of borrowings under the Term Loan Facility; (iv) $119 million of borrowings under the Revolving Credit Facility;
(v) $147 million from the net proceeds of the offering of the DMC Notes; and
(vi) $2 million of proceeds from the sale of a surplus property.



     Bank Financing. Concurrent with the Recapitalization, the Company entered into the Bank Financing. The Term Loan Facility provides for term loans in the aggregate amount of $380 million, consisting of Term Loan A of $200 million and Term Loan B of $180 million. The Revolving Credit Facility provides for revolving loans in an aggregate amount of $350 million, including a $70 million Letter of Credit subfacility. The Revolving Credit Facility terminates in fiscal 2003, the Term Loan A will mature in fiscal 2003, and the Term Loan B will mature in fiscal 2005. Scheduled principal payments on the Term Loan A begin in the first quarter of fiscal 1999 and continue quarterly through maturity. Initial quarterly amortization is approximately $8 million per quarter, rising periodically at approximately $1 million per quarter to a final quarterly amortization, beginning in the first quarter of fiscal 2003, of approximately $17 million through maturity. Scheduled principal payments on the Term Loan B begin in the third quarter of fiscal 1998 and continue quarterly through maturity. Initial quarterly amortization amounts to approximately $2 million per year. Substantial amortization begins in the fourth quarter of fiscal 2004, with quarterly amortization of approximately $42 million. The interest rates applicable to amounts outstanding under the Term Loan A and the Revolving Credit Facility are currently, at the Company's option, either (i) the base rate (the higher of .50% above the Federal Funds Rate and the bank's reference rate) plus 1.00% or (ii) the reserve adjusted offshore rate plus 2.00%. Interest rates on the Term Loan B are, at the Company's option, either (i) the base rate plus 2.00% or (ii) the offshore rate plus 3.00%. The Bank Financing is the Company's only syndicated bank loan.



     Senior Subordinated Notes. In connection with the Recapitalization, on April 18, 1997, DMC issued senior subordinated notes with an aggregate principal amount of $150 million (the "DMC Notes") and received gross proceeds of $147 million. The DMC Notes accrue interest at 12.25% per year, payable semiannually in cash on each April 15 and October 15. The DMC Notes are guaranteed by DMFC and mature on April 15, 2007. DMC's obligations under the senior subordinated notes are secured by substantially all personal property of DMC and by first priority liens on certain of its unencumbered real property for interests. DMFC's guarantee is secured by a pledge of the stock of DMC.



     The terms of the Company's indebtedness contain restrictive covenants, the most restrictive of which is that the Company must maintain a minimum level of EBITDA (as defined in the Bank Financing). See "Description of Existing Indebtedness." The Company is in compliance with all such covenants.


  Financing Activities -- 1996 Activity


     The increase in net cash used in financing activities of $180 million in fiscal 1996 as compared to fiscal 1995 reflects a lower balance under the Revolving Credit Facility at year-end 1996 versus 1995 and higher net pay-down of long-term debt. The higher payments on the Revolving Credit Facility and long-term debt were due to cash available from the Company's sales of the pudding business and Del Monte Philippines. In connection with the early debt repayment, a prepayment penalty of $5 million was charged to income and recorded as an extraordinary loss. Included in other financing activities in fiscal 1996 was a deposit of $30 million of Del Monte Philippines sale proceeds into a collateral account until agreement was reached with the term lenders as to final application.

PENSION FUNDING


     As described more fully in Note F to the audited consolidated financial statements of the Company as of and for the year ended June 30, 1997, the Company's defined benefit pension plans were determined to be underfunded. It had been the Company's policy to fund the Company's retirement plans in an amount consistent with the funding requirements of federal law and regulations and not to exceed an amount that would be deductible for federal income tax purposes. In connection with the Recapitalization, the Company has entered into an agreement with the U.S. Pension Benefit Guaranty Corporation dated April 7, 1997 whereby the Company contributed $15 million within 30 days after the consummation of the Recapitalization to its defined benefit pension plans. The Company will also contribute a minimum of $15 million in calendar 1998, of which $10 million has been paid, $9 million in calendar 1999, $8 million in calendar 2000 and $8 million in calendar 2001, for a total of $55 million. The agreement provides that the contributions required to be made in 1999, 2000 and 2001 will be secured by a $20 million letter of credit to be obtained by the Company prior to August 31, 1998, which date will be extended until June 15, 1999 upon the consummation of the Refinancing. The contribution required to be made in 1998 will be paid prior to any scheduled amortization under the Bank Financing in excess of $1 million, and the Company has agreed not to make voluntary prepayments of the loans under the Bank Financing prior to making the contribution required to be made in 1998 or prior to obtaining the letter of credit.


TAX NET OPERATING LOSS CARRYFORWARDS

     As of June 30, 1997, the Company had $84 million in net operating loss carryforwards, which will expire between 2008 and 2012. The Company's use of these net operating loss carryforwards in any year may be limited by applicable law.

INFLATION

     The Company's costs are affected by inflation and the effects of inflation may be experienced by the Company in future periods. However, the Company has historically mitigated the inflationary impact of increases in its costs by controlling its overall cost structure.

                                    BUSINESS

GENERAL


     The Company was originally incorporated in 1916 and remained a publicly traded company until its acquisition in 1979 by the predecessor of RJR Nabisco. In December 1989, RJR Nabisco sold the Company's fresh produce operations ("Fresh Del Monte"), to Polly Peck International PLC ("Polly Peck"). In January 1990, an investor group led by Merrill Lynch & Co. ("ML & Co.") purchased the Company and certain of its subsidiaries from RJR Nabisco for $1.5 billion (the "RJR Nabisco Sale"). Following such sale, the Company divested several of its non-core businesses and all of its foreign operations.



     The Company, a branded marketer of premium quality, nutritious food products, is the largest producer and distributor of canned vegetables and canned fruit in the United States, with pro forma net sales of $1.1 billion and $1.4 billion for the nine months ended March 31, 1998 and the fiscal year ended June 30, 1997, respectively. Management believes that the Company's principal brand, Del Monte, which has been in existence since 1892, has the highest unaided brand awareness of any canned food brand in the United States. Del Monte brand products are found in substantially all national grocery chains and independent grocery stores throughout the United States. As the brand leader in three major processed food categories (canned vegetables, fruit and solid tomato products), the Company has a full-line multi-category presence that management believes provides it with a substantial competitive advantage in selling to the retail grocery industry. The Contadina Acquisition contributes another established brand and positions the Company as the branded market leader in the high margin canned solid tomato category and establishes a strong presence for the Company in the branded paste-based tomato products category. See "-- Company Products."



     The Company sells its products to national grocery chains and wholesalers through a nationwide sales network consisting primarily of independent food brokers. The Company's direct sales force also sells to warehouse club stores, selected mass merchandisers, such as Wal-Mart and Kmart, and larger mass merchandising outlets that include full grocery sections, such as Wal-Mart Supercenters and Kmart's SuperKs. In addition, the Company sells its products to the foodservice industry, food processors and the military through different independent food brokers. The Company also exports a small percentage of its products to certain foreign countries directly and through independent exporters based in the United States. See "-- Sales, Marketing and Distribution."



     The Company operates 15 production facilities in California, the Midwest, Washington and Texas, as well as six strategically located distribution centers. The Company has over 2,500 contracts to purchase vegetables and fruit from individual growers and cooperatives located in various geographic regions of the United States, principally California, the Midwest, the Northwest and Texas. This diversity of sourcing helps insulate the Company from localized disruptions during the growing season, such as weather conditions, that can affect the price and supply of vegetables, fruit and tomatoes. See "-- Supply and Production."



     The Company owns a number of registered and unregistered trademarks that it uses in conjunction with its business, including the trademarks Del Monte, Fruit Cup, FreshCut, Snack Cups, Fruit Naturals, Orchard Select, Fruit Smoothie Blenders, Del Monte Lite and Contadina. In connection with and subsequent to the RJR Nabisco Sale, the Company granted various perpetual, exclusive royalty-free licenses for the use of the Del Monte name and trademark, as well as the use of certain copyrights, patents, and trade secrets, generally outside of the United States. The licensees include Fresh Del Monte and its affiliates (which succeeded to Polly Peck as the owner of the Company's former fresh produce operations), Del Monte International, Kikkoman Corporation ("Kikkoman"), affiliates of RJR Nabisco, and Yorkshire. None of the licensees is an affiliate of the Company, other than Yorkshire with respect to which the Company owns 20% of the common stock. See "Risk Factors -- Brand Risk" and "-- Intellectual Property."



     In April 1997, the Company completed the Recapitalization as a result of which Texas Pacific Group, a private investment group, obtained a controlling interest in the Company. Under a new senior management team introduced in connection with the Recapitalization, the Company began implementing a new business strategy designed to increase sales and improve operating margins, by:
(i) increasing market share and distribution of high margin value-added products; (ii) introducing product and packaging innovations; (iii) increasing penetration of high growth distribution channels, such as supercenters and warehouse clubs;

(iv) achieving cost savings through investments in new and upgraded production equipment and plant consolidations; and (v) completing strategic acquisitions.

COMPETITIVE STRENGTHS


     Management believes that the following elements contribute to the Company's position as a leading branded producer, marketer and distributor of canned vegetables, fruit and tomato products in the United States and provide a solid foundation for the Company's business strategy.



- STRONG BRAND NAME RECOGNITION AND LEADING MARKET SHARES -- The Del Monte brand name, which has been in existence since 1892, is one of the leading brand names in the food industry. Based on the ability of consumers to name the Del Monte brand when asked to identify companies that manufacture canned foods, management believes that the Del Monte brand has the highest unaided brand awareness of any canned food brand in the United States. The Company recently acquired the Contadina brand, an established national brand with a strong reputation for quality. For the 52 weeks ended March 31, 1998, the Company's 19.5% market share of canned vegetables was larger than the combined market shares of the Company's two largest branded competitors, and its 41.9% market share of canned fruit was larger than the combined market shares of all other branded competitors. The Company, including its Contadina business had a pro forma 16.3% market share in the high margin solid segment of the canned tomato market for the 52 weeks ended March 31, 1998. See
   "-- Company Products."



                                                 MARKET SHARE FOR 52 WEEKS ENDED
                                                         MARCH 28, 1998
                                      -----------------------------------------------------
                                        MARKET                      NEXT LEADING BRANDED
              CATEGORY                POSITION(A)   PERCENTAGE   COMPETITOR'S PERCENTAGE(A)
              --------                -----------   ----------   --------------------------
Canned vegetables....................     #1          19.5%      13.2% (Green Giant)
Canned fruit.........................     #1          41.9%      11.4% (Libby's)
Canned solid tomato products(b)......     #1          16.3%      11.2% (Hunt's)


---------------

(a) Excludes private label.


(b) Pro forma to include Contadina sales.



- TECHNICAL EXPERTISE AND LOW COST PRODUCTION ADVANTAGES -- The Company has significant experience in developing new products and packaging alternatives and in engineering efficient food processing operations. These capabilities are leveragable across many food categories. The Company has developed proprietary vegetable seed varieties, which increase harvest and cannery recoveries and improve flavor and quality. The Company also benefits from many long-term relationships with experienced, geographically diverse growers who work with the Company to maximize yields of raw product. These relationships also help to ensure a consistent supply of raw product. As a result of its technical expertise, proprietary seed varieties and raw product sourcing diversity, as well as its modern processing equipment and labeling, packaging, warehousing and distribution efficiencies, management believes that the Company is one of the lowest cost producers of canned vegetables, fruit and tomatoes in the United States. See "-- Company Products" and "-- Supply and Production."


- PREFERRED SUPPLIER STATUS -- Competitive pressures in the retail food industry are causing many retailers to prefer large suppliers such as the Company that are able to provide consumer-favored brands, full product lines and sophisticated inventory and category management programs. Del Monte anticipated this trend and has developed proprietary software tools to assist its customers and promote sales of its products. Del Monte's proprietary category management system is designed to address retailers' efforts to maximize profitability of shelf space dedicated to canned food categories. A substantial majority of the Company's customers that have employed Del Monte's category management system have increased the relative amount of shelf space dedicated to the Company's products as compared to competing products. The Company's proprietary vendor-managed inventory software allows Del Monte to manage directly its customers' inventories of the Company's products. This inventory management software is designed to reduce customers' overhead costs and to enable them to achieve lower average inventory levels while enhancing the Company's opportunities to sell its products. Retailers also rely on Del Monte's in-depth knowledge as the leading branded marketer in the canned fruit, vegetable and tomato categories, and they seek the Company's advice on marketing and promoting these categories. Finally, Del Monte has strong, well-developed relationships with all major participants in the retail grocery trade. The Company believes that these relationships will become increasingly important as consolidation among grocery retailers continues. The Company is seeking to use its category knowledge, customer relationships and software tools, along with its multi-category product line that can readily be ordered and shipped on a full truck-load basis, to become the preferred supplier in its product categories. See "-- Sales, Marketing and Distribution."



- EXTENSIVE NATIONAL SALES AND DISTRIBUTION SYSTEM -- The Company's extensive sales and distribution network is responsible for the distribution of finished goods to over 2,400 customer destinations nationwide. This network enables the Company to compete with other national brands and regional competitors, and to introduce new products on a regional or national basis. The Company operates six strategically located distribution centers offering customers a variety of services, including electronic data interchange and direct store shipments. Management believes that the Company's distribution system makes an important contribution to the Company's success and provides the Company with a competitive advantage over regional and private label competitors. See
  "-- Sales, Marketing and Distribution."



- EXPERIENCED MANAGEMENT TEAM -- Richard G. Wolford and Wesley J. Smith, the Company's Chief Executive Officer and Chief Operating Officer, respectively, are veteran managers with extensive food industry experience. Mr. Wolford has 30 years of experience in the food industry, 20 of which were with Dole. He was president of Dole Packaged Foods from 1982 to 1987, and during Mr. Wolford's tenure at Dole, Dole experienced increased profitability, sales volume and market share. Mr. Wolford played a key role in redefining the Dole brand and expanding the range of products sold under the brand. From 1988 to 1996, he was Chief Executive Officer of HK Acquisition Corp. where he developed food industry investments with venture capital investors and managed the investor-owned companies. Mr. Smith has 25 years of experience, 23 of which were with Dole, where he oversaw the building of Dole's domestic fresh pineapple business and the restructuring of Dole's sizable Hawaiian operations. In addition, Mr. Smith was responsible for establishing Dole's juice business at Dole with minimal capital investment. See "Management."


BUSINESS STRATEGY

     Following the consummation of the Recapitalization in 1997, the Company implemented a new business strategy designed to increase sales and improve operating margins. The key elements of this new business strategy are discussed below.

- LEVERAGE BRAND EQUITY TO INCREASE SALES AND MARKET SHARE OF HIGH MARGIN PRODUCTS -- The Company plans to leverage the Del Monte and Contadina brand names and its strong relationships with customers to increase sales of its existing product lines, focusing specifically on high margin products, such as its specialty fruits and vegetables, diced tomatoes and its Fruit Cup line, where the Company has historically had either low market share or low household penetration relative to its overall category position.


- FOCUS ON CONSUMPTION-DRIVEN MARKETING STRATEGY -- To enhance its ability to leverage its brand equity, the Company has refocused its marketing efforts and promotional strategy. To leverage its brand strength, the Company has increased consumer-targeted marketing programs, primarily through the distribution of free-standing coupon inserts, and has established clearly differentiated product positioning that emphasizes the Company's premium quality. The Company increased spending on consumer promotions from $12 million in fiscal 1996 to $46 million in fiscal 1997 and anticipates that its consumer spending in fiscal 1998 and 1999 will be generally consistent with levels of consumer spending in fiscal 1997. The Company has also improved the effectiveness of its trade promotion strategy. The Company has implemented performance-based programs under which trade spending, which consists of the costs of promotional activities with grocery chains and other customers, such as special displays, discounts and advertisements, is managed based on retailers' sales of the Company's products to consumers rather than on purchases from the Company. The Company believes that this performance-based strategy, coupled with the Company's category management capabilities, will continue to increase sales and reduce costs.

- IMPROVE PROFITABILITY THROUGH NEW PRODUCTS AND PACKAGING -- The Company is developing new higher margin products and line extensions designed to leverage the Company's presence in its current product categories and to capitalize on its food technology expertise. The Company has successfully introduced flavored diced tomatoes, two lines of flavored canned fruit, Orchard Select, a premium fruit product packaged in glass, and Fruit Smoothie Blenders, a flavored fruit drink. These products extend the Company's traditional product lines and appeal to consumers' demands for high quality, convenient and nutritious food products. The Company is evaluating introductions of other new products packaged in glass and plastic to further expand its presence in the market beyond the processed food aisle.



- INCREASE PENETRATION OF HIGH-GROWTH DISTRIBUTION CHANNELS -- Changes in the retail grocery environment have resulted in substantial growth of alternative retailers such as warehouse clubs, mass merchandisers and supercenters. The Company believes it is well-positioned to benefit from these changes because these vendors generally seek leading brand name products that generate high inventory turnover. In addition, vendors in this category generally are attracted to large, technologically sophisticated suppliers such as the Company that have the ability to meet their stringent inventory and shelf-management requirements. Based on internal estimates and the broad range of products supplied by the Company to such retailers, the Company believes it is currently the leading supplier of canned vegetables and fruit to Wal-Mart's Sam's Club, and is a major supplier to Price Costco. Based on such estimates, the Company also believes it is currently the leading supplier of canned vegetables, fruit and solid tomato products as a group to Wal-Mart Supercenters.



- IMPLEMENT FURTHER COST SAVINGS -- The Company is aggressively pursuing cost reduction opportunities, which have already contributed to an increase in Adjusted EBITDA margins (excluding the results of Divested Operations) from 6.9% in 1995 to 10.2% in 1997 and 10.0% for the nine months ended March 31, 1998. Management's strategy is to improve profitability through the implementation of capital projects that offer rapid returns on investment, and through plant consolidations and increased operating efficiencies. The Company has announced plans to consolidate, over the next three fiscal years, six existing fruit and tomato operations in California into four facilities, including one large state-of-the-art facility acquired as part of the Contadina Acquisition. The Company continually evaluates its production facilities and believes that further consolidations may be warranted in the future. In addition, the Company plans to continue to invest in new, state-of-the-art production equipment to increase production efficiencies and strengthen its position as a low cost producer. For example, such equipment includes high-speed, high-resolution vision sorting technology, which allows the rapid detection of defects in raw product, as well as high-speed, volumetric filling and continuous cooking equipment, which ensures accurate fill weights and uniform product quality.



- COMPLETE STRATEGIC ACQUISITIONS -- The Company will pursue strategic acquisitions when there are opportunities to leverage the Company's key strengths in product development, food processing, marketing, sales and distribution. In evaluating potential acquisition candidates, the Company seeks, among other things: (i) strong brands, including those in new product lines, that can be expanded by leveraging the Company's technical and manufacturing expertise and/or its sales and distribution systems, (ii) new products that can achieve growth through re-branding and (iii) economies of scale in manufacturing, distribution and capacity utilization. The Contadina Acquisition, for example, adds a leading national brand which strengthens the Company's market share in key tomato segments and allows the Company to realize cost savings through plant consolidations. The Contadina Acquisition also allows the Company to introduce new branded retail products and to increase sales to the branded foodservice market. The Company continuously reviews acquisition opportunities and at any time may be engaged in discussions with respect to an acquisition that may be material to its operations. No agreement, understanding or arrangement has been reached, however, with respect to any such acquisition. The Company believes that any acquisition would likely require the incurrence of additional debt, which could exceed amounts available under the Bank Financing. As a result, completion of an acquisition could require the consent of the lenders under the Bank Financing and the amendment of the terms thereof, including for purposes of permitting the Company's compliance with its covenants thereunder.

THE INDUSTRY


     The Company believes that the domestic canned food industry is generally characterized by relatively stable growth based on modest price and population increases. Within the industry, however, the Company believes that certain categories have been experiencing substantial growth. Over the last ten years, the industry has experienced consolidation as competitors have disposed of non-core business lines and made strategic acquisitions to complement category positions, maximize economies of scale in raw material sourcing and production and expand retail distribution. The Company also believes that sustaining strong relationships with retailers has become a critical success factor for food companies and is driving initiatives such as category management. Food companies with category leadership positions and strong retail relationships appear to have increasingly benefited from these initiatives as a way to maintain and increase shelf space and maximize distribution efficiencies.



     Pricing and innovation in the canned food segments in which the Company competes are typically led by branded food manufacturers. A majority of market share in these categories is, however, attributable to private label manufacturers based on statistical information compiled by ACNielsen. The Company believes that the private label segment has historically been highly fragmented among regional producers seeking to compete principally based on price, although the aggregate market share of these manufacturers has remained relatively stable over the past several years in each of the Company's principal product categories. For the 52 weeks ended March 28, 1998, private label manufacturers as a group represented 43.8%, 39.7% and 30.7% of canned vegetable, fruit and solid tomato product sales, respectively. Recently, some consolidation has occurred among private label manufacturers in the canned vegetable category. The Company believes that this consolidation may result in increasing rationalization of production capacity in the industry, which may in turn result in higher price positioning by private label manufacturers of canned vegetable products.



     The Company increased vegetable and fruit prices in fiscal 1996 to cover higher raw product costs and to improve margins. Higher prices put the Company at a significant price disadvantage in the marketplace for most of the year as competition did not raise prices until late in the fiscal year. As a result, the Company experienced an anticipated volume loss and market share decline. In the case of its fruit operations, however, the Company's significantly improved margins generally offset the effects of the lower volume, and the Company's market share recovered by year-end 1997 to achieve a higher level than that experienced prior to the price increases. In the case of its vegetable operations, the Company's market share has stabilized at a level lower than its share prior to the price increases. See "Risk Factors -- Competition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


COMPANY PRODUCTS

     The Company has a full-line, multi-category presence with products in four major processed food categories: canned vegetable, fruit, tomato and pineapple products.

     The following table sets forth, for the periods indicated, the Company's net sales by canned product category, expressed in dollar amounts and as a percentage of the Company's total pro forma net sales for such period:


                                                       FISCAL YEAR        NINE MONTHS
                                                     ENDED JUNE 30,     ENDED MARCH 31,
                                                          1997               1998
                                                     ---------------    ---------------
                                                               (IN MILLIONS)
Vegetables (a).....................................  $  437       32%   $  358      34%
Fruit(a)...........................................     431       31       343      32
Tomato products(a)(b)..............................     385       28       303      29
Pineapple(a).......................................      65        5        50       5
Other(c)...........................................      55        4         6      --
                                                     ------    -----    ------     ---
          Total(b).................................  $1,373      100%   $1,060     100%
                                                     ======    =====    ======     ===


---------------
(a) Includes sales of the entire product line across each channel of distribution, including sales to grocery chains, warehouse clubs, supercenters, mass merchandisers and other grocery retailers, as well as the Company's foodservice, food ingredients, export and vegetable private label business and military sales.

(b) Includes $156 million and $92 million of sales of tomato products by Contadina, on a pro forma basis, for the fiscal year ended June 30, 1997 and the nine months ended March 31, 1998, respectively.


(c) Includes pickles, dried fruit and certain other retail products, as well as sales of Divested Operations.

     Vegetables


     Based on internal estimates using data compiled by ACNielsen from various industry and other sources, the Company believes that the canned vegetable industry in the United States generated more than $3 billion in sales in fiscal 1997. The Company believes that the domestic canned vegetable industry is a mature segment characterized by high household penetration.



     The Company views the retail canned vegetable market as consisting of three distinct segments: major, flanker and specialty products. The Company competes in each of these segments. The major segment consists of corn, green beans and peas and represents the largest volume segment, accounting for $780 million or approximately 65% of fiscal 1997 canned vegetable supermarket case sales (excluding pickles and tomato products). The Company's entries in the major segment include cut green beans and French-style green beans, as well as whole kernel and cream-style corn. The flanker segment, which includes mixed vegetables, spinach, beets, carrots, potatoes and sauerkraut, accounted for $237 million or approximately 17% of fiscal 1997 canned vegetable supermarket case sales. The specialty segment, comprised of asparagus, zucchini, baby beets and a variety of corn and bean offerings, represents $284 million or approximately 12% of fiscal 1997 canned vegetable supermarket case sales. Many of the Company's specialty vegetable products are enhanced with flavors and seasonings, such as the Company's zucchini in tomato sauce and its Fiesta corn, which is made with green peppers and seasonings. The Company's specialty vegetables are priced at a premium to its other vegetable products and carry higher margins. All of the Company's vegetable products are offered to the retail market principally in 14-15 oz. sizes and to the foodservice market primarily in a larger commercial size can. The Company produces six or eight can multi-packs primarily for its club store customers. A cross-segment, buffet products, includes all of the above varieties in smaller can sizes. The Company also offers a no-salt product line across most of its core varieties. Within these segments, the Del Monte brand accounted for $349 million in retail sales in fiscal 1997. During the 52 weeks ended March 28, 1998, Del Monte brand vegetable products enjoyed an average premium of 20c (44%) per item over private label products and the Company held a 19.5% share of the canned vegetable market for that period.



     The canned vegetable market is concentrated among a small number of branded manufacturers and a large, fragmented pool of private label competitors. In the major vegetable market, the Company is the branded market share leader and for the 52 weeks ended March 28, 1998 held a 23.2% market share in green beans, a 18.6% market share in corn and a 16.1% market share in peas. The Company also is the branded market share leader in the flanker segment and is the overall market share leader in the buffet segment. Private label products taken as a whole command the largest share of the canned vegetable market, but their market share has remained relatively stable over the past decade. The Company's primary branded competitors in the market include Green Giant nationally, and regional brands such as Freshlike, Stokely and Libby's, in addition to private label producers.


                             VEGETABLE MARKET SHARE


DEL MONTE...................................................   19.5%
Green Giant (Pillsbury).....................................   13.2%
Libby's (Seneca)............................................    3.6%
Stokely (Chiquita)..........................................    2.3%
Freshlike (Dean Foods)......................................    2.0%
All private label combined..................................   43.8%


---------------


Source: ACNielsen SCANTRACK, 52 weeks ended March 28, 1998 (based on equivalent cases).

     The Company has relationships with approximately 900 vegetable growers located primarily in Wisconsin, Illinois, Minnesota, Washington and Texas.


     Fruit





     Based on internal estimates using data compiled by ACNielsen from various industry and other sources, the Company believes that the processed canned fruit industry in the United States generated more than $2 billion in sales in fiscal 1997. The Company believes that the domestic canned fruit industry is a mature segment characterized by high household penetration.



     The Company is the largest processor of branded canned fruit in the United States. The Company competes in three distinct segments of the canned fruit industry: major, specialty and pineapple products, which together account for approximately 60% of the canned fruit industry's total sales. The major segment consists of cling peaches, pears and fruit cocktail/mixed fruit and fruit cups. The specialty segment includes apricots, freestone and spiced peaches, mandarin oranges and cherries. The Company believes that the major fruit and specialty fruit segments of the canned fruit market together accounted for more than $1 billion of total canned fruit industry sales in fiscal 1997. The pineapple segment is discussed separately below.



     Major fruit accounted for sales by retailers of $624 million in fiscal 1997. Sales by retailers of Del Monte brand major fruit products totaled $291 million in fiscal 1997. For the 52 weeks ended March 28, 1998, the Company was the branded share leader with a 41.9% market share. The Company is also the share leader in every major sub-segment of the major category. In single serve sizes, the Company has over a 67% market share. The Company's major fruit and fruit cup products are distributed in substantially all grocery outlets.



     The Company is the branded leader in the specialty category as a whole and the market leader in apricots and freestone and spiced peaches. Specialty fruits are higher margin, lower volume "niche" items, which benefit from the Company's brand recognition. Del Monte apricots and freestone peaches are distributed in over 71% and 65% of grocery outlets, respectively. Mandarin oranges and cherries are distributed in 30% and 8% of grocery outlets, respectively.


     The Company believes that it has substantial opportunities to leverage the Del Monte brand name to increase sales of its existing high margin specialty products, such as its Fruit Cup line. The Company has also been developing new high margin products designed to leverage the Company's presence in existing categories, to capitalize on its existing manufacturing capabilities and to expand the Company's presence in the market beyond the canned food aisle. For example, following initial success in test markets, the Company is planning national distribution of its Orchard Select, a premium fruit product packaged in glass. The Company is also test marketing a new flavored fruit drink, Fruit Smoothie Blenders, to expand its presence into the beverage aisle. An important focus of the Company's new product development efforts is the production of high quality, convenient and nutritious products, particularly snack-type products.


     The Company competes in the canned fruit business on the basis of product quality and category support to both the trade and consumers. On the industry's highest volume can size (15-16 oz.), the Del Monte brand commanded an average 8c (9%) per item premium. The Company faces competition in the canned fruit segment primarily from Tri-Valley Growers and PCP, both of which are grower co-operatives that produce private label products. Tri-Valley Growers also packs the Libby's and S&W brands.


                            MAJOR FRUIT MARKET SHARE


DEL MONTE...................................................   41.9%
Libby's (Tri-Valley)........................................   11.4%
All private label combined..................................   39.7%


---------------


Source: ACNielsen SCANTRACK, 52 weeks ended March 28, 1998 (based on equivalent cases).


     The Company has relationships with approximately 600 fruit growers located primarily in California, Oregon and Washington.

     Tomato Products


     Based on internal estimates using data compiled by ACNielsen from various industry and other sources, the Company believes that processed tomato products generated fiscal 1997 industry-wide sales in the United States of more than $5 billion. While total sales of tomato products have grown steadily in recent years, the Company believes that the diced segment of the retail canned solid tomato segment (which also includes chunky tomatoes and tomato wedges) has been growing at a substantially greater rate than the category as a whole, as consumer preferences have trended toward more convenient cut and seasoned tomato products.



     The processed tomato category can be separated into more than ten distinct product segments which differ widely in terms of profitability, price sensitivity and growth potential. Consumers use tomato products for a variety of purposes ranging from ingredients to condiments, beverages and main dishes.


     The Company's tomato product offerings consist of two major segments: solid tomato products, which are differentiated primarily by cut style, with varieties including stewed, crushed, diced, chunky and wedges, and paste-based tomato products, such as ketchup, tomato sauce and tomato paste and value-added products, including spaghetti, pasta and sloppy joe sauces.

     The Company is the leading producer of canned solid tomato products, which are generally higher margin tomato products and are the fastest growing segment of the Company's tomato products. As a result of the Contadina Acquisition, the Company extended its presence in this segment through the addition of Contadina's share of the market for crushed tomato products. The canned solid tomato segment has evolved to include additional value-added items, such as flavored diced tomato products. The Company believes that there is substantial opportunity to increase sales of solid tomato products, including particularly crushed tomato products, through similar line extensions that capitalize on the Company's manufacturing and marketing expertise.

                       SOLID TOMATO PRODUCTS MARKET SHARE


DEL MONTE/CONTADINA.........................................   16.3%
Hunt's (ConAgra)............................................   11.2%
S&W (TriValley Growers).....................................    5.1%
All private label combined..................................   30.7%


---------------


Source: ACNielsen SCANTRACK, 52 weeks ended March 28, 1998 (based on equivalent cases).



     With the Contadina Acquisition, the Company has strengthened its position in the branded paste-based tomato products categories in which it competes. The Company markets its spaghetti, pasta and sloppy joe sauces, as well as its ketchup products, under the Del Monte brand name using a "niche" marketing strategy targeted toward value-conscious consumers seeking a branded, high quality product. The Company's tomato paste products are marketed under the Contadina brand name, which is an established national brand for Italian-style food products. Contadina also targets the branded food service tomato market, including small restaurants that use Contadina brand products, such as finished spaghetti and pasta sauces. The Company plans to use this presence as a platform to expand its branded foodservice business, including sales of Del Monte brand products to new and existing Contadina foodservice customers.



     The Company faces competition in the tomato product market from brand name competitors including S&W and Hunt's in the solid tomato category; Heinz and Hunt's in the ketchup category; and Hunt's, Campbell Soup's Prego and Unilever's Ragu in the spaghetti sauce category. Hunt's is the Company's chief competitor in the tomato paste segment. In addition, the Company faces competition from private label products in all major categories. While the Company has a small share of the overall tomato product market (with market shares for the 52 weeks ended March 28, 1998 of 4.2% in spaghetti sauce and 5.6% in tomato sauce), it is the largest branded competitor in the solid tomato segment with a market share of 16.3% for the 52 weeks ended March 28, 1998. Hunt's, the next largest branded processor, possessed a 11.2% share of the solid tomato segment for this period. In other key categories, for the 52 weeks ended March 28, 1998, Heinz was the market leader in ketchup with a 46.2% market share, and Hunt's was the leader in tomato sauce with a 35.2% market share.

     The Company has relationships with approximately 40 tomato growers located primarily in California, where approximately 95% of domestic tomatoes are produced. See "Risk Factors -- Severe Weather Conditions and Natural Disasters."


     Pineapple


     Based on internal estimates using data compiled by ACNielsen from various industry and other sources, the Company believes that the canned pineapple industry in the United States generated more than $300 million in sales in fiscal 1997. The Company believes that the domestic canned pineapple industry is a mature segment of the canned fruit industry that has generated stable sales.



     Individual pineapple items are differentiated by cut style, with varieties including sliced, chunk, tidbits and crushed. Currently, approximately 84% of pineapple product sold is packed in juice, with the remaining 16% packed in heavy syrup. Size offerings include the 20 oz. size, which accounts for 74% of category sales. Other sizes offered include the 8 oz. and 15 oz. varieties.



     The Company's retail pineapple line consists of sliced, chunk, crushed and juice products in a variety of container sizes. In addition to sales by retailers, which totaled $35 million in fiscal 1997, the Company sells a significant amount of juice concentrate and crushed pineapple through the food ingredients channel and also sells pineapple solids and juice products to foodservice customers.



     The Company is the second leading brand of canned pineapple, with a 14.3% market share for the 52 weeks ended March 28, 1998. Dole is the industry leader with a market share of 44.6%. Private label and foreign pack brands comprise the low-price segment of this category and hold market shares of 28.3% and 11.6%, respectively. The five major foreign pack brands, Geisha, Libby's, Liberty Gold, Empress and 3-Diamond, have regional distribution and are supplied by Thai and Indonesian packers. Certain foreign brands grew through 1995 by "dumping" product in the United States at below cost prices which depressed category pricing. In 1995, the U.S. Government imposed anti-dumping tariffs on Thai packers which allowed the domestic industry to recover some of its margins and volume.


                             PINEAPPLE MARKET SHARE


DEL MONTE...................................................   14.3%
Dole........................................................   44.6%
Foreign pack................................................   11.6%
All private label combined..................................   28.3%


---------------


Source: ACNielsen SCANTRACK, 52 weeks ended March 28, 1998 (based on equivalent cases).


     The Company sources virtually all of its pineapple requirements from its former subsidiary, Del Monte Philippines, under a long-term supply agreement. The agreement provides for a guaranteed supply of quality pineapple with pricing based on fixed retail and foodservice margins.

SUPPLY AND PRODUCTION


     The Company owns virtually no agricultural land. Each year, the Company buys over one million tons of fresh vegetables, fruit and tomatoes pursuant to over 2,500 contracts with individual growers and cooperatives located primarily in the United States, many of which are long-term relationships. No supplier accounts for more than 5% of the Company's raw product requirements, and the Company does not consider its relationship with any particular supplier to be material to its operations. The Company is exploring ways in which to extend its growing season. For example, it has been planting green bean crops in Texas, which has a longer growing season than the Company's other bean growing locations in the Midwest region. Like other processed vegetable, fruit and tomato product manufacturers, the Company is subject to market-wide price fluctuations resulting from seasonal or other factors, although its long-term relationships with growers help to ensure a consistent supply of raw product.



     The Company's vegetable growers are located in Wisconsin, Illinois, Minnesota, Washington, Texas and Arizona. The Company provides the growers with planting schedules, seeds, insecticide management and hauling capabilities and actively participates in agricultural management and quality control with respect to all sources of supply. The Company's vegetable supply contracts are generally for a one-year term and require delivery of a specified quantity. Prices are renegotiated each year. The Company believes that one of its competitive advantages in the canned vegetable category derives from its proprietary seed varieties. For example, the Company believes that its "Del Monte Blue Lake Green Bean" variety is higher yielding than green bean varieties used by the Company's competitors. In addition, the Company's green bean production is primarily on irrigated fields, which facilitates production of high quality, uniformly-sized beans.



     The Company's fruit and tomato growers are located primarily in California; pear growers are also located in Oregon and Washington. The Company's fruit supply contracts range from one to ten years. See Note J to the Company's consolidated financial statements for the nine months ended March 31, 1998. Prices are generally negotiated with grower associations and are reset each year. Contracts to purchase yellow cling peaches generally require the Company to purchase all of the fruit produced by a particular orchard or block of trees. Contracts for other fruits require delivery of specified quantities each year. The Company actively participates in agricultural management and quality control and provides insecticide management and hauling capabilities. Where appropriate, the Company manages the growers' agricultural practices.


     Fifteen Company-owned plants, located throughout the United States, process the Company's products. The Company produces the majority of its products between June and October. Most of the Company's seasonal plants operate at close to full capacity during the packing season.

     The following table lists the Company's production facilities:


             LOCATION                          PRIMARY PRODUCT LINE             SQUARE FOOTAGE*
             --------                          --------------------             ---------------
Hanford, CA.......................  Solid and Paste-Based Tomato Products           651,000
Kingsburg, CA.....................  Peaches, Zucchini and Corn                      229,000
Modesto, CA.......................  Solid and Paste-Based Tomato Products and       220,000
                                      Snap-E-Tom
San Jose, CA......................  Apricots, Fruit Cups, Fruit Cocktail,           458,000
                                    Chunky Fruit and Diced Pears
Stockton, CA......................  Peaches, Cocktail Cherries, Fruit Cocktail      446,000
                                    and Fruit Concentrate
Woodland, CA......................  Bulk Paste and Bulk Diced Tomatoes              465,000
Mendota, IL.......................  Peas, Corn, Lima Beans, Mixed Vegetables,       246,000
                                      Carrots and Peas & Carrots
Plymouth, IN......................  Paste-Based Tomato Products, Snap-E-Tom         156,000
                                      and Pineapple Juice
Sleepy Eye, MN....................  Peas and Corn                                   230,000
Crystal City, TX..................  Green Beans, Spinach, Carrots, Beets and        362,000
                                      Potatoes
Toppenish, WA.....................  Asparagus, Corn, Lima Beans and Peas            228,000
Yakima, WA........................  Cherries and Pears                              214,000
Arlington, WI.....................  Peas, Corn and Sauerkraut                       209,000
Markesan, WI......................  Green Beans, Wax Beans and Italian Beans        299,000
Plover, WI........................  Beans, Carrots, Beets and Potatoes              298,000


---------------

* Includes owned manufacturing and on-site warehouse and storage capacity.



     In January 1998, the Company announced a four-year plan to consolidate its California production facilities in order to enhance the efficiency of its fruit and tomato processing operations and to better meet the competitive challenges of the market. Tomato production currently taking place at the Modesto plant is expected to be transferred to the Company's newly acquired state-of-the-art facility in Hanford in 1999. The Modesto location would then be converted to a fruit processing plant allowing production currently processed at the San Jose plant to be transferred to Modesto. At the end of the production season in 2000, the Company is also expected to close its Stockton fruit plant and transfer production from that plant to Modesto. Considerations of plant age and location were primary factors in the decision to close the 80-year-old San Jose plant and the 70-year-old Stockton plant and transfer production closer to growing areas. The Company plans an aggregate of approximately $136 million of capital spending through 2001 to increase production efficiency and reduce costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General" and "-- Liquidity and Capital Resources -- Investing Activities."


     Co-packers are used for pickles and certain other non-core products and to supplement supplies of certain canned vegetables, fruit and tomato products.


     Prior to December 1993, the Company produced almost all of the cans used to package its products in the United States at its nine can manufacturing facilities located throughout the United States. In December 1993, the Company sold substantially all the assets (and certain related liabilities) of the Company's can manufacturing business to Silgan Container Corporation ("Silgan"). The transaction included the sale or lease of the Company's nine can manufacturing facilities. In connection with this agreement, Silgan and the Company entered into a ten-year supply agreement, with optional successive five-year extensions by either party under which the Company has agreed to purchase all of its requirements for metal food and beverage containers in the United States from Silgan. If Silgan is unable to supply all of such requirements for any reason, the Company is entitled to purchase the excess from another supplier. In addition, after September 1998, the Company is entitled to seek a competitive bid for up to 50% of its requirements. Price levels were originally set based on the Company's costs of self-manufactured containers. Price changes under the contract reflect changes in the manufacturer's costs. Upon any extension of the agreement, the parties have agreed to negotiate in good faith the amount of Silgan's margin. The agreement may be terminated by either party, without penalty, on notice given 12 months prior to the end of the term of the agreement (or any extension). The Company's total annual can usage is approximately two billion cans.


SALES, MARKETING AND DISTRIBUTION

  Sales and Marketing


     The Company's sales organization for retail products is divided into three groups: (i) a retail broker network (which consists of 100% independent broker representation at the market level, managed by Company sales managers); (ii) an in-house sales force with responsibility for warehouse clubs, mass merchandisers and supercenters; and (iii) an in-house team responsible for trade promotion. Retail brokers are independent, commissioned sales organizations that represent multiple manufacturers and, during fiscal 1997, accounted for 67% of the Company's total net sales. The Company retains its brokers through a standardized retail grocery brokerage agreement, and brokers are typically paid at a percentage of collected sales, generally 2.5%, which percentage may be increased up to 3.0% based on the broker's accomplishment of specified sales objectives. Such agreements may be terminated on 30 days' prior notice by either party. The Company's broker network represents the Company to a broad range of grocery retailers. The Company's warehouse club, mass merchandiser and supercenter group calls on these customers directly (non-brokered) and is responsible for the development and implementation of sales programs for non-grocery channels of distribution that include Wal-Mart, PriceCostco, Kmart and Target. During fiscal 1997, this group accounted for 12% of the Company's total net sales. Foodservice, food ingredients, private label and military and export sales are accomplished through both direct sales and brokers and, during fiscal 1997, accounted for 21% of the Company's total net sales.


     The Company's marketing group directs product development, pricing strategy, consumer promotion, advertising, publicity and package design. Consumer advertising and promotion support are used, together with trade spending, to support awareness of new items and initial trial by consumers and to build recognition of the Del Monte and Contadina brand names.


     The Company has been enhancing its sales and marketing efforts with proprietary software applications, principally its Trade Wizard application and applications designed to assist customers in managing product categories. The Trade Wizard application assists the Company in implementing and managing the timing and scope of its trade and consumer promotions. Customers using the Company's category management software tools are able to more rapidly identify sales levels for various product categories so as to achieve an optimal product mix. Use of these category management tools has resulted in increased shelf presence for the Company's products, particularly fruit products, relative to those of the Company's competitors. The Company also has proprietary tools that allows it to manage its customers' inventory requirements for its products, thereby reducing customers' inventory levels while enhancing the Company's opportunities to sell its products.


  Distribution

     The Company's distribution organization is responsible for the distribution of finished goods to over 2,400 customer destinations. Customers can order products to be delivered via third party trucking, rail or on a customer pickup basis. The Company's distribution centers provide, among other services, casing, labeling, special packaging, cold storing and fleet trucking services. Other services the Company provides to customers include One Purchase Order/One Shipment, in which the Company's most popular products are listed on a consolidated invoicing service; the UCS Electronic Data Interchange, a paperless system of purchase orders and invoices; and the Store Order Load Option (SOLO), in which products are shipped directly to stores.

     The following table lists the Company's distribution centers:

          LOCATION             OWNED/LEASED    SQUARE FOOTAGE
          --------             ------------    --------------
Birmingham, AL...............   Leased            292,000
Clearfield, UT...............   Leased             80,000
Dallas, TX...................   Leased            175,000
Rochelle, IL.................    Owned            425,000
Stockton, CA.................   Leased            512,000
Swedesboro, NJ...............    Owned            267,000

CUSTOMERS


     The Company's customer base is broad and diverse, and no single customer accounted for more than 10% of fiscal 1997 sales. The Company's 15 largest customers during fiscal 1997 represented approximately 47.8% of the Company's sales. These companies have all been Del Monte customers for at least ten years and, in some cases, for 20 years or more. The Company has sought to establish and strengthen its alliances with key customers by offering sophisticated proprietary software applications to assist customers in managing inventories. The Company plans to expand its promotion of these applications with its customers.


COMPETITION

     The Company faces substantial competition throughout its product lines from numerous well-established businesses operating nationally or regionally with single or multiple branded product lines, as well as with private label manufacturers. In general, the Company competes on the basis of quality, breadth of product line and price. See "Risk Factors -- Competition" and " -- Company Products."

INFORMATION SERVICES

     In November 1992, the Company entered into an agreement with EDS to provide services and administration to the Company in support of its information services functions. Payments under the terms of the agreement are based on scheduled monthly base charges subject to various adjustments based on such factors as production levels and inflation. The agreement expires in November 2002 with optional successive one-year extensions. The Company periodically reviews its general information system needs, including Year 2000 compliance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."

RESEARCH AND DEVELOPMENT

     The Company's research and development organization provides product, packaging and process development and analytical and microbiological services, as well as agricultural research and seed production. In fiscal 1995, 1996 and 1997, R&D expenditures (net of revenue for services to third parties) were $6 million, $6 million and $5 million, respectively. The Company maintains an R&D facility in Walnut Creek, California where it conducts research in a number of areas related to its business including seed production, packaging, pest management, food and nutrition science and plant breeding.

EMPLOYEES


     At March 31, 1998, the Company had approximately 2,550 full-time employees. In addition, approximately 10,900 individuals are hired on a temporary basis during the pack season. The Company considers its relations with its employees to be good. In the past several years, the Company has not experienced any work stoppages or strikes.



     The Company has ten collective bargaining agreements with seven union locals covering approximately 10,600 of its hourly and seasonal employees. One collective bargaining agreement expires in calendar 1999. The remaining agreements expire in calendar 2000, 2001 and 2002.


INTELLECTUAL PROPERTY

     The Company owns a number of registered and unregistered trademarks for use in connection with various food products, including the marks Del Monte, Snack Cups, Fruit Cup, Fresh Cut, Fruit Naturals, Orchard Select, Fruit Smoothie Blenders, Del Monte Lite and Contadina. These trademarks are important to the Company because brand name recognition is a key factor in the success of the Company's products. The current registrations of these trademarks in the United States and foreign countries are effective for varying periods of time, and may be renewed periodically, provided that the Company, as the registered owner, or its licensees, where applicable, comply with all applicable renewal requirements including, where necessary, the continued use of the marks in connection with similar goods. The Company is not aware of any material challenge to the ownership by the Company of its major trademarks.

     DMC owns approximately 12 issued U.S. patents covering machines used in filling, cleaning, and sealing cans, food preservation methods, extracts and colors, and peeling and coring devices. The patents expire between 2002 and 2014 and cannot be renewed. Patents are generally not material to the Company's business.

     The Company claims copyright protection in its proprietary category management software and vendor-managed inventory software. The Company's customers receive reports generated by these software programs and provide data to the Company for use in connection with the programs. The software itself, however, is not currently licensed to the Company's customers. The copyrights are not registered.

     The Company has developed a number of proprietary vegetable seed varieties which it protects against disclosure by restricting access and/or by the use of non-disclosure agreements. There can be no assurance that the means taken by the Company to protect the secrecy of its seed varieties will be sufficient to protect their secrecy or that others will not independently develop similar technology. The Company has obtained U.S. plant variety protection certificates under the Plant Variety Protection Act on some of its proprietary seed varieties. Under such a certificate, the breeder has the right, among other rights, to exclude others from offering or selling the variety or reproducing it in the United States. The protection afforded by a plant variety protection certificate generally runs for 20 years from the date of its issuance.


     In connection with the RJR Nabisco Sale, and the divestitures of the Company's non-core and foreign operations subsequent to that sale, the Company granted various perpetual, exclusive, royalty-free licenses for use of the Del Monte name and mark along with certain other trademarks, patents, copyrights and trade secrets to the acquiring companies or their affiliates. Under such licenses, the Company is generally entitled to reimbursement from the licensees of certain of its expenses in maintaining the registrations relating to such intellectual property. In particular, with respect to all food and beverage products other than fresh fruits, vegetables and produce, affiliates of RJR Nabisco hold the rights to use Del Monte trademarks in Canada and South America; Kikkoman holds the rights to use Del Monte trademarks in the Far East and Pacific Rim (excluding the Philippines); Del Monte International holds the rights in Europe, Africa, the Middle East and the Indian Subcontinent. Fresh Del Monte holds the rights to use the Del Monte name and trademark with respect to fresh fruit, vegetables, and produce and certain chilled and frozen products related thereto throughout the world. With respect to dried fruit, nut and snack products, Yorkshire holds the rights to use Del Monte trademarks in the United States, Mexico, Central America and the Caribbean. In connection with agreements to sell Del Monte Latin America, an affiliate of Hicks, Muse, Tate & Furst acquired the right to use the Del Monte trademarks with respect to all food and beverage products other than fresh fruits, vegetables and produce in Mexico and Capital Universal Ltd. (an affiliate of Donald W. Dickerson, Inc.) acquired similar rights in Central America and the Caribbean. Dewey Limited (an affiliate of Del Monte International) owns the rights in the Philippines to the Del Monte brand name. See "Risk Factors -- Brand Risk."

     The Company retains the right to review the quality of the licensee's products under each of its license agreements. The Company generally may inspect the licensees' facilities and the licensees must periodically submit samples to the Company for inspection. Licensees may grant sublicenses but all sublicensees are bound by these quality control standards and other terms of the license.

     The Company has also granted various security and tangible interests in its trademarks and related trade names, copyrights, patents, trade secrets and other intellectual property to its creditors, in connection with the Bank Financing, and to its licensees, to secure certain of the Company's obligations under the license agreements.

GOVERNMENTAL REGULATION


     As a manufacturer and marketer of food products, the Company's operations are subject to extensive regulation by various federal government agencies, including the Food and Drug Administration, the United States Department of Agriculture and the FTC, as well as state and local agencies, with respect to production processes, product attributes, packaging, labeling, storage and distribution. Under various statutes and regulations, such agencies prescribe requirements and establish standards for safety, purity and labeling. In addition, advertising of the Company's products is subject to regulation by the FTC, and the Company's operations are subject to certain health and safety regulations, including those issued under the Occupational Safety and Health Act. The Company's manufacturing facilities and products are subject to periodic inspection by federal, state and local authorities. The Company seeks to comply at all times with all such laws and regulations and is not aware of any instances of material non-compliance. The Company maintains all permits and licenses relating to its operations. The Company believes its facilities and practices are sufficient to maintain compliance with applicable governmental laws and regulations. Nevertheless, there can be no assurance that the Company will be able to comply with any future laws and regulations. Failure by the Company to comply with applicable laws and regulations could subject the Company to civil remedies including fines, injunctions, recalls or seizures as well as potential criminal sanctions.


LEGAL PROCEEDINGS


     The Company is involved from time to time in various legal proceedings incidental to its business, including claims with respect to product liability, worker's compensation and other employee claims, tort and other general liability, for which the Company carries insurance or is self-insured, as well as trademark, copyright and related litigation. The Company believes that no such legal proceedings will have a material adverse effect on the results of operations, cash flow, liquidity or financial condition of the Company. See "--Environmental Compliance" for a description of certain environmental matters in which the Company is involved.


ENVIRONMENTAL COMPLIANCE


     As a result of its agricultural, food processing and canning activities, the Company is subject to numerous environmental laws and regulations. Many of these laws and regulations are becoming increasingly stringent and compliance with them is becoming increasingly expensive. The Company seeks to comply at all times with all such environmental laws and regulations and is not aware of any instances of material non-compliance. The Company cannot predict the extent to which any environmental law or regulation that may be enacted or enforced in the future may affect its operations. The Company is engaged in a continuing program to maintain its compliance with existing laws and regulations and to establish compliance with anticipated future laws and regulations.



     In connection with the sale of one of its facilities, the Company is currently remediating conditions resulting from the release of petroleum from underground storage tanks ("USTs"). The Company is also conducting a groundwater investigation at one currently owned property for hydrocarbon contamination that it believes resulted from the operations of an unaffiliated prior owner of the property. At the present time, the Company is unable to predict the total cost for the remediation or the extent to which it may obtain contribution from the prior owner. Further, there can be no assurance that investigation and remediation of environmental conditions will not be required at other properties currently or formerly owned or operated by the Company. Nonetheless, the Company does not expect that these and other such remediation costs will have a material adverse effect on the Company's financial condition or results of operations.



     The Company has been notified by governmental authorities and private claimants that it is a PRP or may otherwise be potentially responsible for environmental investigation and remediation costs at certain contaminated sites under CERCLA or under similar state laws. With the exception of one previously owned site, the Company has potential liability at each site because it allegedly sent certain wastes from its operations to these sites for disposal or recycling. These wastes consisted primarily of empty metal drums (which previously held raw materials), used oils and solvents, solder dross and paint waste.



     The Company is indemnified for any liability at two of these sites, including the previously owned site. With respect to a majority of the sites at which the Company has been identified as a PRP and is not indemnified by another party, the Company has settled its liability with the responsible regulatory agency. The Company believes that it has no liability for the remaining sites, except with respect to one site at which it is a member of the PRP group. The PRP group is conducting a Remedial Investigation and Feasibility Study to analyze the nature and extent of the contamination and to evaluate remedial alternatives for the site. Based upon the information currently available, the Company does not expect that its liability for this site will be material. There can be no assurance that the Company will not be identified as a PRP at additional sites in the future.



     The Company spent approximately $5 million on domestic environmental capital projects and expenditures from fiscal 1995 through fiscal 1997, primarily related to UST remediation activities and upgrades to boilers and wastewater treatment systems. The Company projects that it will spend an aggregate of approximately $4 million in fiscal 1998 and 1999 on capital projects and other expenditures in connection with environmental compliance, primarily for boiler upgrades, compliance costs related to the consolidation of its fruit and tomato processing operations and continued UST remediation activities. The Company believes that its CERCLA and other environmental liabilities will not have a material adverse effect on the Company's financial position or results of operations.



PROPERTIES



     As of December 31, 1997, the Company operated 15 production facilities and six distribution centers. See "-- Supply and Production" and "-- Sales, Marketing and Distribution." The Company's production facilities are owned properties, while its distribution centers are owned or leased. The Company has various warehousing and storage facilities, which are primarily leased facilities. The Company's leases are generally long-term. Virtually all of the Company's properties, whether owned or leased, are subject to liens or security interests.


     The Company's principal administrative headquarters are located in leased office space in San Francisco, California. The Company owns its primary research and development facility in Walnut Creek, California.

     The Company holds certain excess properties for sale and periodically disposes of excess land and facilities through sales.


     Management considers its facilities to be suitable and adequate for its business and to have sufficient production capacity for the purposes for which they are currently intended.

                               CORPORATE HISTORY

     DMC was acquired in 1979 by the predecessor of RJR Nabisco. In 1990, DMC and certain of its subsidiaries and affiliates were sold in the RJR Nabisco Sale for $1.5 billion to DMFC and DMPF Corp., a Delaware corporation, which were organized by ML&Co. and capitalized by ML&Co. and certain other investors including Court Square Capital, L.P., an affiliate of Citibank, N.A., Kikkoman, Polly Peck, W.R. Huff Asset Management Co., Charterhouse Equity Partners, L.P. and certain present and former members of management of the Company. The RJR Nabisco Sale excluded certain businesses that were retained by RJR Nabisco, such as the Del Monte processed foods operations in Canada and South America. Certain other Del Monte businesses were not acquired, including the Del Monte fresh produce business, which was sold by RJR Nabisco to Polly Peck, which, in turn, sold it to Fresh Del Monte. In connection with the RJR Nabisco Sale and, subsequently, in connection with the sale of the Company's foreign operations, as described below, the Company granted various perpetual, exclusive royalty-free licenses for the use of the Del Monte name and trademark. The licensees of the Del Monte name and trademark include Del Monte International, Kikkoman, Fresh Del Monte and Yorkshire. None of the licensees is affiliated with the Company except for Yorkshire, of which the Company owns 20% of the common stock. See "Risk Factors -- Brand Risk" and "Business -- Intellectual Property."

     Following the RJR Nabisco Sale, the Company sold certain of its properties, including the Company's processed foods operations in the Far East (other than the Philippines) to Kikkoman for approximately $104 million; the Hawaiian Punch business to Procter & Gamble for approximately $147 million; and Del Monte International to Gravelgrove Limited for approximately $360 million, and applied substantially all of the proceeds from such sales to the partial repayment of the bank financing used to finance the RJR Nabisco Sale. In connection with the sale of Del Monte International, the Company acquired an 8.35% equity investment in Del Monte International. Subsequently, in the fiscal quarter ended March 31, 1993, the Company sold such equity investment for approximately $23 million.

     In January 1991, the Company completed the sale of a 49.9% interest in Del Monte Philippines. As a result of this transaction, the Company received $16.7 million in cash, $17.9 million in notes (which were subsequently repaid), $8.7 million in a future purchase price adjustment (all of which has been paid) and $1.3 million of preferred stock of a subsidiary of Del Monte Philippines (20% of which was redeemed in May 1994 and 20% redeemed in May 1995). The Company retained a 50.1% interest in Del Monte Philippines. In March 1996, the Company sold its 50.1% interest in Del Monte Philippines and the remaining preferred stock to a joint venture affiliated with Del Monte International for $100 million. In connection with the sale of its interest in Del Monte Philippines, the Company signed an eight-year supply agreement under which the Company is required to source substantially all of its pineapple requirements from Del Monte Philippines over the term of the agreement.

     In August 1993, the Company sold its dried fruit and snack operation to Yorkshire for cash and stock totaling $22.6 million. As part of the asset sale transaction, the Company acquired 20% of the outstanding common stock and 1,000 shares of 7% preferred stock of Yorkshire. Following the expiration of a standstill agreement in July 1996, the Company granted a right of first refusal to Yorkshire to acquire the Company's equity interest in Yorkshire, and Yorkshire Foods, Inc., the parent of Yorkshire ("YFI"), granted a right of co-sale to the Company in the event that YFI proposed to sell its equity interest in Yorkshire.

     In December 1993, the Company sold substantially all of the assets and certain related liabilities of its can manufacturing operations in the United States to Silgan for $72 million. At the same time, the Company entered into a ten-year supply agreement under which Silgan would, effective immediately after the sale, provide the Company with substantially all of its domestic can requirements. The supply agreement provides the Company with a long-term supply of cans at prices that adjust over time for normal manufacturing cost increases or decreases. See "Business -- Supply and Production."


     On June 27, 1994, DMFC entered into an Agreement and Plan of Merger (the "1994 Merger Agreement") with Grupo Empacador de Mexico, S.A. de C.V. and CCP Acquisition Company of Maryland, Inc., which were formed by an investor group led by Mr. Carlos Cabal Peniche for the purpose of effecting an acquisition (the "Proposed Acquisition") of the Company. The 1994 Merger Agreement provided that DMFC was entitled to terminate the 1994 Merger Agreement if the effective date of the Proposed Acquisition failed to occur on or prior to September 19, 1994. The effective date of the Proposed Acquisition did not occur on or prior to such date and, on September 21, 1994, DMFC terminated the 1994 Merger Agreement in accordance with its terms. Pursuant to the 1994 Merger Agreement, because the Proposed Acquisition failed to occur by September 19, 1994, DMFC drew $30 million under a letter of credit issued by Banco Union, S.A., a bank affiliated with Mr. Cabal. Such amount was applied to the repayment of indebtedness then-outstanding under the Company's then-existing revolving credit agreement.

     In November 1995, the Company sold its pudding business to Kraft for $89 million.

     In October 1996, the Company sold its Mexican subsidiary for $38 million, and, in November 1996, sold its Central American and Caribbean operations for $12 million.


     On April 18, 1997, DMFC was recapitalized through the merger of Shield with and into DMFC, with DMFC being the surviving corporation. By virtue of the Recapitalization, shares of DMFC's preferred stock having an implied value of approximately $14 million held by certain of DMFC's stockholders who remained investors were cancelled and were converted into the right to receive new DMFC Common Stock. All other shares of DMFC capital stock were cancelled and were converted into the right to receive cash consideration. In connection with the Recapitalization, the Company repaid substantially all of its funded debt obligations existing immediately before the Recapitalization. In the Recapitalization, the common stock and preferred stock of Shield was converted into new shares of Common Stock and preferred stock, respectively, of DMFC.



     On December 19, 1997, the Company acquired the Contadina business for $177 million in cash, plus an estimated working capital adjustment of approximately $20 million. The purchase price was subject to adjustment based on the final calculation of net working capital as of the closing date. Nestle provided its calculation of the net working capital, which resulted in a payment to the Company of approximately $2 million, and therefore a reduction in the purchase price to $195 million. The Contadina Acquisition also included the assumption of certain liabilities of approximately $5 million, consisting primarily of liabilities in respect of reusable packaging materials, employee benefits and product claims.



     On May 1, 1998, DMFC merged with and into a newly created, wholly-owned subsidiary incorporated under the laws of the State of Delaware to change DMFC's state of incorporation from Maryland to Delaware.



     Following the Offering, TPG will own approximately 46.7% of the Common Stock (approximately 43.0% if the U.S. Underwriters' overallotment option is exercised in full) and will have the power to influence substantially and possibly to control the management and policies of the Company, as well as the determination of matters requiring stockholder approval. TPG is part of Texas Pacific Group, which was founded by David Bonderman, James G. Coulter and William S. Price, III in 1992 to pursue public and private investment opportunities. Texas Pacific Group's other investments include such branded consumer products companies as Beringer Wine Estates Holdings, Inc., Ducati Motors S.p.A., Favorite Brands International, Inc. and J. Crew Group, Inc.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth the name, age and position of individuals who are serving as directors and executive officers of DFMC. Such individuals hold the same positions with DMC. Each director will hold office until the next annual meeting of shareholders or until his successor has been elected and qualified. Officers are elected by the Board of Directors and serve at the discretion of the Board.



                 NAME                    AGE                  POSITIONS
                 ----                    ---                  ---------
Richard W. Boyce.......................  44    Chairman of the Board; Director
Richard G. Wolford.....................  53    Chief Executive Officer; Director
Wesley J. Smith........................  51    Chief Operating Officer; Director
Timothy G. Bruer.......................  41    Director
Al Carey...............................  46    Director
Patrick Foley..........................  66    Director
Brian E. Haycox........................  56    Director
Denise M. O'Leary......................  40    Director
William S. Price, III..................  42    Director
Jeffrey A. Shaw........................  34    Director
David L. Meyers........................  52    Executive Vice President,
                                               Administration and Chief Financial
                                               Officer
Glynn M. Phillips......................  60    Executive Vice President, Sales
Brent D. Bailey........................  45    Executive Vice President, Marketing
Thomas E. Gibbons......................  50    Senior Vice President and Treasurer
William J. Spain.......................  56    Senior Vice President, Technology
Richard L. French......................  41    Senior Vice President and Chief
                                               Accounting Officer
William R. Sawyers.....................  36    Vice President, General Counsel and
                                               Secretary



     Richard W. Boyce, Chairman of the Board; Director. Mr. Boyce became Chairman of the Board and a director of DMFC in August 1997. Mr. Boyce became President of SRB, Inc., which provides management services to TPG and its affiliated companies, in 1997. He was employed by PepsiCo from 1992 to 1997, most recently as Senior Vice President of Operations for Pepsi-Cola North America. From 1980 to 1992, Mr. Boyce was employed by Bain & Co. He is also a director of J. Crew Group, Inc., certain of its subsidiaries and Favorite Brands International Inc.



     Richard G. Wolford, Chief Executive Officer; Director. Mr. Wolford joined DMFC as Chief Executive Officer and a director in April 1997 upon consummation of the Recapitalization. From 1967 to 1987, he held a variety of positions at Dole Foods, including President of Dole Packaged Foods from 1982 to 1987. From 1988 to 1996, he was Chief Executive Officer of HK Acquisition Corp. where he developed food industry investments with venture capital investors.



     Wesley J. Smith, Chief Operating Officer; Director. Mr. Smith joined DMFC as Chief Operating Officer and a director in April 1997 upon consummation of the Recapitalization. From 1972 to 1995, he was employed by Dole Foods in a variety of positions, including senior positions in finance, marketing, operations and general management in California, Hawaii and Honduras.



     Timothy G. Bruer, Director. Mr. Bruer became a director of DMFC in August 1997. Mr. Bruer has been President and Chief Executive Officer and a director of Silverado Foods, Inc. since March 1997. From 1993 until that time, he was Vice President and General Manager of the Culinary Division of Nestle. He is also a director of Authentic Specialty Foods Inc.



     Al Carey, Director. Mr. Carey became a director of DMFC in November 1997. He is the Chief Operating Officer of Frito-Lay, Inc., a division of PepsiCo, Inc., and has been employed in various capacities with that company since 1981.

     Patrick Foley, Director. Mr. Foley became a director of DMFC in August 1997. Mr. Foley is Chairman, President and Chief Executive Officer of DHL Corporation, Inc. and its major subsidiary, DHL Airways, Inc. He joined DHL in September 1988, with more than 30 years experience in hotel and airline industries. He was formerly Chairman and President of Hyatt Hotel Corporation. Mr. Foley serves on the Boards of Directors of Continental Airlines, Inc., DHL International, Flextronics International, Foundation Health Systems, Inc. and Glenborough Realty Trust, Inc.



     Brian E. Haycox, Director. Mr. Haycox was elected to the Board of Directors of DMFC in June 1995. He was elected as Co-Chairman and Co-Chief Executive Officer of DMFC in December 1995, and he served in those capacities until the consummation of the Recapitalization. Mr. Haycox served as President and Chief Executive Officer of Del Monte Tropical Fruit Company from 1988 until 1993. Prior to that time Mr. Haycox served in a variety of management positions within the Del Monte organization.



     Denise M. O'Leary, Director. Ms. O'Leary became a director of DMFC in August 1997. Ms. O'Leary has been a Special Limited Partner of Menlo Ventures since 1996. From 1983 to 1996, she was a General Partner of Menlo Ventures. Ms. O'Leary serves on the Boards of Directors of various private companies as well as on the Board of ALZA Corporation. She is a member of the Board of Trustees of Stanford University and a director of UCSF Stanford Health Care.



     William S. Price III, Director. Mr. Price became a director of DMFC in August 1997. Mr. Price was a founding partner of TPG in 1992. Prior to forming TPG, he was Vice President of Strategic Planning and Business Development for G.
E. Capital, and from 1985 to 1991, he was employed by Bain & Company, where he was a partner and co-head of the Financial Services Practice. Mr. Price serves on the Boards of Directors of Belden & Blake Corporation, Beringer Wine Estates Holdings, Inc., Continental Airlines, Inc., Denbury Resources, Inc., Favorite Brands International, Inc., Vivra Specialty Partners, Inc. and Zilog, Inc.



     Jeffrey A. Shaw, Director. Mr. Shaw became a director of DMFC in May 1997. Mr. Shaw is a partner of TPG and has been an executive of TPG since 1993. Prior to joining TPG, Mr. Shaw was a principal of Acadia Partners, L.P., an investment partnership affiliated with the Robert M. Bass Group, for three years. Mr. Shaw serves as a director of Ducati Motors S.p.A., Ducati North America, Inc., Favorite Brands International, Inc. and Ryanair PLC.



     David L. Meyers, Executive Vice President, Administration and Chief Financial Officer. Mr. Meyers joined the Company in 1989. He was elected Chief Financial Officer of DMFC in December 1992 and served as a member of the Board of Directors of DMFC from January 1994 until consummation of the Recapitalization. Prior to joining the Company, Mr. Meyers held a variety of financial and accounting positions with RJR Nabisco (1987 to 1989), Nabisco Brands USA (1983 to 1987) and Standard Brands, Inc. (1973 to 1983).



     Glynn M. Phillips, Executive Vice President, Sales. Mr. Phillips joined DMFC in October 1994. Prior to joining the Company, Mr. Phillips was Vice President, Sales of The Clorox Company where he also held various sales and marketing positions from 1973 to 1994.



     Brent D. Bailey, Executive Vice President, Marketing. Mr. Bailey joined DMFC in his current position in January 1998. Prior to that he was with The Dial Corporation since 1992 as Senior Vice President and General Manager -- Household Division, and Senior Vice President -- Portfolio Group. From 1974 to 1992, Mr. Bailey held marketing management positions with Procter & Gamble, Frito-Lay and Pillsbury.



     Thomas E. Gibbons, Senior Vice President and Treasurer. Mr. Gibbons joined DMFC in 1969 and was elected to his current position in February 1995. He was elected Vice President and Treasurer of DMFC in January 1990. Mr. Gibbons' prior experience also includes a variety of positions within the Company's and RJR Nabisco's tax and financial organizations.



     William J. Spain, Senior Vice President, Technology. Mr. Spain joined DMFC in 1966 and was elected to his current position in February 1995. Previously, he was Vice President, Research, Government and Industry Relations of DMFC. Mr. Spain has also held various positions within DMFC in corporate affairs, production management, quality assurance, environmental and energy management, and consumer services.

     Richard L. French, Senior Vice President and Chief Accounting Officer. Mr. French joined DMFC in 1980 and was elected to his current position in May 1998. Mr. French was Vice President and Chief Accounting Officer of DMFC from August 1993 through May 1998 and has held a variety of positions within the Company's financial organization.



     William R. Sawyers, Vice President, General Counsel and Secretary. Mr. Sawyers joined DMFC in November 1993 and was elected to his current position in 1995. Prior to joining the Company, Mr. Sawyers was an associate with the law firm of Shearman & Sterling from 1987 to 1993.



COMMITTEES OF THE BOARD OF DIRECTORS; TERM



     DMFC's Board of Directors has the committees described below.



     The Nominating and Compensation Committee (the "Compensation Committee") has authority to determine executive compensation and will approve the terms of stock options and stock purchase rights pursuant to the Company's plans and arrangements (as described below). The Compensation Committee's current members are Messrs. Price and Shaw and Ms. O'Leary.



     The Audit Committee is responsible for reviewing the activities of the Company's independent accountants and internal audit department. The Audit Committee's members are Messrs. Bruer, Foley and Haycox. The directors on the Audit Committee are not affiliated with the Company or TPG, in accordance with applicable New York Stock Exchange requirements.



     The Board of Directors of DMFC is divided into three classes, as nearly equal in number as possible, with each director serving a three year term and one class being elected at each year's annual meeting of stockholders. Messrs. Bruer, Haycox and Price are in the class of directors whose term expires at the 1999 annual meeting of DMFC's stockholders. Messrs. Foley, Shaw and Smith are in the class of directors whose term expires at the annual meeting of DMFC's stockholders to be held in the year 2000. Messrs. Boyce, Carey and Wolford and Ms. O'Leary are in the class of directors whose term expires at the 2001 annual meeting of DMFC's stockholders. At each annual meeting of DMFC's stockholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three year terms and until their successors are elected and qualified.


EXECUTIVE COMPENSATION

     The following table sets forth compensation paid by the Company for fiscal years 1995, 1996 and 1997 to each individual serving as its Chief Executive Officer during fiscal 1997 and to each of the four other most highly compensated executive officers of the Company as of the end of fiscal 1997, and to one executive officer whose employment terminated prior to the end of fiscal 1997.


                                                                                     LONG TERM
                                                                                  COMPENSATION(3)
                                                                                  ---------------
                                                                   OTHER ANNUAL        LTIP         ALL OTHER
NAME AND PRINCIPAL POSITIONS  FISCAL YEAR   SALARY(1)    BONUS       COMP.(2)         PAYOUTS        COMP.(4)
----------------------------  -----------   ---------   --------   ------------   ---------------   ----------
Richard G. Wolford(5)......      1997       $100,641    $     --   $       --        $     --       $  251,196
  Chief Executive Officer
Brian E. Haycox............      1997        602,404          --       73,471              --        5,323,303
  Co-Chairman/Co-CEO(6)          1996        420,673          --      247,780              --            8,052
Paul H. Mullan.............      1997        602,404          --      221,940              --        5,288,452
  Co-Chairman/Co-CEO(7)          1996        420,673          --      817,978              --            8,052
David L. Meyers............      1997        286,000     159,400           --         421,000        2,959,771
  Executive Vice President,      1996        273,000     143,000       55,386         421,000           11,242
  Administration & CFO           1995        302,500          --      145,954         421,000            9,786
Glynn M. Phillips..........      1997        239,118     118,300           --         280,000        1,974,454
  Executive Vice President,      1996        225,750     118,250           --         280,000            9,206
  Sales
                                 1995        158,907          --           --         280,000           52,724
Thomas E. Gibbons..........      1997        183,458      59,900           --         210,000          115,829
  Senior Vice President and      1996        175,600      63,900           --          54,600            4,717
  Treasurer                      1995        161,703      53,600           --          50,400            4,728
William J. Spain...........      1997        147,917      49,500           --         162,000          115,766
  Senior Vice President,         1996        139,167      49,700           --          42,100            4,417
  Technology                     1995        126,542      40,700           --          38,900            4,024
David M. Little(8).........      1997        250,250          --           --         421,000        3,363,581
  Executive Vice President,      1996        286,650     150,150           --         421,000           10,660
  Worldwide Operations           1995        309,500          --           --         421,000           10,302


---------------

(1) Reflects actual base earnings for the fiscal year specified.

(2) Fiscal 1995 reflects certain perquisites, including moving expenses for Mr. Meyers ($129,838). Fiscal 1996 reflects certain perquisites, including relocation related expenses for Mr. Haycox ($243,092) and Mr. Mullan ($812,333); moving expenses for Mr. Meyers ($33,091) and company car ($15,500). Fiscal 1997 reflects certain perquisites, including relocation related taxes for Mr. Haycox ($57,005) and Mr. Mullan ($198,955).


(3) Reflects payments under the Company's Old MEP (as defined below) and Long Term Incentive Plan.



(4) For fiscal 1995: Company contributions to the Del Monte Corporation Savings Plan -- Mr. Meyers $4,500; Mr. Gibbons $4,500; Mr. Spain $3,796; Mr. Little $4,500, Company paid term life premiums -- Mr. Meyers $1,960; Mr. Phillips $2,724; Mr. Gibbons $228; Mr. Spain $228; Mr. Little $2,080, a sign-on bonus for Mr. Phillips $50,000, amount paid under the nonqualified Additional Benefits Plan -- Mr. Meyers $3,326; Mr. Little $3,722. For fiscal 1996:
    Company contributions to the Del Monte Corporation Savings Plan -- Mr. Haycox $4,500; Mr. Mullan $4,500; Mr. Meyers $4,500; Mr. Phillips $4,500; Mr. Gibbons $4,500; Mr. Spain $4,200; Mr. Little $4,500, Company paid term life premiums -- Mr. Haycox $3,552; Mr. Mullan $3,552; Mr. Meyers $3,407; Mr. Phillips $4,706; Mr. Gibbons $217; Mr. Spain $217; Mr. Little $2,428, amount paid under the nonqualified Additional Benefits Plan -- Mr. Meyers $3,335; Mr. Little $3,732. For fiscal 1997: Company contributions to the Del Monte Corporation Savings Plan -- Mr. Haycox $4,800; Mr. Mullan $5,738; Mr. Meyers $4,500; Mr. Phillips $4,500; Mr. Gibbons $4,500; Mr. Spain $4,437; Mr. Little $3,003; Company paid term life premiums -- Mr. Wolford $1,196; Mr. Haycox $13,057; Mr. Mullan $10,657; Mr. Meyers $4,198; Mr. Phillips $5,325; Mr. Gibbons $217; Mr. Spain $217; Mr. Little $2,739, amount paid under the nonqualified Additional Benefits Plan -- Mr. Meyers $4,130; Mr. Little $4,567, amount paid due to termination for Mr. Haycox $393,874; Mr. Mullan $360,485; Mr. Little $406,329, amounts under the New MEP (as defined below) paid April 1997 -- Mr. Haycox $4,911,572; Mr. Mullan $4,911,572; Mr. Meyers $2,946,943; Mr. Phillips $1,964,629; Mr. Gibbons $111,112; Mr. Spain
    $111,112; Mr. Little $2,946,943. For Mr. Wolford, the fiscal 1997 amount includes a consulting fee of $250,000 paid in December 1997 for the period prior to April 18, 1997.

(5) Mr. Wolford became Chief Executive Officer as of April 18, 1997.

(6) Mr. Haycox's employment as Co-Chairman/Co-CEO terminated as of April 18,
    1997.

(7) Mr. Mullan's employment as Co-Chairman/Co-CEO terminated as of April 18,
    1997.

(8) Mr. Little's employment as Executive Vice President, Worldwide Operations terminated as of April 30, 1997.

EMPLOYMENT AND OTHER ARRANGEMENTS

The Management Equity Plan


     Established beginning in fiscal 1995 and modified in March 1996, the Company's Management Equity Plan ("New MEP") provided awards to certain key executives upon the sale of the Company or upon the public offering of the Company's Common Stock. Under the terms of the New MEP, the "Base Value" of the Company's preferred and Common Stock was established at $125 million. To the extent that proceeds from the sale of the Company to preferred and common stockholders (after repayment of debt but without reduction for payment to executives under the New MEP) exceeded the $125 million Base Value, an award pool of 6% of such excess was set aside for payment to the Company's executive officers. The New MEP was terminated concurrent with the Recapitalization.


     In connection with the Recapitalization, the Company made payments aggregating approximately $19.7 million pursuant to the New MEP. This amount was allocated as follows:

Mr. Haycox...............................................  $4,911,572
Mr. Mullan...............................................   4,911,572
Mr. Little...............................................   2,946,943
Mr. Meyers...............................................   2,946,943
Mr. Phillips.............................................   1,964,629
Other officers(1)........................................   2,000,016

---------------
(1) Other officers include Messrs. Gibbons and Spain and 16 other senior officers.


     Messrs. Meyers, Little and Phillips were participants in the MEP prior to its modification in March 1996 (the "Old MEP"), and as such became eligible for awards for fiscal 1995 based on the annual equity growth formula in effect under the Old MEP for such year. Messrs. Meyers, Little and Phillips were paid installment payments of the Old MEP awards in the amounts of $421,000, $421,000 and $280,000, respectively, in June 1996 and remained eligible for installment payment of the Old MEP awards in the amounts of $421,000, $421,000 and $280,000, respectively, for fiscal 1997. The Company paid these fiscal 1997 awards at the time of the Recapitalization.


Long Term Incentive Plan


     Established on July 1, 1990, amended and restated on July 1, 1995, the Long Term Incentive Plan ("LTIP") provided certain key management employees with a long-term incentive program based on Company performance. The LTIP had a performance cycle of three fiscal years with interim award payments at the end of each fiscal year based on the employee's target award. The three-year target award was determined by multiplying (i) the executive's base pay by (ii) a percentage based on salary grade level, and multiplying the result by (iii) three (for each fiscal year in the performance cycle). Interim awards were determined by comparing actual financial performance compared to target goals and subject to a percentage payout schedule. Mr. Gibbons received fiscal 1995 and fiscal 1996 awards of $50,400 and $54,600, respectively. Mr. Gibbons received the final fiscal 1997 award in the amount of $210,000 at the time of the Recapitalization. Mr. Spain received fiscal 1995 and fiscal 1996 awards of $38,900 and $42,100, respectively. Mr. Spain received the final fiscal 1997 award in the amount of $162,000 at the time of the Recapitalization. This plan was terminated following the Recapitalization.

The Annual Incentive Award Plan

     The Annual Incentive Award Plan ("AIAP") provides annual cash bonuses to certain management employees, including certain of the named senior executives. The target bonus for each eligible employee is based on a percentage of base salary. Actual payment amounts are based on the Company's achievement of annual earnings objectives and individual performance objectives at fiscal year end. The targeted percentage of base salary is as follows: Mr. Little -- 50%, Mr. Meyers -- 50%, Mr. Phillips -- 50%, Mr. Gibbons -- 30% and Mr. Spain -- 30%. Mr. Haycox and Mr. Mullan were not eligible for the AIAP for fiscal 1996 or fiscal 1997. Mr. Wolford was not eligible for the AIAP for fiscal 1997. Mr. Little received his fiscal 1997 AIAP payment of $150,150 at the time of his termination as of April 30, 1997.

Stock Purchase Plan


     The Del Monte Foods Company Employee Stock Purchase Plan was approved on August 4, 1997 and amended on November 4, 1997. Under the Plan, key employees are allowed to purchase up to $5 million in Common Stock. To date, 2,371 shares of the Company's Common Stock have been purchased by and issued to eligible employees.



Stock Incentive Plans



     The Del Monte Foods Company 1997 Stock Incentive Plan was approved on August 4, 1997 and amended on November 4, 1997. Under the 1997 Stock Incentive Plan, grants of incentive stock options and nonqualified stock options representing 9,319 shares of Common Stock may be made to key employees. With the exception of options for 792 shares issued to Mr. Bailey on January 19, 1998, the options were granted at an exercise price equal to the fair market value of the shares at the time of such grant and have a ten-year term. Two different vesting schedules have been approved under the 1997 Stock Incentive Plan. The first provides for annual vesting on a proportionate basis over five years and the second provides for monthly vesting on a proportionate basis over four years. Pursuant to this plan, options for 9,066 shares of Common Stock have been granted to eligible employees to date. It is not anticipated that any additional options will be granted pursuant to this plan.



     The Del Monte Foods Company 1998 Stock Incentive Plan (the "1998 Stock Incentive Plan") was adopted as the Del Monte Foods Company 1998 Stock Option Plan by the Board of Directors on April 24, 1998 and approved in final form by the Compensation Committee on May 29, 1998. Under the 1998 Stock Incentive Plan, grants of incentive and nonqualified stock options ("Options"), stock appreciation rights ("SARs") and stock bonuses (together with Options and SARs, "Awards") representing 16,684 shares of Common Stock may be made to employees of the Company. Subject to certain limitations, the Compensation Committee has authority to grant Awards under the 1998 Stock Incentive Plan and to set the terms of any such Awards. As of June 3, 1998, no Awards had been made under the 1998 Stock Incentive Plan.


The Del Monte Retirement Plan for Salaried Employees

     The Del Monte Corporation Retirement Plan for Salaried Employees (the "Del Monte Corporation Retirement Plan"), which became effective as of January 1, 1990, is a non-contributory defined benefit retirement plan covering salaried employees of the Company. Credits are made monthly to each participant's personal retirement account ("PRA") consisting of a percentage of that month's eligible compensation, plus interest on his or her account balance. A participant is fully vested upon completion of five years of service.

     The percentage of monthly compensation credited varies according to age as follows:

                                             ALL MONTHLY       MONTHLY COMPENSATION
              PARTICIPANT AGE                COMPENSATION   ABOVE SOCIAL SECURITY BASE
              ---------------                ------------   --------------------------
Below 35...................................      4.0%                  3.0%
35 but below 45............................      5.0                   3.0
45 but below 55............................      6.0                   3.0
55 and over................................      7.0                   3.0

     The Del Monte Corporation Retirement Plan was amended effective January 1, 1998 to change the interest credit from 110% of the U.S. Pension Benefit Guaranty Corporation ("PBGC") rate to the yield on the 12-month Treasury Bill rate plus 1.5%. In addition, the factors for annuity conversions were changed from specific Company factors to factors based on 30-year Treasury Bond yields and an Internal Revenue Service ("IRS") specified mortality table. A participant's annual age 65 annuity benefit will be the greater of an annuity based on (i) the credit balance as of December 31, 1997 increased by interest credits (and not compensation credits) of 110% of the December 31, 1997 PBGC rate divided by 8.2 or (ii) the credit balance at the time of retirement using an annuity factor based on 30-year Treasury Bond yields and an IRS specified mortality table. Alternatively, a participant at retirement or other termination of employment may elect a lump sum distribution of his or her account balance.


     Participants who, as of January 1, 1988, were at least age 40 with ten or more years' service, or at least age 55 with five or more years' service, are eligible to receive an alternative retirement benefit that is based on the terms of the prior Del Monte Corporation Retirement Plan. For credited service after December 31, 1981, such participants have accrued an annual benefit of 1.75% of average final compensation multiplied by years of credited service. Average final compensation is the participant's highest five years' average compensation during his or her last ten years of credited service; compensation generally includes base salary and awards under the AIAP but not other forms of incentive compensation. The amount determined by this alternative benefit formula is reduced by 0.75% of the participant's Social Security benefit, multiplied by years of credited service. For credited service prior to January 1, 1982, a similar benefit formula is applied.


     The Del Monte Corporation Retirement Plan was amended effective April 30, 1992 to cease recognition of any future credited service or average final compensation under the alternative retirement benefit. At retirement, a participant who was eligible for the alternative retirement benefit will receive an annual retirement benefit equal to the greater of the retirement benefit determined by his or her PRA, or his or her alternative retirement benefit based on compensation and credited service to April 30, 1992. Alternatively, a participant may elect the greater of a lump sum distribution of his or her PRA account balance or the actuarial equivalent lump sum of the alternative benefit.

     Nonqualified Retirement Plans. Effective January 1, 1990, the Company established the Del Monte Corporation Additional Benefits Plan and the Del Monte Corporation Supplemental Benefits Plan (the "Nonqualified Retirement Plans"). The Nonqualified Retirement Plans are "top hat" and "excess" benefit plans designed to provide benefits in excess of those otherwise permitted under the Del Monte Corporation Retirement Plan and the Del Monte Corporation Savings Plan (which is qualified under Section 401(k) of the Internal Revenue Code) by Sections 401(a)(17) and 415 of the Internal Revenue Code. The Nonqualified Retirement Plans also provide benefits in respect of certain amounts of severance not taken into account under the Del Monte Corporation Retirement Plan or the Del Monte Corporation Savings Plan. Employees who participate in the Del Monte Corporation Retirement Plan or the Del Monte Corporation Savings Plan are generally eligible to participate in the Nonqualified Retirement Plans. Benefits under the Nonqualified Retirement Plans are unfunded and paid from the general assets of the Company.

     Set forth below are the estimated annual benefits payable at age 65 (assuming lump sum payments are not elected) under the Del Monte Corporation Retirement Plan and the Nonqualified Retirement Plans:

                                                YEAR ATTAINING     ESTIMATED ANNUAL
                 PARTICIPANT                        AGE 65       RETIREMENT BENEFIT(A)
                 -----------                    --------------   ---------------------
Mr. Wolford...................................       2009              $125,819
Mr. Phillips..................................       2002                28,260
Mr. Meyers....................................       2010               179,742
Mr. Gibbons...................................       2012               178,762
Mr. Spain.....................................       2007               104,915

---------------


(a) The estimated annual retirement benefits shown assumes no increase in compensation or AIAP and interest credits of 6.68%.


     Employment Arrangements. During fiscal 1997, the Company had employment agreements with each of Messrs. Haycox, Mullan, Meyers, Little, Phillips, Gibbons and Spain. The following summaries of the material provisions of the employment agreements with Messrs. Haycox and Mullan (each, a "CEO Agreement" and collectively, the "CEO Agreements"), the employment agreements with Messrs. Meyers and Little (each, an "EVP Employment Agreement" and collectively, the "EVP Employment Agreements") and the employment agreement with Mr. Phillips (the "Phillips Employment Agreement") do not purport to be complete and are qualified in their entirety by reference to such agreements. The employment of Messrs. Haycox and Mullan pursuant to the CEO Agreements was terminated effective as of April 18, 1997. The employment of Mr. Little pursuant to his EVP Employment Agreement was terminated effective as of April 30, 1997. The employment agreements of Messrs. Meyers, Phillips, Gibbons and Spain have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

     The CEO Agreements provided for an initial term ending on December 31, 1997. Under the terms of the CEO Agreements, if an executive is terminated for any reason other than for cause, if he resigns for good reason or if his employment is terminated upon a sale of the Company, he shall be entitled to a lump sum payment, within ten days of his termination, equal to the base salary that he would have earned through December 31, 1997. The executive will also receive any amounts due under the MEP, and will continue to participate in any employee benefit plans and programs maintained by the Company until the earlier of (i) December 31, 1997, or (ii) such time as he is covered by comparable programs of a subsequent employer.


     Each of the EVP Employment Agreements is for an indefinite term and contains virtually identical terms. Specifically, each EVP Employment Agreement provides that if the executive's employment terminates for any reason other than for cause or if the executive resigns for good reason, such executive would receive as severance, subject to the executive's not competing with the Company or disclosing confidential information or trade secrets of the Company, severance payments over a three-year period commencing on the date of such termination or resignation. The aggregate amount of the severance payable to the executive over such three-year period would equal two times the sum of: (a) the executive's highest annual base salary in effect during the 12-month period prior to such termination or resignation and (b) the target award (50% of annual base salary) under the AIAP (or successor thereto) for the year in which such termination or resignation occurs (or, if greater, the amount of the award for the next preceding year). In addition, the executive would receive a pro rata annual bonus under the AIAP for the year in which such termination or resignation occurs and would be entitled to participate in the employee benefit plans and programs maintained by the Company in which the executive participates until the earlier of (i) the end of the three-year period and (ii) such time as the executive is covered by comparable programs of a subsequent employer.


     The Phillips Employment Agreement is for an indefinite term. The Phillips Employment Agreement provides that if Mr. Phillips' employment terminates for any reason other than for cause or if Mr. Phillips resigns for good reason, Mr. Phillips would receive as severance three months of his then current base pay. In addition, if Mr. Phillips executes and delivers to the Company a written agreement confirming his commitment not to compete with the Company and not to disclose confidential information or trade secrets of the Company, the Company would then provide Mr. Phillips severance payments over an 18-month period commencing on the date of such termination or resignation. The aggregate amount of the severance payable to Mr. Phillips over such 18-month period would equal the sum of (a) Mr. Phillips' highest annual rate of base salary in effect during the 12-month period prior to such termination or resignation, and (b) the target award under the AIAP (or successor thereto) for the year in which such termination or resignation occurs (or, if greater, the amount of the award for the next preceding year of employment). In addition, Mr. Phillips would receive a pro rata annual bonus under the AIAP for the year in which such termination or resignation occurs and would be entitled to participate in the employee benefit plans and programs maintained by the Company in which Mr. Phillips participates until the earlier of (i) the end of the 18-month period or (ii) such time as Mr. Phillips is covered by comparable programs of a subsequent employer.

     Messrs. Gibbons' and Spain's employment agreement is similar to that of Mr. Phillips except that it does not require Messrs. Gibbons or Spain to execute an agreement not to compete or disclose confidential information in order to receive severance payments over an 18-month period.


     On March 16, 1998, Del Monte entered into employment agreements with Mr. Wolford and Mr. Smith (the "Wolford/Smith Employment Agreements") as Chief Executive Officer and Chief Operating Officer, respectively. The Wolford/Smith Employment Agreements are for an indefinite term. Under the terms of the Wolford/Smith Employment Agreements, if the employment of Mr. Wolford or Mr. Smith is terminated by Del Monte for any reason other than for cause or by such executive for any reason, he would be entitled to continue to receive his base salary and target award under the AIAP (50% of base salary) and to participate in certain employee welfare benefit plans and programs of the Company for up to two years after the date of such termination of employment, subject to his not competing with the Company, not soliciting employees of the Company and not disclosing proprietary or confidential information of the Company and subject to his signing a general release and waiver with respect to certain claims he may have against the Company.

DIRECTORS' COMPENSATION

     Under Company policy, Messrs. Bruer, Carey, Foley and Haycox and Ms. O'Leary will each receive $25,000 per year to be paid in cash or in Common Stock, at the option of the director. Each of these directors will also receive $2,000 for each committee meeting of the Board of Directors attended in person.


     In February 1998, the Company adopted a stock incentive plan with terms substantially identical to the terms of the Del Monte Foods 1997 Stock Incentive Plan for the benefit of directors and independent contractors of the Company. Pursuant to that plan, Mr. Boyce received options representing 777 shares of Common Stock.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



     During the period following consummation of the Recapitalization through the end of DMFC's last completed fiscal year, DMFC did not have a compensation committee or other board committee performing equivalent functions. During that period, the entire Board of Directors had authority to consider executive compensation matters. The membership of the Board of Directors during that period is described under "Management -- Directors and Executive Officers" above. No person who was an officer, employee or former officer of DMFC or any of its subsidiaries participated in deliberations of DMFC's Board of Directors concerning executive officer compensation.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     In connection with the Recapitalization, the Company entered into a ten-year agreement dated April 18, 1997 (the "Management Advisory Agreement") with TPG pursuant to which TPG is entitled to receive an annual fee from the Company for management advisory services equal to the greater of $500,000 and 0.05% of the budgeted consolidated net sales of the Company for each fiscal year under the contract term. In addition, the Company has agreed to indemnify TPG, its affiliates and shareholders, and their respective directors, officers, controlling persons, agents, employees and affiliates from and against all claims, actions, proceedings, demands, liabilities, damages, judgments, assessments, losses and costs, including fees and expenses, arising out of or in connection with the services rendered by TPG thereunder. Such indemnification may not extend to actions arising under the U.S. federal securities laws. The Management Advisory Agreement makes available the resources of TPG concerning a variety of financial and operational matters, including advice and assistance in reviewing the Company's business plans and its results of operations and in evaluating possible strategic acquisitions, as well as providing investment banking services in identifying and arranging sources of financing. The Management Advisory Agreement does not specify a minimum number of TPG personnel who must provide such services or the individuals who must provide them, nor does it require that a minimum amount of time be spent by such personnel on Company matters. The services that will be provided by TPG cannot otherwise be obtained by the Company without the addition of personnel or the engagement of outside professional advisors. In management's opinion, the fees provided for under the Management Advisory Agreement reasonably reflect the benefits to be received by the Company and are comparable to those obtainable in an arm's-length transaction with an unaffiliated third party.



     In connection with the Recapitalization, the Company also entered into a ten-year agreement dated April 18, 1997 (the "Transaction Advisory Agreement") with TPG pursuant to which TPG received a cash financial advisory fee of approximately $8.4 million upon the closing of the Recapitalization as compensation for its services as financial advisor for the Recapitalization, which included assistance in connection with the evaluation of the fairness of the Recapitalization and the valuation of the Company in connection therewith. TPG also is entitled to receive a fee of 1.5% of the "transaction value" for each transaction in which the Company is involved, which may include acquisitions, refinancings and recapitalizations. The term "transaction value" means the total value of any subsequent transaction, including, without limitation, the aggregate amount of the funds required to complete the subsequent transaction (excluding any fees payable pursuant to the Transaction Advisory Agreement and fees, if any, paid to any other person or entity for financial advisory, investment banking, brokerage or any other similar services rendered in connection with such transaction) including the amount of any indebtedness, preferred stock or similar items assumed (or remaining outstanding). The Transaction Advisory Agreement includes indemnification provisions similar to those in the Management Advisory Agreement, which provisions also may not extend to actions arising under the U.S. federal securities laws. In connection with the Contadina Acquisition, TPG received from the Company a transaction fee of approximately $3 million. In management's opinion, the fees provided for under the Transaction Advisory Agreement reasonably reflect the benefits received and to be received by the Company and are comparable to those obtainable in an arm's-length transaction with an unaffiliated third party.



     Also in connection with the Recapitalization, DMFC and the holders of the Common Stock, including TPG and 399 Venture Partners, Inc. ("399 Venture Partners"), an affiliate of one of the Company's bank lenders, entered into a stockholders' agreement dated as of April 18, 1997 (the "Stockholders' Agreement"). Among other things, the Stockholders' Agreement (i) imposes certain restrictions on the transfer of shares of Common Stock by such holders and (ii) gives such holders registration rights under certain circumstances. DMFC will bear the costs of preparing and filing any such registration statement and will indemnify and hold harmless, to the extent customary and reasonable, holders selling shares covered by such a registration statement. Directors and members of management of the Company to date have received 2,455 restricted shares of Common Stock, which are subject to stockholders' agreements with the Company which impose similar restrictions.


     As set forth in the Merger Agreement, an affiliate of 399 Venture Partners, and certain current and former employees of an affiliate of 399 Venture Partners, received approximately $7.9 million, and $215,000, respectively, in return for shares of DMFC preferred stock which were surrendered and were cancelled by virtue of the Merger. Since the beginning of fiscal 1996, in connection with certain interest rate protection transactions, the Company has also paid fees and made other payments to banking and other affiliates of 399 Venture Partners totaling approximately $442,000, consisting of fees for banking services. In addition, in consideration of advisory services rendered and its participation in connection with the Recapitalization, the Company paid to 399 Venture Partners a transaction advisory fee of approximately $900,000. The Company believes that the terms of these transactions were comparable to those obtainable in an arms-length transaction with a disinterested third party.



     The employment of Mr. Haycox pursuant to the CEO Agreement was terminated effective as of April 18, 1997. Mr. Haycox continued to receive the salary that he would have earned pursuant to the CEO Agreement until September 1997. In September 1997, the Company paid to Mr. Haycox a lump sum payment of salary. Such lump sum payment was $250,000, which was equal to the base salary that Mr. Haycox would have earned pursuant to the CEO Agreement between the date the lump sum payment was made and December 31, 1997. The Company believes that the terms of these transactions were comparable to those obtainable in an arms-length transaction with an unaffiliated third party.



     During the second and third quarters of fiscal 1998, the Company sold shares of Common Stock to certain key employees, including the executive officers of the Company, pursuant to the Company's Employee Stock Purchase Plan. See "Management -- Employment and Other Arrangements -- Stock Purchase Plan." Messrs. Wolford and Smith each borrowed $175,000 from the Company in order to acquire a portion of the stock purchased by him pursuant to such plan, all of which remains outstanding. At March 31, 1998, these loans bore interest at a rate of 5.62%, which rate is adjusted semi-annually, and are evidenced by promissory notes which are secured by a pledge of the stock purchased with the proceeds of the loans. The Company extended these loans in accordance with applicable law governing transactions by a corporation with its officers. The Company cannot predict whether the terms of such transactions, if made with a disinterested third party, would be more or less favorable to Messrs. Wolford and Smith, although the Company has no reason to believe that such terms would be less favorable. The Bank Financing limits the ability of the Company to make loans or advances to employees to a maximum amount outstanding at any time of $5 million. Aside from the loans to Messrs. Wolford and Smith, the Company has made no such loans or advances to any of its directors, officers or employees. Any vote by the party receiving any loan must be made in accordance with Delaware law.



     Certain conflicts of interest could arise as a result of the relationship between the Company and TPG. Messrs. Price and Shaw, each a partner of TPG, and Mr. Boyce, an officer of a company that provides management services to TPG, are also directors of the Company. None of the Company's management is affiliated with TPG. TPG has, and following the Offering will continue to have, the power to influence substantially and possibly to control the management and policies of the Company, as well as the determination of matters requiring stockholder approval. TPG may be subject to a conflict of interest in allocating acquisition or other business opportunities between the Company and other entities in which TPG has substantial investments. Although currently TPG has no investment in any entity that competes directly with the Company, it may in the future make such an investment.



     The Company will address any conflicts of interest and future transactions it may have with its affiliates, including TPG, or other interested parties in accordance with applicable law. Delaware law provides that any transaction with any director or officer or other entity in which any of the Company's directors or officers are also directors or officers, or have a financial interest, will not be void or voidable solely due to the fact of the interest or affiliation, nor because the votes of interested directors are counted in approving the transaction, so long as (i) the material facts of the relevant party and its interest are disclosed to the Board of Directors or the stockholders, as applicable, and the transaction is approved in good faith by a majority of the disinterested directors or by a specific vote of the stockholders, as applicable; or (ii) the transaction is fair to the Company at the time it is authorized, approved or ratified.

                             CAPITAL STOCK OF DMFC


GENERAL



     The following description summarizes DMFC's capital stock and does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Certificate of Incorporation, the terms of which are incorporated by reference into the Registration Statement of which this Prospectus is a part.



INITIAL PUBLIC OFFERING



     Concurrently with the Exchange Offer, the Company has filed a Registration Statement on Form S-1 relating to the sale of 19,118,000 shares of its common stock in an initial public offering (the "Offering"). Of these shares, 14,706,000 shares are being offered by the Company and 4,412,000 are being sold by certain current stockholders of the Company. Up to an additional 2,867,700 shares of common stock could also be sold (1,397,112 shares by the Company and 1,470,588 by the selling stockholders) if the underwriters exercise an overallotment option granted pursuant to the underwriting agreement. The underwriters estimate the public offering price to be between $16 and $18 per share. After the Offering, the Company will have an aggregate 50,196,461 shares outstanding (51,593,573 shares if the underwriter's overallotment option is exercised in full). In connection with the Offering, the Company plans to declare a 191.542-for-one stock split of all of the Company's outstanding shares of common stock prior to the Offering. The Company intends to use a portion of the proceeds from the Offering to redeem approximately $46 million in principal amount of Exchange Notes.



COMMON STOCK



     The Certificate of Incorporation authorizes the issuance of an aggregate of 500,000,000 shares of Common Stock. Upon consummation of the Offering, of those authorized shares of Common Stock, 50,196,461 shall have been validly issued, fully paid and nonassessable. Prior to the consummation of the Offering, there were 45 holders of record of Common Stock.



     The holders of the shares of Common Stock are entitled to receive, when, as and if declared by the Board of Directors out of legally available funds, dividends and other distributions in cash, shares or property of the Company. Dividends or distributions so declared by the Board will be paid ratably in proportion to the number of shares held by the holders of Common Stock.



     In the case of the voluntary or involuntary liquidation, dissolution or winding up of DMFC, after payment of the creditors of DMFC, the remaining assets and funds of DMFC available for distribution to DMFC's stockholders shall be divided among and paid ratably to the holders of the shares of Common Stock.



     Except as provided by statute or the Certificate of Incorporation, holders of the shares of the Common Stock have the sole right and power to vote on all matters on which a vote of DMFC's stockholders is to be taken. At every meeting of the stockholders, each holder of the shares of Common Stock is entitled to cast one vote provided such holder is present in person or by proxy for each share of Common Stock standing in his or her name as of the record date for such a vote.



     The holders of the shares of Common Stock are entitled, by a majority vote of those present, to nominate and thereafter elect and remove directors to and from the Board of Directors of DMFC.



PREFERRED STOCK



     The Certificate of Incorporation authorizes the issuance of an aggregate of 2,000,000 shares of preferred stock. Upon consummation of the Offering, there will be no shares of preferred stock outstanding.



     DMFC's Board of Directors may, from time to time, direct the issue of shares of preferred stock in series and may, at the time of issue, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available for the payment of dividends on shares of Common Stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of DMFC before any payment is made to the holders of shares of Common Stock. Under certain circumstances, the issuance of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of DMFC's securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the Board of Directors of DMFC may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of Common Stock.



     Prior to the consummation of the Offering, there were approximately 37,253 shares of Series A Preferred Stock outstanding. The Company intends to use a portion of the proceeds of the Offering to redeem such shares. See "Use of Proceeds."



     The Series A Preferred Stock accumulates dividends at the rate of 14% per annum, which dividends are payable in cash or additional shares of Series A Preferred Stock, at the option of DMFC, subject to availability of funds and the terms of its loan agreements. The Series A Preferred Stock has an initial liquidation preference of $1,000 per share, and may be redeemed at the option of DMFC, in whole at any time or in part from time to time, at a redemption price ranging from 103% of the liquidation preference, if redeemed prior to October 1998, to 100% of the liquidation preference, if redeemed after October 2000, plus accumulated and unpaid dividends to the redemption date. DMFC will be required to redeem all outstanding shares of Series A Preferred Stock on April 18, 2008 at such redemption price. In certain other circumstances, including the occurrence of a change of control of DMFC, the holders of the Series A Preferred Stock will have the right to require DMFC to repurchase said shares at 101% of the liquidation preference, plus accumulated and unpaid dividends to the redemption date. Holders of Series A Preferred Stock will not have any voting rights with respect thereto, except for such rights as are provided under applicable law, the right to elect, as a class, two directors of DMFC in the event that six consecutive quarterly dividends are in arrears and class voting rights with respect to transactions adversely affecting the rights, preferences or powers of the Series A Preferred Stock. In January 1998, TPG sold approximately 93% of its holdings of Series A Preferred Stock to unaffiliated investors, and TPG currently holds approximately 1,315 shares of the approximately 37,253 shares of Series A Preferred Stock outstanding.



WARRANTS



     In connection with the Recapitalization, the Company issued warrants to purchase at any time prior to the expiration thereof, at an exercise price of $0.01 per share, subject to adjustment in certain circumstances involving dilutive transactions, approximately 2,857 shares of Common Stock. The Company issued the warrants, together with shares of its preferred stock, to TPG and other investors for $35 million in a private placement in accordance with
Section 4(2) of the Securities Act. All such warrants have been exercised. Under the Stockholders' Agreement and the Registration Rights Agreement, the Company has agreed to register under the Securities Act the resale of the Common Stock received upon exercise of the warrants in certain circumstances.



CERTAIN CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS



     The Certificate of Incorporation provides for the Board of Directors of DMFC to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of the Board of Directors will be elected each year. See "Management." The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting shares from obtaining control of the Board of Directors until the second annual stockholders meeting following the date the acquiror obtains the controlling share interest. The classified board provision is designed to have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of DMFC and to increase the likelihood that incumbent directors will retain their positions.



     The Certificate of Incorporation provides that stockholder action can be taken only at a general meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Bylaws provide that, except as otherwise required by law, general meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the Board of Directors or by the Chairman of the Board. Stockholders are not permitted to call a general meeting or to require the Board of Directors to call a general meeting.



     The Bylaws establish an advance notice procedure for stockholder proposals to be brought before a general meeting of stockholders of DMFC, including proposed nominations of persons for election to the Board of Directors.

     Stockholders at a general meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to DMFC's Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although the Certificate of Incorporation does not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a general meeting, the Certificate of Incorporation may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of DMFC.



     The Certificate of Incorporation provides that the provisions of Section 203 of the Delaware General Corporation Law, which relate to business combinations with interested stockholders, do not apply to Del Monte.

                      DESCRIPTION OF EXISTING INDEBTEDNESS



     The summaries of the indebtedness contained herein do not purport to be complete and are qualified in their entirety by reference to the provisions of the various agreements and indentures related thereto, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.



BANK FINANCING



     The Bank Financing consists of the Revolving Credit Facility and the Term Loan Facility, which are described below. Borrowings under the Bank Financing are syndicated among a group of banks led by BofA.



     On April 15, 1998, the Company and BofA, BancAmerica Robertson Stephens and Bankers Trust Company entered into a commitment letter relating to an amendment and restatement of the Bank Financing. The Company expects that borrowings under the amended and restated Bank Financing will be syndicated among a group of banks, which will be led by BofA and Bankers Trust Company.



     The principal anticipated revisions to the Bank Financing that are contemplated by the Refinancing are summarized below. Such summaries do not purport to be complete and remain subject to change pending the execution of definitive agreements. The Company anticipates that definitive agreements will be executed on or prior to the closing of the Offering and that such closing will be a condition to the initial borrowings under the amended and restated Bank Financing.



     Revolving Credit Facility. The existing Revolving Credit Facility provides for revolving loans in an aggregate amount of $350 million, including a letter of credit sublimit of $70 million and a "swingline loan" sublimit of $25 million (representing funds that DMC may borrow with only limited advance notice). Amounts available under the Revolving Credit Facility are subject to certain borrowing base limitations based upon, among other things, the amounts and applicable advance rates in respect of DMC's eligible accounts receivable and eligible inventory. Interest rates per annum applicable to amounts outstanding under the Revolving Credit Facility are currently, at DMC's option, either (i) the Base Rate (as defined) plus 1.00% (the "Applicable Base Rate Margin") or
(ii) the reserve adjusted Offshore Rate (as defined) plus 2.00% (the "Applicable Offshore Rate Margin"). In addition, DMC is required to pay to lenders under the Revolving Credit Facility a commitment fee (the "Commitment Fee") of 0.425%, payable quarterly in arrears, on the unused portion of such Revolving Credit Facility. DMC is also required to pay to lenders under the Revolving Credit Facility letter of credit fees (collectively, the "Letter of Credit Fees") of 1.50% for commercial letters of credit and 2.00% for all other letters of credit, as well as an additional fee in the amount of 0.25% to the bank issuing such letters of credit. Upon attainment of certain levels of the Senior Debt Ratio (as defined), such Applicable Base Rate Margin and Applicable Offshore Rate Margin, as well as the Commitment Fee and Letter of Credit Fees, will be adjusted. At March 31, 1998, borrowings under the Revolving Credit Facility were $68.1 million, and the weighted average interest rate thereon was approximately 8.3%.



     The Company expects that the Refinancing will increase the aggregate amount of available revolving loans from $350 million to $400 million. Initial interest rates, which will be subject to quarterly adjustment upon attainment of certain levels of the Senior Debt Ratio (as defined), will be at DMC's option, either
(i) the Base Rate (as defined) plus 0.50% or (ii) the Euro-Dollar Rate (as defined) plus 1.50%. The Commitment Fee is expected to be reduced to 0.375%, and the Letter of Credit Fees are expected to be changed to the Euro-Dollar margin for Revolving Credit Loans (as defined) minus 0.50% for trade letters of credits and to the Euro-Dollar margin for Revolving Credit Loans for all other letters of credit.



     Term Loan. The existing Term Loan Facility consists of amortizing term loans in an aggregate amount of $429 million, consisting of a $200 million Tranche A term loan and a $229 million Tranche B term loan. Interest rates per annum applicable to the Tranche A term loan are, at DMC's option, either (i) the Base Rate plus the Applicable Base Rate Margin, or (ii) the Offshore Rate plus the Applicable Offshore Rate Margin. Upon attainment of certain levels of the Senior Debt Ratio, such Applicable Base Rate Margin and Applicable Offshore Rate Margin will be adjusted. Interest rates applicable to the Tranche B term loan are, at DMC's option, either (i) the Base Rate plus 2.00% or (ii) the Offshore Rate plus 3.00%. At March 31, 1998, the outstanding principal amounts of the Tranche A and B term loans were $200 million and $229 million, respectively, and the weighted average interest rate on the Term Loan Facility was approximately 8.3%.

     Consummation of the Contadina Acquisition required certain amendments under the Bank Financing agreements to permit additional funding under the existing Tranche B term loan in an amount of $50 million. Amortization of the additional Tranche B term loan amount is incremental to scheduled amortization of the existing Tranche B term loan. Such additional amortization will commence in the second quarter of fiscal 1999 in a quarterly amount equal to $0.1 million, with such amortization increasing in the fourth quarter of fiscal 2004, through the third quarter of fiscal 2005, to $11.8 million per quarter.



     The Company expects that the Refinancing will decrease the aggregate amount of term loans from $429 million to $300 million, consisting of a $150 million Tranche A term loan and a $150 million Tranche B term loan. The Company also expects that the Refinancing will change the initial interest rates per annum applicable to the Tranche A term loan, at DMC's option, either to (i) the Base Rate is plus 0.50%; or (ii) the Euro-Dollar Rate plus 1.50% and those applicable to the Tranche B term loan, at DMC's option, either to (i) the Base Rate plus 0.875%; or (ii) the Euro-Dollar Rate plus 1.875%. Additionally, under the terms of the Refinancing, interest rates applicable to both the Tranche A and Tranche B term loans will be subject to quarterly adjustment upon attainment of certain levels of the Senior Debt Ratio (as defined).



     Amortization/Prepayment. The existing Revolving Credit Facility terminates March 31, 2003. The existing Tranche A term loan matures March 31, 2003, and is subject to quarterly amortization, commencing with the first quarter of fiscal 1999, in the quarterly amounts of $7.50 million, $8.75 million, $10.00 million and $11.25 million during the fiscal years 1999 through 2002, respectively, and $16.67 million per quarter for the first three quarters of fiscal 2003. The existing Tranche B term loan matures March 31, 2005, and is subject to quarterly amortization, commencing with the third quarter of fiscal 1998, in the quarterly amount of $0.45 million, with such amortization increasing to $42.19 million per quarter in the fourth quarter of fiscal 2004 through the first three quarters of fiscal 2005. The incremental amortization which results from the additional Tranche B term loan is described in the paragraph immediately above. With certain exceptions, as set forth in the Bank Financing agreements, DMC will be required to make prepayments under both the Revolving Credit Facility and the Term Loan Facility from excess cash flow, asset sales, issuances of debt and equity securities and insurance or condemnation proceeds.



     In connection with the Refinancing, the Company expects that (i) the amended Revolving Credit Facility will terminate in approximately six years;
(ii) the amended Tranche A term loan will mature in approximately six years; and
(iii) the amended Tranche B term loan will mature in approximately eight years, in each case, after the closing of the transactions contemplated by the Refinancing. Commencing on June 30, 1999, amortization payments on the amended Tranche A term loan will be required in aggregate quarterly amounts of $7.5 million. Also commencing on June 30, 1999, amortization payments on the amended Tranche B term loan will be required for 24 consecutive quarters in aggregate quarterly amounts of $375,000 and thereafter, in the eighth year, in an aggregate annual amount, payable in equal quarterly installments, of $141 million.


     Guarantees and Collateral. DMFC has guaranteed DMC's obligations under the Bank Financing. DMC's obligations are secured by substantially all personal property of DMC. DMFC's guarantee is secured by a pledge of the stock of DMC. DMC's obligations also are secured by first priority liens on certain of its unencumbered real property fee interests.


     Covenants. Pursuant to the terms of the Bank Financing, DMC is required to meet certain financial tests, certain of which are set forth below. In addition, DMC has covenanted that, among other things, it will limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers, prepayment of other indebtedness, liens and encumbrances and other matters customarily restricted in loan agreements.



     The extent to which the above described covenants will be modified in connection with the execution of the Refinancing has not been determined.



     The following is a summary of certain financial tests which currently apply under the Bank Financing (capitalized terms have the meanings set forth in the Bank Financing):


     Minimum Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio (a ratio of EBITDA to certain interest expense and scheduled principal payments under the Term Loan Facility) for any Computa-tion Period may not be less than 1.2 times through September 26, 1999, increasing over specified periods to 1.5 times at June 30, 2004 and thereafter.

     Maximum Senior Debt Ratio. The Senior Debt Ratio (a ratio of outstanding debt other than subordinated debt to EBITDA) for any Computation Period may not exceed 5.25 times through March 29, 1998, decreasing over specified periods to
2.25 times at June 30, 2003 and thereafter.

     Maximum Total Debt Ratio. The Total Debt Ratio (a ratio of total indebtedness to EBITDA) on the last day of any fiscal year may not exceed 6.25 times through June 30, 1998, decreasing at specified dates to 3.50 times at June 30, 2003 and thereafter.

     Maximum Capital Expenditures. The aggregate amount of all Capital Expenditures by the Company for any fiscal year may not exceed $45 million at June 30, 1998, varying during specified periods to $40 million at June 30, 2001 and thereafter.

     Minimum EBITDA. EBITDA for Del Monte for any Computation Period may not be less than $110 million through March 29, 1998, increasing over specified periods to $155 million at June 30, 2002 and thereafter.


     Events of Default. The Bank Financing contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults, certain events of bankruptcy and insolvency, ERISA judgment defaults, failure of any guaranty or security agreement supporting DMC's obligations under the Bank Financing to be in full force and effect and a change of control of DFMC or DMC.



THE DMC NOTES



     On April 15, 1997, DMC issued and sold $150 million principal amount of 12 1/4% Senior Subordinated Notes due 2007 (the "Original DMC Notes") pursuant to an Indenture, dated April 18, 1997, by and among DMC and Marine Midland Bank as Trustee (the "DMC Indenture"). The Original DMC Notes were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. On July 31, 1997, DMC completed an exchange offer whereby the Original DMC Notes were exchanged into new Senior Subordinated Notes due 2007, which are registered under the Securities Act with terms substantially identical to the Original DMC Notes (the "DMC Notes").



     The DMC Notes will mature on April 15, 2007. Interest accrues at the rate of 12 1/4% per annum and is payable semi-annually in arrears on each April 15 and October 15. Payment of principal, premium and interest on the DMC Notes are subordinated, as set forth in the DMC Indenture, to the prior payment in full of DMC's Senior Debt (as defined in the DMC Indenture).



     At any time on or prior to April 15, 2000, DMC may use the net cash proceeds of one or more Public Equity Offerings to redeem up to 35% of the aggregate principal amount of the DMC Notes originally issued at a redemption price equal to 112.625% of the principal amount thereof plus accrued and unpaid interest thereon, if any. At any time prior to April 15, 2002, the DMC Notes may be redeemed as a whole at the option of DMC upon the occurrence of a Change of Control at a redemption price of 100% of the principal amount thereof plus an Applicable Premium. On or after April 15, 2002, the DMC Notes may be redeemed at a premium that declines each year until April 15, 2006 when the DMC Notes may be prepaid in whole or in part at 100% of their principal amount. Upon a Change of Control, each holder can require DMC to redeem such holder's DMC Notes at an offer price equal to 101% of their principal amount plus accrued and unpaid interest.



     The obligations of DMC pursuant to the DMC Notes, including the repurchase obligations resulting from a Change of Control, are unconditionally guaranteed on a senior subordinated basis by DMFC. The DMC Indenture contains various restrictive covenants that limit the ability of DMC and its subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is subordinate in right of payment of any Senior Debt and senior in right of payment to the DMC Notes, incur liens, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to DMC and its subsidiaries, merge or consolidate or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of DMC.

                            DESCRIPTION OF THE NOTES

     The Initial Notes where issued, and the Exchange Notes offered hereby will be issued, under an indenture, dated as of December 17, 1997 (the "Indenture"), by and between the Company and Marine Midland Bank as trustee (the "Trustee"), a copy of the form of which is available from the Trustee. The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and the provisions of the Indenture, including the definitions of certain terms contained therein. For definitions of certain capitalized terms used in the following summary, see
"-- Certain Definitions." For purposes of this section, unless specified otherwise, references to the Company include only Del Monte Foods Company and not its subsidiaries.

GENERAL

     The Exchange Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, Bankers Trust Company will act as Paying Agent and Registrar for the Exchange Notes. The Exchange Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be at Bankers Trust Company's office at 4 Albany Street, New York, New York 10006. The Company may change any Paying Agent and Registrar without notice to holders of the Exchange Notes (the "Holders"). The Company will pay principal (and premium, if any) on the Exchange Notes at Bankers Trust Company's office at the above address. At the Company's option, interest may be paid at Bankers Trust Company's office at the above address or by check mailed to the registered address of Holders. Any Initial Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture. There will be no mandatory sinking fund payments for the Exchange Notes.

     The Exchange Notes will be general, unsecured, senior obligations of the Company. The Company is a holding company with no substantial business operations of its own. The Company's assets consist primarily of its ownership interests in its subsidiaries. The Exchange Notes will be effectively subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries because the Company's right to receive the assets of any such affiliates upon their liquidation or reorganization will be subordinated by operation of law to the claims of such subsidiaries' creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of any such affiliate, in which case the claims of the Company would still be subordinated to any indebtedness of such affiliate that is senior in right of payment to the Company's claim. The Company's subsidiaries have substantial indebtedness and other liabilities.
See "-- Ranking."

PRINCIPAL, MATURITY AND INTEREST; PAYMENT OF LIQUIDATED DAMAGES

     The Exchange Notes are limited in aggregate principal amount at maturity to $230 million and will mature on December 15, 2007. The Initial Notes were issued at a substantial discount from their principal amount at maturity to generate gross proceeds of approximately $126 million. Until December 15, 2002, no interest payable in cash will accrue on the Exchange Notes, but the Accreted Value will increase (representing amortization of original issue discount) between the date of original issuance and December 15, 2002, on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months, such that the Accreted Value shall be equal to the full principal amount at maturity of the Exchange Notes on December 15, 2002. Beginning on December 15, 2002, interest payable in cash on the Exchange Notes will accrue at the rate of 12 1/2% per annum and will be payable semi-annually in arrears on June 15, and December 15, commencing on June 15, 2003, to Holders of record on the immediately preceding June 1 and December 1, respectively. Interest payable in cash on the Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from December 15, 2002. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, Accreted Value, premium, if any, and interest and Liquidated Damages (as defined in the Registration Rights Agreement) on the Exchange Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of principal, Accreted

Value, premium, interest, and Liquidated Damages may be made by check mailed to the Holders of the Exchange Notes at their respective addresses set forth in the register of Holders of the Exchange Notes; provided that all payments of principal, Accreted Value, premium, interest and Liquidated Damages with respect to the Exchange Notes represented by one or more permanent global Exchange Notes will be required to be made by wire transfer of immediately available funds to the accounts of the Depository Trust Company or any successor thereto. Whenever the Company is required by the terms of the Indenture to effect a payment to Holders of any amounts as a result of the occurrence of any event, the Company will include, in addition to such amount, an additional amount equal to any Liquidated Damages then owing to such Holders. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose.

OPTIONAL REDEMPTIONS

     Optional Redemption. Except as set forth below, the Exchange Notes will not be redeemable at the option of the Company prior to December 15, 2002. On and after December 15, 2002, the Exchange Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the Accreted Value thereof on the date of redemption) if redeemed during the twelve-month period commencing on December 15 of the year set forth below, plus, in each case, accrued and unpaid interest to the date of redemption:

                           YEAR                             PERCENTAGE
                           ----                             ----------
2002......................................................  106.250%
2003......................................................  104.688%
2004......................................................  103.125%
2005......................................................  101.563%
2006 and thereafter.......................................  100.000%

     Optional Redemption upon Public Equity Offerings. At any time, or from time to time, prior to December 15, 2000, the Company may, at its option, use the Cash Net Proceeds of one or more Public Equity Offerings to redeem up to 35% of the aggregate principal amount at maturity of Exchange Notes originally issued at a redemption price equal to 112.5% of the Accreted Value thereof to the date of redemption; provided that at least 65% of the aggregate principal amount at maturity of Exchange Notes originally issued remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, the Company must consummate such redemption not more than 120 days after the consummation of the applicable Public Equity Offering. The Company recently filed a registration statement with the Commission relating to the public sale of its common stock and intends to use part of the proceeds therefrom to redeem a portion of the Exchange Notes.

     As used in the preceding paragraph, "Public Equity Offering" means an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

     Optional Redemption upon a Change of Control prior to December 15, 2002. At any time prior to December 15, 2002, the Exchange Notes may be redeemed as a whole, but not in part, at the option of the Company upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days' prior notice (but in no event more than 90 days after the occurrence of such Change of Control) mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the Accreted Value thereof, plus the Applicable Premium as of, the date of redemption (the "Redemption Date").

     "Applicable Premium" means, with respect to an Exchange Note at any Redemption Date, the greater of (i) 1.0% of the Accreted Value of such Exchange Note and (ii) the excess of (A) the present value at such time of the redemption price of such Exchange Note at December 15, 2002 (such redemption price being described under "-- Optional Redemption"), computed using a discount rate equal to the Treasury Rate plus 1.0% per annum, over (B) the Accreted Value of such Exchange Note on such Redemption Date.

     "Treasury Rate" means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Release H.15

(519) which has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) closest to the period from the Redemption Date to December 15, 2002, provided, however, that if the period from the Redemption Date to December 15, 2002, is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of one year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from the Redemption Date to December 15, 2002, is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

SELECTION AND NOTICE OF REDEMPTION

     In the event that fewer than all of the Exchange Notes are to be redeemed at any time, selection of such Exchange Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Exchange Notes are listed or, if such Exchange Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Exchange Notes of a principal amount at maturity of $1,000 or less shall be redeemed in part; provided, further, that if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the Exchange Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to applicable Depository Trust Company procedures), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Exchange Notes to be redeemed at its registered address. If any Exchange Note is to be redeemed in part only, the notice of redemption that relates to such Exchange Note shall state the portion of the principal amount at maturity thereof to be redeemed. A new note in a principal amount at maturity equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Exchange Note. On and after the redemption date, interest will cease to accrue on Exchange Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

RANKING

     The Exchange Notes will be general, unsecured, senior obligations of the Company, and the indebtedness evidenced by the Exchange Notes will rank pari passu in right of payment with all other existing and future unsubordinated obligations of the Company, and senior in right of payment to all existing and future obligations of the Company expressly subordinated in right of payment to the Exchange Notes, including the Company's guarantee of DMC's obligations under the DMC Notes.


     The Company is a holding company with no substantial business operations of its own. The Company's assets consist primarily of its ownership interests in its subsidiaries. The Exchange Notes will be effectively subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries because the Company's right to receive the assets of any such affiliates upon their liquidation or reorganization will be subordinated by contract to the claims of such subsidiaries' creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of any such affiliate, in which case the claims of the Company would still be subordinated to any indebtedness of such affiliate that is senior in right of payment to the Company's claim. The Company's subsidiaries have substantial indebtedness and other liabilities. As of March 31, 1998, after giving effect to the Contadina Acquisition, the Company and its consolidated subsidiaries had approximately $1.2 billion of indebtedness outstanding, including other liabilities and trade payables, of which $1.1 billion was indebtedness of the Company's subsidiaries.


CHANGE OF CONTROL

     The Indenture will provide that, upon the occurrence of a Change of Control, if the Company does not redeem the Exchange Notes as provided under the heading "Optional Redemption upon Change of Control prior to December 15, 2002," above, the Company shall make the "Change of Control Offer" and each Holder will have the right to require that the Company purchase all or a portion of such Holder's Exchange Notes pursuant to such Change of Control Offer, at a purchase price equal to 101% of the Accreted Value thereof, plus accrued interest, if any, to the date of purchase.

     Within 30 days following the date upon which the Change of Control occurred, unless the Company has mailed an irrevocable notice with respect to a redemption described under the heading "Optional Redemption upon Change of Control prior to December 15, 2002" above with respect to all the Exchange Notes in connection with a Change of Control occurring on or prior to December 15, 2002, the Company must send, by first-class mail, a notice to each Holder, with a copy to the Trustee and each Paying Agent, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have an Exchange Note purchased pursuant to a Change of Control Offer will be required to surrender the Exchange Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Exchange Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

     Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require repurchase of the Exchange Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such repurchase. Such restrictions may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Exchange Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

     The Company will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Exchange Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

     The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

     Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Exchange Notes to require that the Company repurchase the Exchange Notes in the event of a takeover, recapitalization or similar transaction.

CERTAIN COVENANTS

     The Indenture will contain, among others, the following covenants:

     Limitation on Incurrence of Additional Indebtedness

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness), including Acquired Indebtedness; provided, however, that, if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company and its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness) on the date of the incurrence of such Indebtedness, if after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 1.75 to 1.0.

     Limitation on Restricted Payments

     The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company or in options, warrants or other rights to purchase such Qualified Capital Stock) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock, (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (in each case other than in exchange for Qualified Capital Stock of the Company or options, warrants or other rights to purchase such Qualified Capital Stock), (c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, as applicable, any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes or (d) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing or (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under "-- Limitation on Incurrence of Additional Indebtedness" or (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of: (v) $10,000,000; plus (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date and on or prior to the date on which the Restricted Payment occurs or is to occur (the "Reference Date") (treating such period as a single accounting period); plus (x) 100% of the aggregate Cash Net Proceeds received by the Company from any Person (other than a Subsidiary of the Company and other than with respect to the TPG Equity Contribution) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company (including by conversion of Indebtedness (excluding Disqualified Capital Stock) into Qualified Capital Stock) and, subject to the limitation set forth in clause
(5) of the immediately succeeding paragraph, 100% of the fair market value of non-cash consideration received in any such issuance and sale; plus (y), without duplication of any amounts included in clause(iii)(x) above, 100% of the aggregate Cash Net Proceeds of any Equity Contribution (other than the TPG Equity Contribution) received by the Company subsequent to the Issue Date and on or prior to such Reference Date from a holder of the Company's Capital Stock and, subject to the limitation set forth in clause (5) of the immediately succeeding paragraph, 100% of the fair market value of non-cash consideration of any Equity Contribution received by the Company from a holder of the Company's Capital Stock; plus (z), without duplication, the sum of (l) the aggregate amount returned to the Company or a Restricted Subsidiary in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or paym ents, (2) the Cash Net Proceeds received by the Company or any Restricted Subsidiary from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company) and, subject to the limitations set forth in clause (5) of the immediately succeeding paragraph, 100% of the fair market value of non-cash consideration received in any such disposition, and (3) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary subsequent to the Issue Date and on or prior to such Reference Date, the fair market value of the net assets of such Subsidiary; provided, however, that with respect to all Investments made in any Unrestricted Subsidiary or joint venture, the sum of clauses (1), (2) and (3) above with respect to such Investment shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date and on or prior to such Reference Date in such Unrestricted Subsidiary or joint venture.

     Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit: (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration; (2) the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company; (3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes either (i) solely in exchange for shares of Qualified Capital Stock of the Company or Indebtedness of the Company that is subordinate or junior in right of payment to the Notes at least to the extent of the subordination provisions contained in the instrument governing the terms of such Indebtedness and having no maturity, sinking fund payment or scheduled mandatory redemption prior to maturity of the Notes, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (A) shares of Qualified Capital Stock of the Company or (B) Refinancing Indebtedness; (4) so long as no Default or Event of Default shall have occurred and be continuing, payments for the purpose of and in an amount equal to the amount required to permit the Company to redeem or repurchase Common Stock of the Company or options in respect thereof from employees or officers of the Company or any of its Subsidiaries or their estates or authorized representatives upon the death, disability or termination of employment of such employees or officers in an aggregate amount not to exceed $10 million; and (5) in the event that the Company has not realized cash from the proceeds of the payment, sale or disposition of any non-cash consideration referred to in clause (iii)(x), (iii)(y) and (iii)(z)(2) of the immediately preceding paragraph, Restricted Payments permitted by reason of such non-cash consideration; provided that such Restricted Payments may be made only in kind of the non-cash consideration so received. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2), (3), (4) and (5) shall be included in such calculation.

     Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officers' certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available internal quarterly financial statements. The Trustee shall have no duty or obligation to recalculate or otherwise verify the accuracy of the calculations set forth in any such officers' certificate.

     Limitation on Asset Sales

     The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (in each case as determined in good faith by the Company's Board of Directors), (ii) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents (provided that (A) the amount of any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets and (B) the fair market value of any marketable securities received by the Company or a Restricted Subsidiary in exchange for any such assets that are promptly converted into cash shall be deemed to be cash for purposes of this provision) and is received at the time of such disposition, provided that the Company and its Restricted Subsidiaries may make Asset Sales not exceeding $2 million in the aggregate in each year for non-cash consideration; and (iii) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale prior to the date occurring 360 days following the receipt thereof either (A) to prepay any Indebtedness of a Wholly Owned Restricted Subsidiary (provided that any proceeds of an Asset Sale used to repay amounts outstanding under any revolving credit facility shall result in a permanent reduction in the availability under such revolving credit facility), (B) to make an Investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Company and its Restricted Subsidiaries as it exists on the date of such Asset Sale or in businesses the same, similar or reasonably related thereto ("Replacement Assets"), or (C) a combination of prepayment and investment permitted by the foregoing clauses (iii)(A) and
(iii)(B). Subject to the last sentence of this paragraph, on the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clause (iii)(A), (iii)(B) or (iii)(C) of the next preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses
(iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of Notes (and other Indebtedness of the Company ranking on a parity with the Notes from time to time outstanding with similar provisions requiring the Company to make an offer to purchase or to redeem such Indebtedness with the proceeds from asset sales, pro rata in proportion to the respective principal amounts, or accreted values in the case of Indebtedness issued with an Original Issue Discount) equal to the Net Proceeds Offer Amount at a price equal to 100% of the Accreted Value (as of the date of purchase thereof) of the Notes to be purchased, plus accrued and unpaid interest thereon to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10 million resulting from one or more Asset Sales (at which time, the entire Net Proceeds Offer Amount not utilized in accordance with this covenant, and not just the amount in excess of $10 million, shall be applied as required pursuant to this paragraph).

     In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction governed by and permitted under the covenant described under "-- Merger, Consolidation and Sale of Assets of the Company," the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of such covenant, and shall comply with the provisions of such covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of such covenant.

     Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 principal amount at maturity in exchange for cash. To the extent Holders properly tender Notes (if applicable, along with such other pari passu Indebtedness referred to above) in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders (if applicable, along with such other pari passu Indebtedness referred to above) will be purchased on a pro rata basis (based on amounts tendered). To the extent that the aggregate amount of the Notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use such excess Net Proceeds Offer Amount for general corporate purposes or for any other purpose not prohibited by the Indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero. A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

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

     The Company will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale' provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

     Notwithstanding the foregoing, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Swap if (i) at the time of entering into such Asset Swap or immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred or be continuing or would occur as a consequence thereof, (ii) in the event that such Asset Swap involves an aggregate amount in excess of $10 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of the Company, and (iii) in the event such Asset Swap involves an aggregate amount in excess of $50 million, the Company has received a written opinion from an Independent Financial Advisor that such Asset Swap is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

     Limitation on Dividends and Other Payment Restrictions Affecting
Subsidiaries

     The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the Indenture and other pari passu Indebtedness of the Company that does not contain any encumbrances or restrictions more restrictive than those contained in the Indenture; (3) customary non-assignment provisions of any contract or lease governing a leasehold or ownership interest of any Restricted Subsidiary of the Company; (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (5) agreements existing on the Issue Date (including, without limitation, the Credit Agreement and the DMC Notes) to the extent and in the manner such agreements are in effect on the Issue Date; (6) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenants described under "-- Limitation on Incurrence of Additional Indebtedness" and "-- Limitation on Liens," above, that limit the right of the debtor to dispose of the assets securing such Indebtedness; (7) customary net worth provisions contained in leases and other agreements entered into by a Restricted Subsidiary in the ordinary course of business; (8) customary restrictions with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of such Restricted Subsidiary; (9) customary provisions in joint venture agreements and other similar agreements relating solely to the securities, assets and revenues of such joint venture or other business venture; (10) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4), (5) or (6), above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are not, in the aggregate, materially less favorable to the Company as determined by the Board of Directors of the Company in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4), (5) or (6); and (11) Standard Securitization Undertakings relating to a Receivables Subsidiary or Special Purpose Vehicle.

     Limitation on Preferred Stock of Restricted Subsidiaries

     The Company will not permit any of its Restricted Subsidiaries (other than a Receivables Subsidiary or a Special Purpose Vehicle) to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company (other than a Receivables Subsidiary or a Special Purpose Vehicle).
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

     Limitation on Liens

     The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom for purposes of security, unless (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (ii) in all other cases, the Notes are equally and ratably secured, except for (A) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date; (B) Liens securing the Notes; (C) Liens of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company;
(D) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens (1) are not materially less favorable to the Holders and are not materially more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and
(2) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and (E) Permitted Liens; provided, further, that such Liens do not encumber any capital stock of DMC held by the Company, except to the extent that such Liens secure Indebtedness to a commercial lending institution pursuant to the Credit Agreement.

     Restriction of Lines of Business to Food, Food Distribution and Related Businesses

     The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any material business activity except the food, food distribution and related businesses.

     Merger, Consolidation and Sale of Assets of the Company

     The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries), whether as an entirety or substantially as an entirety, to any Person, unless: (i) either (1) the Company shall be the surviving or continuing corporation or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and its Restricted Subsidiaries substantially as an entirety (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and, if applicable, the Registration Rights Agreement on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-- Limitation on Incurrence of Additional Indebtedness"; (iii) immediately after giving effect to such transaction, the Company or such Surviving Entity, as the case may be, will have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; (iv) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of such transaction), no Default or Event of Default shall have occurred and be continuing; and (v) the Company or such Surviving Entity, as the case may be, shall have delivered to the Trustee an officers'

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

certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

     Notwithstanding the foregoing, the merger of the Company with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction shall be permitted without regard to clauses (ii) and (iii) of the immediately preceding paragraph.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and (except in the case of a Sale and Leaseback Transaction) be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such; provided, however, that solely for purposes of computing amounts described in subclause (iii) of the first paragraph of the covenant described under "-- Limitation on Restricted Payments," above, any such surviving entity shall only be deemed to have succeeded to and be substituted for the Company with respect to periods subsequent to the effective time of such merger, consolidation or transfer of assets.

     Limitations on Transactions with Affiliates

     (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph
(b) below, and (y) Affiliate Transactions on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are part of a common plan) involving aggregate payments or other property with a fair market value in excess of $1 million shall be approved by a majority of the disinterested members of the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value or payments to an Affiliate, as the case may be, of more than $10 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

     The restrictions set forth in clause (a) shall not apply to (i) reasonable fees and compensation paid to (including issuances and grant of securities and stock options) employment agreements and stock option and ownership plans for the benefit of and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management; (ii) transactions between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided that such transactions are not otherwise prohibited by the Indenture; (iii) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto or any replacement agreement thereto so long as any such amendment or replacement
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

agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date); (iv) payments and investments permitted by the Indenture; (v) the issuance of Qualified Capital Stock of the Company; (vi) any obligations of the Company pursuant to the Management Advisory Agreement and the Transaction Advisory Agreement; (vii) transactions permitted by, and complying with, the provisions of the covenants described under "-- Merger, Consolidation and Sale of Assets of the Company";
(viii) payments made in connection with the Recapitalization, including transaction fees to stockholders of DMFC not exceeding an aggregate of $10,000,000 from the original issue date of the DMC Notes; (ix) transactions with suppliers or other purchasers or sales of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indenture which are fair to the Company in the good faith determination of a majority of the disinterested Board of Directors of the Company or the senior management thereof and on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and (x) Qualified Receivables Transactions.

     Limitation on Guarantees by Restricted Subsidiaries

     Notwithstanding anything to the contrary contained in the Indenture, the Company will not permit any of its domestic Restricted Subsidiaries directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company or any other Restricted Subsidiary (other than Permitted Indebtedness of a Restricted Subsidiary), unless, in any such case (a) such Restricted Subsidiary executes and delivers a supplemental indenture to the Indenture, providing an unconditional and full (subject to the following two paragraphs) guarantee of the Notes (a "Guarantee") by such Restricted Subsidiary and (b) if such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the Notes, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinated Indebtedness shall be subordinated to such Guarantee pursuant to subordination provisions no less favorable to the Holders of the Notes than those contained in the instrument governing the terms of such subordinated Indebtedness.

     Each Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by a Restricted Subsidiary without rendering such Guarantee, as it relates to such Restricted Subsidiary, void or voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer or other similar laws affecting the rights of creditors generally.

     Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon: (i) the unconditional and complete release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such Guarantee was executed and delivered pursuant to the first paragraph of this covenant; or (ii) any sale or other disposition (by merger or otherwise) to any Person that is not a Restricted Subsidiary of the Company of all of the Company's Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary; provided that
(a) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the Indenture and (b) such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness so guaranteed.

     Limitation on Sales of Common Stock of Restricted Subsidiaries

     The Company will not, and will not permit any of its Restricted Subsidiaries, to issue, sell, offer to sell, or otherwise transfer any shares of the common stock of any Restricted Subsidiary to any person other than the Company or a Restricted Subsidiary of the Company; provided that this restriction will not apply to sales, offers to sell or transfers of all shares of the common stock of any Restricted Subsidiary (other than DMC) in a single transaction for the purpose of selling the common equity interest in the business of such Restricted Subsidiary substantially as an entirety; provided, further, that the any such sale of such business as an entirety otherwise complies with the provisions of the Indenture.

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

     Reports to Holders

     The Indenture will provide that so long as the Notes are outstanding the Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture will further provide that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as the Notes are outstanding the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the provisions of TIA Section 314(a).

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default:"

     (1) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

     (2) the failure to pay the principal or Accreted Value, as applicable, or premium on any Notes, when such becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer, Mandatory Redemption upon the occurrence of a Triggering Event, or a Net Proceeds Offer);

     (3) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after written notice specifying the default (and demanding that such default be remedied) is received by the Company from the Trustee or by the Company and the Trustee from the Holders of at least 25% of the aggregate outstanding principal amount at maturity of the Notes;

     (4) the failure to pay principal, premium or interest at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) any Indebtedness for borrowed money of the Company or any Restricted Subsidiary of the Company or the acceleration of the final stated maturity of any such Indebtedness, in either case, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated aggregates $20 million or more at any time;

     (5) one or more judgments for the payment of money in an aggregate amount in excess of $20 million (to the extent not covered by insurance) shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

     (6) the failure of a guaranty of the Notes given by a Guarantor to be in full force and effect (except as contemplated by the terms thereof) or the denial or disaffirmation of such obligations by a Guarantor; and

     (7) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries.

     If an Event of Default (other than an Event of Default specified in clause
(7) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in aggregate principal amount at maturity of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable. If an Event of Default specified in clause (7) above with respect to the Company occurs and is continuing, then all unpaid principal, or Accreted Value, if applicable, of and premium, if any, and accrued and unpaid interest on all of the outstanding Notes and, if applicable, accrued Liquidated Damages shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

     The Indenture will provide that, at any time after the delivery of an Acceleration Notice with respect to the Notes as described in the preceding paragraph, the Holders of a majority in aggregate principal amount at

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

maturity of the Notes may, on behalf of the Holders of all of the Notes, rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal, or Accreted Value, if applicable, or interest that has become due solely because of the acceleration,
(iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, or Accreted Value, if applicable, which has become due otherwise than by such declaration of acceleration has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and any other amounts due the Trustee under the Indenture, and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (7) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

     The Holders of a majority in aggregate principal amount at maturity of the Notes may waive any existing Default or Event of Default under the Indenture and its consequences, except a default in the payment, or Accreted Value, if applicable, of the principal of or interest on any Notes.

     Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount at maturity of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and that no Holder is an insider of the Company, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent are satisfied.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when: (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

     From time to time, the Company and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, omissions, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, materially adversely affect the rights of any of the Holders. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it
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

deems appropriate, including, without limitation, solely on an opinion of counsel. In addition, without the consent of the Holders, the Company and the Trustee may amend the Indenture to provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Company under the Indenture as permitted by the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to add Restricted Subsidiaries, as Guarantors as described under "Certain
Covenants -- Limitations on Guarantees by Restricted Subsidiaries" or to add further guarantees, to secure the Notes, to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in aggregate principal amount at maturity of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may: (i) reduce the amount of Notes whose Holders must consent to an amendment; (ii) reduce the rate of or change or have the effect of changing the time for payment of interest including defaulted interest, or the rate at which Accreted Value increases, on any Notes;
(iii) reduce the principal, or Accreted Value, if applicable, of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption, or reduce the redemption price therefor; (iv) make any Notes payable in money other than that stated in the Notes; (v) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal, or Accreted Value, if applicable, of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in aggregate principal amount at maturity of Notes to waive Defaults or Events of Default (other than Defaults or Events of Default with respect to the payment of principal, Accreted Value, of, or interest on, the Notes); (vi) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control; or
(vii) modify or change any provision of the Indenture or the related definitions to render the rights of the Holders with respect to the Notes subordinate in right of payment to those of any other creditor with respect to any other Indebtedness, or the provisions set forth under "-- Secured Proceeds Account" or the definitions relating thereto in a manner which adversely affects the Holders in any material respect.

GOVERNING LAW

     The Indenture will provide that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

     The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

     The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Accreted Value" means as of any date of determination prior to December 15, 2002, the sum of (a) the initial offering price of each Note and (b) the portion of the excess of the principal amount at maturity of each

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

Note over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted at the rate of 12 1/2% per annum of the initial offering price of the Notes, compounded semi-annually on each June 15 and December 15 from the date of issuance of the Notes through the date of determination. On and after December 15, 2002, the Accreted Value of each Note shall be equal to the principal amount at maturity thereof.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or assumed by the Company or any of its Restricted Subsidiaries in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

     "Affiliate" means, with respect to any specified Person, any other Person who, directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

     "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary, or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or other than in the ordinary course of business any other properties or assets of any such other Person.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of (a) any Capital Stock of any Restricted Subsidiary of the Company; or
(b) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $1 million; (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "Merger, Consolidation and Sale of Assets of the Company"; (iii) the grant of Liens permitted by the covenant described under "Certain Covenants -- Limitation on Liens" above; (iv) the sale or transfer of Receivables Related Assets in connection with a Qualified Receivables Transaction; and (v) the sale or transfer of certain assets identified in a schedule to the Indenture as being held for disposition.

     "Asset Swap" means the execution of a definitive agreement, subject only to customary closing conditions that the Company in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of assets (of a kind used or usable by the Company and its Restricted Subsidiaries in their business as it exists on the date thereof, or in businesses the same as or similar or reasonably related thereto) between the Company or any of its Restricted Subsidiaries and another Person or group of affiliated Persons; provided, however, that any amendment to or waiver of any closing condition that individually or in the aggregate is material to the Asset Swap shall be deemed to be a new Asset Swap.

     "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

     "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

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

     "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "Cash Equivalents" means (i) obligations issued by, or unconditionally guaranteed by, the U.S. Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) obligations issued or fully guaranteed by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

     "Cash Net Proceeds" means the aggregate amount of cash or Cash Equivalents received by the Company in the case of a sale of Qualified Capital Stock or a Capital Contribution plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Company that were issued for cash on or after the Issue Date, the amount of cash originally received by the Company upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such sale of Qualified Capital Stock.

     "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture), other than TPG or its Related Parties; (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (iii) (A) any Person or Group (other than TPG or its Related Parties) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock (the "Voting Stock") of the Company and (B) TPG and its Related Parties shall beneficially own, directly or indirectly, in the aggregate a lesser percentage of the Voting Stock of the Company than such other Person or Group; or (iv) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved or who were nominated by, or designees of, TPG or its Related Parties.

     "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether

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

outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period, (B) Consolidated Interest Expense and (C) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to the Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during, the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of the "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date, (2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements, (3) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or if, none, then based upon such optional rate as such Person may designate, and (4) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Board of Directors of such Person (as evidenced by a Board Resolution) to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and as reflected in such Person's financial statements.

     "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum (without duplication) of (i) Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs), plus (ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid or accrued during such period times

(y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state and local tax rate of such Person, expressed as a decimal.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum (without duplication) of (i) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount and amortization or write-off of deferred financing costs, (b) the net costs under Interest Swap Obligations,
(c) all capitalized interest, (d) the interest portion of any deferred payment obligation, (e) dividends paid in respect of Disqualified Capital Stock and (f) net payments (whether positive or negative) pursuant to Interest Swap Obligations; and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, Consolidated Interest Expense of the Company shall include the interest expense of a Person only to the extent that the net income of such Person is included in the Consolidated Net Income of the Company.

     "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) after-tax gains or losses from Asset Sales (without regard to the $1 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto,
(b) after-tax items classified as extraordinary or nonrecurring gains, (c) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person, (d) the net income (but not loss) of any Restricted Subsidiary (other than DMC) of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, (e) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person, (f) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date, (g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), and (h) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets. Notwithstanding the foregoing, "Consolidated Net Income" shall be calculated without giving effect to (i) the amortization of any premiums, fees or expenses incurred in connection with the Recapitalization and related financings and (ii) the amortization, depreciation or charge of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 (including non-cash write-ups and non-cash charges relating to inventory and fixed assets) and 17 (including non-cash charges relating to intangibles and goodwill).

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its Restricted Subsidiaries, determined on a consolidated basis, as of the end of the most recent fiscal quarter of the Company ending prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Capital Stock.

     "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization, exchange or translation losses on foreign currencies and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

     "Consolidation" means, with respect to the Company, the consolidation of the accounts of the Restricted Subsidiaries with those of the Company, all in accordance with GAAP; provided that "consolidation" will not

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

include consolidation of the accounts of any Unrestricted Subsidiary with the accounts of the Company. The term "consolidated" has a correlative meaning to the foregoing.

     "Credit Agreement" means the Credit Agreement dated as of April 18, 1997, among DMC, the lenders party thereto in their capacities as lenders thereunder and Bank of America National Trust and Savings Association and Bankers Trust Company, as agents, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including, without limitation, increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the covenant described under "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness," above) or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in each case on or prior to the final maturity date of the Notes; provided that Capital Stock that would be "Disqualified Capital Stock" solely by virtue of its containing a customary requirement that the issuer offer to repurchase such Capital Stock upon a change of control of the issuer will not be deemed to be "Disqualified Capital Stock."

     "Equity Contribution" means a contribution of cash or Cash Equivalents by a stockholder of the Company to the consolidated stockholders' equity of the Company solely in exchange for, if anything, shares of the Company's common stock with no preferences or special rights or privileges and with no redemption or prepayment provisions.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

     "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

     "Guarantor" means each Person that executes a Guarantee pursuant to the covenant described under "Certain Covenants -- Limitation on Guarantees by Restricted Subsidiaries," each until a successor replaces it pursuant to the Indenture and thereafter means such successor. A Person whose Guarantee has terminated pursuant to the aforesaid covenant shall cease to be a Guarantor effective as of such termination.

     "Indebtedness" means with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person (but excluding any operating lease obligations), (iv) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade

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

accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted), (v) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below, (vii) all obligations of any other Person of the type referred to in clauses (i) through
(vi) that are secured by any lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured, (viii) all obligations under Currency Agreements and Interest Swap Obligations of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to its maximum fixed repurchase price (or comparable price that the Company may be required to pay for the acquisition or retirement of such Disqualified Capital Stock), but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

     "Independent Financial Advisor" means a firm (i) which does not, and whose directors, officers and employees or Affiliates do not have a direct or indirect equity beneficial ownership interest in the Company exceeding 10% and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. In the case of the Company, "Investment" shall exclude extensions of trade credit (including trade receivables) by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of the covenant described under "Certain
Covenants -- Limitation on Restricted Payments," (i) "Investment" shall include and be valued at the portion of the fair market value of the net assets of any Restricted Subsidiary represented by the Company's proportionate equity interest in such Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or
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

disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of
(a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness secured by the assets or properties that are the subject of such Asset Sale and that is required to be repaid in connection with such Asset Sale and (d) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Indebtedness" means, without duplication, each of the following:

          (i) Indebtedness under the Notes and the Indenture;

          (ii) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $730 million less (A) the sum of (y) the amount of all scheduled mandatory principal payments in respect of term loans thereunder (excluding any such payments to the extent refinanced at the time of payment under a replacement Credit Agreement) actually made by the Company or DMC on or before June 30, 2000, plus (z) the amount of all mandatory principal payments in respect of such term loans thereunder (other than such excluded payments) made from (or attributable to) the proceeds received from Asset Sales; (B) in the case of the Revolving Credit Facility, any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder made on or before June 30, 2000 or made by reason of the receipt of the proceeds of Asset Sales; and (C) the amount of the Receivables Program Obligations then outstanding;

          (iii) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

          (iv) Interest Swap Obligations of the Company or any Restricted Subsidiaries covering Indebtedness of the Company or any of its Restricted Subsidiaries and Interest Swap Obligations of any Restricted Subsidiary of the Company covering Indebtedness of such Restricted Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect the Company or its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

          (v) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (vi) Indebtedness of a Wholly Owned Restricted Subsidiary of the Company to the Company or to another Wholly Owned Restricted Subsidiary of the Company, in either case for so long as such

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

     Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary of the Company, in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company; provided that if as of any date any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, there shall be deemed to have occurred on such date the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

          (vii) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company, in each case subject to no Lien; provided that (a) such Indebtedness of the Company to any Wholly Owned Restricted Subsidiary of the Company is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, there shall be deemed to have occurred on such date the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

          (viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

          (ix) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of security for workers' compensation claims, payment obligations in connection with self-insurance, performance bonds, surety bonds or similar requirements in the ordinary course of business;

          (x) Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business not to exceed $25 million at any one time outstanding;

          (xi) guarantees by the Company and its Wholly Owned Restricted Subsidiaries of each other's Indebtedness and guarantees by its Wholly Owned Restricted Subsidiaries of Indebtedness of other Wholly Owned Restricted Subsidiaries; provided that such Indebtedness is permitted to be incurred under the Indenture, including, with respect to guarantees by Wholly Owned Restricted Subsidiaries of the Company, the covenant described under "Certain Covenants -- Limitation of Guarantees by Restricted Subsidiaries;"

          (xii) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in each case incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than guarantees of Indebtedness or other obligations incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by the Company or any of its Restricted Subsidiaries in connection with such disposition; provided, however, that the principal amount of any Indebtedness incurred pursuant to this clause
     (xii), when taken together with all Indebtedness incurred pursuant to this clause (xii) and then outstanding, shall not exceed $20 million;

          (xiii) guarantees furnished by the Company or its Restricted Subsidiaries in the ordinary course of business, of Indebtedness of another Person in an aggregate amount not to exceed $10 million at any time outstanding;

          (xiv) Refinancing Indebtedness;

          (xv) Receivables Program Obligations; and

          (xvi) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $50 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement).

     "Permitted Investments" means: (i) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company; provided that such Person is engaged, in all material respects, solely in the business of food, food distribution and related businesses; (ii) Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture; (iii) Investments in cash and Cash Equivalents; (iv) loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of businesses for bona fide business purposes not in excess of $5 million at any one time outstanding; (v) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' business and otherwise in compliance with the Indenture; (vi) additional Investments not to exceed $25 million at any one time outstanding; (vii) Investments in securities of trade creditors or customers received in settlement of obligations or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (viii) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under "Certain Covenants -- Limitation on Asset Sales," or not constituting an Asset Sale by reason of the $1 million threshold contained in the definition thereof; (ix) Investments specifically permitted by and made in accordance with the provisions of the covenant described under "Certain Covenants -- Limitation on Transactions with Affiliates"; (x) guarantees permitted by the covenant described under "Certain Covenant -- Limitation of Guarantees by Restricted Subsidiaries;" (xi) Related Business Investments in companies and ventures in which the Company or a Restricted Subsidiaries of the Company holds an equity ownership interest of not less than 33% in an aggregate amount not exceeding the sum of (x) the unutilized portion of the amount of Investments permitted by clause (vi) of this definition, (y) the proceeds of the sale of certain assets identified in a schedule to the Indenture as being held for disposition, plus (z) $25 million; and (xii) Investments made in connection with a Qualified Receivables Transaction.

     "Permitted Liens" means the following types of Liens:

          (i) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or any of its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent for a period of more than 60 days or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or similar obligations, including any Lien securing lenders of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (iv) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within when such proceedings may be initiated shall not have expired;

          (v) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

          (vi) any interest or title of a lessor under any lease, whether or not characterized as capital or operating; provided that such Liens do not extend any property or assets which is not leased property subject to such lease;

          (vii) Liens securing Capitalized Lease Obligations and Purchase Money Indebtedness incurred in accordance with the covenant described under "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness"; provided, however, that in the case of Purchase Money Indebtedness (A) the Indebtedness shall not exceed the cost of such property or assets being accrued or constructed and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets being acquired or constructed and (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition or construction;

          (viii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (ix) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (xi) Liens securing Interest Swap Obligations that relate to Indebtedness that is otherwise permitted under the Indenture;

          (xii) Liens securing Indebtedness under Currency Agreements;

          (xiii) Liens securing Acquired Indebtedness incurred in accordance with the covenant described under "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness"; provided that (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and (B) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

          (xiv) leases or subleases granted to others not interfering in any material respect with the business of the Company or its Restricted Subsidiaries;

          (xv) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

          (xvi) Liens on Receivables Program Assets securing Receivables Program Obligations;

          (xvii) Liens securing Indebtedness of Restricted Subsidiaries (so long as the Company is neither co-obligor, guarantor, or otherwise directly liable with respect to such Indebtedness), which Indebtedness is incurred in compliance with the Indenture; and

          (xviii) Liens securing the Credit Agreement.

     "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Purchase Money Indebtedness" means Indebtedness of the Company or any of its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or assets.

     "Purchase Money Note" means a promissory note evidencing the obligation of a Receivables Subsidiary to pay the purchase price for Receivables or other indebtedness to the Company or to any other Seller in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than cash required to be held as reserves pursuant to Receivables Documents, amounts paid in respect of interest, principal and other amounts owing under Receivables Documents and amounts paid in connection with the purchase of newly generated Receivables.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any such Subsidiary of the Company pursuant to which the Company or any such Subsidiary may sell, convey or otherwise transfer to a Receivables Subsidiary (in the case of a transfer by the Company or any other Seller) and any other person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any Receivables Program Assets (whether now existing or arising in the future); provided that:

          (i) no portion of the indebtedness or any other obligations (contingent or otherwise) of a Receivables Subsidiary or Special Purpose Vehicle (a) is guaranteed by the Company or any other Seller (excluding guarantees of obligations pursuant to Standard Securitization Undertakings), (b) is recourse to or obligates the Company or any other Seller in any way other than pursuant to Standard Securitization Undertakings or (c) subjects any property or asset of the Company or any other Seller, directly or indirectly, contingently or otherwise, to the satisfaction of obligations incurred in such transactions, other than pursuant to Standard Securitization Undertakings;

          (ii) neither the Company nor any other Seller has any material contract, agreement arrangement or understanding with a Receivables Subsidiary or a Special Purpose Vehicle (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Seller than those that might be obtained at the time from persons that are not affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

          (iii) the Company and the other Sellers do not have any obligation to maintain or preserve the financial condition of a Receivables Subsidiary or a Special Purpose Vehicle or cause such entity to achieve certain levels of operating results.

     "Receivables" means all rights of the Company or any other Seller to payments (whether constituting accounts, chattel paper, instruments, general intangibles or otherwise, and including the right to payment of any interest or finance charges), which rights are identified in the accounting records of the Company or such Seller as accounts receivable.

     "Receivables Documents" means (x) a receivables purchase agreement, pooling and servicing agreement, credit agreement, agreements to acquire undivided interests or other agreement to transfer, or create a security interest in, Receivables Program Assets, in each case as amended, modified, supplemented or restated and in effect from time to time and entered into by the Company, another Seller and/or a Receivables Subsidiary, and (y) each other instrument, agreement and other document entered into by the Company, any other Seller or a Receivables Subsidiary relating to the transactions contemplated by the agreements referred to in clause (x) above, in each case as amended, modified, supplemented or restated and in effect from time to time.

     "Receivables Program Assets" means (a) all Receivables which are described as being transferred by the Company, another Seller or a Receivables Subsidiary pursuant to the Receivables Documents, (b) all Receivables Related Assets, and
(c) all collections (including recoveries) and other proceeds of the assets described in the foregoing clauses.

     "Receivables Program Obligations" means (a) notes, trust certificates, undivided interests, partnership interests or other interests representing the right to be paid a specified principal amount for the Receivables Program Assets, and (b) related obligations of the Company, a Subsidiary of the Company or a Special Purpose Vehicle (including, without limitation, rights in respect of interest or yield, breach of warranty claims and expense reimbursement and indemnity provisions).

     "Receivables Related Assets" means (i) any rights arising under the documentation governing or relating to Receivables (including rights in respect of liens securing such Receivables and other credit support in respect of such Receivables), (ii) any proceeds of such Receivables and any lockboxes or accounts in which such proceeds are deposited, (iii) spread accounts and other similar accounts (and any amounts on deposit therein) established in connection with a Qualified Receivables Transaction, (iv) any warranty, indemnity, dilution and other intercompany claim arising out of Receivables Documents and (v) other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

     "Receivables Subsidiary" means a special purpose wholly owned subsidiary of the Company created in connection with the transactions contemplated by a Qualified Receivables Transaction, which subsidiary engages in no activities other than those incidental to such Qualified Receivables Transaction and which is designated as a Receivables Subsidiary by the Company's Board of Directors. Any such designation by the Board of Directors shall be evidenced by filing with the Trustee a Board Resolution of the Company giving effect to such designation and an Officers Certificate certifying, to the best of such officers' knowledge and belief after consulting with counsel, such designation, and the transactions in which the Receivables Subsidiary will engage, comply with the requirements of the definition of Qualified Receivables Transaction.

     "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness, in whole or in part. "Refinanced" and "Refinancing' shall have correlative meanings.

     "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the covenant described under "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" (other than pursuant to clauses (ii), (iv), (v), (vi),
(vii), (viii), (ix), (x), (xi), (xii), (xiii), or (xvi) of the definition of Permitted Indebtedness), in each case that does not (1) result in an increase in the aggregate amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company or its Restricted Subsidiaries in connection with such Refinancing) or (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is solely Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

     "Related Business Investment" means (i) any Investment by a Person in any other Person a majority of whose revenues are derived from the food, food distribution or related businesses, and (ii) any Investment by such Person in any cooperative or other supplier, including, without limitation, any joint venture which is intended to supply any product or service useful to the business of the Company and its Restricted Subsidiaries.

     "Related Party" means any Affiliate of TPG.

     "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of the Company of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

     "Seller" means the Company or any Subsidiary or other Affiliate of the Company (other than a Receivables Subsidiary) which is a party to a Receivables Document.

     "Significant Subsidiary" shall have the meaning set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

     "Special Purpose Vehicle" means a trust, partnership or other special purpose Person established by the Company and or any of its Subsidiaries to implement a Qualified Receivables Transaction.

     "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are reasonably customary in an accounts receivable transactions.

     "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time owned, directly or indirectly, by such Person.

     "Unrestricted Subsidiary" of any Person means (i) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that
(x) the Company certifies to the Trustee that such designation complies with the covenant described under "Certain Covenants -- Limitation on Restricted Payments" and (y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender thereof has recourse to any of the assets of the Company or any of its Restricted Subsidiaries. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

     "Wholly Owned Restricted Subsidiary" of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than, in the case of a foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares otherwise required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

IN GENERAL

     The following summary describes the principal U.S. federal income tax consequences of the exchange of the Initial Notes for Exchange Notes (the "Exchange") and of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of the Exchange Notes, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to exchange the Initial Notes. In particular, special tax considerations that may apply to certain types of taxpayers, including securities dealers, banks, tax exempt investors and insurance companies are not addressed. In addition, this summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States federal government. In general, the summary assumes that a holder holds such Exchange Note as a capital asset under the U.S. Internal Revenue Code of 1986 and not as part of a "hedge," "straddle," "conversion transaction," "synthetic security" or other integrated investment.

     This summary is based on the U.S. federal income tax laws, regulations, rulings and decisions in effect or available on the date hereof. All of the foregoing are subject to change, which change may apply retroactively and could affect the continued validity of this summary.

     As used in this section, the term "U.S. holder" means a holder of an Exchange Note who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the U.S. or any state or political subdivision thereof, an estate that is subject to U.S. federal income taxation without regard to the source of its income, or a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

     ALL HOLDERS OF INITIAL NOTES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE EXCHANGE OF INITIAL NOTES FOR EXCHANGE NOTES AND OF THE OWNERSHIP AND DISPOSITION OF EXCHANGE NOTES RECEIVED IN THE EXCHANGE OFFER IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.

TAX TREATMENT OF U.S. HOLDERS OF NOTES

     The Exchange of Initial Notes. The Exchange pursuant to the Exchange Offer will not be a taxable event for U.S. federal income tax purposes. As a result, a holder of an Initial Note whose Initial Note is accepted in an Exchange Offer will not recognize gain on the Exchange. A tendering holder's tax basis in the Exchange Notes will be the same as such holder's tax basis in its Initial Notes. A tendering holder's holding period for the Exchange Notes received pursuant to the Exchange Offer will include its holding period for the Initial Notes surrendered therefor.

     Original Issue Discount. The Exchange Notes will have original issue discount ("OID"), and U.S. holders of the Exchange Notes (including cash basis holders) will be required to include such OID in income as interest income on a constant yield basis, generally in advance of the receipt of the cash payments to which such income is attributable and generally in increasing amounts until December 15, 2002. Any amount of OID included will increase a holder's tax basis in the Exchange Notes.

     The total amount of OID with respect to an Exchange Note will be equal to the excess of the "stated redemption price at maturity" of such Exchange Note over its "issue price". The "stated redemption price at maturity" of an Exchange Note will be the sum of all payments, whether denominated as interest or principal, required to be made on such Exchange Note other than payments of "qualified stated interest". Qualified stated interest is stated interest that is unconditionally payable at least annually at a single fixed rate that appropriately takes into account the length of the interval between payments. Because interest is not payable on the Exchange Notes until June 15, 2003, none of the interest payments on an Exchange Note will constitute qualified stated interest and all such payments will be included in the Exchange Note's stated redemption price at maturity. The "issue price" of an Exchange Note was the first price to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters or wholesalers) at which a substantial portion of the Initial Notes were initially sold.

     The amount of OID required to be included in a U.S. holder's income with respect to an Exchange Note for any taxable year (regardless of whether such holder uses the cash or accrual method of accounting) is the sum of the daily portions of OID with respect to the Exchange Note for each day during the taxable year or portion thereof in which such holder holds such Exchange Note. A daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to an Exchange Note may be of any length selected by the holder and may vary in length over the term of the Exchange Note as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Exchange Note occurs on either the first or final day of an accrual period. The amount of OID allocable to each accrual period will be the product of the adjusted issue price of the Exchange Note at the beginning of that accrual period and the yield to maturity of such Exchange Note (determined on the basis of a compounding assumption that reflects the length of the accrual period). The adjusted issue price of an Exchange Note at the beginning of an accrual period will be its original issue price, increased by all previously accrued OID and reduced by the amount of all previous cash payments on the Exchange Note. The yield to maturity is the interest rate, expressed as a constant annual interest rate, that when used in computing the present value of all payments of principal and interest to be paid in connection with Exchange Note produces an amount equal to the issue price of the Exchange Note.

     Under the foregoing rules, holders of the Exchange Notes (including cash basis holders) during the 5-year period during which interest will accrue but not be paid will be required to include in income, on a constant yield basis (as described above), an aggregate amount of OID equal to the excess of the principal amount payable at maturity over the issue price of the Exchange Notes. Thereafter, the amount of OID required to be included in the income of the holders of Exchange Notes during each taxable year will be equal to the amount of the scheduled interest payments due on the Exchange Notes during such taxable year.

     The Exchange Notes are expected to be subject to the applicable high-yield debt obligation ("HYDO") rules that restrict the deduction of interest by the Company. The original issue discount that would otherwise be deductible by the Company as the original issue discount economically accrues would be deductible only when paid in cash or property, but would not be deductible to the extent that the yield to maturity on the Initial Notes exceeds the Applicable Federal Rate at the time of issuance plus six percentage points ("the disqualified portion"). The disqualified portion may be treated as a dividend (rather than original issue discount) to corporate holders solely for purposes of the dividends received deduction to the extent such amount would have been treated as a dividend if it were a distribution with respect to stock.


     Sale, Exchange and Retirement of Notes. Upon the sale, exchange, redemption, retirement or other taxable disposition ("Disposition") of an Exchange Note, a holder generally will recognize gain or loss equal to the difference between the amount realized on such Disposition and the holder's tax basis in the Exchange Note. Gain or loss recognized by a holder on Disposition of an Exchange Note will be capital gain or loss and will, in the case of individuals, be long-term capital gain or loss subject to a maximum rate of 20% if the Exchange Note has been held for more than eighteen months at the time of Disposition. Net capital gain recognized by a Holder on Disposition of the Exchange Notes that have been held for more than 12 months but for not more than 18 months will be subject to tax at a rate not to exceed 28% and capital gain recognized from Disposition of the Exchange Notes that have been held for 12 months or less will be subject to tax at ordinary income tax rates. Under the Internal Revenue Service Restructuring and Reform Act of 1998, which has been passed by the House of Representatives and expected to be passed by the Senate and signed by President Clinton, the maximum rate of 20% is applicable for holding periods of more than 12 months (rather than 18 months) effective January 1, 1998. In addition, capital gain recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations.


     Market Discount. If an Exchange Note is acquired by a subsequent purchaser at a "market discount," some or all of any gain realized upon a disposition (including a sale or a taxable exchange) or payment at maturity of such Exchange Note may be treated as ordinary income. "Market discount" with respect to an Exchange Note is, subject to a de minimis exception, the excess of (1) the issue price of the Initial Note exchanged therefor plus all previously accrued original issue discount over (2) such U.S. Holder's tax basis in the Exchange Note. The amount of market discount treated as having accrued will be determined either on a ratable basis, or, if the U.S. Holder so elects, on a constant interest method. Upon any subsequent disposition

(including a gift or payment at maturity) of such Exchange Note (other than in connection with certain nonrecognition transactions), the lesser of any gain on such disposition (or appreciation, in the case of a gift) or the portion of the market discount that accrued while the Exchange Note was held by such U.S. Holder will be treated as ordinary interest income at the time of the disposition. In lieu of including accrued market discount in income at the time of disposition, a U.S. Holder may elect to include market discount in income currently. Unless a U.S. Holder so elects, such U.S. Holder may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such Exchange Note until the U.S. Holder disposes of the Exchange Note.

     Acquisition Premium. A subsequent U.S. Holder of an Exchange Note is generally subject to rules for accruing OID described above. However, if such U.S. Holder's purchase price for the Exchange Note exceeds the "revised issue price" (the sum of the issue price of the Exchange Note and the aggregate amount of the OID includible in the gross income of all holders for periods before the acquisition of the Exchange Note by such U.S. Holder), the excess (referred to as "acquisition premium") is offset ratably against the amount of OID otherwise includible in such U.S. Holder's taxable income (i.e., such U.S. Holder may reduce the daily portions of OID by a fraction, the numerator of which is the excess of such U.S. Holder's purchase price for the Exchange Note over the revised issue price, and the denominator of which is the excess of the sum of all amounts payable on the Exchange Note after the purchase date over the Exchange Note's revised issue price). TAX TREATMENT OF NON-U.S. HOLDERS

     In the case of a non-U.S. holder, payments made with respect to the Exchange Notes will not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements (including in general the furnishing of an Internal Revenue Service Form W-8 or a substitute form). Any capital gain realized on Disposition of the Exchange Notes by such holder will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of Disposition and certain other requirements are met or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Under current United States federal income tax law, a 31% "backup' withholding tax is applied to certain payments (including amounts in respect of Original Issue Discount) made to, and to the proceeds of sales before maturity by, certain U.S. persons if such persons (i) fail to furnish their taxpayer identification numbers which, for an individual, would be his Social Security Number or (ii) in certain circumstances, fail to certify, under penalties of perjury, that they have both furnished a correct taxpayer identification number and not been notified by the Internal Revenue Service that they are subject to backup withholding for failure to report interest and dividend payments. Under current regulations, this backup withholding will not apply to payments made outside the United States by the Company or a paying agent on an Exchange Note if the Owner's Statement is received; provided in each case that the Company or the paying agent, as the case may be, does not have actual knowledge that the payee is a U.S. person.

     Under current regulations, payments of the proceeds of Disposition of an Exchange Note to or through a foreign office of a "broker" will not be subject to backup withholding but will be subject to information reporting if the broker is a U.S. person, a controlled foreign corporation for United Stated federal income tax purposes, or a foreign person 50% or more of whose gross income is from a United States trade or business for a specified three-year period, unless the broker has in its records documentary evidence that the holder of an Exchange Note is not a U.S. person and certain conditions are met or the holder of an Exchange Note otherwise establishes an exemption. Payment of the proceeds of Disposition to or through the United States office of a broker is subject to backup withholding and information reporting unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

     Recently, the U.S. Treasury Department released final regulations regarding withholding and information reporting requirements discussed above. The final regulations do not generally alter the treatment of non-U.S. Holders who furnish an Owner's Statement to the payor. The final regulations may change certain procedures applicable to certain financial intermediaries acting on behalf of beneficial owners. The final regulations are generally effective for payments made after December 31, 1998.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired as a result of market-making activities--or other trading activities. DMFC has agreed that it will make this Prospectus available to any Participating Broker-Dealer for a period of time not to exceed 180 days after the Registration Statement is declared effective (subject to extension under certain circumstances) for use in connection with any such resale. In addition, until such date, all broker-dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     DMFC will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     Starting on the Expiration Date, DMFC will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. DMFC has agreed to pay expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, including the Exchange Offer No-Action Letters, DMFC believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by each holder thereof (other than a broker-dealer who acquires such Exchange Notes directly from DMFC for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act and other than any holder that is an "affiliate" (as defined in Rule 405 under the Securities Act) of
DMFC) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder is not engaged in, and does not intend to engage in, a distribution of such Exchange Notes and has no arrangement with any person to participate in a distribution of such Exchange Notes.

                                 LEGAL MATTERS

     The validity of the Exchange Notes will be passed upon for the Company by Pillsbury Madison & Sutro LLP, San Francisco, California.

                                    EXPERTS


     The consolidated financial statements of the Company as of June 30, 1997, and for the year then ended, and as of March 31, 1998, and for the nine months then ended, appearing in this Prospectus and Registration Statement have been audited by KPMG Peat Marwick LLP, independent certified public accountants, and as of June 30, 1996, and for each of the two years in the period ended June 30, 1996, by Ernst & Young LLP, independent certified public accountants, as set forth in their respective reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of said firms as experts in accounting and auditing.



     The combined financial statements of Contadina (a division of Nestle USA, Inc.) as of December 31, 1996 and December 18, 1997, and for the year ended December 31, 1996 and the period January 1 through December 18, 1997, appearing in this Prospectus and Registration Statement have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance on such report given upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
DEL MONTE FOODS COMPANY AND SUBSIDIARIES

AUDITED FINANCIAL STATEMENTS
Report of Independent Auditors..............................  F-2
Consolidated Balance Sheets -- June 30, 1996 and 1997.......  F-3
Consolidated Statements of Operations -- Years ended June
  30, 1995, 1996 and 1997...................................  F-4
Consolidated Statements of Stockholders' Equity
  (Deficit) -- Years ended June 30, 1995, 1996 and 1997.....  F-5
Consolidated Statements of Cash Flows -- Years ended June
  30, 1995, 1996 and 1997...................................  F-6
Notes to Consolidated Financial Statements..................  F-7

Report of Independent Auditors..............................  F-27
Report of Independent Auditors..............................  F-28
Consolidated Balance Sheets -- March 31, 1997 (unaudited)
  and March 31, 1998........................................  F-29
Consolidated Statements of Operations -- Nine-month Periods
  ended March 31, 1997 (unaudited) and March 31, 1998.......  F-30
Consolidated Statement of Stockholders' Equity
  (Deficit) -- Nine-month Period ended March 31, 1998.......  F-31
Consolidated Statements of Cash Flows -- Nine-month Periods
  ended March 31, 1997 (unaudited)
  and March 31, 1998........................................  F-32
Notes to Consolidated Financial Statements..................  F-33

CONTADINA (A DIVISION OF NESTLE USA, INC.)
Independent Auditors' Report................................  F-51
Combined Balance Sheets at December 31, 1996 and December
  18, 1997..................................................  F-52
Combined Statements of Operations and Divisional Equity for
  the year ended December 31, 1996 and the period from
  January 1, 1997 through December 18, 1997.................  F-53
Combined Statements of Cash Flows for the year ended
  December 31, 1996 and the period from January 1, 1997
  through December 18, 1997.................................  F-54
Notes to Combined Financial Statements for the year ended
  December 31, 1996 and the period from January 1, 1997
  through December 18, 1997.................................  F-55

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Del Monte Foods Company


     We have audited the accompanying consolidated balance sheet of Del Monte Foods Company and subsidiaries as of June 30, 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The accompanying financial statements of Del Monte Foods Company and subsidiaries as of June 30, 1996 and for each of the years in the two-year period ended June 30, 1996 were audited by other auditors whose report, dated August 29, 1996, except for Note N, as to which the date is June 29, 1998, on those statements included an explanatory paragraph that described the change in the Company's method of accounting for impairment of long-lived assets and for long-lived assets to be disposed of discussed in Note A to the financial statements.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the 1997 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Del Monte Foods Company and subsidiaries as of June 30, 1997 and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


                                          KPMG Peat Marwick LLP



San Francisco, California

August 22, 1997, except for Note N,

as to which the date is June 29, 1998

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                     ASSETS


                                                                      JUNE 30,
                                                              ------------------------
                                                                 1996          1997
                                                              ----------    ----------
                                                              (RESTATED)    (RESTATED)
Current assets:
  Cash and cash equivalents.................................     $  6          $  5
  Restricted cash...........................................       30            --
  Trade accounts receivable, net of allowance...............       98            67
  Other receivables.........................................        8             2
  Inventories...............................................      304           339
  Prepaid expenses and other current assets.................       13             9
                                                                 ----          ----
          Total current assets..............................      459           422
  Property, plant and equipment, net........................      247           222
  Other assets..............................................       30            23
                                                                 ----          ----
          Total assets......................................     $736          $667
                                                                 ====          ====

       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued expenses.....................     $200          $220
  Short-term borrowings.....................................       43            82
  Current portion of long-term debt.........................        7             2
                                                                 ----          ----
          Total current liabilities.........................      250           304
Long-term debt..............................................      323           526
Other noncurrent liabilities................................      236           203
Redeemable common stock ($.01 par value per share, 1,650,000 shares authorized; issued and outstanding: 159,386 at June
  30, 1996).................................................        2            --
Redeemable preferred stock ($.01 par value per share,
  32,493,000 shares authorized; issued and outstanding:
  17,300,041 at June 30, 1996; aggregate liquidation
  preference: $579).........................................      213            --
Redeemable preferred stock ($.01 par value per share,
  1,000,000 shares authorized; issued and outstanding:
  35,000 at June 30, 1997; aggregate liquidation preference:
  $35)......................................................       --            32
Stockholders' equity (deficit):
     Common stock ($.01 par value per share, 1,700,000
      shares authorized; issued and outstanding: 223,468 in
      1996).................................................       --            --
     Common stock ($.01 par value per share, 1,000,000
      shares authorized;
       issued and outstanding: 140,000 in 1997).............       --            --
     Paid-in capital........................................        3           129
     Retained earnings (deficit)............................     (265)         (527)
     Cumulative translation adjustment......................      (26)           --
                                                                 ----          ----
          Total stockholders' equity (deficit)..............     (288)         (398)
                                                                 ----          ----
          Total liabilities and stockholders' equity........     $736          $667
                                                                 ====          ====


                See Notes to Consolidated Financial Statements.

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        (IN MILLIONS, EXCEPT SHARE DATA)


                                                                 YEAR ENDED JUNE 30,
                                                      -----------------------------------------
                                                         1995           1996           1997
                                                      -----------    -----------    -----------
                                                                     (RESTATED)     (RESTATED)
Net sales...........................................  $     1,527    $     1,305    $     1,217
Cost of products sold...............................        1,183            984            819
                                                      -----------    -----------    -----------
  Gross profit......................................          344            321            398
Selling, advertising, administrative and general
  expense...........................................          264            239            327
                                                      -----------    -----------    -----------
  Operating income..................................           80             82             71
Interest expense....................................           76             67             52
Loss (gain) on sale of divested assets (Note B).....           --           (123)             5
Other (income) expense (Note D).....................          (11)             3             30
                                                      -----------    -----------    -----------
  Income (loss) before income taxes, minority
     interest, extraordinary item and cumulative
     effect of accounting change....................           15            135            (16)
Provision for income taxes..........................            2             11
Minority interest in earnings of subsidiary.........            1              3             --
                                                      -----------    -----------    -----------
  Income (loss) before extraordinary item and
     cumulative effect of accounting change.........           12            121            (16)
Extraordinary loss from refinancing of debt and
  early debt retirement.............................            7             10             42
Cumulative effect of accounting change..............           --              7             --
                                                      -----------    -----------    -----------
          Net income (loss).........................  $         5    $       104    $       (58)
                                                      ===========    ===========    ===========
Net income (loss) attributable to common shares.....  $       (66)   $        22    $      (128)
                                                      ===========    ===========    ===========
Weighted average numbers of shares outstanding......      400,285        391,806        322,141
                                                      ===========    ===========    ===========
Income (loss) per common share:
Income (loss) before extraordinary item and
  cumulative effect of accounting change............  $   (145.35)   $    100.24    $   (267.92)
Extraordinary loss from early debt retirement.......       (18.34)        (26.39)       (129.10)
Cumulative effect of accounting change..............           --         (18.14)            --
                                                      -----------    -----------    -----------
          Net income (loss) per common share........  $   (163.69)   $     55.71    $   (397.02)
                                                      ===========    ===========    ===========


                See Notes to Consolidated Financial Statements.

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                            NOTES                                     TOTAL
                                                          RECEIVABLE    RETAINED    CUMULATIVE    STOCKHOLDERS'
                                      COMMON   PAID-IN       FROM       EARNINGS    TRANSLATION      EQUITY
                                      STOCK    CAPITAL   STOCKHOLDERS   (DEFICIT)   ADJUSTMENT      (DEFICIT)
                                      ------   -------   ------------   ---------   -----------   -------------
Balance at June 30, 1994............   $--      $  3         $(1)         $(374)       $(12)          $(384)
Repurchase of shares................    --        --          --             --          --              --
Net income..........................    --        --          --              5          --               5
Cumulative translation adjustment...    --        --          --             --         (14)            (14)
                                       ---      ----         ---          -----        ----           -----
Balance at June 30, 1995............    --         3          (1)          (369)        (26)           (393)
Repayment of notes receivable from
  stockholders......................    --        --           1             --          --               1
Repurchase of shares................    --        --          --             --          --              --
Net income (as restated)............    --        --          --            104          --             104
                                       ---      ----         ---          -----        ----           -----
Balance at June 30, 1996 (as
  restated).........................    --         3          --           (265)        (26)           (288)
Cancellation of shares in connection
  with the Recapitalization.........    --        (3)         --           (204)         --            (207)
Issuance of shares..................    --       129          --             --          --             129
Net loss (as restated)..............    --        --          --            (58)         --             (58)
Cumulative translation adjustment...    --        --          --             --          26              26
                                       ---      ----         ---          -----        ----           -----
Balance at June 30, 1997 (as
  restated).........................   $--      $129         $--          $(527)       $ --           $(398)
                                       ===      ====         ===          =====        ====           =====


                                                   NUMBER OF SHARES
                                       -----------------------------------------
                                       COMMON                                       TOTAL COMMON
                                        STOCK     CLASS A     CLASS B    CLASS E       SHARES
                                       -------    --------    -------    -------    ------------
Shares issued and outstanding at June
  30, 1994...........................       --     218,062        --      25,000       243,062
Repurchase of shares.................       --      (3,353)       --          --        (3,353)
                                       -------    --------    ------     -------      --------
Shares issued and outstanding at June
  30, 1995...........................       --     214,709        --      25,000       239,709
Repurchase of shares.................       --     (16,241)       --          --       (16,241)
                                       -------    --------    ------     -------      --------
Shares issued and outstanding at June
  30, 1996...........................       --     198,468        --      25,000       223,468
Cancellation of shares...............       --    (198,468)       --     (25,000)     (223,468)
Issuance of shares...................  140,000          --        --          --       140,000
                                       -------    --------    ------     -------      --------
Shares issued and outstanding at June
  30, 1997...........................  140,000          --        --          --       140,000
                                       =======    ========    ======     =======      ========


                See Notes to Consolidated Financial Statements.

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                                   YEAR ENDED JUNE 30,
                                                              -----------------------------
                                                               1995       1996       1997
                                                              -------    -------    -------
                                                                         (RESTATED) (RESTATED)
Operating activities:
  Net income (loss).........................................  $     5    $   104    $   (58)
  Adjustments to reconcile net income (loss) to net cash
     flows:
     Extraordinary loss from early debt retirement..........        7         10         42
     Cumulative effect of accounting change.................       --          7         --
     Loss (gain) on sale of divested assets.................       --       (123)         5
     Loss on sales of assets................................        3          2          3
     Depreciation and amortization..........................       40         31         29
     Minority interest in earnings of subsidiary............        1         --         --
  Changes in operating assets and liabilities:
     Accounts receivable....................................      (37)        33         24
     Inventories............................................      (21)        11        (48)
     Prepaid expenses and other current assets..............        3         (2)         3
     Other assets...........................................        4          1          6
     Accounts payable and accrued expenses..................       25        (28)        29
     Other non-current liabilities..........................       33         14        (10)
                                                              -------    -------    -------
          Net cash provided by operating activities.........       63         60         25
Investing activities:
     Capital expenditures...................................      (24)       (16)       (20)
     Proceeds from sales of fixed assets....................        3          4          9
     Proceeds from sales of divested assets.................       --        182         48
                                                              -------    -------    -------
          Net cash provided by (used in) investing
            activities......................................      (21)       170         37
Financing activities:
     Short-term borrowings..................................    1,901      1,276      1,137
     Payment on short-term borrowings.......................   (1,867)    (1,354)    (1,098)
     Proceeds from long-term borrowings.....................      188         --        582
     Principal payments on long-term debt...................     (238)      (108)      (407)
     Deferred debt issuance costs...........................      (24)        (2)       (26)
     Prepayment penalty.....................................       --         (5)       (20)
     Payments to previous shareholders for cancellation of
       stock................................................       --         --       (422)
     Issuance of common and preferred stock.................       --         --        161
     Specific Proceeds Collateral Account...................       --        (30)        30
     Dividends paid to minority shareholders................       (1)        --         --
     Other..................................................       (3)        (1)        --
                                                              -------    -------    -------
          Net cash used in financing activities.............      (44)      (224)       (63)
Effect of exchange rate changes on cash and cash
  equivalents...............................................        3         (8)        --
                                                              -------    -------    -------
          Net change in cash and cash equivalents...........        1         (2)        (1)
Cash and cash equivalents at beginning of year..............        7          8          6
                                                              -------    -------    -------
          Cash and cash equivalents at end of year..........  $     8    $     6    $     5
                                                              =======    =======    =======

                See Notes to Consolidated Financial Statements.

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1997
                        (IN MILLIONS, EXCEPT SHARE DATA)

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES

     Business: Del Monte Foods Company ("DMFC") and its wholly owned subsidiary, Del Monte Corporation ("DMC"), (DMFC together with DMC, the "Company") purchased the Del Monte processed foods division of RJR Nabisco, Inc. effective January 9, 1990 ("the Acquisition"). The Company operates in one business segment: the manufacturing and marketing of processed foods, primarily canned vegetables, fruits and tomato products. The Company primarily sells its products under the Del Monte brand to a variety of food retailers, supermarkets and mass merchandising stores. The Company holds the rights to the Del Monte brand in the United States.

     Basis of Accounting: Pursuant to the Agreement and Plan of Merger, dated February 21, 1997, and amended and restated as of April 14, 1997 (the "Merger Agreement"), entered into among TPG Partners, L.P., a Delaware partnership ("TPG"), TPG Shield Acquisition Corporation, a Maryland corporation ("Shield"), and DMFC, Shield merged with and into DMFC (the "Merger"), with DMFC being the surviving corporation. By virtue of the Merger, shares of DMFC's preferred stock having an implied value of approximately $14 held by certain of DMFC's stockholders, who remained investors, were cancelled and were converted into the right to receive common stock of the surviving corporation. All other shares of DMFC stock were cancelled and were converted into the right to receive cash consideration as set forth in the Merger Agreement. In the Merger, the common stock and preferred stock of Shield was converted into shares of new DMFC common stock and preferred stock, respectively. The Merger was accounted for as a leveraged recapitalization for accounting purposes (the "Recapitalization"); accordingly, all assets and liabilities are stated at historical cost. In connection with the Merger, DMC repaid substantially all of its funded debt obligations existing immediately before the closing of the Merger.

     Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Use of Estimates: Certain amounts reported in the consolidated financial statements are based on management estimates. The ultimate resolution of these items may differ from those estimates.

     Cash Equivalents: The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

     Restricted Cash: Restricted cash at June 30, 1996 represents a portion of the proceeds from the Company's sale of its 50.1% interest in Del Monte Pacific Resources Limited ("Del Monte Philippines"), a joint venture operating primarily in the Philippines, which were deposited into the Specific Proceeds Collateral Account until agreement was reached with the Term Loan lenders as to final application of the funds (see Note B). These funds were used to repurchase outstanding PIK Notes in September 1996.

     Inventories: Inventories are stated at the lower of cost or market. The cost of substantially all inventories is determined using the LIFO method. The Company has established various LIFO pools that have measurement dates coinciding with the natural business cycles of the Company's major inventory items.

     Inflation has had a minimal impact on production costs since the Company adopted the LIFO method as of July 1, 1991. Accordingly, there is no significant difference between LIFO inventory costs and current costs.

     Property, Plant and Equipment and Depreciation: Property, plant and equipment are stated at cost and depreciated over their estimated useful lives, principally by the straight-line method. Maintenance and repairs are expensed as incurred. Significant expenditures that increase useful lives are capitalized.

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

     The principal estimated useful lives are: land improvements -- 10 to 30 years; building and leasehold improvements -- 10 to 30 years; machinery and equipment -- 7 to 15 years. Depreciation of plant and equipment and leasehold amortization was $34, $26 and $24 for the years ended June 30, 1995, 1996 and 1997, respectively.

     Revenue Recognition: Revenue from sales of product, and related cost of product is recognized upon shipment of product, at which time title passes to the customer. Customers generally do not have the right to return product unless damaged or defective.

     Cost of Products Sold: Cost of products sold includes raw material, labor and overhead.

     Advertising Expenses: The Company expenses all costs associated with advertising as incurred or when the advertising takes place. Advertising expense was $8, $5 and $6 for the years ended June 30, 1995, 1996 and 1997, respectively.

     Research and Development: Research and development costs are included as a component of "Selling, advertising, administrative and general expense." Research and development costs charged to operations were $6, $6 and $5 for the years ended June 30, 1995, 1996 and 1997, respectively.

     Foreign Currency Translation: For the Company's operations in countries where the functional currency is other than the U.S. dollar, asset and liability accounts were translated at the rate in effect at the balance sheet date, and revenue and expense accounts were translated at the average rates during the period. Translation adjustments were reflected as a separate component of stockholders' equity.

     Interest Rate Contracts: To manage interest rate exposure, the Company uses interest-rate swap agreements. These agreements involve the receipt of fixed rate amounts in exchange for floating rate interest payments over the life of the agreement without an exchange of the underlying principal amount. The differential to be paid or received is accrued as interest rates change and recognized as an adjustment to interest expense related to the debt. The related amount payable to or receivable from counterparties is included in other liabilities or assets.

     Fair Value of Financial Instruments: The carrying amount of the Company's financial instruments, which primarily include cash, accounts receivable, accounts payable, and accrued expenses, approximates fair value due to the relatively short maturity of such instruments.

     The carrying amounts of the Company's borrowings under its short-term revolving credit agreement and long-term debt instruments, excluding the Subordinated Notes, approximate their fair value. At June 30, 1997, the fair value of the Subordinated Notes was $161, as estimated based on quoted market prices from dealers.

     The fair value of the interest rate swap agreements at June 30, 1997 was $(1). The fair value of interest rate swap agreements are the estimated amounts that the Company would receive or pay to terminate the agreements at the reporting date, taking into account current interest rates and the current credit worthiness of the counterparties.

     Net Income (Loss) per Common Share: The Company has adopted the provision of Statement of Financial Accounting Standards No. 128. Net income (loss) per common share is computed by dividing net income (loss) attributable to common shares by the weighted average number of common and redeemable common shares outstanding during the period (Note E). Net income (loss) attributable to common shares is computed as net income (loss) reduced by the cash and in-kind dividends for the period on redeemable preferred stock.

     Minority Interest: Minority interest represents the minority shareholders' proportionate share of the earnings of Del Monte Philippines, a consolidated subsidiary.

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

     Change in Accounting Principle: Effective July 1, 1995, the Company adopted the provisions of SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The statement requires that assets held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has identified certain events as possible indicators that an asset's carrying value may not be recoverable, including the elimination of or a significant reduction in a product line. Future cash flows will be estimated based on current levels of production, market sales price and operating costs adjusted for expected trends. The statement also requires that all long-lived assets, for which management has committed to a plan to dispose, be reported at the lower of carrying amount or fair value. During fiscal 1996, a review of assets to be disposed of resulted in identification of certain assets (farm lands and plants no longer in use) whose carrying value exceeded their present fair value, and a loss of $7 was recorded. The Company does not depreciate long-lived assets held for sale.

     Reclassification: Beginning in the fourth quarter of fiscal 1997, merchandising allowances primarily relating to in-store displays, store advertising and store coupons, which previously were recorded as a cost of products sold, have been reclassified to selling expense. Such merchandising allowances totaled $106, $100 and $143 in the fiscal years ended June 30, 1995, 1996, and 1997, respectively. Due to the nature of the Company's trade promotion programs and the required performance associated with such programs, the classification of these costs as selling expense rather than as a cost of products sold is appropriate. The Company believes that this presentation is widely practiced in the industry. In addition, certain military distributor allowances, which previously were treated as a reduction in net sales, have been reclassified to selling expense. Such military distributor allowances amounted to $1, $1 and $2 in fiscal years ended June 30, 1995, 1996 and 1997, respectively. All financial information has been restated to conform to this presentation.

NOTE B -- DIVESTED ASSETS

     Del Monte Latin America. On August 27, 1996, the Company signed a stock purchase agreement to sell its Latin America subsidiaries to an affiliate of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"). This agreement was amended and restated on October 25, 1996 for the sale of only the Company's Mexican subsidiary, Productos Del Monte, S.A. de C.V. ("PDM") to an affiliate of Hicks Muse for $38 which was completed on October 28, 1996. The sale of the Central America and Caribbean subsidiaries to an affiliate of Donald W. Dickerson, Inc. for $12 was completed on November 13, 1996. The sales price for PDM is subject to adjustment based on the final balance sheet. The amount of any adjustment to the purchase price is currently in dispute but is not expected to be material. In addition, the purchasers have alleged, among other things, that the Company breached the purchase agreement because the financial statements of the Mexican subsidiary did not fairly present its financial condition and results of operations in accordance with U.S. generally accepted accounting principles. The Company does not believe that this claim will have a material adverse effect on the Company's financial position or results of operations (see Note H). The combined proceeds of both sales of $50, reduced by $2 of related transaction expenses, resulted in a loss of $5.

     The following results of the Latin American operations are included in the Statements of Operations:

                                                          YEAR ENDED JUNE 30,
                                                          --------------------
                                                          1995    1996    1997
                                                          ----    ----    ----
Net sales...............................................  $65     $55     $17
Costs and expenses......................................   62      50      17
                                                          ---     ---     ---
Income from operations before income taxes..............    3       5      --
Provision for income taxes..............................    1       1      --
                                                          ---     ---     ---
Income from Latin American operations...................  $ 2     $ 4     $--
                                                          ===     ===     ===

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)


     Del Monte Philippines. On March 29, 1996, the Company entered into a repurchase agreement to sell its 50.1% interest in Del Monte Philippines (a joint venture operating primarily in the Philippines) and also executed a supply agreement, for total proceeds of $100 (net of $2 of related transaction expenses) which were paid solely in cash. Under the terms of the supply agreement, the Company must source substantially all of its pineapple requirements from Del Monte Philippines over the eight-year term of the agreement (Note N).


     The following results of the Del Monte Philippines operations are included in the Statements of Operations:

                                                                 YEAR ENDED
                                                                  JUNE 30,
                                                                ------------
                                                                1995    1996
                                                                ----    ----
Net sales...................................................    $142    $102
Costs and expenses..........................................     141      97
                                                                ----    ----
Income from operations before income taxes..................       1       5
Provision for income taxes..................................      --       2
                                                                ----    ----
Income from operations......................................    $  1    $  3
                                                                ====    ====

     All of the net proceeds from the sale of Del Monte Philippines were temporarily applied to the revolving credit facility. In April 1996, $13 of Senior Secured Notes were prepaid along with a $1 prepayment premium recorded as an extraordinary loss. In addition, $30 was placed in the Specific Proceeds Collateral Account until final agreement was reached with the Term Loan lenders as to the application of funds. These funds were used in the September 1996 exchange offer.

     Pudding Business. On November 27, 1995, the Company sold its pudding business, including the capital assets and inventory on hand, to Kraft Foods, Inc. ("Kraft") for $89, net of $4 of related transaction expenses. The sale resulted in the recognition of a $71 gain, reduced by $2 of taxes.

     The following results of the pudding business are included in the Statements of Operations:

                                                                 YEAR ENDED
                                                                  JUNE 30,
                                                                ------------
                                                                1995    1996
                                                                ----    ----
Net sales...................................................    $47     $15
Costs and expenses..........................................     33      11
                                                                ---     ---
Income from operations......................................    $14     $ 4
                                                                ===     ===

     The net proceeds received from the pudding business sale were used to prepay $54 of the term debt and $25 of the Senior Secured Notes. In conjunction with the prepayment, the Company recorded an extraordinary loss for the early retirement of debt. The extraordinary loss consists of a $4 prepayment premium and a $5 write-off of capitalized debt issue costs related to the early retirement of debt.

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

NOTE C -- SUPPLEMENTAL BALANCE SHEET INFORMATION

                                                                        JUNE 30,
                                                                ------------------------
                                                                   1996          1997
                                                                ----------    ----------
                                                                (RESTATED)    (RESTATED)
Trade Accounts Receivable:
  Trade.....................................................      $  99         $  68
  Allowance for doubtful accounts...........................         (1)           (1)
                                                                  -----         -----
          Total trade accounts receivable...................      $  98         $  67
                                                                  =====         =====
Inventories:
  Finished product..........................................      $ 198         $ 239
  Raw materials and supplies................................         12            13
  Other, principally packaging material.....................         94            87
                                                                  -----         -----
          Total inventories.................................      $ 304         $ 339
                                                                  =====         =====
Property, Plant and Equipment:
  Land and land improvements................................      $  44         $  37
  Buildings and leasehold improvements......................         98            93
  Machinery and equipment...................................        240           233
  Construction in progress..................................          9            10
                                                                  -----         -----
                                                                    391           373
  Accumulated depreciation..................................       (144)         (151)
                                                                  -----         -----
          Property, plant and equipment, net................      $ 247         $ 222
                                                                  =====         =====
Other Assets:
  Deferred debt issue costs.................................      $  26         $  19
  Other.....................................................         10             4
                                                                  -----         -----
                                                                     36            23
  Accumulated amortization..................................         (6)           --
                                                                  -----         -----
          Total other assets................................      $  30         $  23
                                                                  =====         =====
Accounts Payable and Accrued Expenses:
  Accounts payable -- trade.................................      $  76         $  79
  Marketing and advertising.................................         39            59
  Payroll and employee benefits.............................         18            17
  Current portion of accrued pension liability..............         13            12
  Current portion of other noncurrent liabilities...........         22            19
  Other.....................................................         32            34
                                                                  -----         -----
          Total accounts payable and accrued expenses.......      $ 200         $ 220
                                                                  =====         =====
Other Noncurrent Liabilities:
  Accrued postretirement benefits...........................      $ 140         $ 145
  Accrued pension liability.................................         48            26
  Self-insurance liabilities................................         12            15
  Other.....................................................         36            17
                                                                  -----         -----
          Total other noncurrent liabilities................      $ 236         $ 203
                                                                  =====         =====

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

NOTE D -- SHORT-TERM BORROWINGS AND LONG-TERM DEBT

     Short-term borrowings under revolving credit agreements at June 30, 1996 and 1997 were $43 and $82, respectively. Unused amounts under the revolving credit agreements at June 30, 1996 and 1997 totaled $328 and $242, respectively.

     On April 18, 1997, the Company completed the Recapitalization transaction in which $301 of proceeds from the transaction were used to repay the outstanding balances of the then-existing $400 revolving credit facility, term loan, and Senior Subordinated Guaranteed Pay-in-Kind Notes. Concurrent with the Recapitalization, the Company entered into a credit agreement with respect to the Term Loan Facility (the "Term Loan") and the Revolving Credit Facility (the "Revolver"). The Term Loan provides for term loans in the aggregate amount of $380, consisting of Term Loan A of $200 and Term Loan B of $180. The Revolver provides for revolving loans in an aggregate amount of up to $350, including a $70 Letter of Credit subfacility. The Revolving Credit Facility will expire in fiscal 2003, Term Loan A will mature in fiscal 2003, and Term Loan B will mature in fiscal 2005.

     The interest rates applicable to amounts outstanding under Term Loan A and the Revolving Credit Facility are, at the Company's option, either (i) the base rate (the higher of .50% above the Federal Funds Rate and the bank's reference rate) plus 1.25% or (ii) the reserve adjusted offshore rate plus 2.25% (8.25% at June 30, 1997). Interest rates on Term Loan B are, at the Company's option, either (i) the base rate plus 2.00% or (ii) the offshore rate plus 3.00% (8.875% at June 30, 1997).

     The Company is required to pay the lenders under the Revolving Credit Facility a commitment fee of 0.50% on the unused portion of such facility. The Company is also required to pay the lenders under the Revolving Credit Facility letter of credit fees of 1.75% per year for commercial letters of credit and 2.25% per year for all other letters of credit, as well as an additional fee in the amount of 0.25% per year to the bank issuing such letters of credit. Upon attainment of certain leverage ratios, the base rate margin, offshore rate margin, as well as the commitment fees and letter of credit fees will be adjusted. At June 30, 1997, a balance of $26 was outstanding on these letters of credit.

     In addition, on April 18, 1997, the Company issued senior subordinated notes (the "Unregistered Notes") with an aggregate principal amount of $150 and received gross proceeds of $147. The Unregistered Notes accrue interest at 12.25% per year, payable semiannually in cash on each April 15 and October 15. These Unregistered Notes are guaranteed by DMFC and mature on April 15, 2007. The Unregistered Notes are redeemable at the option of the Company on or after April 15, 2002 at a premium to par that initially is 106.313% and that decreases to par on April 15, 2006 and thereafter. On or prior to April 15, 2000, the Company, at its option, may redeem up to 35% of the aggregate principal amount of notes originally issued with the net cash proceeds of one or more public equity offerings at a redemption price equal to 112.625% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption; provided that at least 65% of the aggregate principal amount of notes originally issued remains outstanding immediately after any such redemption. The Unregistered Notes were issued with registration rights requiring the Company to exchange the Unregistered Notes for new notes (the "Subordinated Notes") registered under the Securities Act of 1933, as amended. The form and terms of the Subordinated Notes are substantially the same as the Unregistered Notes, except that there is no restriction on the transfer thereof. The Company filed a registration statement on Form S-4 with respect to the Unregistered Notes on June 12, 1997, which became effective on June 24, 1997. The exchange of the Unregistered Notes for the Subordinated Notes was completed on July 31, 1997.

     In connection with the Recapitalization, the Company incurred expenses totaling $85 of which $25 were included in selling, advertising, administrative and general expense, $22 were charged to other expense and $38 were accounted for as an extraordinary loss. The extraordinary loss consisted of previously capitalized debt

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

issue costs of approximately $19 and a 1996 PIK Note premium and a term loan make-whole aggregating $19. In addition, in conjunction with the Bank Financing, $19 of debt issue costs were capitalized.

     Long-term debt consists of the following:

                                                                JUNE 30,
                                                              ------------
                                                              1996    1997
                                                              ----    ----
Term Loan...................................................  $ 68    $380
Subordinated Debt...........................................   243      --
Subordinated Notes..........................................    --     147
Senior Secured Notes........................................    13      --
Other.......................................................     6       1
                                                              ----    ----
                                                               330     528
Less Current Portion........................................     7       2
                                                              ----    ----
                                                              $323    $526
                                                              ====    ====

     At June 30, 1997, scheduled maturities of long-term debt in each of the next five fiscal years and thereafter will be as follows:

1998........................................................  $  2
1999........................................................    32
2000........................................................    36
2001........................................................    42
2002........................................................    47
Thereafter..................................................   372
                                                              ----
                                                               531
Less discount...............................................     3
                                                              ----
                                                              $528
                                                              ====

     The Term Loan and Revolver are collateralized by security interests in certain of the Company's assets. At June 30, 1997, total assets that are not pledged to secure the Debt are less than 10% of the Company's total consolidated assets. At June 30, 1997, assets totaling $639 were pledged as collateral for approximately $462 of short-term borrowings and long-term debt.

     The Subordinated Notes, Term Loan and Revolver (collectively the "Debt") agreements contain restrictive covenants with which the Company must comply. These restrictive covenants, in some circumstances, limit the incurrence of additional indebtedness, payment of dividends, transactions with affiliates, asset sales, mergers, acquisitions, prepayment of other indebtedness, liens and encumbrances. In addition, the Company is required to meet certain financial tests, including minimum levels of consolidated EBITDA (as defined in the credit agreement), minimum fixed charge coverage, minimum adjusted net worth and maximum leverage ratios. The Company is in compliance with all of the Debt covenants at June 30, 1997.

     In June 1995, the Company refinanced its then-existing revolving credit agreement, term loan and Senior Secured Floating Rate Notes. In conjunction with the refinancing, capitalized debt issue costs of $7 were charged to fiscal 1995 income and were accounted for as an extraordinary item.

     At June 30, 1996, a balance of $29 was outstanding on letters of credit. Letter of credit fees were 2.25% per year for commercial letters of credit and 2.75% per year for all other letters of credit with an additional fee of 0.50% to the bank issuing such letters of credit. The Company paid a commitment fee to maintain the lines of credit equal to 0.50% of the unused balance.

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

     At June 30, 1996, the then-existing term loan consisted of three components. A $31 amortizing component was due in quarterly installments with an interest rate of LIBOR plus 3.25%. The second component of this loan of $30 and the third component of $7 were non-amortizing with interest fixed at 11.11% and LIBOR plus 4.75%, respectively. At June 30, 1996, the interest rate on the $31 component was 8.75% and on the $7 component was 10.25%.

     The Senior Secured Notes carried an interest rate of 18%, 14% payable in cash and 4% payable in-kind in Secondary Notes, at the Company's option. Interest payments were due quarterly.

     Subordinated Debt consisted of Subordinated Guaranteed Payment-in-Kind Notes ("PIK Notes"). Interest accrued at 12.25% per year and was generally payable through the issuance of additional PIK Notes. The payment of such interest in additional PIK Notes since issuance resulted in an increase in the principal amount outstanding of such indebtedness.

     In August 1996, the Company offered to redeem (the "Exchange Offer") a portion of its outstanding PIK Notes for a cash payment and exchange the remaining PIK Notes for new Senior Subordinated Guaranteed Pay-in-Kind Notes due 2002 (the "1996 PIK Notes"). On September 11, 1996, the Company repurchased PIK Notes in an aggregate amount of $102 for a cash payment of $100 and, concurrently, exchanged essentially all remaining PIK Notes for 1996 PIK Notes in an aggregate amount of $156. In addition, the $13 Senior Secured Notes outstanding were repaid. Funding for the Exchange Offer was accomplished through the application of $30 from the Specific Proceeds Collateral Account held by the then-existing term lenders, additional borrowing in an aggregate amount of $55 under the then-existing term loan, and borrowing of approximately $36 from the then-existing revolving credit facility. In conjunction with the Exchange Offer, capitalized debt issue costs of approximately $4, net of a discount on the PIK Notes, have been charged to net income in fiscal 1997 and accounted for as an extraordinary loss.

     The Company made cash interest payments of $44, $30 and $24 for the years ended June 30, 1995, 1996 and 1997, respectively.

     As required by the Company's Debt agreements, the Company has entered into interest rate swap agreements which effectively converts $235 notional principal amount of floating rate debt to a fixed rate basis for a three-year period beginning May 22, 1997, thus reducing the impact of interest rate changes on future income. The Company paid a fixed rate of 6.375% and received a weighted average rate of 5.875%. The incremental effect on interest expense for 1997 was insignificant. The agreements also include a provision establishing the rate the Company will pay as 7.50% if the three-month LIBOR rate sets at or above 7.50% during the term of the agreements. The Company will continue paying 7.50% until the three-month LIBOR again sets below 7.50% at which time the fixed rate of 6.375% will again become effective. The Company is exposed to credit loss in the event of nonperformance by the other parties to the interest rate swap agreements. However, the Company does not anticipate nonperformance by the counterparties.

NOTE E -- STOCKHOLDERS' EQUITY AND REDEEMABLE STOCK

     On February 21, 1997, Del Monte Foods Company entered into a recapitalization agreement and plan of merger, which was amended and restated as of April 14, 1997, with affiliates of Texas Pacific Group. Under this agreement, Shield, a corporation affiliated with TPG, was to be merged with and into DMFC, with DMFC being the surviving corporation. The Merger became effective on April 18, 1997. By virtue of the Merger, shares of DMFC's outstanding preferred stock having a value implied by the Merger consideration of approximately $14, held by certain of DMFC's pre-recapitalization stockholders who remained investors pursuant to the Recapitalization, were cancelled, and were converted into the right to receive new DMFC common stock. All other shares of DMFC stock were cancelled and were converted into the right to receive

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

cash consideration, as set forth in the Merger Agreement. In the Merger, the common and preferred stock of Shield were converted into new shares of common stock and preferred stock, respectively, of DMFC.


     Immediately following the consummation of the Recapitalization, the charter of DMFC authorized DMFC to issue capital stock consisting of new common stock (the "Common Stock"), $.01 par value, and 1,000,000 shares of new preferred stock (the "Preferred Stock"), $.01 par value. The Company issued and has outstanding 140,000 shares of Common Stock, and 35,000 shares of Preferred Stock. TPG and certain of its affiliates or partners hold 109,248 shares of DMFC's Common Stock, continuing shareholders of DMFC hold 14,252 shares of such stock, and other investors hold 16,500 shares. TPG and certain of its affiliates hold 17,500 outstanding shares of Series A Preferred Stock, and TCW Capital Investment Corporation holds 17,500 outstanding shares of Series B Preferred Stock.


     The Preferred Stock accumulates dividends at the annual rate of 14% of the liquidation value, payable quarterly. These dividends are payable in cash or additional shares of Preferred Stock, at the option of the Company, subject to availability of funds and the terms of its loan agreements, or through a corresponding increase in the liquidation value of such stock. The Preferred Stock has a liquidation preference of $1,000 per share and may be redeemed at the option of the Company at a redemption price equal to the liquidation preference plus accumulated and unpaid dividends (the "Redemption Price"). The Company is required to redeem all outstanding shares of Preferred Stock on or prior to April 17, 2008 at the Redemption Price, or upon a change of control of the Company at 101% of the Redemption Price. The initial purchasers of Preferred Stock for consideration of $35 received 35,000 shares of Preferred Stock and warrants (exercisable after October 17, 1997) to purchase, at a nominal exercise price, shares of DMFC Common Stock representing 2% of the outstanding shares of DMFC Common Stock. A value of $3 was placed on the warrants, and such amount is reflected as paid-in-capital within stockholders' equity. The remaining $32 is reflected as redeemable preferred stock.

     The two series of preferred stock have no voting rights except the right to elect one director to the Board for each series, resulting in the authorized number of directors to be increased, in cases where dividends are in arrears for six quarters or shares have not been redeemed within ten days of a redemption date.

     Stockholders' equity at June 30, 1996 included the following classes of common stock, $.01 par value per share:


                                                                    SHARES ISSUED AND
                    CLASS                      SHARES AUTHORIZED       OUTSTANDING
                    -----                      -----------------    -----------------
  A..........................................      1,000,000             198,468
  B..........................................        150,000                  --
  E..........................................        550,000              25,000
                                                   ---------             -------
                                                   1,700,000             223,468
                                                   =========             =======


     Redeemable common and redeemable preferred stock at June 30, 1996 consisted of the following:

     Redeemable non-voting common stock ($.01 par value per share):


                                                                    SHARES ISSUED AND
                    CLASS                      SHARES AUTHORIZED       OUTSTANDING
                    -----                      -----------------    -----------------
  C..........................................        550,000               6,903
  D..........................................        550,000             102,483
  F..........................................        550,000              50,000
                                                   ---------             -------
                                                   1,650,000             159,386
                                                   =========             =======

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

     Redeemable preferred stock ($.01 par value per share):

                                                                    SHARES ISSUED AND
                   SERIES                      SHARES AUTHORIZED       OUTSTANDING
                   ------                      -----------------    -----------------
A Cumulative (issuable in subseries A1 and
  A2)........................................     16,523,000            8,336,795
B Cumulative.................................      3,616,000            1,602,845
C Cumulative.................................      2,900,000            1,522,353
D Cumulative.................................      1,454,000            1,356,955
E Cumulative.................................      5,000,000            3,328,002
F Cumulative.................................      3,000,000            1,153,091
                                                  ----------           ----------
                                                  32,493,000           17,300,041
                                                  ==========           ==========

     The Company declared dividends for the following series of redeemable preferred stock:

                                                      DIVIDEND RATE PER SHARE
                                                        YEAR ENDED JUNE 30,
                                                      -----------------------
                       SERIES                         1995     1996     1997
                       ------                         -----    -----    -----
  A1................................................  $3.80    $3.81    $1.92
  B.................................................  $3.87    $3.87    $1.95
  D.................................................  $3.93    $3.94    $1.98
  E.................................................  $3.93    $3.94    $1.98

     These dividends were paid in like-kind redeemable preferred stock at the rate of .04 shares for each $.001 dividend declared. Resulting issuance of additional shares and related par values were:

                                                  YEAR ENDED JUNE 30,
                                         --------------------------------------
                                            1995          1996          1997
                                         ----------    ----------    ----------
Additional shares......................   1,564,117     1,824,999     1,027,406
Total par value........................  $    0.016    $    0.018    $    0.010

     In the Recapitalization, all of the redeemable preferred stock issued prior to April 18, 1997 was either cancelled and converted into the right to receive new DMFC common stock or cancelled and converted into the right to receive cash consideration as set forth in the Merger Agreement.

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

     The following table sets forth the computation of basic and diluted earnings per share:


                                                                           JUNE 30,
                                                              ----------------------------------
                                                                1995        1996         1997
                                                              --------   ----------   ----------
                                                                         (RESTATED)   (RESTATED)
Numerator:
  Income (loss) before extraordinary item and cumulative
     effect of accounting change............................  $     12    $    121     $    (16)
  Preferred stock dividends.................................       (71)        (82)         (70)
                                                              --------    --------     --------
  Numerator for basic and diluted earning (loss) per
     share -- income (loss) attributable to common shares
     before extraordinary items and cumulative effect of
     accounting change......................................  $    (59)   $     39     $    (86)
                                                              ========    ========     ========
Denominator for basic and diluted earnings (loss) per common
  share -- weighted-average shares..........................   400,285     391,806      322,141
                                                              ========    ========     ========
Basic and diluted income (loss) per common share before
  extraordinary item and cumulative effect of accounting
  change....................................................  $(145.35)   $ 100.24     $(267.92)
                                                              ========    ========     ========
Extraordinary loss..........................................  $      7    $     10     $     42
                                                              ========    ========     ========
Extraordinary loss per common share.........................  $ (18.34)   $ (26.39)    $(129.10)
                                                              ========    ========     ========
Cumulative effect of accounting change......................        --    $      7           --
                                                              ========    ========     ========
Cumulative effect of accounting change per common share.....        --    $ (18.14)          --
                                                              ========    ========     ========



     For the period from April 18, 1997 to June 30, 1997, since the effect of inclusion of potentially dilutive securities in the denominator of diluted loss per share was antidilutive, 2,857 warrants were excluded from the computation.


NOTE F -- RETIREMENT BENEFITS

     The Company sponsors three non-contributory defined benefit pension plans covering substantially all full-time employees. Plans covering most hourly employees provide pension benefits that are based on the employee's length of service and final average compensation before retirement. Plans covering salaried employees provide for individual accounts which offer lump sum or annuity payment options, with benefits based on accumulated compensation and interest credits made monthly throughout the career of each participant. Assets of the plans consist primarily of equity securities and corporate and government bonds.

     It has been the Company's policy to fund the Company's retirement plans in an amount consistent with the funding requirements of federal law and regulations and not to exceed an amount that would be deductible for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. Del Monte's defined benefit retirement plans have been determined to be underfunded under federal ERISA guidelines. In connection with the Recapitalization, the Company entered into an agreement with the U.S. Pension Benefit Guaranty Corporation dated April 7, 1997 whereby the Company will contribute a total of $55 to its defined benefit pension plans through calendar 2001, with $15 contributed within 30 days after the consummation of the Recapitalization. The contributions to be made in 1999, 2000 and 2001 will be secured by a $20 letter of credit to be obtained by the Company by August 31, 1998.

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

     The following table sets forth the pension plans' funding status and amounts recognized on the Company's balance sheet:

                                                                 JUNE 30,
                                                              --------------
                                                              1996     1997
                                                              -----    -----
Actuarial present value of benefit obligations:
Vested benefit obligation...................................  $(265)   $(269)
                                                              =====    =====
Accumulated benefit obligation..............................  $(270)   $(274)
                                                              =====    =====
Projected benefit obligation for services rendered to
  date......................................................  $(277)   $(279)
Plan assets at fair value...................................    245      276
                                                              -----    -----
Projected benefit obligation in excess of plan assets.......    (32)      (3)
Unrecognized net actuarial gain.............................    (27)     (34)
Unrecognized prior service income...........................     (2)      (1)
                                                              -----    -----
Accrued pension cost recognized in the consolidated balance
  sheet.....................................................  $ (61)   $ (38)
                                                              =====    =====

     The components of net periodic pension cost for the years ended June 30, 1995, 1996 and 1997 for all defined benefit plans are as follows:

                                                                      JUNE 30,
                                                              ------------------------
                                                              1995      1996      1997
                                                              ----    --------    ----
Service cost for benefits earned during period..............  $  4      $  4      $  3
Interest cost on projected benefit obligation...............    22        21        21
Actual return on plan assets................................   (31)      (32)      (35)
Net amortization and deferral...............................    11        11        13
                                                              ----      ----      ----
Net periodic pension cost...................................  $  6      $  4      $  2
                                                              ====      ====      ====

     Significant rate assumptions used in determining net periodic pension cost and related pension obligations are as follows:

                                                                 AS OF JUNE 30,
                                                              --------------------
                                                              1995    1996    1997
                                                              ----    ----    ----
Discount rate used in determining projected benefit
  obligation................................................  7.75%   8.0%    7.75%
Rate of increase in compensation levels.....................  5.0     5.0     5.0
Long-term rate of return on assets..........................  9.0     9.0     9.0

     In addition, the Company participates in several multi-employer pension plans which provide defined benefits to certain of its union employees. The contributions to multi-employer plans for each of the years ended June 30, 1995, 1996 and 1997 were $4. The Company also sponsors defined contribution plans covering substantially all employees. Company contributions to the plans are based on employee contributions or compensation. Contributions under such plans totaled $3, $2, and $1 for the years ended June 30, 1995, 1996, and 1997, respectively.

     The Company provided retirement benefits under various arrangements to substantially all employees in foreign locations who were not covered under the above plans. Generally, benefits under these arrangements were based on years of service and levels of salary. The majority of the Company's foreign plans were commonly referred to as termination indemnities. The plans provided employees with retirement benefits in accordance with programs mandated by the governments of the countries in which such employees worked. The expense and related liabilities associated with these arrangements were recorded by the Company based on established formulas, with funding generally occurring when employees ceased active service.

     The Company sponsors several unfunded defined benefit postretirement plans providing certain medical, dental and life insurance benefits to eligible retired, salaried, non-union hourly and union employees. Benefits, eligibility and cost-sharing provisions vary by plan and employee group.

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

     Net periodic postretirement benefit cost for the fiscal years 1995, 1996 and 1997 included the following components:

                                                                    JUNE 30,
                                                              --------------------
                                                              1995    1996    1997
                                                              ----    ----    ----
Service cost................................................  $ 2     $ 2     $ 1
Interest cost...............................................    9       9       9
Amortization of prior service cost..........................   --      --      (1)
Amortization of actuarial losses (gains)....................   --      (3)     (3)
Curtailment gain............................................   --      (4)     --
                                                              ---     ---     ---
Net periodic postretirement benefit cost....................  $11     $ 4     $ 6
                                                              ===     ===     ===

     The Company amortizes unrecognized gains and losses at the end of the fiscal year over the expected remaining service of active employees. The curtailment gain results from a reduction in personnel in fiscal 1996. The following table sets forth the plans' combined status reconciled with the amount included in the consolidated balance sheet:

                                                                JUNE 30,
                                                              ------------
                                                              1996    1997
                                                              ----    ----
Accumulated postretirement benefit obligation:
  Current retirees..........................................  $ 85    $ 80
  Fully eligible active plan participants...................    16      11
  Other active plan participants............................    18      13
                                                              ----    ----
                                                               119     104
  Unrecognized prior service cost...........................    --      10
  Unrecognized gain.........................................    30      38
                                                              ----    ----
  Accrued postretirement benefit cost.......................  $149    $152
                                                              ====    ====

     For fiscal years 1996 and 1997, the weighted average annual assumed rate of increase in the health care cost trend is 13.33% and 12.42%, respectively, and is assumed to decrease gradually to 6.0% in the year 2004. The health care cost trend rate assumption has a significant effect on the amounts reported. An increase in the assumed health care cost trend by 1% in each year would increase the accumulated postretirement benefit obligation as of June 30, 1997 by $10 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by $1.

     The discount rate used in determining the accumulated postretirement benefit obligation as of June 30, 1997 was 7.75%. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation as of June 30, 1996 was 8.32%.

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

NOTE G -- PROVISION FOR INCOME TAXES

     The provision for income taxes consists of the following:

                                                             YEAR ENDED JUNE 30,
                                                       --------------------------------
                                                       1995       1996          1997
                                                       ----    ----------    ----------
                                                               (RESTATED)    (RESTATED)
Income (loss) before minority interest and taxes:
  Domestic...........................................   $2        $106          $(58)
  Foreign............................................    6          12             1
                                                        --        ----          ----
                                                        $8        $118          $(57)
                                                        ==        ====          ====
Income tax provision (benefit)
  Current:
     Federal.........................................   $--       $  5          $ --
     Foreign and state...............................    1           6            --
                                                        --        ----          ----
     Total current...................................    1          11            --
                                                        --        ----          ----
  Deferred:
     Federal.........................................   --          --            --
     Foreign and state...............................    1          --            --
                                                        --        ----          ----
     Total deferred..................................    1          --            --
                                                        --        ----          ----
                                                        $2        $ 11          $ --
                                                        ==        ====          ====

     Pre-tax income for foreign operations includes income of all operations located outside the United States, some of which are currently subject to U.S. taxing jurisdictions.

     Significant components of the Company's deferred tax assets and liabilities as of June 30, 1996 and 1997 are as follows:

                                                                     YEAR ENDED
                                                                      JUNE 30,
                                                              ------------------------
                                                                 1996          1997
                                                              ----------    ----------
                                                              (RESTATED)    (RESTATED)
Deferred tax assets:
  Post employment benefits..................................     $ 53         $  53
  Pension expense...........................................       24            16
  Workers' compensation.....................................        7             8
  Leases and patents........................................        5             4
  State income taxes........................................       --            14
  Other.....................................................       20            24
  Net operating loss and tax credit carryforward............       16            33
                                                                 ----         -----
     Gross deferred tax assets..............................      125           152
     Valuation allowance....................................      (92)         (122)
                                                                 ----         -----
     Net deferred tax assets................................       33            30
Deferred tax liabilities:
  Depreciation..............................................       30            30
  Other.....................................................        3            --
                                                                 ----         -----
     Gross deferred liabilities.............................       33            30
                                                                 ----         -----
     Net deferred tax asset.................................     $ --         $  --
                                                                 ====         =====

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

     The net change in the valuation allowance for the years ended June 30, 1996 and 1997 was a decrease of $33 and an increase of $30, respectively. The Company believes that, based on a history of tax losses and the related absence of recoverable prior taxes through net operating loss carryback, it is more likely than not that the net operating losses and the deferred tax assets will not be realized. Therefore, a full valuation allowance in the amount of $122 has been recorded.

     The differences between the provision for income taxes and income taxes computed at the statutory U.S. federal income tax rates are explained as follows:

                                                                YEAR ENDED JUNE 30,
                                                                --------------------
                                                                1995    1996    1997
                                                                ----    ----    ----
Income taxes (benefit) computed at the statutory U.S.
  federal income tax rates..................................     $2     $42     $(19)
Taxes on foreign income at rates different than U.S. federal
  income tax rates..........................................     --      (1)      --
State taxes, net of federal benefit.........................     --       3       --
Net operating losses for which no benefit has been
  recognized................................................     --      --       19
Realization of prior years' net operating losses and tax
  credits...................................................     --     (33)      --
                                                                 --     ---     ----
Provision for income taxes..................................     $2     $11     $ --
                                                                 ==     ===     ====

     As of June 30, 1997, the Company had operating loss carryforwards for tax purposes available from domestic operations totaling $84 which will expire between 2008 and 2012.

     Extraordinary losses from refinancing of debt and early debt retirement and the cumulative effect of change in accounting principle did not have any tax effect due to the Company's current tax position.

     The Company made income tax payments of $3, $5 and $4 for the years ended June 30, 1995, 1996 and 1997, respectively.

NOTE H -- COMMITMENTS AND CONTINGENCIES

     The Company leases certain property and equipment and office and plant facilities. At June 30, 1997, the aggregate minimum rental payments required under operating leases that have initial or remaining terms in excess of one year are as follows:

1998........................................................    $14
1999........................................................     13
2000........................................................     12
2001........................................................      9
2002........................................................      6
Thereafter..................................................     41
                                                                ---
                                                                $95
                                                                ===

     Minimum payments have not been reduced by minimum sublease rentals of $7 due through 2016 under noncancelable subleases.

     Rent expense was $32, $28, and $32 for fiscal years ended June 30, 1995, 1996, and 1997, respectively. Rent expense includes contingent rentals on certain equipment based on usage.

     The Company has entered into noncancelable agreements with growers, with terms ranging from two to ten years, to purchase certain quantities of raw products. Total purchases under these agreements were $68,

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

$54, and $114 for the years ended June 30, 1995, 1996, and 1997, respectively. The Company also has commitments to purchase certain finished goods.

     At June 30, 1997, aggregate future payments under such purchase commitments (priced at the June 30, 1997 estimated cost) are estimated as follows:

1998........................................................    $ 68
1999........................................................      56
2000........................................................      44
2001........................................................      33
2002........................................................      26
Thereafter..................................................      60
                                                                ----
                                                                $287
                                                                ====

     In addition, the Company expects to purchase $46 in fiscal 1998 under the supply agreement for pineapple products entered into in conjunction with the sale of the Del Monte Philippines operations (see Note B).

     Effective August 13, 1993, DMC sold its dried fruit and snack operations to Yorkshire Dried Fruits and Nuts, Inc., ("YDFNI"). In connection with this asset sale, DMC entered into certain agreements with YDFNI which, among other things, grant YDFNI the right to use certain Del Monte trademarks. Under these agreements, as a service to, and for the benefit of YDFNI, DMC purchased and resold certain of the former DMC dried fruit and snack products. This resale agreement was terminated by the Company as of June 30, 1997.

     Effective December 21, 1993, DMC sold substantially all of the assets and certain related liabilities of its can manufacturing operations in the United States to Silgan Containers Corporation ("Silgan"). In connection with the sale to Silgan, DMC entered into a ten-year supply agreement under which Silgan, effective immediately after the sale, began supplying substantially all of DMC's metal container requirements for foods and beverages in the United States. Purchases under the agreement in fiscal 1997 amounted to $134. The Company believes the supply agreement provides it with a long-term supply of cans at competitive prices that adjust over time for normal manufacturing cost increases or decreases.

     In May 1992, DMC entered into an exclusive supply agreement (the "Agreement") with Pacific Coast Producers ("PCP"), a canned fruit and tomato processor, to purchase substantially all of PCP's tomato and fruit production commencing July 1, 1992. PCP continued to own and operate its production facilities, as well as purchase raw products via its established grower network. The Agreement was to expire in June 1998 with optional successive five-year extensions. Total payments under the Agreement for the twelve months ended June 30, 1995 were $186.

     The Federal Trade Commission ("FTC") conducted an investigation to determine whether the supply arrangement was in violation of certain U.S. antitrust laws. In January 1995, the Company and PCP agreed to terminate their supply and purchase option agreements in settlement of the FTC investigation. In response to the Company's actions, the FTC issued a final consent order on April 18, 1995. A consent agreement does not constitute an admission of any violation of law. The option and supply agreements were terminated in late fiscal 1995. As a condition of the termination, the Company was required to make a termination payment of $4 to PCP.

     On November 1, 1992, DMC entered into an agreement with Electronic Data Systems Corporation ("EDS") to provide services and administration to the Company in support of its information services functions for all domestic operations. Payments under the terms of the agreement are based on scheduled

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

monthly base charges subject to various adjustments such as system usage and inflation. Total payments for the twelve months ended June 30, 1995, 1996, and 1997 were $16, $16, and $18, respectively. The agreement expires in November 2002 with optional successive one-year extensions.

     At June 30, 1997, base charge payments under the agreement are as follows:

1998........................................................  $14
1999........................................................   14
2000........................................................   13
2001........................................................   13
2002........................................................   13
Thereafter..................................................    6
                                                              ---
                                                              $73
                                                              ===

     Del Monte has a concentration of labor supply in employees working under union collective bargaining agreements, which represent approximately 75% of its hourly and seasonal work force. Of these represented employees, 7% of employees are under agreements that will expire in 1998.

     The Company is defending various claims and legal actions that arise from its normal course of business, including certain environmental actions. While it is not feasible to predict or determine the ultimate outcome of these matters, in the opinion of management none of these actions, individually or in the aggregate, will have a material effect on the Company's results of operations, cash flow, liquidity or financial position.

     On March 25, 1997, the entities that purchased the Company's Mexican subsidiary in October 1996 commenced an action in Texas state court alleging, among other things, that the Company breached the agreement with respect to the purchase because the financial statements of the Mexican subsidiary did not fairly present its financial condition and results of operations in accordance with U.S. generally accepted accounting principles. The purchasers have claimed damages in excess of $10 as a result of these alleged breaches. In connection with this action, $8 of the cash proceeds from the Recapitalization which were payable to shareholders and certain members of senior management of DMFC have been held in escrow and will be applied to fund the Company's costs and expenses in defending the action, with any remaining amounts available to pay up to 80% of any ultimate liability of the Company to the purchasers. Separately, the purchasers claim that they are entitled to receive from the Company as a purchase price adjustment an additional approximately $2 pursuant to provisions of the purchase agreement. The Company does not believe that these claims, in the aggregate, will have a material adverse effect on the Company's financial position or results of operations.

NOTE I -- FOREIGN OPERATIONS AND GEOGRAPHIC DATA

     The Company's earnings have historically been derived in part from foreign operations. As of November 1996, all of these operations had been sold. Transfers between geographic areas have been accounted for as intercompany sales, and transfer prices have been based generally on negotiated contracts.

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

     The following table shows certain financial information relating to the Company's operations in various geographic areas:

                                                              YEAR ENDED JUNE 30,
                                                           --------------------------
                                                            1995      1996      1997
                                                           ------    ------    ------
Net Sales:
  United States..........................................  $1,331    $1,147    $1,203
  Philippines............................................     180       142        --
  Latin America..........................................      65        55        17
  Transfer between geographic areas......................     (49)      (39)       (3)
                                                           ------    ------    ------
          Total net sales................................  $1,527    $1,305    $1,217
                                                           ======    ======    ======
Operating income (loss):
  United States..........................................  $   64    $   65    $   71
  Philippines............................................      11        12        --
  Latin America..........................................       5         5        --
                                                           ------    ------    ------
          Total operating income.........................  $   80    $   82    $   71
                                                           ======    ======    ======
Assets:
  United States..........................................  $  754    $  701    $  667
  Philippines............................................     164        --        --
  Latin America..........................................      42        35        --
                                                           ------    ------    ------
          Total assets...................................  $  960    $  736    $  667
                                                           ======    ======    ======
Liabilities of the Company's operations located in
  foreign countries......................................  $  128    $    7    $   --
                                                           ======    ======    ======

NOTE J -- DEL MONTE CORPORATION

     DMC is directly-owned and wholly-owned by DMFC. In the fiscal years ended June 30, 1996 and 1997, DMC and DMC's subsidiaries accounted for 100% of the consolidated revenues and net earnings of the Company. In the fiscal year ended June 30, 1995, DMC and DMC's subsidiaries accounted for all of the consolidated revenues and net earnings of the Company except for proceeds recorded by DMFC from a $30 letter of credit related to the termination of an Agreement and Plan of Merger (see Note K). As of June 30, 1996 and 1997, the Company's sole asset, other than intercompany receivables from DMC, was the stock of DMC. The Company had no subsidiaries other than DMC and DMC's subsidiaries, and had no direct liabilities other than intercompany payables to DMC. The Company is separately liable under various guarantees of indebtedness of DMC, which guarantees of indebtedness are full and unconditional.

NOTE K -- TERMINATION OF AGREEMENT AND PLAN OF MERGER

     On June 27, 1994 the Company entered into an Agreement and Plan of Merger with Grupo Empacador de Mexico, S.A. de C.V., and CCP Acquisition Company of Maryland, Inc. (the "Purchasers"). The Purchasers were formed by an investor group led by Mr. Carlos Cabal Peniche for the purpose of effecting an acquisition (the "Proposed Acquisition") of the Company. The Agreement and Plan of Merger provided that the Company was entitled to terminate the Agreement and Plan of Merger if the effective date of the Proposed Acquisition failed to occur on or prior to September 19, 1994. The effective date of the Proposed Acquisition did not occur on or prior to such date and, on September 21, 1994, the Company terminated the Agreement and Plan of Merger in accordance with its terms.

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

     Pursuant to the Agreement and Plan of Merger, the Purchasers caused a $30 letter of credit (the "Letter of Credit") to be issued by Banco Union, S.A., a Mexican bank affiliated with Mr. Cabal, and confirmed by Midland Bank plc, New York Branch, in favor of the Company. Under the terms of the Agreement and Plan of Merger, the Company was entitled to draw under the Letter of Credit if the effective date of the Proposed Acquisition failed to occur on or prior to September 19, 1994. Because the Proposed Acquisition did not close by September 19, 1994, on September 20, 1994 the Company drew $30 under the Letter of Credit. This amount, net of $4 of related transaction expenses, is included in "Other (income) expense". The cash was applied to the repayment of indebtedness then outstanding under the Company's revolving credit agreement.

NOTE L -- RELATED PARTY TRANSACTIONS

     In connection with the Recapitalization, the Company entered into a ten-year agreement dated April 18, 1997 (the "Management Advisory Agreement") with TPG pursuant to which TPG is entitled to receive an annual fee from the Company for management advisory services equal to the greater of $0.5 and 0.05% of the budgeted consolidated net sales of the Company. In addition, the Company has agreed to indemnify TPG, its affiliates and shareholders, and their respective directors, officers, agents, employees and affiliates from and against fees and expenses, arising out of or in connection with the services rendered by TPG thereunder. The Management Advisory Agreement makes available the resources of TPG concerning a variety of financial and operational matters including advice and assistance in reviewing the Company's business plans and its results of operations and in evaluating possible strategic acquisitions, as well as providing investment banking services in identifying and arranging sources of financing. The services that will be provided by TPG cannot otherwise be obtained by the Company without the addition of personnel or the engagement of outside professional advisors. In management's opinion, the fees provided for under the Management Advisory Agreement reasonably reflect the benefits to be received by the Company and are comparable to those obtainable in an arm's-length transaction with an unaffiliated third party.

     In connection with the Recapitalization, the Company also entered into an agreement dated April 18, 1997 (the "Transaction Advisory Agreement") with TPG pursuant to which TPG received a cash financial advisory fee of approximately $8.4 million upon the closing of the Recapitalization as compensation for its services as financial advisor for the Recapitalization. TPG also is entitled to receive fees up to 1.5% of the "transaction value" for each subsequent transaction in which the Company is involved, which may include acquisitions, refinancings and recapitalizations. The term "transaction value" means the total value of any subsequent transaction, including, without limitation, the aggregate amount of the funds required to complete the subsequent transaction (excluding any fees payable pursuant to the Transaction Advisory Agreement and fees, if any paid to any other person or entity for financial advisory, investment banking, brokerage or any other similar services rendered in connection with such transaction) including the amount of indebtedness, preferred stock or similar items assumed (or remaining outstanding). In management's opinion, the fees provided for under the Transaction Advisory Agreement reasonably reflect the benefits to be received by the Company and are comparable to those obtainable in an arm's-length transaction with an unaffiliated third party.


NOTE M -- SUBSEQUENT EVENT (UNAUDITED)



     In connection with the Company's proposed public offering of shares of its Common Stock, the Company plans to declare a 191.542-for-one stock split of all of the Company's outstanding shares of Common Stock prior to the Offering.


NOTE N -- RESTATEMENT OF FINANCIAL INFORMATION

     The Company has restated its financial statements for the years ended June 30, 1996 and 1997. This action was taken following consultation with the staff of the Securities and Exchange Commission regarding

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

the deferral of $16 of gain resulting from the sale of the Company's 50.1% interest in Del Monte Philippines in March 1996 (see Note B). The Company had allocated $16 of the $100 proceeds from the sale to the supply agreement the Company executed in conjunction with the sale. The deferred gain of $16 was being recognized by the Company over the eight-year term of the supply agreement. After discussions with the staff of the Securities and Exchange Commission, the Company has recognized the $16 gain at the time of the sale.

     The fiscal 1996 financial statements have been restated to include the $16 gain and the fiscal 1997 financial statements have been restated to reverse the recognition of $2 of the deferred gain. The impact of these adjustments on the Company's financial results as originally reported is summarized as follows:


                                                           1996                        1997
                                                 -------------------------   -------------------------
                                                 AS REPORTED   AS RESTATED   AS REPORTED   AS RESTATED
                                                 -----------   -----------   -----------   -----------
Net income (loss) before extraordinary item....    $   105       $   121      $    (14)     $    (16)
Net income (loss)..............................         88           104           (56)          (58)
Net income (loss) attributable to common
  shares.......................................          6            22          (126)         (128)
Net income (loss) per common share.............      14.87         55.71       (390.82)      (397.02)

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Del Monte Foods Company

     We have audited the accompanying consolidated balance sheet of Del Monte Foods Company and subsidiaries as of June 30, 1996, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended June 30, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Del Monte Foods Company and subsidiaries at June 30, 1996, and the consolidated results of their operations and their cash flows for the years ended June 30, 1996 and 1995 in conformity with generally accepted accounting principles.

     In the fiscal year ended June 30, 1996, Del Monte Foods Company changed its method of accounting for impairment of long-lived assets and for long-lived assets to be disposed of.

                                          Ernst & Young LLP

San Francisco, California
August 29, 1996, except for Note N, as to which the date is

June 29, 1998

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Del Monte Foods Company

     We have audited the accompanying consolidated balance sheet of Del Monte Foods Company and subsidiaries as of March 31, 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the nine-month period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Del Monte Foods Company and subsidiaries as of March 31, 1998 and the consolidated results of their operations and their cash flows for the nine-month period then ended in conformity with generally accepted accounting principles.


                                          KPMG Peat Marwick LLP


San Francisco, California
May 1, 1998, except for Note O,
as to which the date is June 29,

1998

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)


                                     ASSETS



                                                                        MARCH 31,
                                                                -------------------------
                                                                   1997           1998
                                                                -----------    ----------
                                                                (RESTATED)     (RESTATED)
                                                                (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................       $   6         $    4
  Restricted cash...........................................           2             --
  Trade accounts receivable, net of allowance...............          84            104
  Other receivables.........................................           3              5
  Inventories...............................................         381            467
  Prepaid expenses and other current assets.................           4             10
                                                                   -----         ------
          Total current assets..............................         480            590
Property, plant and equipment, net..........................         229            298
Intangibles.................................................                         16
Other assets................................................          30             24
                                                                   -----         ------
          Total assets......................................       $ 739         $  928
                                                                   =====         ======
              LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued expenses.....................       $ 236         $  278
  Short-term borrowings.....................................          42             68
  Current portion of long-term debt.........................          16             24
                                                                   -----         ------
          Total current liabilities.........................         294            370
Long-term debt..............................................         252            678
Other noncurrent liabilities................................         221            202
Redeemable common stock ($.01 par value per share, 1,650,000 shares authorized; issued and outstanding: 159,386 at
  March 31, 1997)...........................................           2             --
Redeemable preferred stock ($.01 par value per share,
  32,493,000 shares authorized; issued and outstanding:
  18,327,449 at March 31, 1997; aggregate liquidation
  preference: $649).........................................         213             --
Redeemable preferred stock ($.01 par value per share,
  1,000,000 shares authorized; issued and outstanding 37,253 at March 31, 1998; aggregate liquidation preference
  $40)......................................................          --             32
Stockholders' equity (deficit):
  Common stock ($.01 par value per share, 1,700,000 shares
     authorized;
     issued and outstanding: 223,468 at March 31, 1997).....          --             --
  Common stock ($.01 par value per share, 1,000,000 shares
     authorized;
     issued and outstanding: 182,431 at March 31, 1998).....          --             --
  Paid-in capital...........................................           3            173
  Retained earnings (deficit)...............................        (246)          (527)
                                                                   -----         ------
          Total stockholders' equity (deficit)..............        (243)          (354)
                                                                   -----         ------
          Total liabilities and stockholders' equity........       $ 739         $  928
                                                                   =====         ======


                See Notes to Consolidated Financial Statements.

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)


                                                                     NINE MONTHS ENDED
                                                                         MARCH 31,
                                                                ---------------------------
                                                                    1997            1998
                                                                -------------    ----------
                                                                 (RESTATED)      (RESTATED)
                                                                 (UNAUDITED)
Net sales...................................................      $    936        $   968
Cost of products sold.......................................           634            655
                                                                  --------        -------
     Gross profit...........................................           302            313
Selling, advertising, administrative and general expense....           235            249
Acquisition expenses........................................            --              7
                                                                  --------        -------
     Operating income.......................................            67             57
Interest expense............................................            37             58
Loss on sale of divested assets.............................             5             --
Other income................................................            --             (1)
                                                                  --------        -------
     Income before income taxes and extraordinary item......            25             --
Provision for income taxes..................................             2             --
                                                                  --------        -------
     Income before extraordinary item.......................            23             --
Extraordinary loss from early debt retirement...............             4             --
                                                                  --------        -------
     Net income.............................................      $     19        $    --
                                                                  ========        =======
Net loss attributable to common shares......................      $    (51)       $    (4)
                                                                  ========        =======
Weighted average number of shares outstanding...............       382,854        158,658
                                                                  ========        =======
  Loss per common share:
     Loss before extraordinary item.........................      $(122.58)       $(22.64)
     Extraordinary loss from early debt retirement..........         (9.77)            --
                                                                  --------        -------
          Net loss per common share.........................      $(132.35)       $(22.64)
                                                                  ========        =======


                See Notes to Consolidated Financial Statements.

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)


                                                                   NOTES                       TOTAL
                                                                 RECEIVABLE    RETAINED    STOCKHOLDERS'
                                   COMMON    COMMON   PAID-IN       FROM       EARNINGS       EQUITY
                                   SHARES    STOCK    CAPITAL   STOCKHOLDERS   (DEFICIT)     (DEFICIT)
                                   -------   ------   -------   ------------   ---------   -------------
Balance at June 30, 1997 (as
  restated).....................   140,000      --      129           --          (527)         (398)
Issuance of shares..............    42,431      --       44           --            --            44
Net income (as restated)........        --      --       --           --            --            --
                                   -------    ----     ----         ----         -----         -----
Balance at March 31, 1998 (as
  restated).....................   182,431    $ --     $173         $ --         $(527)        $(354)
                                   =======    ====     ====         ====         =====         =====


                See Notes to Consolidated Financial Statements.

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)


                                                                    NINE MONTHS ENDED
                                                                        MARCH 31,
                                                                -------------------------
                                                                   1997           1998
                                                                -----------    ----------
                                                                (RESTATED)     (RESTATED)
                                                                (UNAUDITED)
Operating activities:
  Net income................................................       $  19         $  --
  Adjustments to reconcile net income to net cash flows:
     Extraordinary loss from early debt retirement..........           4            --
     Loss on sale of divested assets........................           5            --
     Loss (gain) on sales of assets.........................          --             1
     Depreciation and amortization..........................          22            23
     Other..................................................          --             2
     Changes in operating assets and liabilities net of
      effect of acquisition:
       Accounts receivable..................................           7           (40)
       Inventories..........................................         (90)          (24)
       Prepaid expenses and other current assets............           7             3
       Other assets.........................................          --            (1)
       Accounts payable and accrued expenses................          44            46
       Other non-current liabilities........................           8            (1)
                                                                   -----         -----
       Net cash provided by operating activities............          26             9
Investing activities:
     Capital expenditures...................................         (12)          (15)
     Proceeds from sales of assets..........................           1             5
     Proceeds from sales of divested assets.................          50            --
     Acquisition of business................................          --          (195)
                                                                   -----         -----
       Net cash provided by (used in) investing
        activities..........................................          39          (205)
Financing activities:
     Short-term borrowings..................................         929           261
     Payment on short-term borrowings.......................        (930)         (275)
     Proceeds from long-term borrowings.....................          55           176
     Principal payments on long-term debt...................        (140)           (2)
     Deferred debt issuance costs...........................          (7)           (7)
     Issuance of common and preferred stock.................          --            42
     Specific Proceeds Collateral Account...................          28            --
                                                                   -----         -----
       Net cash provided by (used in) financing
        activities..........................................         (65)          195
       Net change in cash and cash equivalents..............          --            (1)
Cash and cash equivalents at beginning of period............           6             5
                                                                   -----         -----
       Cash and cash equivalents at end of period...........       $   6         $   4
                                                                   =====         =====


                See Notes to Consolidated Financial Statements.

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1998
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES

     Business: Del Monte Foods Company ("DMFC") and its wholly owned subsidiary, Del Monte Corporation ("DMC"), (DMFC together with DMC, the "Company") operates in one business segment: the manufacturing and marketing of processed foods, primarily canned vegetables, fruits and tomato products. The Company primarily sells its products under the Del Monte brand to a variety of food retailers, supermarkets and mass merchandising stores. The Company holds the rights to the Del Monte brand in the United States. The Company reports its financial results on a July 1 to June 30 fiscal year basis.

     During fiscal 1998, the Company acquired certain of Contadina's canned processed tomato product lines from Nestle USA, Inc. and Contadina Services, Inc. (see Note B). Contadina operates in one business segment which manufactures and markets branded, private label, industrial and foodservice processed tomato products from manufacturing facilities in Hanford, California and Woodland, California. Contadina's products are distributed throughout the United States. The acquisition was accounted for using the purchase method of accounting.

     Basis of Accounting: Pursuant to the Agreement and Plan of Merger, dated February 21, 1997, and amended and restated as of April 14, 1997 (the "Merger Agreement"), entered into among TPG Partners, L.P., a Delaware partnership ("TPG"), TPG Shield Acquisition Corporation, a Maryland corporation ("Shield"), and DMFC, Shield merged with and into DMFC (the "Merger"), with DMFC being the surviving corporation. By virtue of the Merger, shares of DMFC's preferred stock having an implied value of approximately $14 held by certain of DMFC's stockholders, who remained investors, were canceled and were converted into the right to receive common stock of the surviving corporation. All other shares of DMFC stock were canceled and were converted into the right to receive cash consideration as set forth in the Merger Agreement. In the Merger, the common stock and preferred stock of Shield was converted into shares of new DMFC common stock and preferred stock, respectively. The Merger was accounted for as a leveraged recapitalization for accounting purposes (the "Recapitalization"); accordingly, all assets and liabilities continue to be stated at historical cost.

     Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Use of Estimates: Certain amounts reported in the consolidated financial statements are based on management estimates. The ultimate resolution of these items may differ from those estimates.

     Cash Equivalents: The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

     Inventories: Inventories are stated at the lower of cost or market. The cost of substantially all inventories is determined using the LIFO method. The Company has established various LIFO pools that have measurement dates coinciding with the natural business cycles of the Company's major inventory items.

     Inflation has had a minimal impact on production costs since the Company adopted the LIFO method as of July 1, 1991. Accordingly, there is no significant difference between LIFO inventory costs and current costs.

     Property, Plant and Equipment and Depreciation: Property, plant and equipment are stated at cost and depreciated over their estimated useful lives, principally by the straight-line method. Maintenance and repairs are expensed as incurred. Significant expenditures that increase useful lives are capitalized.

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

     The principal estimated useful lives are: land improvements -- 10 to 30 years; building and leasehold improvements -- 10 to 30 years; machinery and equipment -- 7 to 15 years. Depreciation of plant and equipment and leasehold amortization was $20 for the nine-month period ended March 31, 1998.

     Intangibles: Intangibles consists of tradenames and trademarks, and are carried at cost less accumulated amortization which is calculated on a straight-line basis over the estimated useful life of the asset, not to exceed 40 years.

     Revenue Recognition: Revenue from sales of products is recognized upon shipment of product, at which time title passes to the customer. Customers generally do not have the right to return product unless damaged or defective.

     Cost of Products Sold: Cost of products sold includes raw material, labor and overhead.

     Advertising Expenses: The Company expenses all costs associated with advertising as incurred or when the advertising takes place. Advertising expense was $1 for the nine months ended March 31, 1998.

     Research and Development: Research and development costs are included as a component of "Selling, advertising, administrative and general expense." Research and development costs charged to operations were $4 for the nine-month period ended March 31, 1998.

     Interest Rate Contracts: To manage interest rate exposure, the Company uses interest-rate swap agreements. These agreements involve the receipt of fixed rate amounts in exchange for floating rate interest payments over the life of the agreement without an exchange of the underlying principal amount. The differential to be paid or received is accrued as interest rates change and recognized as an adjustment to interest expense related to the debt. The related amount payable to or receivable from counterparties is included in other liabilities or assets.

     Fair Value of Financial Instruments: The carrying amount of certain of the Company's financial instruments, including accounts receivable, accounts payable, and accrued expenses, approximates fair value due to the relatively short maturity of such instruments.

     The carrying amounts of the Company's borrowings under its short-term revolving credit agreement and long-term debt instruments, excluding the Senior Subordinated Notes and the Senior Discount Notes, approximate their fair value. At March 31, 1998, the fair value of the Senior Subordinated Notes was $170 and of the Senior Discount Notes was $153, as estimated based on quoted market prices from dealers.

     The fair value of the interest rate swap agreements at March 31, 1998 was $(3). The fair value of interest rate swap agreements are the estimated amounts that the Company would receive or pay to terminate the agreements at the reporting date, taking into account current interest rates and the current credit worthiness of the counterparties.

     Net Income (Loss) per Common Share: The Company has adopted the provisions of Statement of Financial Accounting Standards No. 128. Net income (loss) per common share is computed by dividing net income (loss) attributable to common shares by the weighted average number of common and redeemable common shares outstanding during the period. Net income (loss) attributable to common shares is computed as net income (loss) reduced by the cash and in-kind dividends for the period on redeemable preferred stock.

     Stock Option Plan: The Company accounts for its stock-based employee compensation for stock options using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. Accordingly, compensation cost is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the price the employee must pay to acquire the stock.

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

NOTE B -- ACQUISITION

     On December 19, 1997, the Company acquired the Contadina canned tomato business, including the Contadina trademark worldwide, capital assets and inventory (the "Contadina Acquisition") from Nestle USA, Inc. ("Nestle") and Contadina Services, Inc. for a total purchase price of $197, comprised of a base price of $177 and an estimated net working capital adjustment of $20. The consideration was paid solely in cash. The purchase price was subject to adjustment based on the final calculation of net working capital as of the closing date. Nestle provided its calculation of the net working capital which resulted in a payment to the Company of $2, and therefore a reduction in the purchase price to a total of $195. The Contadina Acquisition also included the assumption of certain liabilities of approximately $5, consisting primarily of liabilities in respect of reusable packaging materials, employee benefits and product claims. In connection with the Contadina Acquisition, approximately $7 of acquisition-related expenses were incurred.

     The Contadina Acquisition was accounted for using the purchase method of accounting. The allocation of purchase price to the assets acquired and liabilities assumed has been made using estimated fair values which include values based on independent appraisals and management estimates. These estimates may be subject to adjustment to actual amounts, primarily in the area of accrued liabilities. Any subsequent adjustments are expected to occur by fiscal year end and are not expected to be material. Allocation of the $195 purchase price is as follows: inventory $95, prepaid expenses $5, property, plant and equipment $84, intangibles $16 and accrued liabilities $5.

     Results of operations of the Contadina Acquisition are included in the Consolidated Statement of Operations for March 31, 1998 since the acquisition date. The following unaudited pro forma information has been prepared assuming the Contadina Acquisition had taken place on July 1, 1996:


                                                      NINE MONTHS ENDED
                                                          MARCH 31,
                                                     --------------------
                                                       1997        1998
                                                     --------    --------
Net sales........................................    $  1,064    $  1,060
Operating income.................................          64          53
Net income (loss) before extraordinary item......           4         (16)
Net income (loss)................................    $     --    $    (16)
                                                     ========    ========
Net loss attributable to common shares...........    $    (70)   $    (20)
                                                     ========    ========
Loss per share...................................    $(182.45)   $(110.09)
                                                     ========    ========


     These pro forma results have been prepared for comparative purposes only and do not purport to represent what the Company's results of operations actually would have been if the Contadina Acquisition had occurred as of the date indicated.

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

NOTE C -- SUPPLEMENTAL BALANCE SHEET INFORMATION


                                                                        MARCH 31,
                                                                -------------------------
                                                                   1997           1998
                                                                -----------    ----------
                                                                (RESTATED)     (RESTATED)
                                                                (UNAUDITED)
Trade Accounts Receivable:
  Trade.....................................................       $ 85           $105
  Allowance for doubtful accounts...........................         (1)            (1)
                                                                   ----           ----
          Total trade accounts receivable...................       $ 84           $104
                                                                   ====           ====
Inventories:
  Finished product..........................................       $317           $390
  Raw materials and supplies................................          6             12
  Other, principally packaging material.....................         58             65
                                                                   ----           ----
          Total inventories.................................       $381           $467
                                                                   ====           ====
Property, Plant and Equipment:
  Land and land improvements................................       $ 43           $ 41
  Buildings and leasehold improvements......................         94            106
  Machinery and equipment...................................        230            304
  Construction in progress..................................         11             15
                                                                   ----           ----
                                                                    378            466
  Accumulated depreciation..................................       (149)          (168)
                                                                   ----           ----
          Property, plant and equipment, net................       $229           $298
                                                                   ====           ====
Intangible Assets:
  Trademark.................................................       $ --           $ 16
  Accumulated amortization..................................         --             --
                                                                   ----           ----
          Intangible assets, net............................       $ --           $ 16
                                                                   ====           ====
Other Assets:
  Deferred debt issue costs.................................       $ 26           $ 26
  Other.....................................................         11             --
                                                                   ----           ----
                                                                     37             26
  Accumulated amortization..................................          7              2
                                                                   ----           ----
          Total other assets................................       $ 30           $ 24
                                                                   ====           ====
Accounts Payable and Accrued Expenses:
  Accounts payable--trade...................................       $ 58           $ 67
  Marketing and advertising.................................         71             84
  Payroll and employee benefits.............................         17             18
  Current portion of accrued pension liability..............         13             12
  Current portion of other noncurrent liabilities...........         22             15
  Accrued production costs..................................         31             34
  Other.....................................................         24             48
                                                                   ----           ----
          Total accounts payable and accrued expenses.......       $236           $278
                                                                   ====           ====
Other Noncurrent Liabilities:
  Accrued postretirement benefits...........................       $142           $144
  Accrued pension liability.................................         40             18
  Self-insurance liabilities................................         16              8
  Other.....................................................         23             32
                                                                   ----           ----
          Total other noncurrent liabilities................       $221           $202
                                                                   ====           ====

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

NOTE D -- SHORT-TERM BORROWINGS AND LONG-TERM DEBT

     Short-term borrowings under the revolving credit agreement at March 31, 1998 were $68. Unused amounts under the revolving credit agreement at March 31, 1998 totaled $282.

     In conjunction with the Contadina Acquisition, the Company issued $230 of 12 1/2% senior discount notes ("DMFC Notes") and received proceeds of $126. The DMFC Notes accrue interest on each June 15 and December 15, which will be accreted through December 15, 2002, after which time interest is to be paid in cash until maturity. The DMFC Notes mature on December 15, 2007. These DMFC Notes are redeemable in whole or in part at the option of the Company on or after December 15, 2002 at a price that initially is 106.250% of par and that decreases to par, if redeemed on December 15, 2005 or thereafter. On or prior to December 15, 2000, the Company may, at its option, redeem up to 35% of the aggregate principal amount at maturity of the DMFC Notes with the net cash proceeds of one or more public equity offerings, at a redemption price of 112.50% of the accreted value to the date of redemption. The DMFC Notes were issued with registration rights requiring the Company (i) to file, within 75 days of the consummation of the Contadina Acquisition, a registration statement under the Securities Act of 1933, as amended, to exchange the DMFC Notes for new registered notes with terms substantially identical to the initial notes and,
(ii) to use its best efforts to effect that registration within 150 days after the consummation of the Contadina Acquisition. A registration statement was filed to this effect on March 4, 1998. If the Company does not comply with its obligations under the Registration Rights Agreement, the Company will be required to pay an additional 0.5% interest on the accreted value of the DMFC Notes. In connection with the financing related to the Contadina Acquisition, $7 of deferred debt issuance costs were capitalized.

     On April 18, 1997, the Company completed the Recapitalization transaction in which $301 of proceeds from the transaction were used to repay the outstanding balances of the then-existing $400 revolving credit facility, term loan, and Senior Subordinated Guaranteed Pay-in-Kind Notes. Concurrent with the Recapitalization, the Company entered into a credit agreement with respect to the Term Loan Facility (the "Term Loan") and the Revolving Credit Facility (the "Revolver"). The Term Loan provides for term loans in the aggregate amount of $380, consisting of Term Loan A of $200 and Term Loan B of $180. The Revolver provides for revolving loans in an aggregate amount of up to $350, including a $70 Letter of Credit subfacility. The Revolving Credit Facility will expire in fiscal 2003, Term Loan A will mature in fiscal 2003, and Term Loan B will mature in fiscal 2005. In connection with the Contadina Acquisition, the Company amended its bank financing agreements and related debt covenants to permit additional funding under the existing Term B loan which was drawn in an amount of $50. Amortization of the additional Term B loan amount is incremental to the scheduled amortization of the existing Term B loan. Such additional amortization will begin on a quarterly basis in the second quarter of fiscal 1999. In conjunction with the Recapitalization, $19 of debt issue costs were capitalized. Deferred debt issuance costs are amortized on a straight-line basis over the life of the related debt issuance.

     The interest rates applicable to amounts outstanding under Term Loan A and the Revolving Credit Facility are, at the Company's option, either (i) the base rate (the higher of 0.50% above the Federal Funds Rate or the bank's reference rate) plus 1.00% or (ii) the reserve adjusted offshore rate plus 2.00% (7.8750% at March 31, 1998). Interest rates on Term Loan B are, at the Company's option, either (i) the base rate plus 2.00% or (ii) the offshore rate plus 3.00% (8.6875% at March 31, 1998).

     The Company is required to pay the lenders under the Revolving Credit Facility a commitment fee of 0.425% on the unused portion of such facility. The Company is also required to pay the lenders under the Revolving Credit Facility letter of credit fees of 1.50% per year for commercial letters of credit and 2.00% per year for all other letters of credit, as well as an additional fee in the amount of 0.25% per year to the bank issuing such letters of credit. At March 31, 1998, a balance of $26 was outstanding on these letters of credit.

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

     In addition, on April 18, 1997, the Company issued senior subordinated notes (the "DMC Notes") with an aggregate principal amount of $150 and received gross proceeds of $147. The DMC Notes accrue interest at 12.25% per year, payable semiannually in cash on each April 15 and October 15. The DMC Notes are guaranteed by DMFC and mature on April 15, 2007. The DMC Notes are redeemable at the option of the Company on or after April 15, 2002 at a premium to par that initially is 106.313% and that decreases to par on April 15, 2006 and thereafter. On or prior to April 15, 2000, the Company, at its option, may redeem up to 35% of the aggregate principal amount of notes originally issued with the net cash proceeds of one or more public equity offerings at a redemption price equal to 112.625% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption; provided that at least 65% of the aggregate principal amount of notes originally issued remains outstanding immediately after any such redemption.

     Long-term debt consists of the following:

                                                             MARCH 31,
                                                           1997        1998
                                                        -----------    ----
                                                        (UNAUDITED)
Term Loan...........................................       $112        $429
Subordinated Debt...................................        155          --
Senior Subordinated Notes...........................         --         147
Senior Discount Notes...............................         --         126
Other...............................................          1          --
                                                           ----        ----
                                                            268         702
Less current portion................................         16          24
                                                           ----        ----
                                                           $252        $678
                                                           ====        ====

     At March 31, 1998, scheduled maturities of long-term debt in each of the next five fiscal years and thereafter will be as follows:

4(th) Quarter 1998..........................................    $  1
1999........................................................      32
2000........................................................      37
2001........................................................      42
2002........................................................      47
2003........................................................      52
Thereafter..................................................     598
                                                                ----
                                                                 809
Less discount on notes......................................     107
                                                                ----
                                                                $702
                                                                ====

     The Term Loan and Revolver are collateralized by security interests in certain of the Company's assets. At March 31, 1998, total assets that are not pledged to secure debt are less than 10% of the Company's total consolidated assets. At March 31, 1998, assets totaling $875 were pledged as collateral for approximately $497 of short-term borrowings and long-term debt.

     The DMC Notes, DMFC Notes, Term Loan and Revolver (collectively the "Debt") agreements contain restrictive covenants with which the Company must comply. These restrictive covenants, in some circumstances, limit the incurrence of additional indebtedness, payment of dividends, transactions with affiliates, asset sales, mergers, acquisitions, prepayment of other indebtedness, liens and encumbrances. In addition, the

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

Company is required to meet certain financial tests, including minimum levels of consolidated EBITDA (as defined in the credit agreement), minimum fixed charge coverage, minimum adjusted net worth and maximum leverage ratios. The Company is in compliance with all of the Debt covenants at March 31, 1998.

     The Company made cash interest payments of $48 for the nine months ended March 31, 1998.

     As required by the Company's Debt agreements, the Company has entered into interest rate swap agreements which effectively converts $235 notional principal amount of floating rate debt to a fixed rate basis for a three-year period beginning May 22, 1997, thus reducing the impact of interest rate changes on future income. The Company paid a fixed rate of 6.3750% and received a weighted average rate of 5.6875%. The incremental effect on interest expense for the nine months ended March 31, 1998 was approximately $1. The agreements also include a provision establishing the rate the Company will pay as 7.50% if the three-month LIBOR rate sets at or above 7.50% during the term of the agreements. The Company will continue paying 7.50% until the three-month LIBOR again sets below 7.50% at which time the fixed rate of 6.375% will again become effective. The Company is exposed to credit loss in the event of nonperformance by the other parties to the interest rate swap agreements. However, the Company does not anticipate nonperformance by the counterparties.

NOTE E -- STOCKHOLDERS' EQUITY AND REDEEMABLE STOCK

     On February 21, 1997, Del Monte Foods Company entered into a recapitalization agreement and plan of merger, which was amended and restated as of April 14, 1997, with affiliates of Texas Pacific Group. Under this agreement, Shield, a corporation affiliated with TPG, was to be merged with and into DMFC, with DMFC being the surviving corporation. The Merger became effective on April 18, 1997. By virtue of the Merger, shares of DMFC's outstanding preferred stock having a value implied by the Merger consideration of approximately $14, held by certain of DMFC's pre-recapitalization stockholders who remained investors pursuant to the Recapitalization, were canceled, and were converted into the right to receive new DMFC common stock. All other shares of DMFC stock were canceled and were converted into the right to receive cash consideration, as set forth in the Merger Agreement. In the Merger, the common and preferred stock of Shield were converted into new shares of common stock and preferred stock, respectively, of DMFC.


     Immediately following the consummation of the Recapitalization, the charter of DMFC authorized DMFC to issue capital stock consisting of new common stock (the "Common Stock"), $.01 par value, and 1,000,000 shares of new preferred stock (the "Preferred Stock"), $.01 par value. The Company issued and had outstanding 140,000 shares of Common Stock, and 35,000 shares of Preferred Stock. TPG and certain of its affiliates or partners held 109,248 shares of DMFC's Common Stock, continuing shareholders of DMFC held 14,252 shares of such stock, and other investors held 16,500 shares. TPG and certain of its affiliates held 17,500 outstanding shares of Series A Preferred Stock, and TCW Capital Investment Corporation held 17,500 outstanding shares of Series B Preferred Stock.


     The Preferred Stock accumulates dividends at the annual rate of 14% of the liquidation value, payable quarterly. These dividends are payable in cash or additional shares of Preferred Stock, at the option of the Company, subject to availability of funds and the terms of its loan agreements, or through a corresponding increase in the liquidation value of such stock. The Preferred Stock had an initial liquidation preference of $1,000 per share and may be redeemed at the option of the Company at a redemption price equal to the liquidation preference plus accumulated and unpaid dividends (the "Redemption Price"). The Company is required to redeem all outstanding shares of Preferred Stock on or prior to April 17, 2008 at the Redemption Price, or upon a change of control of the Company at 101% of the Redemption Price. The initial purchasers of Preferred Stock for consideration of $35 received 35,000 shares of Preferred Stock and warrants to purchase, at a nominal exercise price, shares of DMFC Common Stock representing 2% of the then-outstanding shares

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

of DMFC Common Stock. A value of $3 was placed on the warrants, and such amount is reflected as paid-in-capital within stockholders' equity. The remaining $32 is reflected as redeemable preferred stock.

     The two series of preferred stock had no voting rights except the right to elect one director to the Board for each series, resulting in the authorized number of directors to be increased, in cases where dividends are in arrears for six quarters or shares have not been redeemed within ten days of a redemption date.

     On October 13, 1997, the Company authorized a new series of cumulative redeemable preferred stock, Series C, and authorized issuance of shares of such new series of preferred stock in exchange for all of the issued and outstanding shares of cumulative redeemable preferred stock, Series A and B, held by preferred stock shareholders. The Series A and Series B preferred stock were retired upon completion of this exchange.

     The terms of the Series C preferred stock are substantially identical to those of the Series A and B stock with the exception of a call premium and right of holders to require redemption upon a change in control. The Series C preferred stock will be redeemable at the option of the Company at a redemption price ranging from 103% of the liquidation preference, if redeemed prior to October 1998, to 100% of the liquidation preference, if redeemed after October 2000. The Series A and B preferred stock was redeemable by the Company at par. In the event of a change of control of the Company, the holders of the Series C preferred stock will have the right to require the Company to repurchase shares of such stock at 101% of the liquidation preference. Under the terms of the Series A and B preferred stock, shares of such stock were mandatorily redeemable (i.e., the holder did not have the option of continuing to hold such shares) at 101% of the liquidation preference.

     On January 16, 1998, TPG and certain of its affiliates sold approximately 93% of their preferred stock holdings to unaffiliated investors.

     Dividends paid on redeemable preferred stock were $4 for the nine months ended March 31, 1998 consisting of $1 of additional shares issued and $3 of accretion of liquidation value.

NOTE F -- EARNINGS PER SHARE

     The following table set forth the computation of basic and diluted earnings per share:


                                                          MARCH 31,
                                                  --------------------------
                                                     1997           1998
                                                  -----------    -----------
                                                  (UNAUDITED)
Numerator:
  Income before extraordinary item............     $     23      $        --
  Preferred stock dividends...................          (70)              (4)
                                                   --------      -----------
  Numerator for basic and diluted earnings per
     share -- loss attributable to common
     stock before extraordinary item..........     $    (47)     $        (4)
                                                   ========      ===========
Denominator:
  Denominator for basic and diluted earnings
     per share -- weighted-average shares.....      382,854          158,658
                                                   ========      ===========
Basic and diluted loss per common share before
  extraordinary item..........................     $(122.58)     $    (22.64)
                                                   ========      ===========



     Since the effect of inclusion of potentially dilutive securities in the denominator of the diluted loss per share was antidilutive, 2,857 warrants and 4,046 weighted average options were excluded from the computation for the period ended March 31, 1998.

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

NOTE G -- STOCK PLANS

STOCK OPTION INCENTIVE PLAN

     On August 4, 1997, the Company adopted the 1997 Stock Incentive Plan (amended November 4, 1997) which allows the granting of options to certain key employees. Options may be granted to participants for up to 1,784,980 shares of the Company's common stock. Options may be granted as incentive stock options or as non-qualified options for purposes of the Internal Revenue Code. Options terminate ten years from the date of grant. Two different vesting schedules have been approved under the 1997 Stock Incentive plan. The first provides for annual vesting on a proportionate basis over five years and the second provides for monthly vesting on a proportionate basis over four years. In addition, on February 24, 1998, the Company adopted the Del Monte Foods Company Non-Employee Director and Independent Contractor 1997 Stock Option Plan. Under the plan, 148,828 options were granted. These options terminate 10 years from the date of grant and vest monthly on a proportionate basis over four years.


                                                               WEIGHTED AVERAGE
                                                                   EXERCISE
OPTION SHARES                                                  PRICE PER SHARE     NUMBER OF SHARES
-------------                                                  ----------------    ----------------
Outstanding at July 1, 1997................................             --                  --
Granted....................................................         $1,000               9,843
Canceled...................................................         $1,000                 242
Exercised..................................................             --                  --
Outstanding at March 31, 1998..............................         $1,000               9,601
Exercisable at March 31, 1998..............................         $1,000               1,382
Available for grant at March 31, 1998......................         $1,000                 495


     The weighted-average remaining contractual life for the above options is
9.1 years.

     The Company accounts for its stock option plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations, under which no compensation cost for stock options is recognized for stock option awards granted with an exercise price at or above fair market value.

     Pro forma information regarding net income and earnings per share is required by FASB Statement No. 123, "Accounting for Stock Issued to Employees" ("SFAS 123"), and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0%, expected volatility of 0; risk-free interest rates of 5.74%; and expected lives of 7 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The weighted average fair value per share of options granted during the year was $2.78.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information as calculated in accordance with

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)


SFAS 123, results in a pro forma net income of zero and a pro forma loss per common share of $(25.57) for the nine months ended March 31, 1998.



     The Del Monte Foods Company 1998 Stock Option Plan (the "1998 Stock Option Plan") was approved on April 24, 1998. Under the 1998 Stock Option Plan, grants of incentive and nonqualified stock options ("Options"), stock appreciation rights ("SARs") and stock bonuses (together with Options and SARs, "Awards") representing 16,000 shares of Common Stock may be made to key employees of the Company. The term of any Option or SAR is not to be more than ten years from the date of its grant. No Awards have been made under the 1998 Stock Option Plan.


STOCK PURCHASE PLAN


     Effective August 4, 1997, the Del Monte Foods Company Employee Stock Purchase Plan was established under which certain key employees are eligible to participate. A total of 5,000 shares of common stock of the Company are reserved for issuance under the Employee Stock Purchase Plan. At March 31, 1998, 2,371 shares of the Company's common stock were purchased by and issued to eligible employees. It is anticipated that no future shares will be issued pursuant to this plan.


     Total compensation expense recognized in connection with all stock plans for the nine months ended March 31, 1998 was $2.

NOTE H -- RETIREMENT BENEFITS

     The Company sponsors three non-contributory defined benefit pension plans covering substantially all full-time employees. Plans covering most hourly employees provide pension benefits that are based on the employee's length of service and final average compensation before retirement. Plans covering salaried employees provide for individual accounts which offer lump sum or annuity payment options, with benefits based on accumulated compensation and interest credits made monthly throughout the career of each participant. Assets of the plans consist primarily of equity securities and corporate and government bonds.

     It has been the Company's policy to fund the Company's retirement plans in an amount consistent with the funding requirements of federal law and regulations and not to exceed an amount that would be deductible for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those benefits expected to be earned in the future. Del Monte's defined benefit retirement plans were determined to be underfunded under federal ERISA guidelines. In connection with the Recapitalization, the Company entered into an agreement with the U.S. Pension Benefit Guaranty Corporation dated April 7, 1997 whereby the Company will contribute a total of $55 to its defined benefit pension plans through calendar 2001, with $15 contributed within 30 days after the consummation of the Recapitalization. The contributions to be made in 1999, 2000 and 2001 will be secured by a $20 letter of credit to be obtained by the Company by August 31, 1998.

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

     The following table sets forth the pension plans' funding status and amounts recognized on the Company's balance sheet at March 31, 1998:

Actuarial present value of benefit obligations:
Vested benefit obligation...................................    $(279)
                                                                =====
Accumulated benefit obligation..............................    $(287)
                                                                =====
Projected benefit obligation for services rendered to
  date......................................................    $(294)
Plan assets at fair value...................................      298
                                                                -----
Plan assets in excess of projected benefit obligation.......        4
Unrecognized net actuarial gain.............................      (33)
Unrecognized prior service income...........................       (1)
                                                                -----
Accrued pension cost recognized in the consolidated balance
  sheet.....................................................    $ (30)
                                                                =====

     The components of net periodic pension cost for the nine months ended March 31, 1998 for all defined benefit plans are as follows:

Service cost for benefits earned during period..............    $  2
Interest cost on projected benefit obligation...............      16
Actual return on plan assets................................     (32)
Net amortization and deferral...............................      13
                                                                ----
Net periodic pension cost...................................    $ (1)
                                                                ====

     Significant rate assumptions used in determining net periodic pension cost and related pension obligations at March 31, 1998 are as follows:

Discount rate used in determining projected benefit
  obligation................................................    7.0%
Rate of increase in compensation levels.....................    5.0
Long-term rate of return on assets..........................    9.0

     In addition, the Company participates in several multi-employer pension plans which provide defined benefits to certain of its union employees. The contributions to multi-employer plans for the nine-month period ended March 31, 1998 was $5. The Company also sponsors defined contribution plans covering substantially all employees. Company contributions to the plans are based on employee contributions or compensation. Contributions under such plans totaled $1 for the nine-month period ended March 31, 1998.

     The Company sponsors several unfunded defined benefit postretirement plans providing certain medical, dental and life insurance benefits to eligible retired, salaried, non-union hourly and union employees. Benefits, eligibility and cost-sharing provisions vary by plan and employee group.

     Net periodic postretirement benefit cost for the nine months ended March 31, 1998 included the following components:

Service cost................................................    $ 1
Interest cost...............................................      6
Amortization of prior service cost..........................     (1)
Amortization of actuarial losses (gains)....................     (2)
                                                                ---
Net periodic postretirement benefit cost....................    $ 4
                                                                ===

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

     The Company amortizes unrecognized gains and losses at the end of the fiscal year over the expected remaining service of active employees. The following table sets forth the plans' combined status reconciled with the amount included in the consolidated balance sheet at March 31, 1998:

Accumulated postretirement benefit obligation:
  Current retirees..........................................    $ 86
  Fully eligible active plan participants...................      11
  Other active plan participants............................      15
                                                                ----
                                                                 112
  Unrecognized prior service cost...........................       9
  Unrecognized gain.........................................      31
                                                                ----
  Accrued postretirement benefit cost.......................    $152
                                                                ====

     For the nine months ended March 31, 1998, the weighted average annual assumed rate of increase in the health care cost trend is 12.42%, and is assumed to decrease gradually to 6.0% in the year 2004. The health care cost trend rate assumption has a significant effect on the amounts reported. An increase in the assumed health care cost trend by 1% in each year would increase the accumulated postretirement benefit obligation as of March 31, 1998 by $11 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the period then ended by $1.

     The discount rate used in determining the accumulated postretirement benefit obligation as of March 31, 1998 was 7.00%.

NOTE I -- PROVISION FOR INCOME TAXES

     The provision for income taxes at March 31, 1998 consists of the following:

Income before taxes (restated)..............................    $  --
                                                                =====
Income tax provision(benefit)
  Current:
     Federal................................................    $  --
     State..................................................       --
                                                                -----
  Total current.............................................       --
                                                                -----
  Deferred:
     Federal................................................       --
     State..................................................       --
                                                                -----
  Total deferred............................................       --
                                                                -----
                                                                $  --
                                                                =====

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

     Significant components of the Company's deferred tax assets and liabilities as of March 31, 1998 are as follows (restated):

Deferred tax assets:
  Post employment benefits..................................    $  53
  Pension expense...........................................       14
  Purchase accounting.......................................        7
  Inventory valuation.......................................        8
  Workers' compensation.....................................        4
  Interest expense..........................................        2
  Intangibles...............................................        7
  State income taxes........................................       14
  Other.....................................................       19
  Net operating loss and tax credit carry forward...........       29
                                                                -----
     Gross deferred tax assets..............................      157
     Valuation allowance....................................     (122)
                                                                -----
     Net deferred tax assets................................       35
Deferred tax liabilities:
  Depreciation..............................................       30
  Other.....................................................        5
                                                                -----
     Gross deferred liabilities.............................       35
                                                                -----
     Net deferred tax asset.................................    $  --
                                                                =====

     There has been no net change in the valuation allowance for the nine months ended March 31, 1998. The Company believes that, based on a history of tax losses and related absence of recoverable prior taxes through net operating loss carryback, it is more likely than not that the net operating losses and the deferred tax assets will not be realized. Therefore, a full valuation allowance in the amount of $122 has been recorded.

     The differences between the provision for income taxes and income taxes computed at the statutory U.S. federal income tax rates for the nine months ended March 31, 1998 are explained as follows:

Income taxes (benefit) computed at the statutory U.S.
  federal income tax rates..................................    $ --
State taxes, net of federal benefit.........................      --
Realization of prior years' net operating losses and tax
  credits...................................................      --
                                                                ----
Provision for income taxes..................................    $ --
                                                                ====

     As of March 31, 1998, the Company had operating loss carryforwards for tax purposes available from domestic operations totaling $72 which will expire between 2008 and 2012.

     The Company made no income tax payments for the nine months ended March 31, 1998.

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

NOTE J -- COMMITMENTS AND CONTINGENCIES

     The Company leases certain property and equipment and office and plant facilities. At March 31, 1998, the aggregate minimum rental payments required under operating leases that have initial or remaining terms in excess of one year are as follows:

4th Quarter 1998............................................    $  3
1999........................................................      14
2000........................................................      13
2001........................................................      11
2002........................................................       6
2003........................................................       5
Thereafter..................................................      37
                                                                ----
                                                                $ 89
                                                                ====

     Minimum payments have not been reduced by minimum sublease rentals of $6 due through 2016 under noncancelable subleases. Rent expense was $28 for the nine months ended March 31, 1998. Rent expense includes contingent rentals on certain equipment based on usage.

     The Company has entered into noncancelable agreements with growers, with terms ranging from two to ten years, to purchase certain quantities of raw products. Total purchases under these agreements were $68 for the nine months ended March 31, 1998. The Company also has commitments to purchase certain finished goods.

     At March 31, 1998, aggregate future payments under such purchase commitments (priced at the March 31, 1998 estimated cost) are estimated as follows:

4th Quarter 1998............................................    $  6
1999........................................................      63
2000........................................................      51
2001........................................................      40
2002........................................................      38
2003........................................................      34
Thereafter..................................................      78
                                                                ----
                                                                $310
                                                                ====

     In connection with the sale of the Company's 50.1% interest in Del Monte Philippines, a joint venture operating primarily in the Philippines, on March 29, 1996, the Company signed an eight-year supply agreement whereby the Company must source substantially all of its pineapple requirements from Del Monte Philippines over the agreement term. The Company expects to purchase $11 during the fourth quarter of fiscal 1998 and $44 in fiscal 1999 under the supply agreement for pineapple products entered into in conjunction with the sale of the Del Monte Philippines operations. During the nine months ended March 31, 1998, the Company purchased $33 under the supply agreement.

     Effective December 21, 1993, DMC sold substantially all of the assets and certain related liabilities of its can manufacturing operations in the United States to Silgan Containers Corporation ("Silgan"). In connection with the sale to Silgan, DMC entered into a ten-year supply agreement under which Silgan, effective immediately after the sale, began supplying substantially all of DMC's metal container requirements for foods and beverages in the United States. Purchases under the agreement during the nine-month period

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

ended March 31, 1998 amounted to $100. The Company believes the supply agreement provides it with a long-term supply of cans at competitive prices that adjust over time for normal manufacturing cost increases or decreases.

     On November 1, 1992, DMC entered into an agreement with Electronic Data Systems Corporation ("EDS") to provide services and administration to the Company in support of its information services functions for all domestic operations. Payments under the terms of the agreement are based on scheduled monthly base charges subject to various adjustments such as system usage and inflation. Total payments for the nine months ended March 31, 1998 were $13. The agreement expires in November 2002 with optional successive one year extensions.

     At March 31, 1998, base charge payments under the agreement are as follows:

4th Quarter 1998............................................    $  3
1999........................................................      14
2000........................................................      14
2001........................................................      13
2002........................................................      14
2003........................................................       5
                                                                ----
                                                                $ 63
                                                                ====

     Del Monte has a concentration of labor supply in employees working under union collective bargaining agreements, which represent approximately 84% of its hourly and seasonal work force. Of these represented employees, 1% of employees are under agreements that will expire during the remainder of calendar 1998, and 4% of employees are under agreements that will expire in calendar 1999.

     The Company accrues for losses associated with environmental remediation obligations when such losses are probable, and the amounts of such losses are reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value.

     The Company is defending various claims and legal actions that arise from its normal course of business, including certain environmental actions. While it is not feasible to predict or determine the ultimate outcome of these matters, in the opinion of management none of these actions, individually or in the aggregate, will have a material effect on the Company's results of operations, cash flow, liquidity or financial position.

     On March 25, 1997, the entities that purchased the Company's Mexican subsidiary in October 1996 commenced an action in Texas state court alleging, among other things, that the Company breached the agreement with respect to the purchase because the financial statements of the Mexican subsidiary did not fairly present its financial condition and results of operations in accordance with U.S. generally accepted accounting principles. In connection with this action, $8 of the cash proceeds from the Recapitalization which were payable to shareholders and certain members of senior management of DMFC were held in escrow to be applied to fund the Company's costs and expenses in defending the action, with any remaining amounts available to pay up to 80% of any ultimate liability of the Company to the purchasers. In January 1998, the Company reached a settlement of this litigation. The settlement resolves all claims and disputes relating to the sale of the Company's Mexican subsidiary, including the purchase price adjustment contemplated at the time of the sale. The Company's portion of the settlement was within the amount reserved and thus did not adversely impact net income of the Company.

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

NOTE K -- DEL MONTE CORPORATION

     DMC is directly-owned and wholly-owned by DMFC. For the nine months ended March 31, 1998, DMC and DMC's subsidiaries accounted for 100% of the consolidated revenues and net earnings of the Company, except for those expenses incidental to the DMFC Notes. As of March 31, 1998, the Company's sole asset, other than intercompany receivables from DMC, was the stock of DMC. The Company had no subsidiaries other than DMC and DMC's subsidiaries, and had no direct liabilities other than intercompany payables to DMC and the DMFC Notes. The Company is separately liable under various guarantees of indebtedness of DMC, which guarantees of indebtedness are full and unconditional.

NOTE L -- RELATED PARTY TRANSACTIONS

     In connection with the Recapitalization, the Company entered into a ten-year agreement dated April 18, 1997 (the "Management Advisory Agreement") with TPG pursuant to which TPG is entitled to receive an annual fee from the Company for management advisory services equal to the greater of $.5 or 0.05% of the budgeted consolidated net sales of the Company. For the nine month period ended March 31, 1998, TPG received fees of less than $1. In addition, the Company has agreed to indemnify TPG, its affiliates and shareholders, and their respective directors, officers, agents, employees and affiliates from and against fees and expenses, arising out of or in connection with the services rendered by TPG thereunder. The Management Advisory Agreement makes available the resources of TPG concerning a variety of financial and operational matters including advice and assistance in reviewing the Company's business plans and its results of operations and in evaluating possible strategic acquisitions, as well as providing investment banking services in identifying and arranging sources of financing. The services that will be provided by TPG cannot otherwise be obtained by the Company without the addition of personnel or the engagement of outside professional advisors. In management's opinion, the fees provided for under the Management Advisory Agreement reasonably reflect the benefits to be received by the Company and are comparable to those obtainable in an arm's-length transaction with an unaffiliated third party.

     In connection with the Recapitalization, the Company also entered into an agreement dated April 18, 1997 (the "Transaction Advisory Agreement") with TPG pursuant to which TPG is entitled to receive fees up to 1.5% of the "transaction value" for each transaction in which the Company is involved, which may include acquisitions, refinancings and recapitalizations. The term "transaction value" means the total value of any subsequent transaction, including, without limitation, the aggregate amount of the funds required to complete the subsequent transaction (excluding any fees payable pursuant to the Transaction Advisory Agreement and fees, if any paid to any other person or entity for financial advisory, investment banking, brokerage or any other similar services rendered in connection with such transaction) including the amount of indebtedness, preferred stock or similar items assumed (or remaining outstanding). In connection with the Contadina Acquisition, TPG received $3 upon the closing of the acquisition as compensation for its services as financial advisor for the acquisition. In management's opinion, the fees provided for under the Transaction Advisory Agreement reasonably reflect the benefits to be received by the Company and are comparable to those obtainable in an arm's-length transaction with an unaffiliated third party.


NOTE M -- PUBLIC OFFERING (UNAUDITED)


     The Company has filed a registration statement on Form S-1 with the SEC for the purpose of making a public offering of shares of its Common Stock (the "Offering") which is expected to occur during the fourth quarter of fiscal 1998. The Company intends to use the net proceeds of the Offering to (i) repay a portion of its borrowings outstanding under its Term Loan Facility; (ii) repay a portion of its senior discount notes; (iii) redeem a portion of its senior subordinated notes; and (iv) redeem all of its outstanding redeemable preferred stock, including accreted dividends. In connection with the Offering, the Company intends to amend

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

its bank financing agreements and related debt covenants, among other things, to increase the available revolving loans from an aggregate amount of $350 to $400, to decrease the term loans from an aggregate amount of $429 to $300 and to change certain provisions and definitions to reflect changes resulting from the consummation of the Offering. In connection with the Offering, TPG expects to receive approximately $4 as compensation for its services as financial advisor in the Offering.

     On May 1, 1998, in contemplation of the Offering, Del Monte Foods Company merged with and into a newly created, wholly-owned subsidiary incorporated under the laws of the State of Delaware to change Del Monte Foods Company's state of incorporation from Maryland to Delaware. The Certificate of Incorporation authorizes the issuance of an aggregate of 500,000,000 shares of Common Stock and an aggregate of 2,000,000 shares of preferred stock.


     In connection with the Company's proposed public offering of shares of its Common Stock, the Company plans to declare a 191.542-for-one stock split of all of the Company's outstanding shares of Common Stock prior to the Offering.


NOTE N -- PLANT CONSOLIDATION

     In the third quarter of fiscal 1998, management committed to a plan to consolidate processing operations. In connection with this plan, the Company recorded charges of $7 in selling, advertising, general and administrative expenses. These costs relate to severance and benefit costs for 433 employees to be terminated, which includes all salaried and regular employee groups at the Stockton and San Jose facilities. No expenditures have been recorded against this accrual as of March 31, 1998. This plan will be implemented in a specific sequence over the next three years. The plan involves suspending operations at the Modesto facility for a year while that facility is reconfigured to accommodate fruit processing which is currently taking place at the San Jose and Stockton facilities (which sites will be permanently closed). The tomato processing currently at the Modesto facility will be moved to the Hanford facility. Management believes that because of these sequenced activities, it is not likely that there will be any significant changes to this plan. In addition, due to historically low turnover at the affected plants, the Company can reasonably estimate the number of employees to be terminated, and, due to the existence of union contracts, the Company can reasonably estimate any related benefit exposure.

     The Company anticipates that it will incur total charges of approximately $35 as a result of these plant closures. These expenses include costs of $16 representing accelerated depreciation resulting from the effects of adjusting the assets' remaining useful lives to match the period of use prior to the plant closure, $7 in severance costs (as described above) and various other costs totaling $12, such as costs to remove and dispose of those assets and ongoing fixed costs to be incurred during the Modesto plant reconfiguration and until the sale of the San Jose and Stockton properties. These charges will affect the Company's results over a five-year period as follows: $10 in fiscal 1998 (including depreciation expense of $3), $12 in fiscal 1999 (including depreciation expense of $9), $9 in fiscal 2000 (including depreciation expense of $4), $3 in fiscal 2001 and $1 in fiscal 2002.

     Assets that are subject to accelerated depreciation, the costs of which will begin to be reflected in operations during the fourth quarter of fiscal 1998, consist primarily of buildings and of machinery and equipment, which will become redundant due to the consolidation of the operations of the two fruit processing plants and the consolidation of the operations of two tomato processing plants. At March 31, 1998, the buildings at the San Jose facility had remaining useful lives of approximately 22 years, which were reduced to two years. The remaining useful lives of machinery and equipment at the affected plants have been reduced to one year, two years and three years for the Modesto, San Jose and Stockton facilities, respectively.

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

NOTE O -- RESTATEMENT OF FINANCIAL INFORMATION

     The Company has restated its financial statements for the nine months ended March 31, 1998. This action was taken following consultation with the staff of the Securities and Exchange Commission regarding the deferral of $16 of gain resulting from the sale of the Company's 50.1% interest in Del Monte Philippines in March 1996. The Company had allocated $16 of the $100 proceeds from the sale to the supply agreement the Company executed in conjunction with the sale. The deferred gain of $16 was being recognized by the Company over the eight-year term of the supply agreement. After discussions with the staff of the Securities and Exchange Commission, the Company has recognized the $16 gain at the time of the sale.

     The financial statements for the nine months ended March 31, 1998 have been restated to include the $16 gain in retained earnings and to reverse the recognition of $2 of the deferred gain. The impact of these adjustments on the Company's financial results as originally reported is summarized as follows:


                                                       AS REPORTED    AS RESTATED
                                                       -----------    -----------
Net income (loss) before extraordinary item..........    $     2        $    --
Net income (loss)....................................          2             --
Net income (loss) attributable to common shares......         (2)            (4)
Net income (loss) per common share...................     (10.03)        (22.64)

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Del Monte Foods Company

     We have audited the accompanying combined balance sheets of Contadina (a division of Nestle USA, Inc.) as of December 18, 1997 and December 31, 1996, and the related statements of operations, divisional equity, and cash flows for the period January 1, 1997 through December 18, 1997 and for the year ended December 31, 1996. These financial statements are the responsibility of Del Monte Foods Company management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Contadina (a division of Nestle USA, Inc.) as of December 18, 1997 and December 31, 1996, and the results of its operations and its cash flows for the period January 1, 1997 through December 18, 1997 and for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

March 16, 1998
Los Angeles, California

                                   CONTADINA
                        (A DIVISION OF NESTLE USA, INC.)

                            COMBINED BALANCE SHEETS
                                 (IN MILLIONS)

                                     ASSETS

                                                              DECEMBER 31,    DECEMBER 18,
                                                                  1996            1997
                                                              ------------    ------------
Current assets:
  Trade accounts receivable.................................      $ 10            $ 17
  Other receivables.........................................         3              --
  Inventories...............................................        92              98
                                                                  ----            ----
          TOTAL CURRENT ASSETS..............................       105             115
Property, plant and equipment...............................        94              90
Goodwill....................................................        32              31
                                                                  ----            ----
          TOTAL ASSETS......................................      $231            $236
                                                                  ====            ====

                            LIABILITIES AND DIVISIONAL EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................      $ 10            $ 13
  Payable to Nestle USA, Inc................................        17              52
                                                                  ----            ----
          TOTAL CURRENT LIABILITIES.........................        27              65
Divisional equity...........................................       204             171
                                                                  ----            ----
          TOTAL LIABILITIES AND DIVISIONAL EQUITY...........      $231            $236
                                                                  ====            ====

                  See Notes to Combined Financial Statements.

                                   CONTADINA
                        (A DIVISION OF NESTLE USA, INC.)
                     COMBINED STATEMENTS OF OPERATIONS AND
                               DIVISIONAL EQUITY
                                 (IN MILLIONS)

                                                                               JANUARY 1
                                                               YEAR ENDED       THROUGH
                                                              DECEMBER 31,    DECEMBER 18,
                                                                  1996            1997
                                                              ------------    ------------
Net sales...................................................      $160            $162
Cost of products sold.......................................       151             163
                                                                  ----            ----
     Gross profit (loss)....................................         9              (1)
Selling, advertising, administrative and general expense....        20              26
                                                                  ----            ----
          OPERATING LOSS....................................       (11)            (27)
Interest expense............................................         6               6
                                                                  ----            ----
          NET LOSS BEFORE INCOME TAXES......................       (17)            (33)
DIVISIONAL EQUITY, BEGINNING OF PERIOD......................       221             204
                                                                  ----            ----
DIVISIONAL EQUITY, END OF PERIOD............................      $204            $171
                                                                  ====            ====

                  See Notes to Combined Financial Statements.

                                   CONTADINA
                        (A DIVISION OF NESTLE USA, INC.)

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                               YEAR ENDED    JANUARY 1 THROUGH
                                                              DECEMBER 31,      DECEMBER 18,
                                                                  1996              1997
                                                              ------------   ------------------
OPERATING ACTIVITIES:
  Net loss..................................................      $(17)             $(33)
  Adjustments to reconcile net loss to net cash flows used
     in operating activities:
     Depreciation and amortization..........................        12                13
  Changes in operating assets and liabilities:
     Accounts receivable....................................         9                (4)
     Inventories............................................       (16)               (6)
     Accounts payable and accrued expenses..................         4                 3
                                                                  ----              ----
          NET CASH USED IN OPERATING ACTIVITIES.............        (8)              (27)

INVESTING ACTIVITIES:
  Capital expenditures......................................       (10)               (8)
  Proceeds from sale of assets..............................         1                --
                                                                  ----              ----
          NET CASH USED IN INVESTING ACTIVITIES.............        (9)               (8)
FINANCING ACTIVITIES: Net borrowings from Nestle USA,
  Inc.......................................................        17                35
                                                                  ----              ----
          NET CHANGE IN CASH AND CASH EQUIVALENTS...........        --                --
Cash and cash equivalents at beginning of period............        --                --
                                                                  ----              ----
          CASH AND CASH EQUIVALENTS
            AT END OF PERIOD................................      $ --              $ --
                                                                  ====              ====

                  See Notes to Combined Financial Statements.

                                   CONTADINA
                        (A DIVISION OF NESTLE USA, INC.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 18, 1997
                                 (IN MILLIONS)

NOTE A -- ORGANIZATION, OPERATIONS AND BASIS OF PRESENTATION

     General: The accompanying combined financial statements include the accounts of Contadina Services, Inc., a wholly-owned subsidiary of Nestle USA, Inc. ("Nestle") and other divisional accounts related to the Contadina canned business within the culinary division of Nestle ("Contadina") on a carve-out basis, excluding the effects of product lines not acquired (see Note E). Contadina operates in one business segment which manufactures and markets branded, private label, industrial and foodservice processed tomato products from manufacturing facilities in Hanford, California and Woodland, California. Contadina's products are distributed throughout the United States.

     Contadina does not maintain stand-alone corporate treasury, legal, tax and other similar corporate support functions. Therefore, corporate general and administrative expense and interest expense, as well as certain other expenses (see Note D), are allocated to Contadina from Nestle generally on a proportional basis. Allocations and estimates, as described in Note D, are based on assumptions that Del Monte Foods Company management believes are reasonable. It is impracticable to determine whether such costs are comparable to those which would have been incurred on a stand-alone basis. Long-term debt and income taxes are not allocated by Nestle.

     All purchases of inventory, payroll, capital and other expenditures are funded through Contadina's intercompany account with Nestle. Remittances from sales to customers are collected by Nestle and are accounted for through the intercompany account. Accordingly, Contadina has no cash on a stand-alone basis. Trade receivables and payables do represent the amounts due from/to customers/suppliers at the dates presented.

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Inventories: Inventories are stated at the lower of cost (first-in, first-out) or market.

     Property, plant and equipment and depreciation: Property, plant and equipment are stated at cost and depreciated over their estimated useful lives, principally by the straight-line method. Maintenance and repairs are expensed as incurred. Significant expenditures that increase useful lives are capitalized. The ranges of estimated useful lives for computing depreciation are:
buildings -- 30 years; leasehold improvements -- the shorter of useful life or life of lease; and machinery and equipment -- 5 to 17 years. Depreciation of plant and equipment and building and leasehold improvements amortization was $11 for the year ended December 31, 1996 and $12 for the period ended December 18, 1997.

     Goodwill: Goodwill represents the excess purchase price over fair value of acquired assets and liabilities. Goodwill is amortized on a straight-line basis over 40 years.

     Fair Value of Financial Instruments: The carrying amount of the Company's financial instruments, which include trade accounts receivable, accounts payable, and accrued expenses, approximates fair value due to the relatively short maturity of such instruments. The carrying amount of the payable to Nestle USA, Inc. approximates fair value due to the regular settlement of this account.

     Cost of Products Sold: Cost of products sold includes raw material, labor, and overhead.

     Royalties: Under a royalty agreement with Nestle S.A. (parent of Nestle and legal entity which owns the Contadina trademarks), royalties are charged for the license of the Contadina trademarks at a rate of 3% of net sales. Royalty expense under this agreement was $5 for both the year ended December 31, 1996 and the period ended December 18, 1997.

                                   CONTADINA
                        (A DIVISION OF NESTLE USA, INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                                 (IN MILLIONS)

     Divisional Equity: Divisional equity includes the combined historical legal capital of Contadina Services, Inc. and profit and losses of Contadina subsequent to December 31, 1995 on a carve-out basis. Pre-1996 results of operations for the acquired product line are not available. Transactions with Nestle for all other intercompany transactions are included in and settled through the intercompany account payable to Nestle.

     Use of Estimates: Certain amounts reported in the financial statements are based on management estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of December 31, 1996 and December 18, 1997, and the reported amounts of income and expenses for the year ended December 31, 1996 and the period ended December 18, 1997. The ultimate resolution of these items may differ from those estimates.

     Change in Accounting Principle: Effective January 1, 1996, Contadina adopted the provisions of SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The statement requires that assets held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Contadina evaluates impairment based upon undiscounted future cash flows. If such cash flows indicate that long-lived assets may not be recoverable, the loss is measured by discounting cash flows to present value. The statement also requires that all long-lived assets, for which management has committed to a plan to dispose, be reported at the lower of carrying amount or fair value. Contadina does not depreciate long-lived assets held for sale. There was no material effect upon the adoption of this statement.

                                   CONTADINA
                        (A DIVISION OF NESTLE USA, INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                                 (IN MILLIONS)

NOTE C -- SUPPLEMENTAL BALANCE SHEET INFORMATION

                                                              DECEMBER 31,   DECEMBER 18,
                                                                  1996           1997
                                                              ------------   ------------
Trade Accounts Receivable:
  Trade.....................................................      $ 10           $ 17
  Allowance for doubtful accounts...........................        --             --
                                                                  ----           ----
          TOTAL TRADE ACCOUNTS RECEIVABLE...................      $ 10           $ 17
                                                                  ====           ====
Inventories:
  Finished product..........................................      $ 60           $ 69
  Raw materials and supplies................................        35             32
  Other, principally packaging material.....................         2              2
  Reserves..................................................        (5)            (5)
                                                                  ----           ----
          TOTAL INVENTORIES.................................      $ 92           $ 98
                                                                  ====           ====
Property, Plant and Equipment:
  Land and land improvements................................      $  8           $  4
  Buildings.................................................        36             40
  Machinery and equipment...................................       110            125
  Construction in progress..................................        10              3
                                                                  ----           ----
                                                                   164            172
  Accumulated amortization..................................       (70)           (82)
                                                                  ----           ----
          PROPERTY, PLANT AND EQUIPMENT, NET................      $ 94           $ 90
                                                                  ====           ====
Goodwill:
  Goodwill..................................................      $ 44           $ 44
  Accumulated amortization..................................       (12)           (13)
                                                                  ----           ----
          GOODWILL, NET.....................................      $ 32           $ 31
                                                                  ====           ====
Accounts payable and accrued expenses:
  Accounts payable..........................................      $  6           $  2
  Payroll...................................................         1              1
  Marketing.................................................         1              8
  Other.....................................................         2              2
                                                                  ----           ----
          TOTAL ACCOUNTS PAYABLE AND ACCRUED EXPENSES.......      $ 10           $ 13
                                                                  ====           ====

NOTE D -- CORPORATE ALLOCATIONS AND RELATED PARTY INFORMATION

     Goodwill is associated with the acquisition of Carnation Foods in 1985, the then-parent of Contadina, and was not recorded in the individual business units' accounts. As such, goodwill relating to Contadina has been allocated based on a percentage derived from the tax basis goodwill specifically identified to Contadina in relation to total tax basis goodwill. This relative percentage was then applied to aggregate goodwill to determine book basis goodwill attributable to Contadina. This allocation basis was determined to be reasonable by Del Monte Foods Company management.

     Since invoicing is centralized at Nestle for all business units, customer discounts and unapplied cash related to trade receivables are allocated based on Contadina relative sales dollars on a customer invoice as a percentage of the total sales dollars on the customer invoice. Cash discounts are allocated to Contadina based

                                   CONTADINA
                        (A DIVISION OF NESTLE USA, INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                                 (IN MILLIONS)

on Contadina receivables as a percent of total consolidated Nestle receivables. A specific reserve for doubtful accounts is not maintained on a business unit basis. Therefore, a reserve for doubtful accounts was established for Contadina through an allocation of the corporate reserve based on the percentage of Contadina's outstanding receivables to the total Nestle outstanding accounts receivable balance.

     Variable distribution costs are allocated based on the applied usage rate for the respective products. Fixed distribution costs are allocated on an historical average cost per case basis. Allocated distribution costs included in cost of products sold for the year ended December 31, 1996 were $5 and for the period ended December 18, 1997 were $7. Marketing and sales force expense is allocated based on relative Contadina sales dollars to total Nestle sales dollars. The majority of warehousing costs reported are actual costs related to Contadina's two facilities; however, a component of warehousing cost also includes costs allocated from Nestle based on historical average inventory stored at the distribution center.

     General and administrative expenses are, for the most part, allocated by function. Allocated selling, marketing, general and administrative expenses amounted to $12 for the year ended December 31, 1996 and to $20 for the period ended December 18, 1997. Benefit costs are allocated at a rate of 40% of gross wages which is representative of total benefit costs (including pension, postretirement benefits, bonus, 401(k) matching contribution and vacation) to total compensation. Interest expense is charged to Contadina based on the end-of-month working capital balance at an intercompany rate equal to 7% for all periods.

     Contadina's sales of product to Nestle were $6 for both the year ended December 31, 1996 and the period ended December 18, 1997.

NOTE E -- SALE OF CONTADINA

     On December 19, 1997, Del Monte Foods Company acquired the Contadina canned tomato businesses, including the Contadina trademark worldwide, capital assets and inventory from Nestle and Contadina Services, Inc., for a total purchase price of $197 paid solely in cash, comprised of a base price of $177 and an estimated net working capital adjustment of $20. The purchase price is subject to adjustment based on the final calculation of net working capital as of the closing date. In accordance with the asset purchase agreement, dated November 12, 1997, by and among Del Monte Foods Company, Del Monte Corporation ("DMC") and Nestle USA, Inc., Nestle has provided its calculation of the net working capital which would result in a payment to DMC of approximately $2. DMC has until April 18, 1998 to review this calculation and determine if it has an objection to the calculation.

------------------------------------------------------
------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                          PAGE
                                          ----
Forward-Looking Statements..............  iii
Available Information...................   iv
Prospectus Summary......................    1
Risk Factors............................   16
The Exchange Offer......................   22
Use of Proceeds.........................   30
Capitalization..........................   30
Unaudited Pro Forma Financial Data......   31
Notes to Unaudited Pro Forma Statements
  of Operations.........................   34
Selected Consolidated Financial Data....   37
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................   41
Business................................   53
Corporate History.......................   68
Management..............................   70
Certain Relationships and Related
  Transactions..........................   79
Capital Stock of DMFC...................   81
Description of Existing Indebtedness....   84
Description of the Notes................   87
Certain U.S. Federal Income Tax
  Considerations........................  115
Plan of Distribution....................  118
Legal Matters...........................  119
Experts.................................  119
Index to Financial Statements...........  F-1


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                  $230,000,000

                                     [LOGO]

                            DEL MONTE FOODS COMPANY

                               OFFER TO EXCHANGE
                            12 1/2% SENIOR DISCOUNT
                                 NOTES DUE 2007
                                      FOR
                        SERIES B 12 1/2% SENIOR DISCOUNT
                                 NOTES DUE 2007
                           WHICH HAVE BEEN REGISTERED
                        UNDER THE SECURITIES ACT OF 1933

                            ------------------------
                                   PROSPECTUS
                            ------------------------
                                           , 1998

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Certificate of Incorporation of the Registrant provides that the Registrant will indemnify each of its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "DGCL") and may indemnify certain other persons as authorized by the DGCL.
Section 145 of the DGCL provides as follows:


145  INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. --

     (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person in any such capacity or arising out of such person's status as such whether or not the corporation would have the power to indemnify such person against such liability under this section.

     (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

     The Registrant also carries liability insurance covering officers and directors.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits. A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.

     (b) Financial Statement Schedules. Schedules have been omitted since the required information is not present, or not present in amounts sufficient to require submission of the schedule, or because the information is included in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, each registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf, thereunto duly authorized, in the City of San Francisco, State of
California, on             , 1998.


                                          DEL MONTE FOODS COMPANY

                                          By: /s/  RICHARD G. WOLFORD
                                            ------------------------------------
                                                     Richard G. Wolford
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in
the capacities indicated, on             , 1998.


                      SIGNATURE                                            TITLE
                      ---------                                            -----
              * /s/ RICHARD G. WOLFORD                 Chief Executive Officer (Principal Executive
-----------------------------------------------------  Officer) and Director
                 Richard G. Wolford

                * /s/ DAVID L. MEYERS                  Executive Vice President, Administration and
-----------------------------------------------------  Chief Financial Officer (Principal Financial
                   David L. Meyers                     Officer)

               * /s/ RICHARD L. FRENCH                 Vice President and Chief Accounting Officer
-----------------------------------------------------  (Principal Accounting Officer)
                  Richard L. French

               * /s/ RICHARD W. BOYCE                  Chairman of the Board and Director
-----------------------------------------------------
                  Richard W. Boyce

               * /s/ TIMOTHY G. BRUER                  Director
-----------------------------------------------------
                  Timothy G. Bruer

                          *                            Director
-----------------------------------------------------
                      Al Carey

                 * /s/ PATRICK FOLEY                   Director
-----------------------------------------------------
                    Patrick Foley

                * /s/ BRIAN E. HAYCOX                  Director
-----------------------------------------------------
                   Brian E. Haycox

                * /s/ JEFFREY A. SHAW                  Director
-----------------------------------------------------
                   Jeffrey A. Shaw

                * /s/ WESLEY J. SMITH                  Chief Operating Officer and Director
-----------------------------------------------------
                   Wesley J. Smith

               * /s/ DENISE M. O'LEARY                 Director
-----------------------------------------------------
                  Denise M. O'Leary

             * /s/ WILLIAM S. PRICE, III               Director
-----------------------------------------------------
                William S. Price, III

               *By /s/ DAVID L. MYERS
   ----------------------------------------------
                   David L. Meyers
                  Attorney-in-fact

                                 EXHIBIT INDEX


  EXHIBIT
    NO.                              DESCRIPTION
  -------                            -----------
     2.1     Asset Purchase Agreement, dated as of November 12, 1997,
             among Nestle USA, Inc., Contadina Services, Inc., Del Monte
             Corporation and Del Monte Foods Company (the "Asset Purchase
             Agreement") (incorporated by reference to Exhibit 10.1 to
             Report on Form 8-K No. 33-36374-01, filed January 5, 1998)
     2.2     Agreement and Plan of Merger, dated as of February 21, 1997, amended and restated as of April 14, 1997, among TPG
             Partners, L.P., TPG Shield Acquisition Corporation and Del
             Monte Foods Company (the "Agreement and Plan of Merger")
             (incorporated by reference to Exhibit 2.1 to Registration
             Statement on Form S-4 No. 333-29079, filed June 12, 1997
             (the "DMC Registration Statement"))
             NOTE: Pursuant to the provisions of paragraph (b)(2) of Item
             601 of Regulation S-K, the Registrant hereby undertakes to furnish to the Commission upon request copies of any
             schedule to the Agreement and Plan of Merger.
     3.1     Certificate of Incorporation of Del Monte Foods Company
             (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Registration on Form S-1 No. 333-48235, filed May 18,
             1998 ("Amendment No. 1 to Registration Statement on Form
             S-1"))
     3.2     Bylaws of Del Monte Foods Company (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to Registration Statement
             on Form S-1)
     3.3     Certificate of Designations filed May 4, 1998 (incorporated by reference to Exhibit 3.3 to Amendment No. 1 to
             Registration Statement on Form S-1)
     3.4     Certificate of Merger between Del Monte Foods Company, a
             Maryland corporation, and Del Monte Foods Company, a
             Delaware corporation, filed May 1, 1998 (incorporated by
             reference to Exhibit 3.4 to Amendment No. 1 to Registration
             Statement on Form S-1)
     3.5     Articles of Merger between Del Monte Foods Company, a
             Maryland corporation, and Del Monte Foods Company, a
             Delaware corporation, filed May 1, 1998 (incorporated by
             reference to Exhibit 3.5 to Amendment No. 1 to Registration
             Statement on Form S-1)
     4.1     Specimen Certificate of Common Stock of Del Monte Foods
             Company (incorporated by reference to Exhibit 4.1 to
             Amendment No. 1 to Registration Statement on Form S-1)
     4.2     Stockholders' Agreement, dated as of April 18, 1997, among
             Del Monte Foods Company and its Stockholders (incorporated by reference to Exhibit 3.6 to the DMC Registration
             Statement)
             NOTE: Pursuant to the provisions of paragraph (b)(4)(iii) of
             Item 601 of Regulation S-K, the Registrant hereby undertakes to furnish to the Commission upon request copies of the
             instruments pursuant to which various entities hold
             long-term debt of the Company or its parent or subsidiaries, none of which instruments govern indebtedness exceeding ten percent of the total assets of the Company and its parent or subsidiaries on a consolidated basis
     4.3     Form of Stockholders' Agreement among Del Monte Foods
             Company and its employee stockholders (incorporated by
             reference to Exhibit 4.1 to Registration Statement on Form
             S-8 filed November 24, 1997) File No. 333-40867 (the
             "Registration Statement on Form S-8")
     4.4     Form of Stockholders' Agreement between Del Monte Foods
             Company and its Non-Employee Directors (incorporated by
             reference to Exhibit 4.4 to Amendment No. 1 to Registration
             Statement on Form S-1)
     4.5     Form of Stockholders' Agreement between Del Monte Foods
             Company and its Non-Employee Directors -- Directors' Fee
             Arrangement (incorporated by reference to Exhibit 4.5 to
             Amendment No. 1 to Registration Statement on Form S-1)

  EXHIBIT
    NO.                              DESCRIPTION
  -------                            -----------
     4.6     Form of Registration Rights Agreement by and between TPG
             Partners, L.P., TPG Parallel I, L.P. and Del Monte Foods
             Company (incorporated by reference to Exhibit 4.6 to
             Amendment No. 3 to Registration Statement on Form S-1 No.
             333-48235, filed June 30, 1998)
     4.7     Indenture, dated as of December 17, 1997, among Del Monte
             Foods Company, as issuer, and Marine Midland Bank, as
             trustee, relating to the Notes (the "Indenture")
             (incorporated by reference to Exhibit 4.1 to the
             Registration Statement on Form S-4 No. 333-47289, filed
             March 4, 1998 (the "Exchange Offer Registration Statement))
             NOTE: Pursuant to the provisions of paragraph (b)(2) of Item
             601 of Regulation S-K, the Registrant hereby undertakes to furnish to the Commission upon request copies of any
             schedule to the Indenture.
     4.8     Form of Series B 12 1/2% Senior Discount Note due 2007 of
             Del Monte Foods Company (the "Exchange Notes") (included as
             Exhibit B to the Indenture) (incorporated by reference to
             Exhibit 4.2 to the Exchange Offer Registration Statement)
     4.9     Registration Rights Agreement, dated as of December 17,
             1997, by and among Del Monte Foods Company and the Initial
             Purchasers listed therein, relating to the Notes (the
             "Registration Rights Agreement") (incorporated by reference to Exhibit 4.3 to the Exchange Offer Registration Statement)
             NOTE: Pursuant to the provisions of paragraph (b)(2) of Item
             601 of Regulation S-K, the Registrant hereby undertakes to furnish to the Commission upon request copies of any
             schedule to the Registration Rights Agreement.
     4.10    Amended and Restated Credit Agreement, dated as of December
             17, 1997, among Del Monte Corporation, Bank of America
             National Trust and Savings Association, as Administrative
             Agent, and the other financial institutions parties thereto
             (the "Amended Credit Agreement") (incorporated by reference to Exhibit 4.4 to the Exchange Offer Registration Statement)
             NOTE: Pursuant to the provisions of paragraph (b)(2) of Item
             601 of Regulation S-K, the Registrant hereby undertakes to furnish to the Commission upon request copies of any
             schedule to the Amended Credit Agreement.
     4.11    Amended and Restated Parent Guaranty, dated December 17,
             1997, executed by Del Monte Foods Company, with respect to the obligations under the Amended Credit Agreement
             (incorporated by reference to Exhibit 4.5 to the Exchange
             Offer Registration Statement)
     4.12    Security Agreement, dated April 18, 1997, between Del Monte
             Corporation and Del Monte Foods Company and Bank of America
             National Trust and Savings Association (incorporated by
             reference to Exhibit 4.6 to the DMC Registration Statement)
     4.13    Pledge Agreement, dated April 18, 1997, between Del Monte
             Corporation and Bank of America National Trust and Savings
             Association (incorporated by reference to Exhibit 4.7 to the
             DMC Registration Statement)
     4.14    Parent Pledge Agreement, dated April 18, 1997, between Del
             Monte Foods Company and Bank of America National Trust and
             Savings Association (incorporated by reference to Exhibit
             4.8 to the DMC Registration Statement)
     4.15    Indenture, dated as of April 18, 1997, among Del Monte
             Corporation, as issuer, Del Monte Foods Company, as
             guarantor, and Marine Midland Bank, as trustee, relating to the 12 1/4 Senior Subordinated Notes Due 2007 (incorporated by reference to Exhibit 4.2 to the DMC Registration
             Statement)
     4.16    Registration Rights Agreement, dated as of April 18, 1997, by and among Del Monte Corporation and the Purchasers listed therein, relating to the 12 1/4 Senior Subordinated Notes
             Due 2007 (incorporated by reference to Exhibit 4.9 to the
             DMC Registration Statement)
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
  EXHIBIT
    NO.                              DESCRIPTION
  -------                            -----------
     4.17    Stockholders' Agreement, dated as of April 18, 1997, among
             Del Monte Foods Company and its Stockholders (incorporated by reference to Exhibit 3.6 to the DMC Registration
             Statement)
             NOTE: Pursuant to the provisions of paragraph (b)(4)(iii) of
             Item 601 of Regulation S-K, the Registrant hereby undertakes to furnish to the Commission upon request copies of the
             instruments pursuant to which various entities hold
             long-term debt of the Company or its parent or subsidiaries, none of which instruments govern indebtedness exceeding 10 percent of the total assets of the Company and its parent or subsidiaries on a consolidated basis
     5.1     Opinion of Pillsbury Madison & Sutro LLP regarding legality of the Exchange Notes
    10.1     Transaction Advisory Agreement, dated as of April 18, 1997, between Del Monte Corporation and TPG Partners, L.P.
             (incorporated by reference to Exhibit 10.1 to the DMC
             Registration Statement)
    10.2     Management Advisory Agreement, dated as of April 18, 1997, between Del Monte Corporation and TPG Partners, L.P.
             (incorporated by reference to Exhibit 10.2 to the DMC
             Registration Statement)
    10.3     Retention Agreement between Del Monte Corporation and David
             L. Meyers, dated November 1, 1991 (incorporated by reference to Exhibit 10.3 to the DMC Registration Statement)
    10.4     Retention Agreement between Del Monte Corporation and Glynn
             M. Phillips, dated October 5, 1994 (incorporated by
             reference to Exhibit 10.4 to the DMC Registration Statement)
    10.5     Retention Agreement between Del Monte Corporation and Thomas
             E. Gibbons, dated January 1, 1992 (incorporated by reference to Exhibit 10.5 to the DMC Registration Statement)
    10.6     Retention Agreement between Del Monte Corporation and Brian
             E. Haycox, dated December 11, 1995 (incorporated by
             reference to Exhibit 10.6 to the DMC Registration Statement)
    10.8     Del Monte Foods Annual Incentive Award Plan and 1997 Plan
             Year Amendments (incorporated by reference to Exhibit 10.8 to the DMC Registration Statement)
    10.9     Additional Benefits Plan of Del Monte Corporation, as
             amended and restated effective January 1, 1996 (incorporated by reference to Exhibit 10.9 to the DMC Registration
             Statement)
    10.10    Supplemental Benefits Plan of Del Monte Corporation,
             effective as of January 1, 1990, as amended as of January 1,
             1992 and May 30, 1996 (incorporated by reference to Exhibit
             10.10 to the DMC Registration Statement)
    10.11    Del Monte Foods Company Employee Stock Purchase Plan
             (incorporated by reference to Exhibit 4.1 to the
             Registration Statement on Form S-8)
    10.12    Del Monte Foods Company 1997 Stock Incentive Plan
             (incorporated by reference to Exhibit 4.2 to the
             Registration Statement on Form S-8)
    10.13    Agreement for Information Technology Services between Del
             Monte Corporation and Electronic Data Systems Corporation,
             dated November 1, 1992, as amended as of September 1, 1993 and as of September 15, 1993 (incorporated by reference to
             Exhibit 10.11 to the DMC Registration Statement)
    10.14    Supply Agreement between Del Monte Corporation and Silgan
             Containers Corporation, dated as of September 3, 1993, as
             amended as of December 21, 1993 (incorporated by reference to Exhibit 10.12 to the DMC Registration Statement)
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


  EXHIBIT
    NO.                              DESCRIPTION
  -------                            -----------
    10.22    Retention Agreement between Del Monte Corporation and
             William J. Spain, dated January 1, 1992 (incorporated by
             reference to Exhibit 10.22 to Amendment No. l to
             Registration Statement on Form S-1)
    10.23    Del Monte Foods Company Non-Employee Director and
             Independent Contractor 1997 Stock Incentive Plan
             (incorporated by reference to Exhibit 10.23 to Amendment No.
             l to Registration Statement on Form S-1)
    10.24    Del Monte Foods Company 1998 Stock Incentive Plan
             (incorporated by reference to Exhibit 10.24 to Amendment No.
             2 to Registration Statement on Form S-1 No. 333-48235, filed
             June 3, 1998)
    10.25    Supplemental Indenture, dated as of April 24, 1998, among
             Del Monte Corporation, as Issuer, De Monte Foods Company, as
             Guarantor, and Marine Midland Bank, as Trustee (incorporated by reference to Exhibit 10.25 to Amendment No. 1 to
             Registration Statement on Form S-1)
    10.26    Supplemental Indenture, dated as of April 24, 1998, between
             Del Monte Foods Company and Marine Midland Bank, as Trustee
             (incorporated by reference to Exhibit 10.26 to Amendment No.
             1 to Registration Statement on Form S-1)
    10.27    Amendment and Waiver, dated as of April 16, 1998, to the
             Amended Credit Agreement and the Restated Parent Guaranty,
             by Del Monte Corporation and the financial institutions
             party thereto (incorporated by reference to Exhibit 10.27 to
             Amendment No. 1 to Registration Statement on Form S-1)
    10.28    Commitment Letter dated April 15, 1998 to Del Monte
             Corporation from Bank of America National Trust and Savings
             Association and Bankers Trust Company (incorporated by
             reference to Exhibit 10.28 to Amendment No. 1 to
             Registration Statement on Form S-1)
    10.29    Promissory Note of Richard Wolford (incorporated by
             reference to Exhibit 10.29 to Amendment No. 1 to
             Registration Statement on Form S-1)
    10.30    Promissory Note of Wesley Smith (incorporated by reference to Exhibit 10.30 to Amendment No. 1 to Registration
             Statement on Form S-1)
    10.31    Supplemental Indenture, dated as of December 19, 1997, among
             Del Monte Corporation, as Issuer, Del Monte Foods Company,
             as Guarantor, and Marine Midland Bank, as Trustee
             (incorporated by reference to Exhibit 10.31 to Amendment No.
             1 to Registration Statement on Form S-1)
   *12.1     Computation of ratio of earnings to fixed charges
    21.1     Subsidiaries of Del Monte Foods Company (incorporated by
             reference to Exhibit 21.1 to the Exchange Offer Registration
             Statement)
   *23.1     Consent of Ernst & Young LLP, Independent Auditors
   *23.2     Consent of KPMG Peat Marwick LLP, Independent Accountants
   *23.3     Consent of KPMG Peat Marwick LLP, Independent Accountants
    23.4     Consent of Pillsbury Madison & Sutro LLP (included in its
             opinion filed as Exhibit 5.1)
   *23.5     Consent of A. C. Nielsen Company
    25.1     Form T-1 with respect to the eligibility of Marine Midland
             Bank with respect to the Indenture (incorporated by
             reference to Exhibit 25.1 to Exhibit 99.1 to the Exchange
             Offer Registration Statement)
    99.1     Form of Exchange Agent Agreement (incorporated by reference to Exhibit 99.1 to the Exchange Offer Registration
             Statement)
    99.2     Form of Letter of Transmittal (incorporated by reference to
             Exhibit 99.2 to the Exchange Offer Registration Statement)
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


  EXHIBIT
    NO.                              DESCRIPTION
  -------                            -----------
    99.3     Form of Notice of Guaranteed Delivery (incorporated by
             reference to Exhibit 99.3 to the Exchange Offer Registration
             Statement)
    99.4     Form of Letter to Brokers, Dealers, Commercial Banks, Trust
             Companies and Other Nominees (incorporated by reference to
             Exhibit 99.4 to the Exchange Offer Registration Statement)
    99.5     Form of Letter to Clients (incorporated by reference to
             Exhibit 99.5 to the Exchange Offer Registration Statement)
    99.6     Schedule Identifying Documents Omitted pursuant to
             Instruction to Item 601


---------------

 * Filed herewith

** To be filed by amendment